As filed with the Securities and Exchange Commission on May 12, 2006
Registration No. 333-133745

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Community Bank Shares of Indiana, Inc.
(Exact name of registrant as specified in its charter)

Indiana	6022	35-1938254
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

101 West Spring Street
New Albany, Indiana 47150
(812) 944-2224
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Paul A. Chrisco, Chief Financial Officer
Community Bank Shares of Indiana, Inc.
101 West Spring Street
New Albany, Indiana 47150
(812) 944-2224
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. David Smith, Jr., Esq. Stoll Keenon Ogden PLLC 300 West Vine Street, Suite 2100 Lexington, Kentucky 40507 (859) 231-3062	and	John W. Tanselle Krieg DeVault LLP Attorneys at Law One Indiana Square, Suite 2800 Indianapolis, Indiana 46204-2079 (317) 238-6216
Approximate Date of Commencement of Proposed Sale of the Securities to the Public: July 3, 2006, or as soon thereafter as is practicable.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT OF THE BANCSHARES, INC.	PROSPECTUS OF COMMUNITY BANK SHARES OF INDIANA, INC. IN CONNECTION WITH AN OFFER OF UP TO 989,177 SHARES OF ITS COMMON STOCK

PROPOSED MERGER - YOUR VOTE IS VERY IMPORTANT

The boards of directors of The Bancshares, Inc. (“TBI”) and Community Bank Shares of Indiana, Inc. (“Community”) have each agreed to the acquisition of TBI by Community. TBI will be merged with and into CBIN Subsidiary, Inc., a wholly-owned subsidiary of Community that will survive the merger. Shareholders of TBI are being asked to approve the merger at the 2006 annual meeting of shareholders to be held at the main office of The Scott County State Bank, 125 West McClain Avenue, Scottsburg, Indiana, on June 16, 2006, at 1:00 p.m. local Scottsburg, Indiana time. Shareholders of Community are not required to approve the merger. At the annual meeting, you will be asked to elect six directors of TBI for the ensuing year and approve the plan of merger between Community, CBIN Subsidiary and TBI.

If the plan of merger is approved at the 2006 annual meeting of TBI’s shareholders, you will be entitled to elect to receive in exchange for each of your shares of TBI common stock $150 in cash, shares of Community common stock worth approximately $150 (with the exact number of Community common shares determined based on the average closing price of a share of Community common stock on The NASDAQ Capital Market for the 15 trading days leading up to the 15th day prior to the anticipated closing of the merger) or a combination of both. The valuation given the Community common shares will never be less than $20 per share (7 ½ shares of Community common stock for each share of TBI common stock) or more than $25 per share (6 shares of Community common stock for each share of TBI common stock). Your election may be subject to proration so that Community common stock is issued for only 65% of the total merger consideration of approximately $30,436,200. In addition, you will receive cash in lieu of any fractional share you would otherwise receive, based on the same determination of market value of Community common stock.

Community common stock is traded on The NASDAQ Capital Market under the trading symbol “CBIN”. On February 15, 2006, the date of the execution of the agreement and plan of merger, the closing price of a share of Community common stock was $22.55. On May 9, 2006, the closing price of a share of Community common stock was $23.00.

You should read this entire proxy statement-prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 19.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense. The shares of Community common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated May 12, 2006 and is first being mailed to TBI shareholders on or about May 13, 2006.

APPENDIX A
AGREEMENT AND PLAN OF MERGER, DATED FEBRUARY 15, 2006, AS AMENDED BY AMENDMENT NO. 1 DATED FEBRUARY 20, 2006, AND AMENDMENT NO. 2 DATED MAY 11, 2006, BY AND AMONG THE BANCSHARES, INC., CBIN SUBSIDIARY, INC. AND COMMUNITY BANK SHARES OF INDIANA, INC.

APPENDIX B	FULL TEXT OF CHAPTER 44 OF THE INDIANA BUSINESS CORPORATION LAW

APPENDIX C	COMMUNITY BANK SHARES OF INDIANA, INC. AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005 AND RELATED NOTES

APPENDIX D	THE BANCSHARES, INC. AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005 AND RELATED NOTES

APPENDIX E	OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

APPENDIX F	OPINION OF KEEFE, BRUYETTE & WOODS, INC.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents we refer you to herein. If someone provides you with other information, please do not rely on it.

This proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of Community or TBI since that date that are not reflected in this document.

As used in this proxy statement-prospectus, the terms “Community”, “TBI” and “CBIN Subsidiary” refer to Community Bank Shares of Indiana, Inc., The Bancshares, Inc. and CBIN Subsidiary, Inc. Where the context requires, “Community” may refer to Community Bank Shares of Indiana, Inc. and its subsidiaries, which includes CBIN Subsidiary, the entity formed and owned entirely by Community for the sole purpose of effectuating the merger, and its only bank subsidiary, Your Community Bank. Where the context requires, “TBI” may refer to The Bancshares, Inc. and its subsidiary, The Scott County State Bank.

THE BANCSHARES, INC.
125 West McClain Avenue
Scottsburg, Indiana 47170

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 16, 2006

The Bancshares, Inc. will hold the 2006 annual meeting of shareholders at the main office of The Scott County State Bank, 125 West McClain Avenue, Scottsburg, Indiana, on June 16, 2006 at 1:00 p.m., local time, for the following purposes:

1. Directors. To elect six directors of TBI for one-year terms expiring at the annual meeting of TBI shareholders in 2007 or until their successors have been elected and qualified.

2. Merger. To approve and adopt the Plan of Merger included in the Agreement and Plan of Merger, dated February 15, 2006, as amended by Amendment No. 1 dated February 20, 2006, and Amendment No. 2 dated May 11, 2006, by and among The Bancshares, Inc., Community Bank Shares of Indiana, Inc. and CBIN Subsidiary, Inc. This plan of merger contemplates that Community will acquire TBI pursuant to the merger of TBI with and into CBIN Subsidiary, a subsidiary of Community. A copy of the merger agreement which includes the plan of merger is attached to the accompanying proxy statement-prospectus as Appendix A.

3. Other business. To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Only shareholders of record at the close of business on May 5, 2006, the record date, are entitled to notice of and to vote at the 2006 annual meeting or any adjournments or postponements of the annual meeting. The six nominees receiving the most votes for directorship will be elected. The approval of the plan of merger requires the affirmative vote of a majority of the outstanding shares of TBI common stock.

AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN OF MERGER.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2006 annual meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to TBI’s corporate secretary, or by filing a properly executed proxy of a later date with TBI’s corporate secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

TBI shareholders have dissenters’ rights with respect to the merger under the Indiana Business Corporation Law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Chapter 44 of the Indiana Business Corporation Law will be entitled to receive payment of the fair value of their shares in cash in accordance with Indiana law. A copy of Chapter 44 of the Indiana Business Corporation Law is attached as Appendix B to the accompanying proxy statement-prospectus.

The board is unaware of any other matters to be presented at the 2006 annual meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

   By Order of The Bancshares, Inc. Board of Directors

  Steve A. Hauer                                                                                                                                                                                              May 12, 2006
  President and Chief Executive Officer

QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:
You are being asked to elect six directors of TBI for one-year terms ending at the annual meeting of TBI shareholders in 2007 and upon the election and qualification of their successors and approve the plan of merger, which provides for the acquisition of TBI, which includes its subsidiary, The Scott County State Bank, by Community.

Q:	Who does my board of directors recommend I vote for director?

A:
The board of directors has nominated Steve A. Hauer, Philip L. Stewart, Philip T. Lowry, Paula J. Murray, Raymond L. Rigel, and Eric L. Graham to serve as directors and unanimously recommends you vote for each nominee for director.

Q:	How does my board of directors recommend I vote on the merger?

A:	The TBI board of directors unanimously recommends that you vote “FOR” approval of the plan of merger.

Q:	Why is my board of directors recommending that I vote for approval of the plan of merger?

A:	Your board of directors believes the merger is a unique strategic opportunity for TBI to combine with Community, which is expected to create greater short- and long-term growth and shareholder value.

Q:	What will I receive in the merger?

A:
If the plan of merger is approved at the annual meeting, you will be entitled to elect to receive in exchange for each of your shares of TBI common stock either $150 in cash, shares of Community common stock worth approximately $150 or a combination of both. The exact number of Community common shares will be determined based on the average closing price of a share of Community common stock on The NASDAQ Capital Market for the 15 trading days leading up to the 15th day prior to the anticipated closing of the merger. If the average per share closing price of Community common stock for the 15 trading days leading up to the 15th day before the anticipated merger closing date is less than $20, then it will be valued at $20 for purposes of the valuation calculation (or 7 ½ shares of Community common stock for each share of TBI common stock for which a stock election is made). If the average per share closing price of Community common stock for the 15 trading days leading up to the 15th day before the anticipated merger closing date is greater than $25, then it will be valued at $25 for purposes of the valuation calculation (or 6 shares of Community common stock for each share of TBI common stock for which a stock election is made).

Your election may be subject to proration so that Community common stock is issued for only 65% of the total merger consideration. In addition, you will receive cash in lieu of any fractional share you would otherwise receive, based on the same determination of market value of Community common stock.

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger on July 3, 2006, or as soon after that date as is practicable.

Q:	What should I do now?

A:
After carefully reading and considering the information in this proxy statement-prospectus, please indicate on your proxy card how you want to vote, sign the card and mail it in the enclosed pre-addressed postage-paid envelope as soon as possible, so that your shares will be represented at the 2006 annual meeting. You should also include in such envelope your election form by which you select the form of merger consideration you desire.

NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted as follows:

•	FOR the nominees for director as described in this proxy statement-prospectus;
•	FOR the proposal to approve the plan of merger; and
•
FOR the transaction of such other business as may properly come before the annual meeting, in accordance with the judgment of the persons appointed as proxies, though TBI’s management is not aware of any such other business.

Q:	What if I do not vote?

A:	If you do not vote, by either signing and sending in your proxy card or attending and voting at the annual meeting, it will have the same effect as voting your shares against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker will vote your shares of stock for election of directors and on the plan of merger only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will not be counted toward a quorum and your shares will not be voted at the annual meeting, which will have the same effect as voting your shares against the merger.

Q:	Can I change my vote after I deliver my proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in three ways. First, you can revoke your proxy by giving written notice of revocation to TBI’s corporate secretary. Second, you can submit a new properly executed proxy with a later date to TBI’s corporate secretary, at or before the meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, you can attend the annual meeting and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy.

Q:	Should I send in my TBI stock certificates now?

A:
If you wish to elect to receive all or a portion of the consideration for your shares in stock of Community, you should send your TBI stock certificates with the enclosed election form. If the merger is completed and you have not already submitted your certificates, Community’s exchange agent will send all of TBI shareholders written instructions for exchanging TBI common stock certificates for the merger consideration.

Q:	If I am a TBI shareholder, will I necessarily receive the form of consideration I elect to receive?

A:
No. You will find included with this proxy statement-prospectus an election form which you may use to indicate your preference as to whether you want your merger consideration to be cash or shares of Community common stock or a combination of both. TBI’s and Community’s boards of directors, however, have agreed that the stock consideration will only comprise 65% of the total merger consideration and the cash consideration will only comprise 35% of the total merger consideration. Community may choose to alter the mix of cash and stock consideration if it more closely meets the elections of TBI’s shareholders, but Community is not required to do so. Consequently, there is no assurance that you will receive the form of consideration that you elect on the election form with respect to all shares of TBI common stock you hold. If the elections result in an oversubscription of the pool of cash or Community common stock, the exchange agent appointed by Community to pay the appropriate merger consideration in exchange for TBI stock certificates will allocate between cash and Community common stock following the proration procedures described in the merger agreement. See “The Merger Agreement - Allocation and Proration Procedures.”

Q:	What happens if I don’t make an election for cash or shares of Community common stock?

A:
If you fail to make an election prior to the election deadline, you will be deemed to have elected to receive cash consideration subject to the proration procedures described in the merger agreement. See “The Merger Agreement-Allocation and Proration Procedures.” For more information concerning the merger consideration and election procedures, see “The Merger Agreement - Shareholder Elections for Stock Consideration.”

Q:	Am I entitled to dissenters’ rights in connection with the merger?

A:
Yes. If you wish, you may exercise dissenters’ rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the “fair value” of your shares under Indiana law. To exercise dissenters’ rights, you must not vote in favor of the adoption and approval of the plan of merger, and you must strictly comply with all of the applicable requirements of the Indiana Business Corporation Law (“IBCL”) summarized under the heading “Dissenters’ Rights”, page 66, in this proxy statement-prospectus. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. We have included a copy of the applicable provisions of the IBCL as Appendix B to this proxy statement-prospectus.

Q:	Who can help answer my questions?

A:
If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact: Steve A. Hauer, President and Chief Executive Officer, The Bancshares, Inc., 125 West McClain Avenue, Scottsburg, Indiana 47170; telephone: (812) 752-4501.

SUMMARY

We have prepared this summary to assist you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger and the issuance of cash and shares of Community common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated into this proxy statement-prospectus by reference. You may obtain the information about Community that is incorporated by reference in this document, without charge, by following the instructions in the section entitled “Where You Can Find Additional Information.” We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the 2006 annual meeting of TBI shareholders.

Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies (See page 68 for Community and page 106 for TBI)

Community Bank Shares of Indiana, Inc.
101 West Spring Street
New Albany, Indiana 47150
(812) 944-2224

Community is an Indiana corporation and a one bank holding company headquartered in New Albany, Indiana. Through its wholly-owned banking subsidiary, Your Community Bank, it offers a wide range of banking and bank-related services to customers in its primary market areas of Floyd and Clark counties in Southern Indiana and Jefferson and Nelson counties in Kentucky. In addition to its main office in New Albany, Your Community Bank has sixteen banking locations. Your Community Bank has four wholly-owned, non-bank subsidiaries.

As of December 31, 2005, Community had consolidated total assets of approximately $665.0 million, consolidated total deposits of approximately $464.8 million and consolidated shareholders’ equity of approximately $42.8 million.

The Bancshares, Inc.
125 West McClain Avenue
Scottsburg, Indiana 47170
(812) 752-4501

TBI is an Indiana corporation and a one bank holding company headquartered in Scottsburg, Indiana. Through its wholly-owned banking subsidiary, The Scott County State Bank (“Scott County Bank”), it offers a wide range of banking and bank-related services to customers in its market area of Scott County, Indiana. In addition to its main office, Scott County Bank has three branch banking locations located in Scott County.

As of December 31, 2005, TBI had consolidated total assets of approximately $136.0 million, consolidated total deposits of approximately $107.5 million and consolidated shareholders’ equity of approximately $14.2 million.

The Merger (See page 30)

Under the terms of the merger agreement, Community will acquire TBI by way of merging TBI with and into CBIN Subsidiary, a wholly-owned subsidiary of Community formed for the sole purpose of completing the merger. After the merger, CBIN Subsidiary will be the surviving corporation and will continue its corporate existence under Indiana law and TBI will cease to exist. The merger agreement is attached to this document as Appendix A and is incorporated into this proxy statement-prospectus by reference. We encourage you to read carefully the entire merger agreement, including the plan of merger to be voted upon at the annual meeting, as it is the legal document that governs the merger.

What You Will Receive in the Merger (See page 42)

If the plan of merger is approved at the 2006 annual meeting, you will be entitled to elect to receive in exchange for each of your shares of TBI common stock either $150 in cash, shares of Community common stock worth approximately $150 or a combination of both. The exact number of Community common shares will be determined based on the average closing price of a share of Community common stock on The NASDAQ Capital Market for the 15 trading days leading up to the 15th day prior to the anticipated closing of the merger. If the average per share closing price of Community common stock for the 15 trading days leading up to the 15th day before the anticipated merger closing date is less than $20, then it will be valued at $20 for purposes of the valuation calculation (or 7 ½ shares of Community common stock for each share of TBI common stock for which a stock election is made). If the average per share closing price of Community common stock for the 15 trading days leading up to the 15th day before the anticipated merger closing date is greater than $25, then it will be valued at $25 for purposes of the valuation calculation (or 6 shares of Community common stock for each share of TBI common stock for which a stock election is made).

Your election may be subject to proration so that Community common stock is issued for only 65% of the total merger consideration. In addition, you will receive cash in lieu of any fractional share you would otherwise receive, based on the same determination of market value of Community common stock.

Effect of the Merger on TBI Options (See page 53)

Prior to the execution of the merger agreement, there were unexercised options to purchase 7,000 shares of TBI common stock. Pursuant to the terms of the merger agreement, the holder of these unexercised options to purchase shares of TBI common stock will receive cash in exchange for his options prior to the merger. The cash payment in exchange for options will be paid by TBI prior to the merger and will not decrease the amount payable to any shareholder in exchange for shares of TBI common stock.

Your Expected Tax Treatment as a Result of the Merger (See page 58)

Unless you receive all cash consideration in the merger, you will recognize gain (but not loss) equal to the lesser of (1) the cash and the fair market value of the Community common stock received, less your tax basis in TBI common stock, or (2) the amount of cash received. In connection with the merger, Krieg DeVault LLP, counsel to TBI, will deliver to Community and TBI a tax opinion that the merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code and that TBI shareholders will not recognize a gain or loss in connection with the exchange of their shares (except with respect to any cash received) for Community common stock.

Subject to the special circumstances described in “Material Federal Income Tax Consequences of the Merger—Possible Treatment of Cash as a Dividend” on page 59, if you receive all cash in the merger, as a result of not electing stock consideration or perfecting dissenters’ rights under Indiana law, you will recognize gain to the extent the cash received exceeds your tax basis in your TBI common stock. See “Material Federal Income Tax Consequences of the Merger” beginning on page 57 for a more detailed discussion of the tax consequences of the merger.

Tax laws are complex, and the tax consequences of the merger may vary depending upon your individual circumstances or tax status. For these reasons, we recommend that you consult your tax advisor concerning the federal, state, local or other tax consequences of the merger to you.

You Will Have Dissenters’ Rights as a Result of the Merger (See page 66)

If the merger is completed, those shareholders of TBI who do not vote for the merger and who follow certain procedures as required by Indiana law and described in this proxy statement-prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under the IBCL. If you assert and perfect your dissenters’ rights, you will not receive the merger consideration but will be entitled to receive the “fair value” of your shares of TBI stock in cash as determined in accordance with the IBCL. Appendix B includes the relevant provisions of the IBCL regarding these rights. See “Dissenters’ Rights” beginning on page 66 of this proxy statement-prospectus.

Comparative Stock Prices (See pages 38 and 39)

On February 15, 2006, the last trading day prior to the public announcement of execution of the merger agreement, the last sale price of Community common stock on The NASDAQ Capital Market was $22.55, and on May 9, 2006, the last practicable date before mailing this proxy statement-prospectus, the last sale price of Community common stock was $23.00.

There is no established public trading market for shares of TBI common stock. The last known sales price for a share of TBI common stock prior to the public announcement of the execution of the merger agreement was $67.90 on November 11, 2005.

Reasons for the Merger (See page 31)

TBI’s directors considered a number of factors in approving the terms of the merger, including:

•	the value of the consideration to be received by TBI shareholders relative to the book value and profits per share of TBI common stock;

•	the financial condition, results of operations and business prospects of Community;

•
the board of directors believed Community offered the highest and best bid for TBI among competing bidders pursuant to solicitations by TBI’s investment banker, Alex Sheshunoff & Co. Investment Banking, for bids for a purchase of TBI;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Community;

•	the opinion delivered by TBI’s investment banker that the merger consideration is fair, from a financial standpoint, to the shareholders of TBI;

•
the fact that the merger will enable TBI shareholders to exchange (on a tax free basis) all or a portion of their relatively illiquid shares of TBI common stock for shares of a more widely-held and actively-traded stock such as Community common stock;

•	the alternatives to the merger, including remaining an independent institution; and

•	the competitive and regulatory environment for financial institutions generally.

Your Board of Directors Recommends Shareholder Approval of the Merger (See page 50)

The board of directors of TBI has unanimously approved the merger agreement and plan of merger and believes that the merger is in the best interests of TBI’s shareholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN OF MERGER.

Information About the Shareholders’ Meeting (See page 26)

The 2006 annual meeting of the shareholders of TBI will be held on June 16, 2006, at 1:00 p.m., local Scottsburg time. The meeting will be held at the main office of The Scott County State Bank, 125 West McClain Avenue, Scottsburg, Indiana. At the meeting, the shareholders of TBI will vote (1) on the election of six directors of TBI for the ensuing year and (2) on the plan of merger described above and in the notice for the meeting. If TBI shareholders approve the plan of merger and the other conditions to completing the merger are satisfied, we expect to complete the merger on July 3, 2006, if all regulatory approvals are received and the other conditions to the merger are satisfied.

Quorum and Vote Required at the Meeting (See page 26)

Shareholders who own TBI common stock at the close of business on , 2006 will be entitled to vote at the 2006 annual meeting. Each share of TBI common stock is entitled to one vote. A majority of the issued and outstanding shares of TBI common stock as of the record date for the annual meeting must be present in person or by proxy at the annual meeting in order for a quorum to be present. If a quorum is not present at the annual meeting, the annual meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

The six nominees receiving the most votes for directorships will be elected.

Approval of the plan of merger requires the affirmative vote of a majority of the shares of TBI common stock outstanding on the record date.

Share Ownership of Management (See pages 74 and 108)

As of the record date for the annual meeting, directors and executive officers of TBI had or shared voting or dispositive power over approximately 21.9% of the issued and outstanding shares of TBI common stock. These individuals have indicated to us that they will vote the stock over which they have voting power in favor of the merger agreement.

None of Community or any Community subsidiary owns any shares of TBI common stock. Directors and executive officers of Community had or shared no voting or dispositive power over any of the issued and outstanding TBI common stock.

Management and Operations after the Merger (See page 52)

TBI will cease to exist after the merger and CBIN Subsidiary as the surviving corporation under the merger will continue. The current directors and officers of CBIN Subsidiary, which are all directors or officers of Community, will remain as the only directors and officers of CBIN Subsidiary.

Community intends to merge CBIN Subsidiary into Community at some as yet undetermined date following the merger, which will result in Scott County Bank becoming a wholly-owned subsidiary of Community.

Community anticipates that the current officers of Scott County Bank will remain unchanged immediately following the merger. The parties anticipate that Steve A. Hauer, President and Chief Executive Officer of Scott County Bank, will, at the time of the merger, enter a six-month employment agreement with Scott County Bank, after which time the parties and Mr. Hauer anticipate he will retire. The other directors, officers and employees of Scott County Bank are anticipated to continue in their current positions following the merger. At least one new director that is currently a director or executive officer of Community will join the Scott County Bank board following the merger. This director determination has not been finalized.

We Must Obtain Regulatory Approval to Complete the Merger (See page 55)

We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System and other applicable governmental authorities. The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. The merger also requires approval from the Indiana Department of Financial Institutions. All regulatory applications and notices required to be filed prior to the merger have been filed. Although we do not know of any reason why we could not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

We Must Meet Several Conditions to Complete the Merger (See page 48)

In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

•	TBI shareholders must approve of the plan of merger by the required vote;

•	receipt of the consents of any third parties to contracts required for closing the merger, which if not obtained would have a material adverse effect on any party to the merger;

•	the Community common stock component of the merger consideration will have been approved for listing on The NASDAQ Capital Market;

•	receipt of a written opinion from Krieg DeVault LLP to Community and TBI that the merger qualifies as a tax-free reorganization;

•
each of the directors and most executive officers of TBI and Scott County Bank execute an agreement regarding voting his or her shares of TBI common stock in favor of the merger, setting forth undertakings and acknowledgments regarding the ownership and transfer of the shares of Community common stock he or she receives in the merger and restricting competition with Scott County Bank;

•	there are no events since the date the merger agreement was entered into that have a material adverse effect on TBI or Community;

•	Scott County Bank’s total deposits may not be less than its deposits as of September 30, 2005, minus $5,000,000;

•	all TBI stock options will have been redeemed by TBI;

•
the representations and warranties of the parties to the merger agreement must be true and correct, except as to such inaccuracies as would not reasonably be expected to have a material adverse effect in the aggregate;

•	the parties must have performed in all material respects all of their obligations under the merger agreement; and

•	additional conditions customary in transactions of this type.

The party in whose favor any of the above conditions runs may waive an unsatisfied condition. If all regulatory approvals are received and the other conditions to completion are satisfied, Community and TBI contemplate that they will complete the merger on July 3, 2005, or as soon thereafter as is practicable.

Termination and Termination Fee (See page 51)

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this proxy statement-prospectus. If Community or TBI terminates the merger agreement because a proposed acquisition transaction involving TBI has been publicly announced, and Community is not then in material breach of the representations, warranties or covenants in the merger agreement, TBI must pay Community a termination fee of $1.2 million.

TBI’s Directors and Executive Officers Have Interests in the Merger that Differ from Your Interests (See page 51)

The executive officers and directors of TBI have interests in the merger in addition to their interests as shareholders of TBI generally. The members of TBI’s board of directors know about these additional interests and considered them when they adopted the merger agreement. These interests include, among others:

•	the continued employment of Scott County Bank’s executive officers after the merger;

•	the continuation of employee benefits;

•	the retention of a majority of the directors of TBI as directors of Scott County Bank after the merger;

•	provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of TBI for certain liabilities; and

•	the cash in exchange for options and change of control payments TBI’s President and Chief Executive Officer will receive in the merger.

These interests are more fully described in this proxy statement-prospectus under the heading “The Merger Agreement—Interests of Certain Persons in the Merger.”

Differences in Rights of TBI Shareholders after the Merger (See page 62)

TBI shareholders who receive Community common stock in the merger will become Community shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Indiana law and by Community’s articles of incorporation and bylaws. The rights of Community shareholders are different in certain respects from the rights of TBI shareholders. Some of the principal differences are described later in this proxy statement-prospectus, in the section entitled “Certain Differences in Rights of Shareholders.”

Accounting Treatment (See page 57)

Community is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (“GAAP”).

SELECTED HISTORICAL FINANCIAL DATA FOR COMMUNITY AND TBI

Selected Financial Information of Community

The following table sets forth selected historical consolidated financial information of Community for the periods and dates indicated. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Community contained in its audited financial statements for the year ended December 31, 2005, included as Appendix C to this proxy statement-prospectus. Factors affecting the comparability of certain indicated periods are discussed in "COMMUNITY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning on page 90.
	Years Ended December 31,
(dollars in thousands, except per share data)	2005	2004	2003	2002	2001

Income Statement Data:
Interest income	$35,058	$27,786	$25,252	$25,052	$29,295
Interest expense	17,344	12,796	11,675	13,354	17,045
Net interest income	17,714	14,990	13,577	11,698	12,250
Provision for loan losses	1,750	1,105	1,274	1,144	520
Non-interest income	4,865	3,271	3,684	3,160	2,186
Non-interest expense	16,155	13,903	13,104	10,938	9,379
Income before taxes	4,674	3,253	2,883	2,776	4,537
Net income	3,749	2,588	2,302	2,126	2,955

Balance Sheet Data:
Total assets	$665,008	$590,066	$521,315	$465,549	$429,616
Total securities	98,835	90,152	83,143	92,374	99,101
Total loans, net	512,448	450,676	390,026	321,634	294,030
Allowance for loan losses	5,920	4,523	4,034	3,814	3,030
Total deposits	464,836	411,306	341,315	289,830	255,892
Short-term borrowings	47,735	43,629	45,325	36,393	39,075
FHLB advances	98,000	82,000	90,200	92,700	89,000
Subordinated debenture	7,000	7,000	-	-	-
Total shareholders’ equity	42,775	42,781	42,289	43,297	42,365

Per Share Data:
Basic earnings per share*	$1.43	$0.98	$0.88	$0.79	$1.07
Diluted earnings per share*	1.41	0.97	0.87	0.79	1.07
Book value*	16.42	16.27	16.13	16.44	15.55
Cash dividends per share*	0.58	0.54	0.53	0.53	0.53

Performance Ratios:
Return on average assets	0.59%	0.47%	0.47%	0.47%	0.71%
Return on average equity	8.68	6.10	5.37	4.91	6.90
Net interest margin	2.98	2.89	2.95	2.78	3.07
Efficiency ratio	71.55	76.13	75.92	73.62	64.97

Asset quality ratios:
Non-performing assets to total loans	1.08%	0.37%	0.61%	1.17%	0.74%
Net loan charge-offs to average loans	0.07	0.15	0.29	0.12	0.13
Allowance for loan losses to total loans	1.14	0.99	1.02	1.17	1.02
Allowance for loan losses to non-performing loans	107.58	284.82	222.50	120.28	186.23

Capital ratios:
Leverage ratio	8.0%	8.7%	8.3%	9.0%	10.0%
Average stockholders’ equity to average total assets	6.8	7.7	8.7	9.6	10.2
Tier 1 risk-based capital ratio	9.5	10.4	10.4	12.4	14.8
Total risk-based capital ratio	10.5	11.3	11.4	13.6	15.9
Dividend payout ratio	40.5	54.8	59.8	66.1	49.6

Other key data:
End-of-period full-time equivalent employees	182	169	154	145	131
Number of bank offices	16	16	15	14	11
* Years 2001-2003 have been restated to reflect 10% stock dividend paid on December 27, 2004

Selected Financial Information of TBI

The following table sets forth selected historical consolidated financial information of TBI for the periods and dates indicated. This information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of TBI contained in its audited financial statements for the year ended December 31, 2005, included as Appendix D to this proxy statement-prospectus. Factors affecting the comparability of certain indicated periods are discussed in “TBI’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” beginning on page 109.

FINANCIAL CONDITION DATA:	At December 31,
	2005	2004	2003	2002	2001
	(In thousands)
Total assets	$136,036	$128,009	$119,129	$118,131	$108,785
Cash and cash equivalents (1)	15,873	12,885	6,834	12,363	12,828
Securities available for sale	3,946	9,443	6,549	2,014	7,475
Securities held to maturity	23,792	10,239	12,745	15,811	11,925
Total loans, net	87,288	90,483	88,377	84,006	71,979
Total deposits	107,474	102,188	99,352	104,006	94,807
FHLB advances	13,500	11,851	6,421	1,486	1,546
Total shareholders’ equity	14,216	13,233	12,662	11,995	11,587

OPERATING DATA:	For the Year Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands)
Interest income	$7,087	$6,359	$6,297	$6,629	$6,950
Interest expense	1,981	1,720	1,743	2,495	3,146
Net interest income	5,106	4,639	4,554	4,134	3,804
Provision for loan losses	68	36	62	-	26
Net interest income after provision for loan losses	5,038	4,603	4,492	4,134	3,778

Non-interest income	710	688	651	635	578
Non-interest expense	3,579	3,320	3,079	3,108	2,978

Income before income taxes	2,169	1,971	2,064	1,661	1,378
Income tax expense	776	692	713	536	433
Net Income	$1,393	$1,279	$1,351	$1,125	$945

PER SHARE DATA:
Net income - basic	$6.86	$6.17	$6.38	$5.18	$4.21
Net income - diluted	6.83	6.15	6.37	5.17	4.20
Cash dividends	2.05	1.95	1.85	1.75	1.65
Book value	70.06	65.22	61.08	56.54	53.19

(1) Includes cash and due from banks, interest-bearing deposits in other depository institutions and federal funds sold.

	At or For the Year Ended December 31,
	2005	2004	2003	2002	2001
SELECTED FINANCIAL RATIOS:

Performance Ratios:
Return on average assets	1.12%	1.05%	1.18%	1.00%	0.93%
Return on average equity	10.15%	9.88%	10.96%	9.54%	8.23%
Interest rate spread	3.86%	3.88%	3.85%	3.43%	3.22%
Net interest margin	4.44%	4.32%	4.40%	4.13%	4.23%
Non-interest expense to average assets	2.87%	2.73%	2.69%	2.75%	2.93%
Efficiency ratio	61.53%	62.32%	59.16%	65.17%	67.95%
Average interest earning assets to average interest bearing liabilities	134.92%	128.45%	133.65%	129.24%	130.06%

Capital Ratios:
Leverage ratio	10.9%	10.3%	10.5%	10.1%	10.7%
Tier 1 - risk-based capital ratio	18.3%	17.7%	16.2%	15.2%	16.0%
Total risk-based capital ratio	19.2%	18.8%	17.3%	16.2%	17.1%
Dividend payout ratio	29.86%	31.60%	29.01%	33.83%	39.47%
Average equity to average assets	10.99%	10.66%	10.76%	10.43%	11.29%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.64%	0.34%	0.27%	0.99%	0.85%
Nonperforming assets as a percent of total assets	0.70%	0.59%	0.48%	0.71%	1.22%
Allowance for loan losses as a percent of gross loans	0.85%	0.82%	0.84%	0.89%	1.05%
Net charge-offs to average loans	0.08%	0.04%	0.07%	0.01%	0.04%

PRO FORMA MERGER DATA

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined balance sheet at December 31, 2005, and unaudited pro forma combined statement of income for the year ended December 31, 2005, give effect to the proposed merger. The unaudited pro forma combined financial statements are based on the audited consolidated financial statements of Community and TBI for the year ended December 31, 2005.

The unaudited pro forma combined financial statements give effect to the merger using the purchase method of accounting under GAAP. These adjustments are preliminary and are subject to change. The final adjustments will be calculated when the merger is effective and may be materially different from those presented.

The unaudited pro forma information is provided for information purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto of Community and TBI included as Appendices C and D to this proxy statement-prospectus.

The unaudited pro forma shareholders’ equity and net income derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Community common stock or the actual or future results of operations of Community for any periods. Actual results may be materially different than the pro forma data presented.

Community and TBI
Combined Balance Sheet
December 31, 2005
(000’s)				Adjustments
	Community	TBI	Subtotal	Debits	Credits	Pro Forma
Assets
Cash and due from financial institutions	$11,225	$5,223	$16,448	$12,000	$12,583	(1)	$15,865
Interest-bearing deposits in other financial institutions	1,358	10,650	12,008				12,008
Securities available for sale	98,835	3,945	102,780				102,780
Securities held to maturity	-	23,792	23,792		4	(2)	23,788
Loans held for sale	1,694	-	1,694				1,694
Loans, net of allowance for loan losses	512,448	87,288	599,736	945		(3)	600,681
Federal Home Loan Bank stock	8,572	675	9,247				9,247
Federal Reserve Bank stock	-	145	145				145
Foreclosed real estate held for sale	-	384	384				384
Accrued interest receivable	2,500	860	3,360				3,360
Premises and equipment	10,933	2,196	13,129	439		(4)	13,568
Goodwill	-	-	-	16,148		(5)	16,148
Core deposit intangible	-	-	-	2,116		(6)	2,116
Cash surrender value life insurance	13,610	-	13,610				13,610
Other assets	3,833	878	4,711				4,711
Total Assets	$665,008	$136,036	$801,044	$31,648	$12,587		$820,105
Liabilities and Shareholders’ Equity
Deposits:
Non interest-bearing	$47,573	$22,604	$70,177				$70,177
Interest-bearing	417,263	84,871	502,134	$124		(7)	502,010
Total deposits	464,836	107,475	572,311	124			572,187
Short-term borrowings	47,735	-	47,735				47,735
Federal Home Loan Bank advances	98,000	13,500	111,500	208		(8)	111,292
Subordinated debenture	7,000	-	7,000		$12,000	(9)	19,000
Accrued interest payable	1,066	232	1,298				1,298
Other liabilities	3,596	613	4,209		1,825	(10)	6,034
Total Liabilities	622,233	121,820	744,053	332	13,588		757,546

Shareholders’ equity
Common stock	300	63	363	63	88	(11)/(12)	388
Additional paid-in capital	24,971	2,097	27,068	2,097	19,696	(11)/(12)	44,667
Retained earnings	26,329	14,202	40,531	14,202		(13)	26,329
Accumulated other comprehensive income (loss)	(2,838)	(11)	(2,849)	(11)		(14)	(2,838)
Treasury stock, at cost	(5,987)	(2,135)	(8,122)	(2,135)		(15)	(5,987)
Total Shareholders’ Equity	42,775	14,216	56,991	14,216	19,784		62,559
Total Liabilities and Shareholders’ Equity	$665,008	$136,036	$801,044	$14,548	$33,609		$820,105

Notes to Combined Balance Sheet
(1)	Proceeds from issuance of subordinated debt of $12,000, cash paid to holders of TBI stock of $10,653, cash paid to TBI stock option holders of $680, and acquisition costs of $1,250.
(2)	Adjustment of TBI assets and liabilities to fair value.
(3)	Adjustment of TBI assets and liabilities to fair value.
(4)	Adjustment of TBI assets and liabilities to fair value.
(5)	Goodwill created by transaction (see below for detailed allocation of purchase price).

	The purchase price allocation for the acquisition of TBI is as follows:

	Community common stock to holders of TBI stock (assumes $22.50 price of Community stock)	19,784
	Cash to holders of TBI Stock	10,653
	Acquisition expenses	1,250
	Total purchase price	31,687

	Total purchase price allocated to:
	Historical book value of TBI assets and liabilities	14,216
	To adjust TBI assets and liabilities to fair value
	Securities	(4)
	Loans	945
	Fixed assets	439
	Deposits	124
	FHLB advances	208
	Core deposit intangible	2,116
	Deferred tax liability	(1,313)
	Adjustments
	Record liability for severance payment to Steve Hauer	(360)
	Record liability for post-retirement benefits for Steve Hauer	(34)
	Record additional liability for defined benefit termination	(118)
	Record reduction in historical book value of TBI assets/liabilities for TBI stock options redeemed prior to closing	(680)
	Goodwill	16,148

(6)	Core deposit intangible created by transaction, estimated at 4% of transaction accounts.
(7)	Adjustment of TBI assets and liabilities to fair value.
(8)	Adjustment of TBI assets and liabilities to fair value.
(9)	Subordinated debt to fund cash portion of transaction.
(10)
Recognition of deferred tax liability for the adjustment of TBI assets and liabilities to fair value of $1,313, a liability of $360 for severance payment to Steve Hauer six months following closing of the merger, a liability of $34 for the cost of post-retirement benefits for Steve Hauer, and liability for termination of defined benefit pension plan of $118.

(11)
Par value of common stock issued to TBI shareholders and elimination of TBI equity accounts (the number of shares of Community common stock issued to holders of TBI common stock was calculated using a Community common stock price of $22.50 and a conversion ratio of 6.667).

(12)	Elimination of TBI’s equity accounts.
(13)	Elimination of TBI’s equity accounts.
(14)	Elimination of TBI’s equity accounts.
(15)	Elimination of TBI’s equity accounts.

Community and TBI
Combined Statements of Income
Year ended December 31, 2005
(In thousands, except per share amounts)				Adjustments
	Community	TBI	Subtotal	Debits	Credits	Pro Forma
Interest and dividend income
Loans, including fees	$30,993	$6,189	$37,182	$207		(1)	$36,975
Taxable securities	3,352	485	3,837		$15	(2)	3,852
Tax-exempt securities	291	169	460				460
Federal Home Loan Bank dividends	364	27	391				391
Interest-bearing deposits in other financial institutions	58	217	275				275
Total interest income	35,058	7,087	42,145	207	15		41,953

Interest expense
Deposits	10,782	1,539	12,321	124		(3)	12,445
Federal Home Loan Bank advances	4,746	442	5,188	138		(4)	5,326
Other borrowings	1,816	-	1,816	816		(5)	2,632
Total interest expense	17,344	1,981	19,325	1,078	-		20,403

Net interest income	17,714	5,106	22,820	1,285	15		21,550

Provision for loan losses	1,750	68	1,818				1,818

Net interest income after provision for loan losses	15,964	5,038	21,002	1,285	15		19,732

Non-interest income
Service charges on deposit accounts	2,593	485	3,078				3,078
Commission income	74	-	74				74
Net gain on sales of available for sale securities	23	-	23				23
Net gain on sales of mortgage loans	426	-	426				426
Loan servicing income, net of amortization	36	-	36				36
Increase in cash surrender value of life insurance	527	-	527				527
Gain on recognition of life insurance benefit	656	-	656				656
Gain on disposition of equity stock	345	-	345				345
Other income	185	225	410				410
Total non-interest income	4,865	710	5,575	-	-		5,575
Non-interest expense
Salaries and employee benefits	8,843	2,079	10,922				10,922
Occupancy and equipment	2,335	426	2,761	15		(6)	2,776
Data processing	1,883	129	2,012				2,012
Core deposit intangible amortization	-	-	-	382		(7)	382
Marketing and advertising	503	54	557				557
Net loss on foreclosed real estate	-	69	69				69
Other expense	2,591	822	3,413				3,413
Total non-interest expense	16,155	3,579	19,734	397	-		20,131
Income before income taxes	4,674	2,169	6,843	1,682	15		5,176
Income tax expense	925	776	1,701		572	(8)	1,129
Net income	$3,749	$1,393	$5,142	$1,682	$587		$4,047
Basic earnings per share	$1.43						$1.16
Diluted earnings per share	$1.41						$1.15
Weighted average shares outstanding	2,619,280			879,272			3,498,552
Dilutive potential common shares	2,651,830			879,272			3,531,102

Notes to Combined Statements of Income
(1)	Amortization of $945 fair value adjustment over 7.6 years using a method that approximates the level-yield method (amortization of $190, $164, $138, and $109 in years 2, 3, 4, and 5).
(2)	Amortization of $15 fair value adjustment for securities over 1 year using a method that approximates the level-yield method.
(3)	Amortization of $124 fair value adjustment for deposits over 1 year using a method that approximates the level-yield method.
(4)	Amortization of $208 fair value adjustment for FHLB advances over 2.3 years using a method that approximates the level-yield method (amortization of $65 and $5 in years 2 and 3).
(5)	Interest expense on $12,000 in subordinated debt at an estimated borrowing cost of 6.80%.
(6)	Amortization of $439 fair value adjustment over 30 years using the straight-line method of depreciation.
(7)
Core deposit intangible amortization estimated at 4% of core deposits amortized over 10 years using a method that approximates the level-yield method (amortization of $345, $307, $269, and $231 in years 2, 3, 4, and 5).

(8)	Income tax effect acquisition entries.

Unaudited Comparative Historical and Pro Forma Per Share Data

The table below summarizes selected per share information about Community and TBI. The per share information is presented both historically and on a pro forma basis to reflect the merger.

The data in the tables should be read together with the audited consolidated financial statements of Community and TBI included as Appendices C and D to this proxy statement-prospectus. The pro forma per share common stock data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect the potential effects of cost savings or synergies, which may be obtained by integrating the operations of Scott County Bank with Your Community Bank.

The data in the tables assumes that at the time of closing of the merger there are 202,908 shares of TBI common stock outstanding, that the Community common stock is valued under the merger agreement at $22.50 per share and 65% of TBI’s shares receive stock consideration, resulting in 879,272 shares of Community common stock being issued in the merger. The information listed as “Unaudited Pro Forma Equivalent TBI” was obtained by multiplying the pro forma amounts by an exchange ratio of 6.667 using an estimated price of $22.50 per share for Community common stock.

Community and TBI
Comparative Historical and Pro Forma Per Share Data
As of December 31, 2005

			Unaudited
			Combined	Unaudited
			Pro Forma Amounts	Pro Forma
	Community	TBI	for Community	Equivalent
	Historical	Historical	and TBI	TBI
At December 31, 2005:
Book value per share	$16.42	$70.06	$17.95	$119.67
Shares outstanding	2,605,544	202,908	3,484,816	879,272

For the Year Ending December 31, 2005:
Cash dividends paid per common share	$0.58	$2.05	$0.58	$3.87
Basic earnings per share from continuing operations	$1.43	$6.86	$1.16	$7.73
Diluted earnings per share from continuing operations	$1.41	$6.83	$1.15	$7.67

RISK FACTORS

In addition to the other information included in this proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement.

Risks Related to the Merger

The form of merger consideration you ultimately receive in the merger could be different from the form you elect based on the form of consideration elected by other shareholders.

You and all other TBI shareholders will be permitted to make an election as to the form of consideration you would like to receive: cash, Community common stock, or a combination of both. Because the total amount of Community common stock to be issued in the merger is set at 65% of the total merger consideration, the exchange agent will be allowed to adjust the form of consideration that you receive in order to make the total stock consideration issued in the merger equal 65% of the total merger consideration if TBI shareholders in the aggregate elect too little or too much Community common stock. Consequently, you could receive a different form of consideration from the form you elect. If you elect all stock consideration, but as a result of oversubscription of stock receive some cash consideration, this will likely result in some taxable gain to you. See “The Merger Agreement—Allocation and Proration Procedures.”

Because the market price of Community common stock will fluctuate, you cannot be sure of the number of shares or market value of the common stock that you will receive in the merger.

The number of shares making up the portion of the merger consideration that will be paid in shares of Community common stock will fluctuate based upon the value of Community common stock. The value of the Community common stock for purposes of determining the number of shares to be paid as part of the merger consideration will be determined by the average closing price of a share of Community common stock on The NASDAQ Capital Market for the 15 trading days leading up to the 15th day prior to the anticipated closing date of the merger. The value assigned by this formula will most likely differ from the market value of the Community common stock on the actual closing date of the merger and when you receive your merger consideration.

You may receive stock consideration with a market value less than the formula value assigned to it by the merger agreement.

The boards of directors of Community and Your Community Bank have agreed that if the average closing price of Community common stock for the 15 days leading up to the 15th day before the anticipated closing date is less than $20 per share that the stock will be assigned a value of $20 per share. Consequently, on the date the merger closes the market value of Community common stock may be less than $20, but the stock consideration you may receive will be limited to only 7 1/2 shares of Community common stock for each share of TBI common stock. If the market value of Community common stock on the closing date of the merger is $18, you will receive stock consideration with a market value of $135 for each share of TBI common stock while shareholders who receive cash consideration will receive $150 for each share of TBI common stock.

Future results of the combined companies may materially differ from the pro forma financial information presented in this proxy statement-prospectus.

Future results of the combined operations of Community and TBI may be materially different from those shown in the pro forma financial statements that show only a combination of their historical results. The costs Community will incur in connection with the merger may be higher or lower than we have estimated, depending upon how costly or difficult it is to integrate the systems of Scott County Bank and Your Community Bank. Furthermore, these changes may decrease the capital of Community after the merger that could have otherwise been used for profitable, income-earning investments in the future.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The merger must be approved by The Federal Reserve Board and the Indiana Department of Financial Institutions (the “Department”). The Federal Reserve Board and the Department will consider, among other factors, the competitive impact of the merger, our financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board and the Department will review capital position, safety and soundness, and legal and regulatory compliance and Community Reinvestment Act matters. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The merger agreement limits TBI’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit TBI’s ability to discuss competing third-party proposals to acquire all or a significant part of TBI. In addition, in the merger agreement TBI agreed to have discussions or negotiations with any third-party about proposed acquisition transactions involving TBI only under limited circumstances. If Community or TBI terminates the merger agreement because a proposed acquisition transaction involving TBI has been publicly announced, Community is not then in material breach of the representations, warranties or covenants in the merger agreement and TBI closes on (or enters into an agreement respecting) an acquisition transaction, TBI must pay Community a termination fee of $1.2 million. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of TBI or its subsidiaries from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire TBI than it might otherwise have proposed to pay.

Certain directors and executive officers of TBI have interests in the merger other than their interests as shareholders.

Certain directors and executive officers of TBI have interests in the merger other than their interests as shareholders. The board of directors of TBI was aware of these interests at the time it approved the merger. These interests may cause TBI’s directors and executive officers to view the merger proposal differently than you may view it. See “The Merger Agreement—Interests of Certain Persons in the Merger.”

Risks Related to Ownership of Community Common Stock

Industry Risks

Changes in the laws, regulations and policies governing financial services companies could alter Community’s business environment and adversely affect operations.

The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Its fiscal and monetary policies determine in a large part Community’s cost of funds for lending and investing and the return that can be earned on those loans and investments, both of which affect Community’s net interest margin. Federal Reserve Board policies can also materially affect the value of financial instruments that Community holds, such as debt securities and mortgage servicing rights.

Community and Your Community Bank are heavily regulated at the federal and state levels.

This regulation is to protect depositors, federal deposit insurance funds and the banking system as a whole. Congress and state legislatures and federal and state agencies continually review banking laws, regulations and policies for possible changes. Changes in statutes, regulations or policies could affect Community in substantial and unpredictable ways, including limiting the types of financial services and products that Community offers and/or increasing the ability of non-banks to offer competing financial services and products. Community cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it or any regulations would have on Community’s financial condition or results of operations.

The financial services industry is highly competitive, and competitive pressures could intensify and adversely affect Community’s financial results.

Community operates in a highly competitive industry that could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Community competes with other commercial banks, savings and loan associations, mutual savings banks, finance companies, mortgage banking companies, credit unions and investment companies. In addition, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks. Many of Community’s competitors have fewer regulatory constraints and some have lower cost structures. Also, the potential need to adapt to industry changes in information technology systems, on which Community and financial services industry are highly dependent, could present operational issues and require capital spending.

Changes in consumer use of banks and changes in consumer spending and saving habits could adversely affect Community’s financial results.

Technology and other changes now allow many consumers to complete financial transactions without using banks. For example, consumers can pay bills and transfer funds directly without going through a bank. This “disintermediation” could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits. In addition, changes in consumer spending and saving habits could adversely affect Community’s operations, and Community may be unable to timely develop competitive new products and services in response to these changes that are accepted by new and existing customers.

Community’s business and financial results are significantly affected by general business and economic conditions.

Risks associated with unpredictable economic and political conditions may be amplified as a result of Community’s limited market area. Commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, value of the dollar, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond Community’s control may adversely affect profitability. In addition, almost all of Community’s primary business area is located in Southern Indiana and Jefferson County, Kentucky. A significant downturn in this regional economy may result in, among other things, deterioration in Your Community Bank’s credit quality or a reduced demand for credit and may harm the financial stability of Your Community Bank’s customers. Due to the regional market area, these negative conditions may have a more noticeable effect on Community than would be experienced by an institution with a larger, more diverse market area.

Changes in the domestic interest rate environment could reduce Community’s net interest income.

Interest rate volatility could significantly harm Community’s business. Its results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of earnings is net interest income, which is the difference between the income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect earnings if market interest rates change such that the interest Your Community Bank pays on deposits and borrowings increases faster than the interest it collects on loans and investments. Consequently, along with other financial institutions generally, Community is sensitive to interest rate fluctuations.

Community Risk Factors

Community’s allowance for loan losses may not be adequate to cover actual losses.

Like all financial institutions, Community maintains an allowance for loan losses to provide for loan defaults and non-performance. Community’s allowance for loan losses is based on its historical loss experience as well as an evaluation of the risks associated with its loan portfolio, including the size and composition of the loan portfolio, current economic conditions and geographic concentrations within the portfolio. Community’s allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect its financial results.

Community may suffer losses in its loan portfolio despite its underwriting practices.

Community’s results of operations are significantly affected by the ability of borrowers to repay their loans. Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is historically small, but if nonpayment levels are greater than anticipated, Community’s earnings and overall financial condition, as well as the value of its common stock, could be adversely affected. No assurance can be given that Community’s underwriting practices or monitoring procedures and policies will reduce certain lending risks. Loan losses can cause insolvency and failure of a financial institution and, in such an event, Community’s stockholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect profitability. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

Maintaining or increasing Community’s market share may depend on lowering prices and market acceptance of new products and services.

Community’s success depends, in part, on its ability to adapt its products and services to evolving industry standards. There is increasing pressure to provide products and services at lower prices. Lower prices can reduce Community’s net interest margin and revenues from its fee-based products and services. In addition, the widespread adoption of new technologies, including internet services, could require Community to make substantial expenditures to modify or adapt Community’s existing products and services. Also, these and other capital investments in Community’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure. Community might not be successful in introducing new products and services, achieving market acceptance of its products and services, or developing and maintaining loyal customers.

Because the nature of the financial services business involves a high volume of transactions, Community faces significant operational risks.

Operational risk is the risk of loss resulting from Community’s operations, including, but not limited to, the risk of fraud by employees or persons outside of Community, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of the internal control system and compliance requirements and business continuation and disaster recovery. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. In the event of a breakdown in the internal control system, improper operation of systems or improper employee actions, Community could suffer financial loss, face regulatory action and suffer damage to its reputation.

Community’s reported financial results depend on management’s selection of accounting methods and certain assumptions and estimates.

Community’s accounting policies and methods are fundamental to how Community records and reports its financial condition and results of operations. Community’s management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with U.S. generally accepted account principles and reflect management’s judgment of the most appropriate manner to report Community’s financial condition and results. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in Community’s reporting materially different results than would have been reported under a different alternative.

Certain accounting policies are critical to presenting Community’s financial condition and results. They require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions or estimates. These critical accounting policies include (without limitation): the allowance for credit losses; the valuation of goodwill and other intangible assets; and income taxes.

Changes in accounting standards could materially impact Community’s financial statements.

From time to time, the Financial Accounting Standards Board (FASB) changes the financial accounting and reporting standards that govern the preparation of Community’s financial statements. These changes can be hard to predict and can materially impact how Community records and reports its financial condition and results of operations. In some cases, Community could be required to apply a new or revised standard retroactively, resulting in Community’s restating prior period financial statements.

Acquisitions and the addition of branch facilities may not produce revenue enhancements or cost savings at levels or within timeframes originally anticipated and may result in unforeseen integration difficulties.

Community regularly explores opportunities to establish branch facilities and acquire other banks or financial institutions. New or acquired branch facilities and other facilities may not be profitable. Community may not be able to correctly identify profitable locations for new branches and the costs to start up new branch facilities or to acquire existing branches, and the additional costs to operate these facilities, may increase its non-interest expense and decrease earnings in the short term. It may be difficult to adequately and profitably manage growth through the establishment of these branches. In addition, Community can provide no assurance that these branch sites will successfully attract enough deposits to offset the expenses of operating these branch sites. Any new or acquired branches will be subject to regulatory approval, and there can be no assurance that it will succeed in securing such approvals.

Community cannot predict the number, size or timing of acquisitions.

Difficulty in integrating an acquired business or company may cause Community not to realize expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from the acquisition. The integration could result in higher than expected deposit attrition (run-off), loss of key employees, disruption of Community’s business or the business of the acquired company, or otherwise adversely affect Community’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition. Also, the negative effect of any divestitures required by regulatory authorities in acquisitions or business combinations may be greater than expected.

Community’s business could suffer if Community fails to attract and retain skilled people.

Community’s success depends, in large part, on its ability to attract and retain key people. Competition for the best people in most activities Community engages in can be intense. Community may not be able to hire the best people or to keep them.

Significant legal actions could subject Community to substantial uninsured liabilities.

Community is from time to time subject to claims related to its operations. These claims and legal actions, including supervisory actions by Community’s regulators, could involve large monetary claims and significant defense costs. To protect itself from the cost of these claims, Community maintains insurance coverage in amounts and with deductibles that it believes are appropriate for its operations. However, Community’s insurance coverage may not cover all claims against Community or continue to be available to Community at a reasonable cost. As a result, Community may be exposed to substantial uninsured liabilities, which could adversely affect Community’s results of operations and financial condition.

Community is exposed to risk of environmental liability when it takes title to properties.

In the course of Community’s business, Community may foreclose on and take title to real estate. As a result, Community could be subject to environmental liabilities with respect to these properties. Community may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if Community is the owner or former owner of a contaminated site, it may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If Community becomes subject to significant environmental liabilities, its financial condition and results of operations could be adversely affected.

Community’s common stock price can be volatile.

Community’s common stock price can fluctuate widely in response to a variety of factors, including: actual or anticipated variations in Community’s quarterly operating results; recommendations by securities analysts; acquisitions or business combinations; operating and stock price performance of other companies that investors deem comparable to Community; new technology used or services offered by Community’s competitors; news reports relating to trends, concerns and other issues in the financial services industry; and changes in government regulations. General market fluctuations, industry factors and general economic and political conditions and events, including terrorist attacks, economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, could also cause Community’s stock price to decrease regardless of Community’s operating results.

There is a limited trading market for Community’s common stock.

There is a limited trading market for Community’s common stock and shareholders may not be able to resell shares at or above the price paid for them. The price of Community’s common stock purchased may decrease significantly. Although Community's common stock is quoted on The NASDAQ Capital Market under the symbol “CBIN”, trading activity in the stock historically has been sporadic. A public trading market having the desired characteristics of liquidity and order depends on the presence in the market of willing buyers and sellers at any given time. The presence of willing buyers and sellers depends on the individual decisions of investors and general economic conditions, all of which are beyond Community’s control.

Community’s historical growth rates may not be sustainable.

Community may not be able to maintain and manage its growth, which may adversely affect its results of operations and financial condition and the value of its common stock. No assurance can be provided that Your Community Bank will continue to be successful in increasing the volume of loans and deposits at acceptable risk levels and upon acceptable terms, expanding its asset base to a targeted size and managing the costs and implementation risks associated with its growth strategy. There can be no assurance that further expansion will be profitable or that Community’s historical rate of growth will continue to be sustained, either through internal growth or otherwise, or that capital will be maintained sufficient to support continued growth. Furthermore, if Your Community Bank grows too quickly and is not able to control costs and maintain asset quality, rapid growth also could adversely affect its financial performance.

Community relies on dividends from Your Community Bank for its liquidity needs.

Community’s holding company status makes it dependent on dividends from Your Community Bank to meet its obligations. It is a one bank holding company and conducts almost all of its operations through Your Community Bank. It does not have any significant assets other than cash and the stock of Your Community Bank. Accordingly, it depends on dividends from Your Community Bank (and, in turn, its subsidiaries) to meet its obligations and obtain revenue. Its right to participate in any distribution of earnings or assets of Your Community Bank is subject to the prior claims of creditors of Your Community Bank. Under federal and state law, Your Community Bank is limited in the amount of dividends it may pay to Community without prior regulatory approval. Also, bank regulators have the authority to prohibit Your Community Bank from paying dividends if the bank regulators determine the payment would be an unsafe and unsound banking practice.

The ability to pay dividends on Community’s common stock is limited.

No assurance can be given that Community will continue to pay dividends at its current annual dividend rate or at all. In particular, the ability to pay dividends in the future will depend upon, among other things, future earnings and cash requirements.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “pro forma,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements include, but are not limited to:

•	The costs of integrating some systems and operations of Scott County Bank and Your Community Bank, which may be greater than Community expects.

•	Potential customer loss and deposit attrition from Scott County Bank as a result of the merger and the failure to achieve expected gains, revenue growth and/or expense savings from such transactions.

•	Community’s ability to effectively manage interest rate risk and other market risk, credit risk and operational risk.

•	Community’s ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support its business.

•	Community’s ability to keep pace with technological changes.

•	Community’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by its customers and potential customers.

•	Community’s ability to expand into new markets.

•	The cost and other effects of material contingencies, including litigation contingencies.

•
Further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies and finance companies, may increase competitive pressures and affect Community’s ability to preserve its customer relationships and margins.

•
Possible changes in general economic and business conditions in the United States in general, and in the Southern Indiana and Kentucky communities Community serves in particular, may lead to a deterioration in credit quality, thereby requiring increases in provisions for loan losses, or a reduced demand for credit, thereby reducing earning assets.

•	The threat or occurrence of war or acts of terrorism and the existence or expansion of general geopolitical instability and uncertainty.

•	Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies and similar organizations, including changes in accounting standards.

The cautionary statements in the “Risk Factors” section and elsewhere in this proxy statement-prospectus also identify important factors and possible events that involve risk and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We do not intend, and undertake no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

2006 ANNUAL SHAREHOLDERS’ MEETING OF THE BANCSHARES, INC.

Purpose

You have received this proxy statement-prospectus because the board of directors of TBI is soliciting your proxy for the 2006 annual meeting of shareholders to be held on June 16, 2006 at 1:00 p.m., local time, at the main office of Scott County Bank, 125 West McClain Avenue, Scottsburg, Indiana. Each copy of this proxy statement-prospectus mailed to holders of TBI common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting, as well as an election form for selection of the consideration desired by a shareholder under the merger. At the meeting, TBI shareholders will consider and vote upon:

1.	Election of six directors of TBI for a one-year term expiring at the annual shareholders’ meeting in 2007 or until their successors have been elected and qualified;

2.	Approval and adoption of the plan of merger; and

3.	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope. If you do not return your properly executed card, or if you do not attend and cast your vote at the annual meeting, the effect will be a vote against the merger.

Record Date; Quorum and Vote Required

The record date for the 2006 annual meeting is May 5, 2006. TBI shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the meeting. As of May 5, 2006, there were 202,908 shares of TBI common stock issued and outstanding and entitled to vote at the meeting, held by approximately 238 holders of record.

The presence, in person or by proxy, of a majority of the outstanding shares of TBI common stock entitled to vote at the 2006 annual meeting is necessary to constitute a quorum at the annual meeting. To determine the presence of a quorum at the annual meeting, TBI will count as present at the annual meeting the shares of TBI common stock present in person but not voting and the shares of common stock for which TBI has received proxies but with respect to the matters to be considered which the holders of such shares have abstained for voting.

Each share of TBI common stock outstanding on May 5, 2006 entitles its holder to one vote for each of the director positions, without the right to cumulate votes, and one vote on the plan of merger and any other proposal that may properly come before the annual meeting.

The six nominees receiving the most votes for director positions will be elected directors.

Approval of the plan of merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of TBI common stock as of the record date for the annual meeting.

As of the record date for the meeting, TBI directors and executive officers beneficially owned a total of 46,244 shares, or approximately 22.79%, of the outstanding shares of TBI common stock. These individuals have indicated their agreement to vote their stock in favor of the plan of merger.

Solicitation and Revocation of Proxies

If you have delivered a proxy for the annual meeting, you may revoke it at any time before it is voted by:

•	attending the annual meeting and voting in person;

•	giving written notice of revocation of your proxy to TBI’s corporate secretary prior to the annual meeting; or

•	submitting to TBI’s corporate secretary a signed proxy card dated later than your initial proxy.

The proxy holders will vote as directed on all proxy cards that are received at or prior to the annual meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares as follows:

•	FOR the nominees for director as described in this proxy statement-prospectus;
•	FOR the proposal to approve the plan of merger; and
•
FOR the transaction of such other business as may properly come before the annual meeting, in accordance with the judgment of the persons appointed as proxies, though TBI’s management is not aware of any such other business.

TBI’s board of directors is not aware of any matter to be presented at the 2006 annual meeting other than the election of directors and the proposal to approve the plan of merger.

If you hold shares of TBI common stock in a broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to the broker. If you do not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the election of directors and the vote on the plan of merger. A vote that is not cast for this reason is called a “broker nonvote.” Broker nonvotes will not be treated as shares present for the purpose of determining whether a quorum is present at the 2006 annual meeting. For purposes of the vote on the plan of merger, a broker nonvote is the same as a vote against the plan of merger. For purposes of the vote on other matters properly brought before the annual meeting, broker nonvotes will not be counted.

TBI will bear the cost of soliciting proxies from its shareholders. TBI will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of TBI may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. TBI will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

You should not send any stock certificates with your proxy card. If you desire to elect to receive some or all of your merger consideration in Community common stock, you should send in your TBI stock certificates with the enclosed form of election. If the plan of merger is approved and you have not elected stock consideration, you will receive instructions for exchanging your stock certificates after the merger has been completed.

Dissenters’ Rights

TBI’s shareholders have dissenters’ rights with respect to the merger under Indiana law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Chapter 44 of the IBCL will be entitled to receive payment of the fair value of their shares in cash in accordance with the IBCL. For more information regarding the exercise of these rights, see “Dissenters’ Rights” page 66.

Recommendation of the Board of Directors of TBI

TBI’s board of directors has nominated Steve A. Hauer, Philip L. Stewart, Philip T. Lowry, Paula J. Murray, Raymond L. Rigel, and Eric L. Graham to serve as directors for the ensuing year and unanimously recommends you vote “FOR” each nominee as director.

TBI’s board of directors has unanimously approved the merger agreement and plan of merger, believes that the merger is in the best interests of TBI and its shareholders and recommends that you vote “FOR” approval of the plan of merger.

PROPOSAL NO. 1.

ELECTION OF DIRECTORS

Election of Directors

TBI’s articles of incorporation and bylaws provide for a six member board of directors. The six director positions are to be elected annually. At the 2006 annual meeting, you will be asked to elect six directors for a term to expire at the annual meeting of shareholders to be held in 2007. If the merger transaction with CBIN Subsidiary and Community is consummated, these director positions will cease at the effective time of the merger. Any vacancies that occur after the directors are elected may be filled by the board of directors in accordance with law for the remainder of the full term of the vacant directorship.

Steve A. Hauer, Philip L. Stewart, Philip T. Lowry, Paula J. Murray, Raymond L. Rigel, and Eric L. Graham are currently serving as directors whose terms expire at the 2006 annual meeting. Each of these individuals has been nominated for re-election as a director at the 2006 annual meeting.

Each of the nominees has agreed to serve as a director if elected. Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of these nominees. If any of them should be unable or unwilling to stand for election at the time of the annual meeting, the proxies may vote for a replacement nominee recommended by the board of directors. At this time, the board of directors knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

Nominees

The following biographies show the age and principal occupations during the past five years of each of the nominees. The biographies also show tenure as a director of TBI’s subsidiary, Scott County Bank, for which each TBI director also serves as a director. Ages are shown as of April 25, 2006.

Steve A. Hauer (Age 60) 1-16-46
•	Director of The Bancshares, Inc. since 1988
•	President and Chief Executive Officer of The Bancshares, Inc. since 1988
•	Director of Scott County Bank since 1988
•	President and Chief Executive Officer of Scott County Bank since 1992

Philip L. Stewart (Age 68) 12-3-37
•	Director of The Bancshares, Inc. since 1988
•	Director of Scott County Bank since 1988
•	Retired funeral director and former owner of Stewart Funeral Home, Inc. in Scottsburg, Indiana

Philip T. Lowry (Age 57) 12-14-48
•	Director of The Bancshares, Inc. since 1989
•	Director of Scott County Bank since 1989
•	100% ownership and President of Scott County Office Equipment Co., Inc., an office products supply company in Scottsburg, Indiana
•	Partial owner of PNP Express, Inc., an expediting trucking company in Scottsburg, Indiana

Paula J. Murray (Age 56) 6-12-49
•	Director of The Bancshares, Inc. since 1989
•	Director of Scott County Bank since 1989
•	100% ownership and President of Baringer Floral, Inc., a floral shop located in Scottsburg, Indiana

Raymond L. Rigel (Age 65) 3-11-41
•	Director of The Bancshares, Inc. since 1990

•	Director of Scott County Bank since 1990
•	Retired Air Force Lieutenant Colonel

Eric L. Graham (Age 54) 12-4-51
•	Director of The Bancshares, Inc. since 1988
•	Director of Scott County Bank since 1988
•	Area Manager for Irving Materials, Inc.

Voting

Each share of TBI common stock is entitled to one vote for each director position and shareholders may not cumulate votes. The six nominees receiving the most votes for director positions expiring in 2007 will be elected directors.

PROPOSAL NO. 2

THE MERGER

Structure of the Merger

If the plan of merger is approved by TBI shareholders, TBI will merge into CBIN Subsidiary, a wholly-owned subsidiary of Community formed for the sole purpose of effecting the merger. At the time of the merger, TBI will cease to exist and your shares of TBI common stock will be converted into the right to receive your portion of the merger considerations. You are entitled to elect for each TBI share you own whether you want to receive:

•	cash equal to $150;

•	a number of shares of Community common stock determined as set forth below; or

•	a combination of both.

The number of shares of Community common stock you are entitled to receive for each share of TBI common stock will be determined as of the closing of the transaction by dividing $150 by the average closing price on The NASDAQ Capital Market of Community common stock for the 15 trading days leading up to the 15th day prior to the anticipated closing date of the merger. If the average per share closing price of Community common stock for the 15 days leading up to the 15th day before the anticipated merger closing date is less than $20, then it will be valued at $20 for purposes of this calculation (or 7 ½ shares of Community common stock for each share of TBI common stock for which a stock election is made). If the average per share closing price of Community common stock for the 15 trading days leading up to the 15th day before the anticipated merger closing date is greater than $25, then it will be valued at $25 for purposes of the valuation calculation (or 6 shares of Community common stock for each share of TBI common stock for which a stock election is made).

Community also will pay cash in lieu of issuing fractional shares based on the above determined average stock price.

CBIN Subsidiary, as the surviving corporation under the merger, will continue in existence following the merger. The current directors and officers of CBIN Subsidiary will remain as the only directors and officers of CBIN Subsidiary. CBIN Subsidiary’s directors are Timothy T. Shea, James D. Rickard, Gary L. Libs and Kerry M. Stemler, who collectively compose the executive committee of Community’s board of directors. CBIN Subsidiary’s officers are James D. Rickard, President and Chief Executive Officer of both Community and CBIN Subsidiary, Paul A. Chrisco, Senior Vice President and Chief Financial Officer of Community and Treasurer of CBIN Subsidiary, and Pamela Echols, Corporate Secretary of both Community and CBIN Subsidiary.

Community intends to merge CBIN Subsidiary into Community at some as yet undetermined point following the merger, which will result in Scott County Bank becoming a wholly-owned subsidiary of Community.

Community anticipates that the current officers of Scott County Bank will remain unchanged immediately following the merger. The parties anticipate that Steve A. Hauer will, at the time of the merger, enter a six-month employment agreement with Scott County Bank, after which time we and Mr. Hauer anticipate he will retire. The other directors, officers and employees of Scott County Bank are anticipated to continue in their current positions following the merger. At least one new director that is currently a director or executive officer of Community will join the Scott County Bank board following the merger. This director determination has not been finalized.

Background of the Merger

From time to time in 2005, the board of directors of TBI had discussed and considered TBI’s potential strategic alternatives, including the possible sale or merger of TBI to a third party financial institution. TBI engaged Alex Sheshunoff & Co. Investment Banking to review alternative strategic directions, including remaining independent, and advice regarding a possible strategic affiliation with other entities. Discussions included: (1) an analysis of competition; (2) the liquidity of TBI’s stock; (3) the status of the current merger market, the relative pricing and the opportunities that might be available for TBI; and (4) a list of potential merger partners. All of these issues were analyzed in conjunction with TBI’s goal to continue to increase shareholder value.

Alex Sheshunoff & Co., working with TBI, prepared a Confidential Investor Memorandum containing financial and operating information about TBI, and on behalf of TBI, began a confidential inquiry and contacted potential candidates. In November 2005, five financial institutions submitted preliminary non-binding indications of interest to acquire TBI.

Upon receipt of the preliminary indications of interest Alex Sheshunoff & Co. reviewed with TBI board the pricing and terms of each proposal. After discussion with TBI board, it was determined to go back to three parties submitting a proposal and allow the potential acquirors to conduct on-site due diligence and refine or strengthen their proposal. The potential acquirors were given access to additional information and management of TBI during this time period to answer questions about the operations of TBI and provide additional information to revise their proposal. From this process, these parties submitted revised proposals in January 2006.

These proposals included Community’s original proposal of 65% stock and 35% cash at $150 per TBI share and an indication of interest from two other bidders.

TBI’s Board determined that the Community proposal was acceptable and further discussions commenced on more complete terms. Negotiation of the definitive agreement commenced between the parties and their counsel in January 2006. Between January 10, 2006 and February 15, 2006, the parties and their respective counsel negotiated the terms of the merger agreement, employment agreements and affiliate agreements and TBI and Community prepared their disclosure schedules to the merger agreement.

At a meeting of the Community board of directors held on January 24, 2006, the Community board discussed the proposed acquisition terms and authorized senior management to execute the definitive agreement in the form presented to the board, with any substantial changes to be approved by the board’s executive committee.

At a meeting of the TBI board of directors held on February 15, 2006, the TBI board discussed the proposed acquisition terms and authorized senior management to execute the definitive agreement in the form presented to the board. The parties executed the agreement and plan of merger later that day.

TBI Reasons for the Merger

TBI’s board of directors determined that the agreement and plan of merger and the merger consideration were in the best interests of TBI and its shareholders and recommends that TBI shareholders vote in favor of approval of the plan of merger.

In its deliberations and in making its determination, TBI’s board of directors considered many factors including, without limitation, the following:

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both TBI and Community;

•	Community’s access to capital and managerial resources relative to that of TBI;

•	the premium represented by the value of the merger consideration over the current book value of TBI common stock and the trading prices of the stock prior to the announcement of the merger;

•	its desire to provide shareholders with the prospects for greater future appreciation on their investments in TBI common stock than TBI could achieve independently;

•	the greater liquidity of Community common stock, which is traded on The NASDAQ Capital Market;

•	the opinion delivered by Alex Sheshunoff & Co. (“Sheshunoff”) that the merger consideration is fair, from a financial standpoint, to the shareholders of TBI;

•
Scott County Bank’s potential to better serve its customers and enhance its competitive position in the communities in which it operates due to Community’s more diverse financial products and services;

•	the effect of the merger on TBI’s employees, customers and community; and

•	Community’s long-term growth strategy.

Because of the wide variety of factors considered, TBI’s board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

Community’s Reasons For the Merger

Community’s board of directors concluded that the merger is in the best interests of Community and its shareholders. In deciding to approve the merger, Community’s board of directors considered a number of factors, including, without limitation, the following:

•	management’s view that the acquisition of TBI provides an attractive opportunity to expand into the Scott County, Indiana market area, which it considers a desirable market;

•	Scott County Bank’s community banking orientation and its compatibility with Community and Your Community Bank;
•
a review of the demographic, economic and financial characteristics of the Scott County, Indiana market in which TBI operates, including existing and potential competition and history of the market area with respect to financial institutions;

•	management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality, of TBI;
•
the opinion delivered by Keefe, Bruyette & Woods, Inc. (“KBW”), an investment banking firm retained by Community, that the merger consideration is fair, from a financial standpoint, to Community and its shareholders; and

•	the likelihood of regulators approving the merger without undue conditions or delay.

Funding of the Merger

Community will need cash in the amount of approximately $10.65 million to fund the cash consideration portion of the purchase price. The primary source for the cash portion of the purchase price will be borrowed funds from either a commercial financing or debentures issued in connection with a trust preferred securities transaction, to be classified in all or part as secondary capital under the Federal Reserve Board’s Regulation Y.

Opinion of Financial Advisor to TBI

TBI retained Sheshunoff to provide its opinion as to the fairness from a financial viewpoint of the merger consideration to the shareholders of TBI. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The TBI board of directors retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

On February 14, 2006, Sheshunoff rendered its written fairness opinion to TBI’s board of directors that, as of such date, the merger consideration was fair, from a financial point of view, to the shareholders of TBI. The fairness opinion is addressed to the board of directors of TBI and does not constitute a recommendation to any TBI shareholder as to how such shareholder should vote at the annual meeting of TBI’s shareholders.

The full text of the fairness opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix E to this proxy statement-prospectus. You are urged to read Sheshunoff’s fairness opinion carefully and in its entirety. The summary of the opinion of Sheshunoff set forth in this proxy statement-prospectus is qualified in its entirety by reference to the opinion.

In connection with the fairness opinion, Sheshunoff:

•	reviewed a draft of the merger agreement;
•	reviewed TBI’s audited financial statements for the years ending December 31, 2003 and December 31, 2004;
•	evaluated TBI’s subsidiary bank’s general ledger statements as of December 31, 2005;
•	evaluated TBI’s consolidated results based upon a review of its regulatory reports for the five-year period ending December 31, 2005;
•	reviewed publicly available financial statements and other business and financial information of Community;
•	conducted conversations regarding recent and projected financial performance of TBI and Community with respective members of executive management;
•	compared TBI’s recent operating results with those of certain other banks in selected states that have recently been acquired that Sheshunoff deemed relevant;
•	compared the pricing multiples for TBI in the merger to those of certain other banks in selected states that have recently been acquired that Sheshunoff deemed relevant;
•	analyzed the present value of the after-tax cash flows TBI could produce through the year 2010 based on projections provided by TBI’s management;
•	reviewed the potential pro forma impact of the merger on the combined company’s results and certain financial performance measures of TBI and Community;
•	reviewed the historical stock price data and trading volume of Community’s common stock and the lack of an active market for the common stock of TBI;
•	compared the historical stock price data and trading volume of Community’s common stock with that of certain other comparable publicly traded companies;
•	compared certain financial characteristics and performance measures of Community with that of certain other comparable publicly traded companies;
•	compared the historical stock price performance of Community’s common stock with that of selected indices Sheshunoff deemed relevant;
•	held various on-site meetings with TBI’s management to discuss the potential sale of TBI; and
•	performed such other analyses, as Sheshunoff deemed appropriate.

In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. Sheshunoff assumed that internal confidential financial projections provided by TBI were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of TBI, and did not independently verify the validity of such assumptions.

Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of TBI or Community nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of TBI or Community. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances were, in the aggregate, adequate to cover such losses.

The fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of, February 13, 2006.

In rendering the fairness opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Sheshunoff did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff’s view of the actual value of TBI, Community, or the combined entity.

In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business, and economic conditions and other matters, many of which are beyond the control of TBI or Community. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sheshunoff’s analyses should not be viewed as determinative of the opinion of the board of directors or the management of TBI with respect to the value of TBI or Community or to the fairness of the merger consideration.

The following is a summary of the analyses performed by Sheshunoff in connection with its opinion. The discussion utilizes financial information concerning TBI and Community as of December 31, 2005 and for Community and other publicly traded banks as of September 30, 2005.

For the purposes of the following analyses, Sheshunoff utilized a price of $150.00 per share for TBI’s common stock and a fifteen-day average price per share of $23.02 for Community common stock for determining the value of the merger consideration. Total merger consideration was estimated to be $31.116 million. This includes cash payments in the amount of $679,770 for the 7,000 outstanding TBI options calculated as the difference between the strike price and $150.00. The amount of merger consideration to be received by the TBI shareholders after deducting the value of the options would be $30.436 million. The amount of cash to be received by TBI shareholders would be $10.653 million and the amount of Community stock to be received would be $19.783 million. The merger consideration may have a value higher or lower than the estimated merger consideration depending on Community’s stock price at the time of the merger.

TBI Discounted Cash Flow Analysis.

Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that TBI could produce on a stand-alone basis through the year 2010, under various circumstances, assuming that it performed in accordance with the projections provided by TBI’s management.

Sheshunoff estimated the terminal value for TBI at the end of 2010 by capitalizing the final period projected earnings using a discount rate that is the quotient of (i) the assumed annual long-term growth rate of the earnings of TBI of 6.0% plus one and (ii) the difference between a range of required rates of return and the assumed annual long-term growth rate of earnings in (i) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 7.0%) and the terminal values using discount rates ranging from 12.0% to 14.0%. The discount range was chosen to reflect different assumptions regarding the required rates of return of TBI and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $81.59 to $107.15 as shown in the table below compared to the merger consideration of $150.00 per share.

	Discount Rate
	14.0%	13.0%	12.0%
Present Value (Millions $)	$16.555	$18.777	$21.742
Present Value (Per Share)	$81.59	$92.54	$107.15

Analysis of Selected Transactions:

Sheshunoff performed an analysis of premiums paid in selected recently completed acquisitions of banking organizations with comparable characteristics to the merger. The comparable transactions consisted of a group of transactions for banks in the states of Indiana, Kentucky, Ohio, Michigan, Missouri, and Iowa for which pricing data were available. These comparable transactions consisted of twenty-eight mergers and acquisitions of banks with assets between $50 million and $250 million that were announced between January 1, 2005 and February 12, 2006. The analysis yielded multiples of the purchase prices in these transactions as shown below:

	Price/ Book (x)	Price/ Tg Book (x)	Price/ LTM Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)

Maximum	4.13	4.14	32.40	41.90	49.95
Minimum	0.65	0.65	7.05	5.55	6.57
Median	1.69	1.69	19.56	17.95	22.30

Community Offer*	2.18	2.18	21.87	25.35	32.90

* Assumes offer of $150.00 per share or $31.116 million.

The pricing multiples in the merger were higher than the comparable median pricing multiples in all instances.

Contribution Analysis:

Sheshunoff reviewed the relative contributions of Community and TBI to the combined company based on the December 31, 2005 financial data. Sheshunoff compared the pro forma ownership interests of TBI and Community of 24.8% and 75.2%, respectively, to: (i) total assets of 17.0% and 83.0%, respectively; (ii) total loans of 14.5% and 85.5%, respectively; (iii) total deposits of 18.8% and 81.2%, respectively; (iv) total equity of 25.0% and 75.0%, respectively; (v) total tangible equity of 25.1% and 74.9%, respectively; (vi) non-interest income of 15.6% and 84.4%, respectively; (vii) non-interest expense of 17.6% and 82.4%, respectively; and (viii) 2005 earnings of 28.2% and 71.8%, respectively. The contribution analysis shows that TBI shareholders’ ownership in the combined company is equivalent to the contribution of tangible equity and is in excess of TBI’s contribution of assets, loans, or deposits to the combined company. TBI shareholders’ ownership in the combined company was less than TBI’s contribution to estimated 2006 earnings. The cash consideration paid by Community to TBI shareholders reduced the equity position of TBI shareholders in the combined company relative to their proportional contribution of the other criteria compared. The effect of the cash consideration paid was to increase the proportional ownership by Community shareholders of the criteria compared. The contributions are shown in the following table.

	Assets	%	Loans	%	Deposits	%

The Bancshares, Inc.	$136,160	17.0%	$88,039	14.5%	$107,474	18.8%
Community Bank Shares of Indiana, Inc.	$665,008	83.0%	$520,062	85.5%	$464,835	81.2%
Combined Company	$801,168	100.0%	$608,101	100.0%	$572,309	100.0%

	Equity	%	Tg. Equity	%	Earnings	%

The Bancshares, Inc.	$14,292	25.0%	$14,292	25.1%	$1,469	28.2%
Community Bank Shares of Indiana, Inc.	$42,775	75.0%	$42,611	74.9%	$3,749	71.8%
Combined Company	$57,067	100.0%	$56,903	100.0%	$5,218	100.0%

	Non-Interest Income	%	Non-Interest Expenses	%	Shares	%

The Bancshares, Inc.	$710	15.6%	$3,454	17.6%	859,406	24.8%
Community Bank Shares of Indiana, Inc.	$3,841	84.4%	$16,155	82.4%	2,605,544	75.2%
Combined Company	$4,551	100.0%	$19,609	100.0%	3,464,950	100.0%

Pro Forma Dividend Analysis:

Sheshunoff analyzed the pro forma impact of the merger on the dividends received by TBI shareholders. The analysis indicated that TBI shareholders would receive approximately 859,406 shares of Community. The current annual dividend paid by Community as of the date of the analysis was $.64 per share. Because TBI shareholders will receive 4.235 shares of Community stock for each TBI share owned, the pro forma dividend on a current TBI share would be $2.71 or 39% more than current dividend paid by TBI.

Comparable Company Analysis:

Sheshunoff compared the operating and market results of Community to the results of other publicly traded companies. The comparable publicly traded companies were selected primarily on the basis of two criteria: geographic location and total asset size. The geographic location of the companies was the Midwest Region of the United States (as defined by SNL Financial LC). Community was compared to banks with total assets between $500 million and $1.5 billion (“Community Peer Group”). The data for the following tables were based on information for the period ending September 30, 2005 (the most recent period available at the time of the analysis) provided by SNL Financial. Some of the ratios presented are proprietary to SNL Financial and may not strictly conform to the common industry determination.

	Community	Community Peer Group Median

Net Interest Margin	3.04%	3.69%
Efficiency Ratio	69.25%	64.95%
Return on Average Assets	0.63%	0.88%
Return on Average Equity	9.05%	10.27%
Equity to Asset Ratio	6.69%	8.44%
Tangible Equity to Tangible Asset Ratio	6.69%	7.57%
Ratio of Non-performing Assets to Total Assets	0.87%	0.48%
Ratio of Non-performing Loans to Total Loans	1.10%	0.48%
Ratio of Loan Loss Reserves to Loans	1.17%	1.19%
Ratio of Loan Loss Reserves to Non-performing Assets	105%	172%

Community’s performance, as measured by its net interest margin, return on average assets, and return on average equity, was below that of the Peer Group. Community’s capitalization, as measured by its equity to asset ratio and its tangible equity to asset ratio, was somewhat lower than the comparable Peer Group ratios. Community’s asset quality, as measured by its ratio of non-performing assets to total assets and its ratio of non-performing loans to total loans, was somewhat worse than that of the Community Peer Group Median. Its coverage of non-performing assets, as shown by the ratio of loan loss reserves to non-performing assets, was below the Community Peer Group Median.

Sheshunoff compared Community’s trading results to the Community Peer Group. The results are contained in the following table.

Community
Peer Group
	Community	Median

Market Price as a Multiple of Stated Book Value	1.38x	1.54x
Market Price as a Multiple of Stated Tangible Book Value	1.38x	1.88x
Price as a Multiple of LTM Earnings	16.7x	16.0x
Market Price as a Percent of Assets	9.19%	12.18%

Community’s price-to-book multiple as measured by its market price as a multiple of stated book value was lower than the comparable Peer Group median. Community’s market price to stated tangible book value and market price to assets ratios were below the comparable Peer Group ratios. Its price-to-earnings multiple as shown in the price as a multiple of last 12 months earnings through September 30, 2005 was similar to the Peer Group ratio.

Sheshunoff compared selected stock market results of Community to the publicly available corresponding data of other composites that Sheshunoff deemed to be relevant, including (i) the SNL index for all publicly traded banks in the United States (“SNL All Bank”), and (ii) the SNL sector index of banks with assets between $500 million and $1 billion in the United States. Community’s common stock price generally underperformed the sector index for the period from December 2002 until December 2003 but matched the performance of the SNL All Bank index over the period. Since January 2004, Community’s stock price has outperformed the SNL All Bank index and has matched or outperformed the sector index.

No company or transaction used in the comparable company and comparable transaction analyses is identical to TBI, Community, or Community as the surviving corporation in the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of TBI and Community and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in and of itself a meaningful method of using comparable transaction data or comparable company data.

Pursuant to its engagement letter with TBI, Sheshunoff will receive approximately $389,000 in fees of which $35,000 was received for rendering the fairness opinion and is not contingent upon the closing of the merger. In addition, TBI agreed to reimburse Sheshunoff for its reasonable out-of-pocket expenses. TBI also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability.

The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective and does not constitute a recommendation to any TBI shareholder to vote in favor of the merger. No limitations were imposed on Sheshunoff regarding the scope of its investigation or otherwise by TBI.

Based on the results of the various analyses described above, Sheshunoff concluded that the merger consideration to be paid by Community pursuant to the merger is fair to TBI shareholders, from a financial point of view.

The full text of the opinion of Alex Sheshunoff & Co. is attached as Appendix E to this proxy statement-prospectus. The full opinion sets forth certain assumptions made, matters considered and limitations on the review undertaken by Alex Sheshunoff & Co., and should be read in its entirety. The summary of the opinion set forth in this proxy statement-prospectus is qualified in its entirety by reference to the opinion.

Opinion of Financial Advisor to Community

On November 11, 2005 KBW was retained by Community to evaluate the potential strategic affiliation with TBI. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings and distributions of listed and unlisted securities. KBW is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. Community selected KBW on the basis of the firm’s reputation and its experience and expertise in transactions similar to the merger and its prior consultative working relationship with Community.

Pursuant to its engagement, KBW was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the shareholders of TBI. KBW delivered its opinion to Community that, as of February 15, 2006 the merger consideration to be paid by Community is fair, from a financial point of view, to the shareholders of Community. No limitations were imposed by the Community board of directors upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its opinion to the Community board of directors and to the reference to the entire opinion attached hereto as Appendix F.

The full text of the opinion of KBW, which is attached as Appendix F to this proxy statement-prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by KBW, and should be read in its entirety. The summary of the opinion of KBW set forth in this proxy statement-prospectus is qualified in its entirety by reference to the opinion.

In rendering its opinion, KBW (i) reviewed the merger agreement, (ii) reviewed Community’s annual reports, proxy statements and form 10-K’s for the prior three fiscal years of 2005, 2004 and 2003 and 10-Q’s for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and certain other internal financial analysis considered relevant, (iii) reviewed TBI’s annual reports for the years ended December 31, 2005 and December 31, 2004 and Scott County Bank’s call reports for the quarters ended March 31, 2005, June 30, 2005, September 30, 2005, (iv) discussed with senior management and the executive committee of Community the current position and prospective outlook for Community, (v) discussed with senior management of TBI the operations, financial performance and future plans and prospects of TBI, (vi) considered historical quotations, levels of activity and prices of recorded transactions in Community’s and TBI’s common stock, (vi) reviewed financial and stock market data of other banks in a comparable asset range to Community, (vii) reviewed financial and stock market data of other banks in a comparable asset range to TBI, (viii) reviewed certain recent business combinations with banks as the acquired company, which KBW deemed comparable in whole or in part, and (ix) performed other analyses which KBW considered appropriate.

Comparable Company Analysis for Community.

KBW used publicly available information to compare selected financial and market trading information for Community and a group of selected financial institutions. The comparable group of financial institutions consisted of twelve commercial banks or bank holding companies that conducted operations in the Midwest Region and contained the following institutions:

Centrue Financial Corporation	DCB Financial Corporation
Dearborn Bancorp, Incorporated	Farmers & Merchants Bancorp, Inc.
Fentura Financial, Incorporated	IBT Bancorp, Incorporated
Monroe Bancorp	NB&T Financial Group, Incorporated
Northern States Financial Corporation	Ohio Valley Banc Corporation
UnionBancorp, Incorporated	United Bancorp, Incorporated

The analysis compared publicly available financial information for Community for the period ended December 31, 2005 and the financial data of Community was compared to the median value of the publicly traded comparable group. The table below sets forth the comparative data as of and for the twelve month trailing period ended December 31, 2005, with pricing data as of February 14, 2006:

Comparable Group Analysis
	Community	Comparable Group Median
Total Assets (millions)	$665.0	$678.6
Tangible Equity/Assets	7.18%	8.30%
Loans/Deposits	108.97%	86.98%
Net Interest Margin	3.00%	3.70%
Efficiency Ratio	74.83%	66.67%
Non-performing Loans / Total Loans	1.10%	0.59%
Loan Loss Reserves / Non-performing Loans	106.64%	235.52%
Non-performing Assets / Total Assets	0.87%	0.39%
Loan Loss Reserves / Total Loans	1.17%	1.17%
Loan Loss Reserves / Non-performing Assets	104.64%	225.06%
Return on Average Assets	0.60%	0.95%
Return on Average Equity	8.28%	10.43%
Price / Tangible Book Value Per Share	140.50%	185.60%
Price / LTM Earnings Per Share	17.10x	15.40x
Dividend Yield	2.49%	1.98%

Comparable Company Analysis for TBI.

KBW used publicly available information to compare selected financial and market trading information for TBI and a group of selected financial institutions. The comparable group of financial institutions consisted of twelve commercial banks or bank holding companies that conducted operations in the Midwest Region and contained the following institutions:

Benton Financial Corporation	Capital Directions, Incorporated
Clover Leaf Financial Corporation	Community National Corporation
Empire Bancshares, Incorporated	First Robinson Financial Corporation
FNB, Incorporated	Lafayette Community Bancorp
Ohio State Bancshares, Incorporated	Ridgestone Financial Services, Inc.
United Commerce Bancorp	Washington Bancorp

The analysis compared publicly available financial information for TBI for the period ended December 31, 2005 and the financial data of TBI was compared to the median value of the publicly traded comparable group. The table below sets forth the comparative data as of and for the twelve month trailing period ended December 31, 2005, with pricing data as of February 14, 2006:

Comparable Group Analysis
	TBI	Comparable Group Median
Total Assets (millions)	$136.2	$141.6
Tangible Equity/Assets	10.50%	8.96%
Loans/Deposits	82.24%	85.49%
Net Interest Margin	4.35%	3.87%
Efficiency Ratio	59.10%	70.33%
Non-performing Loans / Total Loans	0.19%	0.52%
Loan Loss Reserves / Non-performing Loans	431.58%	207.46%
Non-performing Assets / Total Assets	0.40%	0.46%
Loan Loss Reserves / Total Loans	0.82%	1.02%
Loan Loss Reserves / Non-performing Assets	145.00%	168.90%
Return on Average Assets	1.11%	0.78%
Return on Average Equity	10.70%	8.69%
Price / Tangible Book Value Per Share	100.00%	134.20%
Price / LTM Earnings Per Share	9.7x	17.0x
Dividend Yield	2.89%	1.21%

Analysis of Recent Comparable Acquisition Transactions.

Also in rendering its opinion, KBW analyzed certain comparable merger and acquisition transactions of both pending and completed bank deals. KBW compared the acquisition price relative to four industry-accepted ratios: deal price to book value, deal price to tangible book value, deal price to last twelve months’ earnings and premium to core deposits. Therefore, the analysis included a comparison of the median, high and low of the above ratios for pending and completed acquisitions, based on the following comparable group: (1) all institutions in the comparable group were banking institutions; (2) all transactions in the comparable group were either announced or completed after December 31, 2002; (3) all transactions in the peer group had a seller asset size between $50 - $500 million; (4) all companies in the peer group had a return on equity between 9.00% and 13.00%; and (5) all companies in the comparable group were located in the Midwest Region of the United States . As a result of these transaction criteria, the following selling bank institutions were used in analyzing comparable transactions:

University National Bank	Independence Bancorp
London Financial Corporation	Farwell State Savings Bank
Metro Bancorp, Incorporated	First SecurityFed Financial
Classic Bancshares Incorporated	First Clermont Bank
Custar State Bank	Somonauk FSB Bancorp Incorporated
Citizens Bancorp Incorporated	Eastern Wisconsin Bancshares Incorporated
First Capital Bankshares Incorporated	Antioch Holding Company
Marbanc Financial Corporation	Northview Financial Corporation

The comparative transaction analysis resulted in a range of values for TBI based upon comparable bank merger and acquisition transactions. KBW derived the median pricing metrics of the aforementioned comparable group, summarized the results of comparative bank merger and acquisition transactions and compared the range of values to the consideration paid to TBI shareholders. The comparable bank merger and acquisition statistics are as follows:

	Price to Book Ratio (%)	Price to Tangible Book Ratio (%)	Price to last 12 months earnings (x)	Core Deposit Premium (%)

Low Value	150.0	150.0	15.8x	11.40
Median Value	240.0	240.0	20.2x	17.40
High Value	360.2	389.6	37.6x	44.40

	Price to Book Ratio (%)	Price to Tangible Book Ratio (%)	Price to last 12 months Earnings (x)	Core Deposit Premium (%)

Implied Value of Community Offer*	217.7	217.7	21.2x	17.9

*Based on 12/31/05 financial statements for TBI

KBW viewed the aforementioned comparable group as the most appropriate in deriving a comparable transaction value based on TBI’s size, profitability and region in which TBI operates. KBW viewed the fact that the query based on the above criteria produced sixteen transactions with reported pricing metrics in the comparable group as being statistically significant for the purposes of comparison. KBW viewed the four resulting metrics (price to book value, price to tangible book value, price to last twelve months earnings and core deposit premium) from the comparable group on a high, low and median basis, as the key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

Given that the value of the consideration on an aggregate basis to be paid in the merger, as of the date of the opinion, is within the range of comparable bank transactions and is below median values both on a price to book value and price to tangible book value basis, KBW believes that this analysis supports the fairness, from a financial point of view, to Community and its shareholders of the consideration to be paid to TBI in the merger.

Based on the above analyses, KBW concluded that the consideration was fair, from a financial point of view, to shareholders. This summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independent of the other information considered by KBW in rendering its opinion. Selecting portions of KBW’s analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by Community and TBI. In its review, with the consent of the Community board of directors, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of Community or TBI.

The fairness opinion of KBW is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the merger and does not address the underlying business decision to effect the merger (or alternatives thereto).

Furthermore, KBW expresses no opinion as to the price or trading range at which shares of Community will trade following the consummation of the merger.

KBW is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and Community. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

KBW will receive a fee of $125,000 for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of this proxy statement-prospectus, KBW has received $45,000 of such fee; the remainder of the fee is due upon completion of the merger.

THE MERGER AGREEMENT

This section of the proxy statement-prospectus describes certain terms of the merger agreement. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement and an amendment to the merger agreement, which are attached as Appendix A to this proxy statement-prospectus and are incorporated herein by reference. We urge you to read the merger agreement and amendment as well as the discussion in this document carefully.

General

If the shareholders of TBI approve the plan of merger and the other conditions to the consummation of the merger are satisfied, Community will acquire TBI pursuant to the merger of TBI with and into Community’s subsidiary, CBIN Subsidiary. Community will exchange cash or shares of Community common stock, or a combination of both, plus cash instead of any fractional share, for each outstanding share of TBI common stock as to which dissenters’ rights have not been exercised and perfected. The holder of options in shares of TBI will receive cash in exchange for his options. Each share of Community common stock and CBIN Subsidiary common stock issued and outstanding immediately prior to the effective date of the merger will remain issued and outstanding and unchanged as a result of the merger. At an as yet undetermined time subsequent to the merger, Community will merge CBIN Subsidiary with and into Community and TBI’s subsidiary, the Scott County Bank, will remain a wholly-owned subsidiary of Community.

What TBI’s Shareholders Will Receive in the Merger

The total merger consideration will equal approximately $30,436,200. You will be entitled to elect to receive in exchange for each of your shares of TBI common stock either $150 in cash, shares of Community common stock worth approximately $150 or a combination of both. The exact number of Community common shares will be determined based on the average closing value of one share of Community common stock on The NASDAQ Capital Market for the 15 trading days leading up to the 15th day prior to the anticipated closing of the merger. If the average per share closing price of Community common stock for the 15 trading days leading up to the 15th day before the anticipated merger closing date is less than $20, then a share of Community common stock will be valued at $20 for purposes of this calculation (or 7 ½ shares of Community common stock for each share of TBI common stock for which a stock election is made). If the average per share closing price of Community common stock for the 15 trading days leading up to the 15th day before the anticipated merger closing date is greater than $25, then each share of Community common stock will be valued at $25 for purposes of the valuation calculation (or 6 shares of Community common stock for each share of TBI common stock for which a stock election is made).

Your election may be subject to proration so that Community common stock is issued for 65% of the total merger consideration. In addition, you will receive cash in lieu of any fractional share you would otherwise receive, based on the same determination of market value of Community common stock.

Because you may elect to exchange your shares of TBI common stock for cash, Community common stock, or a combination of cash and stock, and the value of Community common stock will fluctuate between now and the time of the merger, the form of the consideration and the total number of shares of Community common stock you receive could vary from the amount shown above. You may not, moreover, receive the type(s) of consideration that you elect because the type of consideration elected is subject to adjustment to the extent necessary to ensure the issuance of 35% of the total merger consideration as cash and 65% of the total merger consideration as Community common stock within the ranges described above.

As indicated above, because the amount of total consideration composed of cash and stock is fixed at pre-determined amounts, you should review the most recent closing price of Community common stock prior to making the election. The TBI board of directors makes no recommendation as to whether you should choose cash, Community common stock, or both in exchange for your shares of TBI common stock. You should consult your financial advisor prior to making your election.

The following tables show alternative examples of the number of shares of Community common stock, the amount of cash and the total value of the consideration into which a share of TBI common stock would be converted in the merger (with total merger consideration of $30,436,200), assuming that the average closing price of Community common stock is as set forth below. The tables assume 202,908 shares of TBI common stock are outstanding, no shareholder exercises dissenters’ rights and ignore cash issued in lieu of fractional shares of

Community common stock. The tables also assume that the shareholder elects, in the first instance, to receive 100% stock consideration and in the second instance, to receive 30% cash consideration and 70% stock consideration and, finally, to receive 100% cash consideration. The tables assume shareholders elect total stock consideration of 35% within the range of the total merger consideration so the exchange agent is not required to make any allocations or adjustments because the shareholder elections result in the forms of merger consideration being outside of the agreed to ranges.

Assuming 100% Stock Election:
Assumed Average Closing Price of Community Common Stock	Merger Consideration Exchanged for One Share of TBI Common Stock
	Number of Shares of Community Common Stock	Value of Shares of Community Common Stock	Cash Consideration	Total Value of Consideration Received
$27.50	6.00	$165.00	-	$165.00
25.00	6.00	150.00	-	150.00
22.50	6.67	150.07	-	150.00
20.00	7.50	150.00	-	150.00
17.50	7.50	131.25		131.25

Assuming 30% Cash and 70% Stock Election:
Assumed Average Closing Price of Community Common Stock	Merger Consideration Exchanged for One Share of TBI Common Stock
	Number of Shares of Community Common Stock	Value of Shares of Community Common Stock	Cash Consideration	Total Value of Consideration Received
$27.50	4.20	$115.50	$45.00	$160.50
25.00	4.20	105.00	45.00	150.00
22.50	4.67	105.08	45.00	150.08
20.00	5.25	105.00	45.00	150.00
17.50	5.25	91.88	45.00	136.88

Assuming 100% Cash Election:
Assumed Average Closing Price of Community Common Stock	Merger Consideration Exchanged for One Share of TBI Common Stock
	Number of Shares of Community Common Stock	Value of Shares of Community Common Stock	Cash Consideration	Total Value of Consideration Received
$27.50	-	-	$150.00	$150.00
25.00	-	-	150.00	150.00
22.50	-	-	150.00	150.00
20.00	-	-	150.00	150.00
17.50			150.00	150.00

Options to Receive Cash Consideration

All unexercised options for TBI common stock outstanding at the time of closing will receive from TBI immediately before the effective time of the merger cash consideration equal to the amount by which $150 exceeds the exercise prices of such options. This payment will not reduce the merger consideration paid to shareholders of TBI at the effective time of the merger. This payment will cause the cancellation of these options.

Shareholder Elections for Stock Consideration

Each shareholder of record of TBI common stock, on or before 5:00 p.m., eastern time, on the business day immediately before the day the merger closes (the “election date”), is entitled to make an unconditional election to receive some or all of the merger consideration for his or her shares of TBI Common stock in the form of Community common stock. Community has, with the approval of TBI, prepared the form of election, which is included with this proxy statement-prospectus and has been sent to all record holders of TBI common stock as of the record date for the meeting. Each record holder desiring to receive stock consideration must use the form of election. TBI has agreed to use all reasonable efforts to make available the form of election and this proxy statement-prospectus to everyone who becomes a record holder of TBI common stock between the record date of the annual meeting and the election date. To be effective, a record holder’s form of election to receive stock consideration must be received by Community’s exchange agent, Scott County Bank, by the election date. The form of election must be properly completed and signed and accompanied by certificates for the shares of TBI common stock to which that form of election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of TBI (or accompanied by an appropriate guarantee of delivery of the stock certificates as set forth in the form of election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the exchange agent within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery). Failure to deliver stock certificates covered by any guarantee of delivery within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery shall be deemed to invalidate any otherwise properly made election to receive stock consideration.

Since the number of shares of Community common stock to which a TBI shareholder making a stock election would be entitled is determined by a valuation made on the 15th day before the anticipated closing date of the merger, TBI will send each record holder of its common stock a letter identifying that valuation two weeks before the anticipated closing date. If the closing is delayed to a subsequent date, the anticipated closing date and date on which the Community common stock is valued will be delayed by a like number of days, which delay will be promptly announced by the Company.

The form of election may be revoked by the stockholder who submitted such form of election only by written notice received by the Exchange Agent prior to 5:00 p.m., eastern time, on the election date. In addition, all forms of election shall automatically be revoked if the exchange agent is notified in writing by Community that the merger agreement has been terminated. If a form of election is revoked, the certificates (or guarantees of delivery, as appropriate) for the shares of TBI common stock to which such form of election relates will be returned to the shareholder who submitted those certificates (or guarantees) and the related shares will be deemed not to have elected to receive stock consideration (unless and until another duly completed form of election and the other required certificates or guarantees have been property submitted).

The determination of the exchange agent is binding as to whether or not elections to receive stock consideration have been properly made or revoked pursuant to the merger agreement.

If no form of election is received with respect to shares of TBI common stock, or if the exchange agent determines that any election to receive the stock consideration was not properly made with respect to shares of TBI common stock, those shares will be treated as having not elected stock consideration and, in effect, having elected to receive cash consideration, subject to the allocation and proration procedures discussed below.

Allocation and Proration Procedures

To the extent the total elections for stock consideration would result in the issuance of Community common stock valued, based on the value assigned the stock by the merger agreement, at less or more than 65% of the total merger consideration, then the exchange agent will allocate between cash and Community common stock following allocation formulas agreed to by TBI and Community that are set forth in the merger agreement. The general effect of these procedures is described below.

Underelection for Stock Consideration. In the event that the aggregate amount of elections for stock consideration are such that the value of the Community common stock to be issued will be less than 65% of the total merger consideration ($19,783,530 assuming a total merger consideration of $30,436,200), then:

•	all shares of TBI common stock that elected stock consideration (“electing shares”) will be converted into the right to receive stock consideration as elected; and

•
the holders of shares with respect to which an election for stock consideration was not made (“non-electing shares”) will, on a pro rata basis (based on the number of non-electing shares they hold), have such number of their non-electing shares redesignated for stock consideration so that a total stock consideration of 65% (and cash consideration of 35%) of the merger consideration is achieved.

Overelection for Stock Consideration. In the event that the aggregate amount of elections for stock consideration are such that the value of the Community common stock to be issued will be more than 65% of the total merger consideration ($19,783,530 assuming a total merger consideration of $30,436,200), then:

•	all non-electing shares will be converted into the right to receive cash consideration; and

•
the holders of electing shares, on a pro rata basis (based on the number of electing shares they hold), will have such number of their electing shares redesignated for cash consideration so that a total stock consideration of 65% (and cash consideration of 35%) of the merger consideration is achieved.

Notwithstanding the requirement that 65% of the total merger consideration be stock consideration and 35% of the total merger consideration be cash consideration, Community is permitted by the merger agreement to adjust prior to the effective time of the merger the percentage limits so that the stock consideration and cash consideration more closely match the aggregate elections of TBI shareholders. Community is not obligated to make this adjustment, currently has no intention to make such an adjustment and may not make an adjustment that would adversely affect the merger from qualifying as a tax-free reorganization.

No Fractional Shares

No fractional shares of Community common stock will be issued in connection with the merger. Instead, Community will make a cash payment without interest to each shareholder of TBI who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Community common stock otherwise issuable to such shareholder by the average closing price of the Community common stock on The NASDAQ Capital Market for the 15 trading days leading up to the 15th day prior to the anticipated closing date. The cash payment for stock in lieu of fractional shares will not reduce the cash component of the merger consideration, but will be funded from the stock consideration component of the merger consideration.

Dissenters’ Rights

Holders of shares of TBI common stock who properly elect to exercise the dissenters’ rights provided for in Chapter 44 of the IBCL will not have their shares of TBI common stock converted into the right to receive the merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his or her pro rata portion of the merger consideration as all other shareholders. If such shares have not timely and properly made an election for stock consideration, such shares would be deemed to have not elected for stock consideration. For more information, see “Dissenters’ Rights” on page 66.

Closing and Effective Time of the Merger

The closing is to take place at 10:00 a.m., local New Albany, Indiana time, on the date which the merger becomes effective. If the merger is to become effective before 10:00 a.m., then the closing will be on the immediately preceding day.

The merger will become effective at the time articles of merger that are filed in the Indiana Secretary of State’s office become effective. Community and TBI have agreed to use reasonable efforts to cause the merger to become effective as soon as is reasonably practicable on the date (the “anticipated closing date”) that is 5 days following the last to occur of:

•	the effective date of the last required regulatory approval (taking into account any required waiting period after the approval);
•	the date on which the shareholders of TBI approve the plan of merger; and
•	the date on which all other conditions precedent to each party’s obligations under the merger agreement are either satisfied or waived.

The closing and effective time may be altered (1) by agreement of the chief executive officers of each of Community and TBI, (2) if the merger agreement is terminated pursuant to its terms or (3) by Community choosing a later closing and effective time based on its evaluation of the application of Section 404 of the Sarbanes-Oxley Act of 2002 to Community.

Legal Effect of Merger

At the time the merger is effective, TBI will be merged with and into CBIN Subsidiary, the wholly-owned subsidiary of Community, and TBI’s separate existence will cease while CBIN Subsidiary’s existence will continue. At the effective time, all outstanding shares of TBI common stock will be converted into the right to receive the merger consideration as described above or the consideration required by Chapter 44 of the IBCL to be paid to TBI shareholders who properly perfect their dissenters’ rights. All outstanding shares of Community common stock will remain outstanding and all outstanding shares of CBIN Subsidiary common stock will remain outstanding immediately following the merger.

Each of the shares of TBI common stock held by TBI, the Company or any of their subsidiaries prior to the effective time of the merger, other than in a fiduciary capacity or as a result of debts previously contracted, will be canceled and retired and no merger consideration will be issued in exchange for such shares.

The articles of incorporation and bylaws of CBIN Subsidiary immediately prior to the merger will remain in effect following the merger. The directors and officers of CBIN Subsidiary will remain unchanged following the merger.

Exchange of Shares

Community has appointed the  Scott County Bank as the exchange agent. Promptly following the effective time of the merger, Community will deposit with the exchange agent (1) certificates representing the number of shares of Community common stock issuable and (2) the amount of cash consideration payable in exchange for outstanding shares of TBI common stock. The deposited certificates and cash are known as the “exchange fund.” The exchange agent will, pursuant to irrevocable instructions of Community, deliver merger consideration out of the exchange fund. The exchange fund may not be used for any other purpose.

As soon as reasonably practicable after the merger becomes effective, the exchange agent will mail, to each holder of non-electing shares of TBI common stock immediately prior to the merger, a letter of transmittal and instructions for use in effecting the surrender of TBI stock certificates in exchange for such person’s pro rata portion of the merger consideration. Within five business days of surrender of a certificate for cancellation to the exchange agent or such other agent as Community may appoint, together with the properly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent, the exchange agent will deliver to the holder of such certificate or option agreement the amount of cash, if any, and the number of whole shares of Community common stock, if any, to which such person is entitled under the merger agreement. The surrendered certificates will be canceled. In the event of a transfer of ownership of TBI common stock that is not registered in the transfer records of TBI, payment may be made to a person other than the person in whose name the stock certificate so surrendered is registered, if such certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of such certificate.

Until surrendered as contemplated by the merger agreement, each certificate of TBI common stock will be deemed after the merger to represent only the right to receive upon surrender the portion of the merger consideration into which the shares of TBI common stock have been converted.

No interest will be paid or accrued on any cash payable upon surrender of any certificate or option agreement.

No dividends or other distributions with respect to Community common stock with a record date on or after the effective time of the merger will be paid to the holder of any certificate formerly representing TBI common stock with respect to the shares of Community common stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares will be paid, until the surrender of such certificate as required above. Subject to applicable law, following surrender of any TBI stock certificate, there will be paid to the holder of the certificate representing whole shares of Community common stock issued in exchange for shares of TBI common stock, without interest, (1) at the time of such surrender, the amount of any cash payable in lieu of a fractional shares to which such holder is entitled pursuant to the merger agreement and the amount of dividends or other distributions with a record date after the effective time of the merger previously paid with respect to whole shares of Community common stock after the merger, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to surrender of the TBI stock certificate, but with a payment date after such surrender, payable with respect to such whole shares of Community common stock.

Any portion of the exchange fund that remains undistributed to the holders of TBI common stock for three months after the merger will be returned to Community, upon its demand, and any holder of TBI common stock or TBI stock options who has not then complied with the exchange requirements may thereafter look only to Community and CBIN Subsidiary for payment of its claim for a portion of the merger consideration and any applicable dividends or distributions with respect to any Community common stock with a record date after the merger, without any interest thereon.

The exchange agent will invest any cash included in the exchange fund, as directed by Community, in direct obligations of the U.S. Treasury or otherwise with the consent of TBI, on a daily basis. Any interest and other income resulting from such investments will be paid to Community.

Community and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of TBI common stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under U.S., state, local or foreign tax law.

Representations and Warranties in the Merger Agreement

Community and TBI have made representations and warranties to each other as part of the merger agreement. TBI’ representations and warranties are contained in Article 6 of the merger agreement and relate to, among other things:

•	its organization and authority to enter the merger agreement;
•	its capitalization, subsidiary, properties and financial statements;
•	its regulatory reports and corporate records;
•	its loans, reserves and deposits;

•	its assets;
•	absence of material changes affecting TBI since December 31, 2004, unless otherwise disclosed;
•	its compliance with laws;
•	environmental compliance of real estate it owns or leases;
•	its relations with its employees and the status of its employee benefit plans;
•	its material contracts;
•	pending and threatened litigation; and
•	its technology systems.

Community’s representations and warranties are contained in Article 7 of the merger agreement and relate to, among other things:

•	its organization and authority to enter the merger agreement;
•	its capitalization, subsidiaries, and financial statements;
•	absence of material changes affecting Community since December 31, 2004, unless otherwise disclosed;
•	its compliance with certain laws, expressly including certain securities laws; and
•	pending and threatened litigation.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

•	approval of the merger agreement and the transactions contemplated by the merger agreement by TBI’s shareholders;

•
obtaining all consents and approvals of, and filing all registrations and notifications with, all regulatory agencies required for closing the merger, including approval of the Federal Reserve Board and the Indiana Department of Financial Institutions (see “—Regulatory and Other Required Approvals”);

•
each party will have obtained all non-regulatory consents required for closing the merger, such as consents of third parties under contracts, where if the consent is not obtained it would be reasonably likely to have, individually or collectively, a material adverse effect on the party;

•
continued material accuracy as of the closing date of the representations and warranties set forth in the merger agreement and fulfillment in all material respects of the parties’ covenants set forth in the merger agreement;

•	issuance of legal opinions by counsel for TBI and Community related to the capitalization of their respective clients and the enforceability of the merger agreement against their clients;

•	no governmental agency or court will have taken any action which prohibits, restricts or makes illegal the closing of the merger;

•	the registration statement of which this proxy statement-prospectus is a part becomes effective and no stop orders are issued with respect to it;

•	the shares of Community common stock issuable in the merger are approved for listing on The NASDAQ Capital Market;

•
Community and TBI have received a written opinion of Krieg DeVault LLP that the merger constitutes a tax-free reorganization under the Internal Revenue Code and the exchange in the merger of TBI common stock for Community common stock will not give rise to a gain or loss to the TBI shareholder with respect to such exchange (except to the extent of any cash received);

•
each of the directors and executive officers of TBI, other than Kathleen Julian and Russell Comer, have delivered letter agreements in which, among other things, such person agrees to vote his shares of TBI common stock in favor of the plan of merger, agrees not to transfer his shares of TBI common stock, acknowledges certain restrictions on transfer of the Community common stock he receives in the merger and agrees to certain confidentiality and non-competition covenants;

•	the total deposits of Scott County Bank as of the closing may not be less than an amount $5,000,000 below its deposits as of September 30, 2005;

•	all TBI stock options will have been redeemed by TBI in exchange for the cash consideration described above under “The Merger Agreement - Options to Receive Cash Consideration;

•
Steve Hauer’s current employment agreement shall will have been terminated and a new employment agreement, to which Community and Mr. Hauer have agreed, will be entered by Mr. Hauer and Scott County Bank;

•
each of Russell Comer, James Moon, Kathleen Julian, Bonnie Walton, Julie Bruce, Pam Kirby and Shelly Lakins shall have entered with Scott County Bank employment agreements in the form attached to the merger agreement; and

•	no events, changes or occurrences will arise after February 15, 2006, that individually or collectively, have a material adverse effect on TBI or Community.

The conditions to the merger are set forth in Article 10 of the merger agreement.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any amendments. Any material change in the terms of the merger agreement after the annual meeting may require a re-solicitation of votes from TBI’s shareholders with respect to the amendment.

Business of TBI Pending the Merger

The merger agreement requires TBI to continue to operate its business as usual pending the merger. Among other things, each of TBI and its subsidiaries may not, without Community’s consent, take or agree to take any of the following actions:

•	amend its articles of incorporation or bylaws or other governing instruments;

•	incur any additional debt or allow any lien or encumbrance to be placed on any asset;

•
redeem, repurchase, or otherwise acquire any shares of its common stock or pay any distribution or dividend on its common stock, except that TBI may continue to pay its normal semi-annual dividend of $0.90 per share on TBI common stock pro-rated based on the number of days from January 1, 2006 through the closing date (if closing occurs after June 30, 2006, a $0.90 dividend may be paid for the six months ended June 30, 2006 plus a pro-rata portion of a $0.90 dividend for days after July 1, 2006);

•
except for issuances under its already outstanding stock options, issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of common stock or any right to acquire any common stock or any security convertible into common stock;

•	adjust, split, combine or reclassify any capital stock or authorize the issuance of any other securities in respect of or in substitution of shares of its capital stock;

•	sell, lease or transfer any asset having a book value in excess of $5,000 other than in the usual course of business;

•	make any change in any of its tax or accounting methods, except as required by law or applicable accounting principles;

•	except for investments in securities acquired in its usual business, purchase any securities or make any investment in any person;

•	grant any increase in compensation or benefits to any employees, directors or officer or pay any bonus other than pursuant to written policies or contracts that were in effect on February 15, 2006;

•	voluntarily accelerate the vesting of any employee benefits;

•	enter any employment contract with any person;

•
adopt any new employee benefit plan or terminate or withdraw from or materially change any existing employee benefit plan, unless required by law or necessary to maintain the tax qualified status of a plan;

•	commence any litigation or other proceeding other than in its usual business or settle any litigation or other proceeding for material money damages or restrictions upon its operations;

•	experience any change in control of TBI or its subsidiaries;

•	encourage or solicit any Scott County Bank customer or depositor to replace or diminish his relationship with Scott County Bank;

•	enter into a loan, discount or lease financing in an original principal amount greater than $350,000 or increase a current loan, discount or lease financing by an amount greater than $350,000; and

•	except in the usual course of its business, enter into, amend or terminate any material contract.

The restrictions on TBI’s business activities are set forth in Section 8.2 of the merger agreement.

Business of Community Pending the Merger

Under the merger agreement, Community agrees, pending the merger, to continue to conduct its business and the business of its subsidiaries in a manner designed in its judgment to enhance the long-term value of the Community common stock and its business prospects. Community is also prohibited by the merger agreement from taking any action which would materially and adversely affect the ability of any party to obtain any consent required for the merger or prevent the merger from qualifying as a tax-free reorganization.

Recommendation of TBI Board of Directors

Under the merger agreement, TBI agreed that its board of directors would recommend the merger to the TBI shareholders for approval and that the TBI board of directors and officers would use their reasonable efforts to obtain shareholder approval of the merger.

No Solicitation of Alternative Transactions

TBI and its subsidiaries were required upon TBI signing the merger agreement to immediately cease any negotiations with any person regarding any acquisition transaction of TBI or its subsidiaries. In addition, TBI and its subsidiaries may not

•	solicit, initiate or knowingly encourage any acquisition proposal;

•	except in limited circumstances where TBI has paid a required $1.2 million termination fee, enter into any contract or letter of intent with respect to any acquisition proposal; or

•
participate in any discussions or negotiations regarding, or furnish or disclose to any person any non-public information with respect to TBI or Scott County Bank in connection with any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal.

Regardless of the above restrictions, if at any time prior to the TBI 2006 annual meeting, in response to an unsolicited acquisition proposal that the TBI board of directors determines in good faith is reasonably likely to lead to an acquisition proposal more favorable to TBI than the merger, TBI may (1) furnish information with respect to TBI and its subsidiaries to the person making such acquisition proposal and (2) participate in discussions or negotiations with the person making such acquisition proposal. Under similarly limited circumstances, TBI may pursue a more favorable acquisition proposal than the merger and after terminating the merger agreement as required below and paying Community a $1.2 million termination fee, TBI may enter a contract with respect to the more favorable acquisition proposal.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances include:

•	by mutual consent of TBI’s board of directors and Community’s board of directors;

•
by either party if the other party has an inaccuracy in its representations and warranties and such inaccuracy is not cured within 30 days after written notice and the inaccuracy would provide the terminating party the ability to refuse to close the merger;

•	by either party if the other party materially breaches any covenant, and such material breach cannot be, or is not, cured within 30 days after written notice;

•	by the board of directors of TBI or Community if the merger is not closed by December 31, 2006, except in limited circumstances; and

•
by the board of directors of TBI, prior to approval of the plan of merger at the annual meeting, in order to concurrently enter a contract respecting an acquisition proposal more favorable to TBI than the merger, where the following conditions are satisfied:

♦	the acquisition proposal has been received by TBI in compliance with the restrictions set forth in the merger agreement;
♦	the TBI board of directors has concluded in good faith the acquisition proposal is a superior acquisition proposal to the terms of the merger;
♦
TBI has negotiated with Community in good faith for a 15 day period to amend the terms of the merger to make it as favorable as the new alternative proposal but the TBI board of directors determines in good faith the alternative proposal remains more favorable; and

♦	TBI pays Community a termination fee of $1.2 million.

If another acquisition proposal for TBI is publicly announced and not withdrawn, after that announcement the merger agreement is terminated by either TBI or Community in connection with another acquisition proposal for TBI and TBI enters a contract or closes on another acquisition proposal on or before June 30, 2007, then TBI must pay Community a termination fee of $1.2 million.

Payment of Expenses Relating to the Merger

The parties will pay all of their own expenses related to negotiating and completing the merger.

Interests of Certain Persons in the Merger

Some of TBI’s directors and executive officers have interests in the transaction in addition to their interests generally as shareholders of TBI. These interests are described below. Each of Community’s and TBI’s boards of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Employment Agreement and Change of Control Payment to Steve A. Hauer

As the merger will constitute a “change of control” under the terms of Mr. Hauer’s current employment agreement with TBI and Scott County Bank and Mr. Hauer will no longer be the President or Chief Executive Officer of TBI, Mr. Hauer will have the right at the time of the merger to terminate his employment agreement and receive a severance payment and three years of employee benefit program coverage as a result of the merger. It is anticipated by the parties to the merger that in lieu of Mr. Hauer terminating his current employment agreement under its terms, he will substitute his current employment agreement for a new employment agreement with Scott County Bank at the time of the merger, and will delay triggering the severance payment due under the current employment agreement but which will be payable under the new employment agreement.

The new employment agreement that Mr. Hauer is expected to enter at the time of the merger will be in the form of Exhibit D to the merger agreement, which appears at Appendix A to this proxy statement-prospectus. Below is a summary of the material terms of this employment agreement, but this is only a summary and you are encouraged to review the form of agreement.

The new employment agreement will name Mr. Hauer President and Chief Executive Officer of Scott County Bank and have a term of employment of six months following the merger. Under this agreement, Mr. Hauer will receive a salary of approximately $107,700 for the six month term and will be entitled to participate along with his dependents in Scott County Bank’s employee benefit programs made available to other employees of the bank, including health insurance at no cost. Mr. Hauer will further be entitled to an estimated severance payment of approximately $360,400 within 30 days of termination of the employment agreement and participate in employee benefit programs for a three-year period following termination, or be provided similar benefits outside of such programs if Mr. Hauer is no longer entitled to participate as a retiree. Under certain circumstances, this severance payment may be delayed by up to six months. This severance payment is identical in amount to the payment to which Mr. Hauer would be entitled under his current employment agreement at the time of the merger. Further, the form of agreement that Mr. Hauer will enter prohibits him from (1) engaging in the banking or finance business in Scott County, Indiana or any contiguous county for three years after the merger, and (2) disclosing or using confidential information of Scott County Bank.

The parties anticipate that Mr. Hauer will be retained as a consultant to Scott County Bank following his retirement, but the terms and fee of such consulting relationship have not been determined.

Employment Agreements with Other Officers of Scott County Bank

The parties anticipate that each of Russell Comer, James Moon, Kathleen Julian, Bonnie Walton, Julie Bruce, Pam Kirby and Shelly Lakins, all officers of Scott County Bank, will enter with Scott County Bank at the time of the merger an employment, confidentiality and noncompetition agreement. The employment, confidentiality and noncompetition agreement with each of these officers will be in the form of Exhibit C to the merger agreement, which appears at Appendix A to this proxy statement-prospectus. Below is a summary of the material terms of this agreement, but this is only a summary and you are encouraged to review the form of agreement.

The term of the employment, confidentiality and noncompetition agreement for each signing officer will be one year following the merger. Under this agreement each such officer will receive a base salary similar to such officer’s current base salary, will be entitled to participate in Scott County Bank’s benefit and insurance plans made available to other employees of the bank and will receive such vacation and sick leave as the bank’s board of directors may determine. These agreements will terminate upon death, disability or resignation of the officer or may be terminated by Scott County Bank for cause, which includes willful and knowing dishonesty, theft, misappropriation of funds, disclosing confidential information, gross neglect of duties and conviction of certain crimes. If such officer is terminated without cause, he or she will be entitled to his or her the unpaid base salary for the remainder of the one-year term of the agreement. If such officer resigns, is terminated for cause, dies or becomes disabled, the salary will cease. Further, the form of agreement that the officers will enter prohibit them from (1) engaging in the banking or finance business in Scott County, Indiana or any contiguous Indiana county for one year after the merger, unless such officer’s employment is terminated without cause, and (2) disclosing or using confidential information of Scott County Bank.

TBI Stock Options

As of April 25, 2006, Mr. Hauer held outstanding options to purchase a total of 7,000 shares of TBI common stock, all of which are currently exercisable. These stock options have a weighted average exercise price of $52.90. Under the terms of the merger agreement, at the time of closing Mr. Hauer will receive in exchange for each stock option cash equal to the difference between $150 and the exercise price of that stock option, or a total of $679,700. This payment will not reduce the consideration paid to TBI shareholders. Other than as described above, there are no other options to purchase stock in TBI.

Employee Benefits

Community will give TBI’s employees full vesting and eligibility credit for their years of service with TBI, for purposes of benefit accrual under Community’s currently available fringe benefit programs. In addition, each Executive Vice-President of Scott County Bank will be able to participate in the Community Stock Award Plan.

Continuation of Service

Following the merger Community, as the sole shareholder of CBIN Subsidiary, will have the power to determine who are directors of Scott County Bank and those directors will, in turn, choose who will serve as executive officers of the bank. The directors of TBI are currently the same as the directors of Scott County Bank. While Community is not obligated to continue the service of any current directors or executive officers of Scott County Bank, Community’s management has indicated to TBI’s directors and executive officers that following the merger it intends to seek to retain the services of the current directors of Scott County Bank and all of its executive officers, with the exception that Mr. Hauer is anticipated to retire as President and Chief Executive Officer six months following the merger. Consequently, these individuals are interested in the transaction as they have received some assurance they will continue to serve in their current bank management roles.

Director Compensation

Under the merger agreement, Community agreed not to effect a decrease in the directors fees for directors of the Scott County Bank for three years following the merger.

Indemnification

Under the merger agreement, Community agrees for a period of four years after the merger, with respect to current and former directors, officers, employees and agents of TBI and its subsidiaries, to (1) honor any indemnification obligation of TBI as of the time of the merger under TBI articles of incorporation or bylaws and (2) indemnify and defend any such person against all losses and expenses (to the extent they pertain to any matter or fact arising, existing or occurring prior to the merger and indemnification is permitted by the TBI articles of incorporation or bylaws) based on, or arising out of the fact that the person is or was a director, officer, employee or agent of TBI or any of its subsidiaries or is or was serving at the request of TBI or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This obligation may be limited by legal restrictions imposed by federal or state laws or regulations, TBI articles of incorporation or bylaws and any indemnification agreement in effect on the date the merger agreement was entered into. Consequently, directors and executive officers have additional interests in the transaction to the extent Community has agreed to indemnify them for future claims related to certain past acts while a director or officer of TBI or its subsidiaries.

In addition, Community has agreed to maintain directors’ and officers’ liability insurance covering the directors and certain officers of TBI for two years after the merger with respect to matters existing or occurring at or prior to the merger and the proper subject of indemnification of such directors and officers as described above.

Ownership of Community Stock

No director or executive officer of TBI owns any Community common stock.

Interests of Community and Its Directors and Executive Officers

No director or executive officer of Community has any personal interest in the merger other than as a Community shareholder. No Community director or executive officer owns any shares of TBI common stock.

Neither Community nor any of its subsidiaries owns any shares of TBI common stock. It is anticipated that at least one executive officer or director of Community will join the board of directors of Scott County Bank following the merger.

Public Trading Market

Community common stock is traded on The NASDAQ Capital Market under the trading symbol “CBIN.” The shares of Community common stock issuable pursuant to the merger will be traded on the same market under the same symbol. The shares of Community common stock to be issued in the merger will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of TBI on the date of the annual meeting of TBI shareholders or an affiliate of Community following completion of the merger. See “—Resale of Community Common Stock.”

Community Dividends

The holders of Community common stock receive dividends if and when declared by the Community board of directors out of legally available funds. Community declared a dividend of $0.16 per share of common stock for the first quarter of 2006, $0.145 per share of common stock for each quarter of 2005 and the fourth quarter of 2005 and $0.132 per share for the first three quarters of 2004. Following the completion of the merger, Community expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon future income, financial position, capital requirements and consideration by the Community board of directors of other relevant factors.

Surrender and Exchange of Stock Certificates

At the effective time of the merger, TBI’s shareholders will no longer have any rights as shareholders of TBI but will be entitled to receive the merger consideration payable to them under the terms of the merger agreement. Those TBI shareholders who are to receive Community common stock as part of their merger consideration will, following proper surrender of their TBI stock certificates, become automatically at the effective time of the merger entitled to all of the rights and privileges afforded to Community shareholders at that time.

Scott County Bank will serve as exchange agent for the merger. Promptly after the effective date of the merger, Community will send or cause to be sent to all TBI shareholders (who have not already submitted their stock certificates in connection with their election for stock or who have exercised their dissenters’ rights) a letter of transmittal with instructions for exchanging TBI common stock certificates for the merger consideration. Each TBI stock certificate or stock option issued and outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.

Community, at its option, may delay paying former shareholders of TBI who become holders of Community common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Community common stock following the effective time of the merger until they have surrendered their certificates evidencing their TBI common stock, at which time Community will pay any such dividends or other distributions without interest.

If you have not elected to receive stock consideration, you should not send in your TBI stock certificate(s) until you have received a letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificates with your proxy. Either send it with your form electing stock consideration or await further instruction from Community following the merger.

After the exchange agent receives your certificates of TBI common stock, together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of any Community common stock certificates (together with all withheld dividends or other distributions, but without interest thereon) and cash payments due (including any cash payment for a fractional share, without interest). The merger consideration delivered by the exchange agent is subject to adjustment to ensure that the total stock consideration issued in the merger equals 65% of the total merger consideration. See “—Allocation and Proration Procedures.”

Shareholders who cannot locate their stock certificates are urged to contact promptly:

Steve A. Hauer
The Bancshares, Inc.
125 West McClain Avenue
Scottsburg, Indiana 47170
(812) 752-4501

TBI will issue a new stock certificate to replace the lost certificate(s) only if the shareholder of TBI signs an affidavit certifying that his or her certificate(s) cannot be located and containing an agreement to indemnify TBI and Community against any claim that may be made against TBI or Community by the owner of the certificate(s) alleged to have been lost or destroyed. TBI or Community may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify TBI and Community.

Resale of Community Common Stock

The shares of Community common stock to be issued in the merger have been registered under the Securities Act of 1933, as amended (the “Securities Act”). TBI shareholders who are not affiliates of TBI or Community may freely trade their Community common stock upon completion of the merger. The term “affiliate” generally means each person who was an executive officer, director or 10% shareholder of TBI prior to the merger or who is an executive officer, director or 10% shareholder of Community after the merger.

Those shareholders who are deemed to be affiliates of TBI may only sell their Community common stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act.

If you are or may be an affiliate of TBI, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Community common stock after the merger. Persons assumed to be affiliates of TBI have entered into agreements with Community not to sell shares of Community common stock they receive in the merger in violation of the Securities Act.

Regulatory and Other Required Approvals

Federal Reserve Board

The Federal Reserve Board must approve the merger before it can be completed. Community and TBI must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the merger. During this waiting period, the U.S. Department of Justice may object to the merger on antitrust grounds. Community filed an application for approval of the merger with the Federal Reserve Board on April 3, 2006. In reviewing that application, the Federal Reserve Board is required to consider the following:

•
competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which includes an evaluation of:

♦	the financial and managerial resources of Community, including its subsidiaries, and of TBI, and the effect of the proposed transaction on these resources;

♦	management expertise;

♦	internal control and risk management systems;

♦	the capital of Community;

♦	the convenience and needs of the communities to be served; and

♦	the effectiveness of Community and TBI in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended. The Federal Reserve Board is also required to ensure that the proposed transaction would not violate Indiana law regarding the number of years a bank must be in operation before it can be acquired, deposit concentration limits, Indiana community reinvestment laws and any Indiana antitrust statutes.

Other Regulatory Approvals

The merger requires the approval of the Indiana Department of Financial Institutions. Community filed an application for approval of the merger with the Department on April 4, 2006. In evaluating the merger, the Department must consider:

•	whether Your Community Bank is already operated in a safe, sound and prudent manner;
•	whether the financial condition of Community or any of its affiliates will jeopardize the financial stability of TBI or Scott County Bank;
•	whether the merger will result in a bank that has inadequate capital, unsatisfactory management or poor earnings prospects;
•
whether Your Community Bank has provided adequate and appropriate services, including services contemplated by the Community Reinvestment Act, to the communities in which Your Community Bank is located;

•	whether Community proposes to provide adequate and appropriate services, including services contemplated by the Community Reinvestment Act, to the communities served by TBI and Scott County Bank;
•	whether the management or other principals of Community are qualified by character and financial responsibility to control and operate in a legal and proper manner TBI and Scott County Bank;
•	whether the interests of depositors and creditors and the public generally will be jeopardized by the merger;
•	whether Community furnishes all the information the Department requires in reaching its decision; and
•
if the Department holds a hearing, a finding that the terms and conditions of the merger and of the issuance and exchange of Community common stock for TBI common stock are or are not fair and reasonable to the shareholders of TBI.

The Community common stock to be issued in exchange for TBI common stock in the merger has been registered with the SEC. The transaction also will be registered with such state securities regulators as may be required.

The Community common stock to be issued in exchange for TBI common stock in the merger will be listed on The NASDAQ Capital Market. Community’s common stock is already listed on The NASDAQ Capital Market. Community will provide the National Association of Securities Dealers with the required notice to list the shares issued as stock consideration in the merger as required by its Marketplace Rules.

In connection with or as a result of the merger, Community or TBI may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject.

Status and Effect of Approvals

All regulatory applications and notices required to be filed prior to the merger have been filed or will be timely filed before the merger. Community and TBI contemplate that they will complete the merger on July 3, 2006, or as soon thereafter as is practicable, assuming all required approvals are received.

Community and TBI believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.

While Community and TBI believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that the Indiana attorney general or another regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.

We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.

Accounting Treatment of the Merger

Community is required to account for the merger as a purchase transaction under U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of TBI will be recorded, as of completion of the merger, at their respective fair values and added to those of Community. Any excess of purchase price over the net fair value of TBI’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Community issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of TBI. The results of operations of TBI will be included in the results of operations of Community following the effective time of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary description of the material United States federal income tax consequences of the merger to the shareholders of TBI who hold the common stock as capital assets. We do not intend it to be a complete description of the federal income tax consequences of the merger to all shareholders of TBI. For example, it may not apply to shareholders who received their stock upon the exercise of employee stock options or as compensation. It also may not apply to shareholders who hold the common stock as part of a “hedge,” “straddle,” “constructive sale,” or “conversion transaction,” as these terms are used in the Internal Revenue Code of 1986, as amended. It also may not apply to insurance companies, securities dealers, financial institutions, tax-exempt entities or foreign persons. In addition, this summary description deals only with the federal income tax consequences of the merger. No information is provided on the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws.

This discussion is based upon the tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.

Community and TBI must receive a tax opinion from Krieg DeVault LLP in order to complete the merger. The tax opinion must conclude that the consequences of the merger are as follows:

•	that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	that Community, TBI and CBIN Subsidiary will each be a party to the reorganization as that term is defined in Section 368(b) of the Internal Revenue Code; and

•
that the exchange in the merger of TBI common stock for Community common stock will not give rise to gain or loss to the shareholders of TBI with respect to such exchange (except to the extent of any cash received).

The tax opinion will be based upon law existing on the date of the opinion and upon certain facts, assumptions (including but not limited to the assumption that the merger will be completed in accordance with the terms of the merger agreement), limitations, representations and covenants that, if incorrect in certain material respects, would jeopardize the conclusions reached by Krieg DeVault LLP in its opinion. The tax opinion will not bind the Internal Revenue Service or prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the merger or on any matter relating to the tax consequences of the merger.

The United States federal income tax consequences of the merger are as follows:

•	Classification as a “Reorganization.” The merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code.

•	Federal Income Tax Consequences to Community and TBI. Neither Community nor TBI will recognize taxable gain or loss as a result of the merger.

•
Federal Income Tax Consequences to Community shareholders who do not hold any TBI common stock. Because shareholders of Community common stock will retain their common stock in the merger, holders of Community common stock will not recognize gain or loss upon the merger.

•
Federal Income Tax Consequences to TBI Shareholders. The United States federal income tax consequences of the merger to a TBI shareholder, generally, will depend on whether the shareholder exchanges his TBI common stock for cash, Community common stock or a combination of cash and Community common stock.

•
Exchange Solely for Community Common Stock. A TBI shareholder will not recognize taxable gain or loss upon the exchange of TBI common stock solely for Community common stock, except in respect of cash received instead of a fractional share of Community common stock (as discussed below).

•
Exchange for Part Cash and Part Community Common Stock. A TBI shareholder who receives part cash (not including cash received instead of a fractional share of Community common stock) and part Community common stock in exchange for TBI common stock will recognize taxable gain (but not loss) in an amount, if any, equal to the lesser of: (i) the excess of the sum of the amount of cash (excluding any cash received in lieu of fractional shares) and the fair market value of Community common stock received in the merger over the holder’s adjusted tax basis in the shares of TBI common stock (not including any tax basis allocable to any fractional shares of Community common stock for which a TBI shareholder is paid in cash) surrendered by the holder, or (ii) the amount of cash received by the holder in the merger (excluding any cash received in lieu of fractional shares). Any taxable gain to a TBI shareholder on the exchange of TBI common stock generally will be treated as capital gain (either long-term or short-term capital gain depending on the shareholder’s holding period for TBI common stock). If, however, the cash received has the effect of the distribution of a dividend (as discussed below), the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes.

•
Exchange of Cash in Lieu of Fractional Share. A TBI shareholder who receives cash instead of a fractional share of Community common stock will generally be treated as having received such factional share and then having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of a TBI shareholder’s aggregate adjusted tax basis of TBI shares exchanged in the merger which is allocable to the fractional share of Community common stock. Such gain or loss to a TBI shareholder on the exchange of TBI common stock will generally be treated as capital gain or loss (either long-term or short-term capital gain or loss depending on the shareholder’s holding period for TBI common stock).

•
Tax Basis of Community Common Stock Received in the Merger. The tax basis of any Community common stock (including fractional shares deemed received and redeemed as described above) exchanged for TBI common stock in the merger will equal the tax basis of TBI common stock surrendered in the exchange, reduced by the amount of cash received, if any, in the exchange (excluding any cash received instead of a fractional share of Community common stock), and increased by the amount, if any, of gain (including any portion of the gain that is treated as a dividend but not including any gain resulting from the deemed receipt and redemption of fractional shares described above) recognized in the exchange.

•
Holding Period of Community Common Stock Received in the Merger. The holding period for any Community common stock exchanged for TBI common stock in the merger will include the period during which TBI common stock surrendered in the exchange was held.

•	Possible Treatment of Cash as a Dividend.

♦
In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces a TBI shareholder’s deemed percentage stock ownership in Community. For purposes of this determination, a TBI shareholder is treated as if he first exchanged all of his shares of TBI common stock solely for Community common stock and then Community immediately redeemed, which we refer to in this proxy statement-prospectus as the “deemed redemption”, a portion of the Community common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as a capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to a TBI shareholder or (2) “not essentially equivalent to a dividend.”

♦
The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether a deemed redemption is “not essentially equivalent to a dividend” with respect to a TBI shareholder will depend upon a TBI shareholder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in TBI shareholder’s deemed percentage stock ownership of Community. In general, that determination requires a comparison of: (1) the percentage of the outstanding stock of Community that the TBI shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Community that is actually and constructively owned by the TBI shareholder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.

♦
The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

♦
These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult his tax advisor as to the application of these rules to the particular facts relevant to such holder.

•
Exchange Solely for Cash. Subject to the special circumstances described in “Possible Treatment of Cash as a Dividend” above, a TBI shareholder who receives solely cash in exchange for TBI common stock, whether as a result of exercising dissenters’ rights or otherwise, will recognize taxable gain or loss in an amount, if any, equal to the difference between the cash received and the holder’s adjusted tax basis in the shares of TBI common stock surrendered by the holder. Such gain or loss to a TBI shareholder on the exchange of TBI common stock will generally be treated as capital gain or loss (either long-term or short-term capital gain or loss depending on the shareholder’s holding period for TBI common stock).

•
Backup withholding. Backup withholding may apply with respect to the cash consideration received by a holder of TBI common stock in the merger unless the holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules.

A holder of TBI common stock who does not provide Community (or the exchange agent) with its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s federal income tax liability, provided that the holder furnishes certain required information to the Internal Revenue Service.

•
Reporting requirements. U.S. holders of TBI common stock receiving Community common stock in the merger will be required to attach to their federal income tax returns for the taxable year in which the merger occurs a complete statement, and maintain a permanent record, of all the facts relating to the exchange of stock in connection with the merger. The facts to be disclosed by a U.S. holder include the holder’s basis in TBI common stock transferred to Community and the number of shares of Community common stock received by the holder in the merger.

THE FOREGOING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

DESCRIPTION OF COMMUNITY COMMON STOCK

General

Community is authorized to issue 10,000,000 shares of common stock, $.10 per share par value, and 5,000,000 shares of serial preferred stock, no par value. As of May 9, 2006, there were 2,590,544 shares of Community common stock issued and outstanding. No shares of Community preferred stock are presently outstanding. The Community common stock represents nonwithdrawable capital, is not an account of an insurable type and is not insured by the FDIC or any other governmental authority.

Community Common Stock

Dividends. Community can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of Community common stock are entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds legally available therefor. If Community issues preferred stock, the holders thereof may have a priority over the holders of the Community common stock with respect to dividends.

Voting Rights. The holders of Community common stock possess exclusive voting rights in Community. They elect Community’s board of directors and act on such other matters as are required to be presented to them under Indiana law or Community’s articles of incorporation or as are otherwise presented to them by the board of directors. Each holder of Community common stock is generally entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Community’s board of directors is divided into three classes, each with a term of three years. See “Certain Differences in Rights of Shareholders - Board of Directors” on page 63 for a discussion of the effect of the classification of the board. If Community issues preferred stock, holders of the preferred stock may have the right to vote with the holders of common stock as a single class or have voting rights as a separate class.

Liquidation. In the event of any liquidation, dissolution or winding up of Community, the holders of the then-outstanding common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Community available for distribution. If Community issues preferred stock, the holders thereof may have a priority over the holders of Community common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of Community common stock are not entitled to preemptive rights with respect to any shares which may be issued in the future.

Redemption. Community common stock is not subject to redemption.

Limitations on change of control. Community’s articles of incorporation limit certain business combinations which may have the effect of delaying, deferring or preventing a change in control of Community. These limitations are discussed on page 64 under the heading “Certain Differences in Rights of Shareholders - Actions that Require a Supermajority Vote; Business Combinations.”

Community Preferred Stock

The board of directors of Community is authorized to issue preferred stock in series and fix and state voting powers, designations, preferences or other special rights of the shares of each such series of preferred stock and the qualifications, limitations and restrictions thereof. Community preferred stock may rank prior to common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into Community common stock. The holders of any class or series of preferred stock also may have the right to vote separately as a class or series under the terms of such class or series or as may be otherwise provided by Indiana law. Community does not have any current plans to issue any preferred stock.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

If the merger is completed, many TBI shareholders (other than those exercising dissenters’ rights) may elect to exchange their shares of TBI for shares of Community or may be issued shares of Community to maintain the agreed ratio of stock to cash merger consideration. Their rights as shareholders will then be governed by Community’s articles of incorporation and bylaws rather than by TBI’s articles of incorporation and bylaws. TBI and Community are both Indiana corporations governed by Indiana law.

The following is a summary of the principal differences between the current rights of TBI shareholders and Community shareholders. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders. It is qualified in its entirety by reference to the IBCL as well as the articles of incorporation and bylaws of each corporation.

Authorized Capital Stock

Community. Community’s articles of incorporation authorize it to issue 10,000,000 shares of common stock, with a $0.10 per share par value, and 5,000,000 shares of no par value preferred stock. As of May 9, 2006 there were 2,590,544 shares of Community common stock issued and outstanding and no shares of Community preferred stock issued and outstanding.

The authority to issue additional shares of common stock provides Community with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of common stock may be issued from time to time for any corporate purpose, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain control of Community. The sale of a substantial number of shares of voting stock to persons who have an understanding with Community concerning the voting of such shares, or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to its shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Community.

The board of directors of Community is authorized to issue preferred stock, which may rank prior to Community common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into Community common stock.

TBI. TBI’s articles of incorporation authorize it to issue 252,000 shares of no par common stock of which 202,908 were outstanding as of May 5, 2006. TBI is not authorized to issue any shares of preferred stock.

Preferences, Limitations and Relative Rights

The IBCL provides that if the articles of incorporation so provide, the board of directors may determine the preferences, limitations, and relative rights, with certain limitations, of any class or series within a class of shares before its issuance.

Community. Community’s articles of incorporation provide that all shares of common stock have unlimited voting rights and are entitled, in the aggregate, to receive the net assets of Community upon dissolution. With respect to preferred stock, the board of directors has the authority to determine, with certain restrictions, the preferences, limitations and relative rights of any series before its issuance. This determination could make various series of preferred stock equal or superior to common stock in most respects. No shareholder has any preferential right to subscribe for, purchase or receive any additional shares of stock or rights or options to purchase additional shares of stock or securities convertible into carrying rights or options to purchase additional shares of stock.

TBI. TBI only has one class of stock, its common stock. TBI’s articles of incorporation provide that all shares of common stock are entitled to vote on all matters properly presented to the shareholders.

Amendment of Articles of Incorporation and Bylaws

Community. The IBCL provides that a corporation’s articles of incorporation may be amended by the directors in certain limited circumstances or by the shareholders by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders. In addition, Community’s articles of incorporation generally require a vote of 80% or more of the shares of common stock to amend, alter or repeal the provisions of the articles of incorporation governing directors, certain business combinations (i.e., a merger or consolidation, a sale or lease of all or a substantial part of its assets, or a dissolution or liquidation), or the removal of directors.

Community’s board of directors may amend or repeal Community’s bylaws by a majority vote of the entire board of directors.

TBI. TBI’s articles of incorporation require a vote of a majority or more by those shareholders entitled to vote on any amendment to amend or repeal the articles of incorporation, except where a particular article requires a greater percentage.

TBI’s board of directors may amend, restate or repeal TBI’s bylaws by a majority vote.

Board of Directors

Community. Management of Community is vested in its board of directors. Community’s articles of incorporation provide for a board of directors consisting of not fewer than 5 nor more than 15 members divided into three classes, which number of directors currently stands at 12. Each class of directors serves a three-year term, and directors of each class are elected by majority vote at successive annual meetings of shareholders.

The purpose of dividing the board of directors into classes is to facilitate continuity and stability of leadership by ensuring that experienced personnel familiar with Community will be represented on the board of directors at all times, and to permit management to plan for the future. However, the effect of having a classified board of directors is that only approximately one-third of the members of the board of directors in question are elected each year. As a result, two annual meetings are required to change a majority of the members of the Community board of directors. By potentially delaying the time within which an acquirer could obtain working control of the Community board of directors, such provisions may discourage some potential mergers, tender offers and takeover attempts.

TBI. Management of TBI is vested in its board of directors. TBI’s articles of incorporation provide for a board of directors consisting of six members. TBI’s bylaws provide that all directors are elected annually and its board is not classified.

Limitations on Director Liability

Section 23-1-35-1 of the IBCL provides that a director will not be liable for any action, if he discharges his duties: (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and (c) in a manner the director reasonably believes to be in the best interests of the corporation. In discharging his duties, a director may rely on the information, opinions, reports or statements, including financial statements, prepared or presented by officers or employees of the corporation whom the director reasonably believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person’s competence.

Indemnification

Under the IBCL, a corporation may indemnify any director against liability if the director:
•	conducted himself or herself in good faith;
•	reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation;
•	reasonably believed, in all other civil cases, that his or her conduct was at least not opposed to the corporation’s best interests; and
•	in the case of any criminal proceeding, either had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.

Unless limited by its articles of incorporation, an Indiana corporation must indemnify, against reasonable expenses incurred by a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met: (1) the director furnishes the corporation a written affirmation of the director’s good faith belief that he or she has met the standard of conduct as set forth above; (2) the director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. A director may apply for court-ordered indemnification under certain circumstances.

Unless a corporation’s articles of incorporation provide otherwise, an officer of an Indiana corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director. The corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Community and TBI. Community’s bylaws and TBI’s articles of incorporation require the indemnification of its directors and officers generally to the same extent as permitted by Indiana law.

Actions that Require a Supermajority Vote; Business Combinations

Community. Community’s articles of incorporation require a vote of 80% or more of the shares of common stock to remove a director without cause. The articles of incorporation require the approval by the holders of 80% or more of the shares of common stock, and by a majority of the holders of common stock which are not owned or controlled by a related person or person who controls, is controlled by or is under common control of Community, to adopt certain business combinations. A “business combination” may include:

•	a merger or consolidation with a related person;
•	the sale, lease, exchange, transfer or other disposition of all or a substantial part of Community’s assets to a related person;
•	the issuance of securities to a related person;
•	a reclassification of securities or recapitalization that would increase the voting power of a related person; or
•	the purchase, exchange, lease or other acquisition by Community of all or a substantial part of the assets of a related person.

A “related person” is one who: (1) owns 10% or more of Community’s stock, (2) controls, is controlled by, or is under common control of Community and, at any time within the two-year period immediately prior to the announcement of a business combination, controlled 10% or more of Community’s stock, or (3) is an assignee of or has otherwise succeeded to any shares of common stock which were at any time immediately prior to the announcement of a business combination controlled by a related person.

However, a vote of 80% is not required for the approval of a business combination if such transaction is approved by, at a time prior to the acquisition of 10% or more of the common stock by a related person, two-thirds of the whole board of directors of Community or by, after the acquisition of said 10%, two-thirds of the whole board of directors and a majority of Community’s “continuing directors”. “Continuing directors” means:

•	all current directors of Community;
•	an individual who is unaffiliated with a related person and who was a member of the board of directors prior to the time that a related person acquired 10% or more of the common stock; or
•	an individual who is unaffiliated with a related person and who was designated before his or her election as a continuing director by a majority of then continuing directors.

The requirement of a supermajority vote of shareholders to approve certain business combinations may discourage a change in control of Community by allowing a minority of Community’s shareholders to prevent a transaction favored by the majority of the shareholders. The primary purpose of the supermajority vote requirement is to encourage negotiations with Community by groups or corporations interested in acquiring control of Community and to reduce the danger of a forced merger or sale of assets.

TBI. TBI’s articles of incorporation require a vote of at least 80% of the common stock to approve a business combination if such business combination was not recommended by the vote of 70% of TBI directors or was proposed by a related person and the proposal does not offer to all TBI shareholders consideration for their shares which is not a certain amount. All other business combinations require the affirmative vote of a majority of the holders of common stock. TBI’s articles of incorporation require a vote of 80% or more of the common stock to amend this provision.

Distributions

The IBCL allows a corporation to make distributions to its shareholders so long as the corporation would be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

Community and TBI. Community’s and TBI’s board of directors may declare dividends on shares of common stock and preferred stock, if applicable, out of funds legally available therefor. The payment of dividends on common stock is subject to certain limitations imposed by law. Under Federal Reserve policy, a bank holding company such as Community and TBI generally should not declare a cash dividend unless the available net income of the bank holding company is sufficient to fully fund the dividend. Further, the prospective rate of earnings retention should appear to be consistent with its capital needs, asset quality and overall financial condition. In addition, Community and TBI may not pay dividends that would render it insolvent.

Reporting Requirements

Community. Community is a reporting company under the Securities Exchange Act of 1934 and files periodic reports with the SEC. Community and its subsidiary bank also file reports with the Federal Reserve Board, the FDIC and the Department.

TBI. TBI and its subsidiary bank file reports with the Federal Reserve Board, the FDIC and the Department. TBI does not and is not required to file periodic reports with the SEC.

Purchase of Own Stock

Community and TBI. The IBCL provides that corporations such as Community and TBI may purchase, take, receive or otherwise acquire its own shares so long as such action will not (1) render the corporation unable to pay its debts as they become due in the normal course of business or (2) render the corporation’s total assets less than the sum of its total liabilities plus amounts needed (if the corporation were to be dissolved at such time) to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose shares are being purchased. However, in some circumstances a bank holding company such as Community and TBI may not purchase or redeem its own shares without prior notice to and approval of the Federal Reserve Board.

DISSENTERS’ RIGHTS

Under Indiana law, a TBI shareholder entitled to vote on the merger may dissent and obtain payment of the fair value of his or her shares if the merger is approved by the shareholders of TBI and the merger is consummated. Generally, dissenters’ rights are a shareholder’s sole remedy for objecting to the merger. The following summary is not intended to and does not constitute a complete statement or summary of each provision of the IBCL relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Chapter 44 of the IBCL, which is attached as Appendix B to this proxy statement-prospectus. Accordingly, any holder of TBI common stock intending to exercise dissenters’ rights is urged to review Appendix B carefully and to consult with his or her own legal counsel. Each step must be taken in strict compliance with the applicable provisions of the statutes in order for a holder of TBI common stock to perfect dissenters’ rights.

Notice of Dissent. A shareholder wishing to exercise dissenters’ rights must deliver to TBI, prior to the vote on the plan of merger at the 2006 annual meeting, a written notice of intent to demand payment for his or her shares if the merger is consummated and must refrain from voting in favor of the plan of merger. The written notice of intent must be given in addition to and separate from any vote, in person or by proxy, against approval of the plan of merger; a vote, in person or by proxy, against approval of the plan of merger will not constitute such a written notice. The written notice of intent must be sent to Steve A. Hauer, President and CEO, The Bancshares, Inc., 125 West McClain Avenue, Scottsburg, Indiana 47170.

Voting at the Annual Meeting. TBI shareholders electing to exercise their dissenters’ rights under Chapter 44 of the IBCL must not vote for approval of the plan of merger. A vote by a shareholder against approval of the plan of merger is not required in order for that shareholder to exercise dissenters’ rights.

Dissenters’ Notice. If the plan of merger is approved, within ten days after the annual meeting (or any adjournment thereof), CBIN Subsidiary, as the surviving entity under the merger, will send to all shareholders who notified TBI of their intent to demand payment for their shares and who did not vote any of their shares in favor of the plan of merger, a dissenters’ notice which will (i) state where the shareholder must send a demand for payment and where and when his or her share certificates must be deposited; (ii) enclose a form for demanding payment to be completed by the dissenter and returned to CBIN Subsidiary, which form will require the shareholder to certify whether or not he or she beneficially owned the shares prior to February 16, 2006 (the date of the first announcement to the public of the merger); (iii) establish the date (not less than 30 nor more than 60 days after the delivery of the dissenters’ notice) by which CBIN Subsidiary must receive the demand for payment from the shareholder; and (iv) enclose a copy of Chapter 44 of the IBCL. After a shareholder receives the dissenters’ notice, he or she must deliver the demand for payment to CBIN Subsidiary and deposit his or her shares in accordance with the dissenters’ notice or he or she will not be entitled to payment under Chapter 44 and will instead receive the appropriate merger consideration.

Payment by CBIN Subsidiary. Upon its receipt of a properly executed and completed demand for payment, accompanied by such shareholder’s share certificates, CBIN Subsidiary will send payment to each dissenting shareholder of the amount CBIN Subsidiary estimates to be the fair value of the dissenter’s shares as of the day before the date of the annual meeting, excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable). The payment will be accompanied by a statement of CBIN Subsidiary’s estimate of the fair value of the shares, an explanation of how interest was calculated along with the balance sheet of TBI as of the end of the most recent fiscal year, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements. In addition, the dissenter will be informed of his or her right to demand payment according to the dissenter’s own estimate of the fair value of such shares.

CBIN Subsidiary is not required to send payment as described above to a dissenter who was not a beneficial owner of the shares prior to February 16, 2006 (the time of the first public announcement of the merger), but rather may offer to purchase the shares based on CBIN Subsidiary’s estimate of their fair value. Any such owner must either accept that amount in full satisfaction or proceed with the exercise of his or her dissenters’ rights.

Procedure if Shareholder Is Dissatisfied with Payment. Within 30 days after CBIN Subsidiary has delivered payment based upon its estimate of fair value, a dissenting shareholder may notify CBIN Subsidiary of his or her own estimate of the fair value of the shares and demand payment of the balance due under such shareholder’s estimate.

If an agreement is not reached as to the fair value of the shares, CBIN Subsidiary must file a petition in the circuit or superior court of Floyd County, Indiana, within 60 days after receiving the dissenter’s payment demand for the balance due such shareholder under his or her estimate of fair value. Such petition must request the court to determine the fair value of the shares. If CBIN Subsidiary fails to institute such a proceeding, it will be required to pay each dissenter whose demand remains unsettled the amount demanded.

Litigation. Each dissenting shareholder who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds any amount paid by CBIN Subsidiary. In an appraisal proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess costs against CBIN Subsidiary, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows: (i) against CBIN Subsidiary and in favor of any of the dissenters if the court finds CBIN Subsidiary did not substantially comply with the statutory requirements set forth in Chapter 44 of the IBCL; or (ii) against CBIN Subsidiary or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Chapter 44 of the IBCL. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against CBIN Subsidiary, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who benefited.

If Merger Is Not Consummated. If for whatever reason the merger is not consummated within 60 days after the deadline for demanding payment and depositing certificates, TBI must return all deposited shares. If TBI fails to do so, a dissenter may nevertheless proceed with the exercise of his or her dissenters’ rights, and TBI will have no further right to terminate dissenters’ rights by returning deposited shares.

Dissent by Nominees and Beneficial Owners. A record shareholder may dissent as to less than all of the shares registered in his name only if he dissents with respect to all of the shares beneficially owned by any one person and notifies TBI in writing of the name and address of each person on whose behalf the shareholder is asserting dissenters’ rights. In that event, such dissenters’ rights shall be determined as if the shares as to which the shareholder has dissented and the shareholder’s other shares were registered in the names of different shareholders.

A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he submits to TBI the record shareholder’s written consent to the dissent no later than the time such beneficial shareholder asserts his dissenters’ rights, and he dissents as to all shares of which he is the beneficial owner or over which he has the power to direct the vote.

YOU SHOULD BE AWARE THAT FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF CHAPTER 44 OF THE IBCL WILL RESULT IN A LOSS OF ALL DISSENTERS’ RIGHTS AND RESULT IN YOUR BEING BOUND BY THE PLAN OF MERGER AND THE MERGER AGREEMENT.

INFORMATION ABOUT COMMUNITY

General

Community Bank Shares of Indiana, Inc. is an Indiana corporation and a one bank holding company headquartered in New Albany, Indiana. Community was incorporated on December 9, 1994. Through Community’s wholly-owned banking subsidiary, Your Community Bank, it offers a wide range of banking and bank-related services to customers in its primary market areas of Floyd and Clark counties in Southern Indiana and Jefferson and Nelson counties in Kentucky. In addition to its main office in New Albany, Your Community Bank has 16 branch banking locations. Your Community Bank has four wholly-owned, non-bank subsidiaries.

As of December 31, 2005, Community had consolidated total assets of approximately $665.0 million, consolidated total deposits of approximately $464.8 million and consolidated shareholders’ equity of approximately $42.8 million.

Business and Properties

General

Community’s wholly-owned banking subsidiary is Your Community Bank, renamed from Community Bank of Southern Indiana during the fourth quarter of 2005. Until November 14, 2003, Community also operated four bank offices in Jefferson and Nelson County, Kentucky through its wholly-owned banking subsidiary, Community Bank of Kentucky, Inc. On November 14, 2003, Community Bank of Kentucky was merged with and into Your Community Bank. Your Community Bank is a state-chartered stock commercial bank headquartered in New Albany, Indiana and is regulated by the Department and the FDIC.

Your Community Bank has three wholly-owned subsidiaries to manage its investment portfolio. CBSI Holdings, Inc. and CBSI Investments, Inc. are Nevada corporations which jointly own CBSI Investment Portfolio Management, LLC, a Nevada limited liability corporation which holds and manages investment securities previously owned by Your Community Bank.

Your Community Bank also has a Community Development Entity (CDE) subsidiary formed in July 2002 named CBSI Development Fund, Inc. The CDE enables Your Community Bank to participate in the federal New Markets Tax Credit (NMTC) Program. The NMTC Program is administered by the Community Development Financial Institutions Fund of the United States Treasury and is designed to promote investment in low-income communities by providing a tax credit over seven years for equity investments in CDEs.

During June 2004, Community completed a placement of floating rate subordinated debentures through Community Bank Shares (IN) Statutory Trust I (“Trust”), a trust formed by Community. Because the Trust is not consolidated with Community, pursuant to FASB Interpretation No. 46, Community’s financial statements reflect the subordinated debt issued by Community to the Trust.

Community’s principal executive office is located at 101 West Spring Street, New Albany, Indiana 47150, and the telephone number at that address is (812) 944-2224.

Business Strategy

Community’s current business strategy is to operate a well-capitalized, profitable and independent community bank with a significant presence in its primary market areas. Community’s growth strategy is focused on expansion through organic growth within its market areas. Your Community Bank offers business and personal banking services through a full range of deposit products that include non-interest and interest-bearing checking accounts, ATMs, debit cards, savings accounts, money market accounts, certificates of deposit and individual retirement accounts. Your Community Bank’s loan products include: secured and unsecured business loans of various terms to local businesses and professional organizations; consumer loans including home equity lines of credit, automobile and recreational vehicle, construction, and loans secured by deposit accounts; and residential real estate loans. In addition, Community also offers non-deposit investment products such as stocks, bonds, mutual funds and annuities to customers within its banking market areas through a strategic alliance with Smith Barney.

Internal Growth. Management believes the optimum way to grow Community is by attracting new loan and deposit customers within its existing markets through its extensive product offering and attentive customer service. Management believes Your Community Bank’s customers seek a banking relationship with a service-oriented community banking institution and feels Community’s banking centers have an atmosphere which facilitates personalized service and a broad range of product offerings to meet customers’ needs. However, Community does consider acquisition opportunities that help advance its strategic objectives.

Branch Expansion. Management continues to consider opportunities for branch expansion and is focusing its current efforts within existing markets. Management considers a variety of criteria when evaluating potential branching opportunities. These include: the market location of the potential branch and demographics of the surrounding communities; the investment required and opportunity costs; staffing needs; and other criteria management deems of particular importance.

Lending Activities

Commercial Business Loans. Community originates non-real estate related business loans to local small businesses and professional organizations. This type of commercial loan has been offered at both variable rates and fixed rates and can be unsecured or secured by general business assets such as equipment, accounts receivable or inventory. Community has increased its origination of commercial business loans over the last few years. Such loans generally have shorter terms and higher interest rates than commercial real estate loans. However, commercial business loans also involve a higher level of credit risk because of the type and nature of the collateral.

Commercial Real Estate Loans. Community’s commercial real estate loans are secured by improved property such as offices, small business facilities, apartment buildings, nursing homes, warehouses and other non-residential buildings, most of which are located in Community’s primary market area and most of which are to be used or occupied by the borrowers. Commercial real estate loans have been offered at adjustable interest rates and at fixed rates with balloon provisions at the end of the term financing.

Community continues to originate commercial real estate loans, commercial real estate construction loans and land loans. Loans secured by commercial real estate generally involve a greater degree of risk than residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentrations of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multifamily and commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired. Community has increased its origination of multi-family residential and commercial real estate loans over the last few years, but attempts to protect itself against the increased credit risk associated with these loans through its underwriting standards and ongoing monitoring processes.

Residential Real Estate Loans. Community originates one-to-four family, owner-occupied, residential mortgage loans secured by property located in Community’s market area. While Community currently sells most residential real estate loans into the secondary market, Community occasionally originates and retains these loans in its own portfolio. The majority of Community’s residential mortgage loans consist of loans secured by owner-occupied, single family residences. Community currently offers residential mortgage loans for terms up to thirty years, with adjustable ("ARM") or fixed interest rates. Origination of fixed-rate mortgage loans versus ARM loans is monitored continuously and is affected significantly by the level of market interest rates, customer preference, and loan products offered by Community’s competitors. Therefore, even if management’s strategy is to emphasize ARM loans, market conditions may be such that there is greater demand for fixed-rate mortgage loans.

The primary purpose of offering ARM loans is to make Community’s loan portfolio more interest rate sensitive. ARM loans, however, can carry increased credit risk because during a period of rising interest rates the risk of default on ARM loans may increase due to increases in borrowers’ monthly payments.

Community’s fixed-rate mortgage loans are amortized on a monthly basis with principal and interest due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option. After the initial fixed rate period, Community’s ARM loans generally adjust annually with interest rate adjustment limitations of two percentage points per year and six percentage points over the life of the loan. Community also makes ARM loans with interest rates that adjust every one, three or five years. Under Community’s current practice, after the initial fixed rate period the interest rate on ARM loans adjusts to the applicable U.S. Treasury Constant Maturity Index plus a spread.

Community’s policy is to qualify borrowers for one-year ARM loans based on the initial interest rate plus the maximum annual rate increase.

Community has used different indices for its ARM loans such as the National Average Median Cost of Funds, the Sixth District Net Cost of Funds Monthly Index, the National Average Contract Rate for Previously Occupied Homes, the average three year Treasury Bill Rate, and the Eleventh District Cost of Funds. Consequently, the adjustments in Community’s portfolio of ARM loans tend not to reflect any one particular change in any specific interest rate index, but general interest rate trends overall.

Secondary market regulations limit the amount that a bank may lend based on the appraised value of real estate. Such regulations permit a maximum loan-to-value ratio of 95% percent for residential property and from 65-90% for all other real estate related loans.

Community occasionally makes real estate loans with loan-to-value ratios in excess of 80%. For the loans sold into the secondary market, individual investor requirements pertaining to private mortgage insurance apply. For the mortgage real estate loans retained by Community with loan-to-value ratios of 80-90%, Community may require the first 20% of the loan to be covered by private mortgage insurance. For the mortgage real estate loans retained by Community with loan-to-value ratios of 90-95%, Community may require private mortgage insurance to cover the first 25-30% of the loan amount. Community requires fire and casualty insurance, as well as title insurance or an opinion of counsel regarding good title, on all properties securing real estate loans made by Community.

Construction Loans. Community originates loans to finance the construction of owner occupied residential property. Community makes construction loans to private individuals for the purpose of constructing a personal residence or to local real estate builders and developers. Construction loans generally are made with either adjustable or fixed-rate terms of up to 12 months. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. Construction loans are structured to be converted to permanent loans at the end of the construction period or to be terminated upon receipt of permanent financing from another financial institution.

Consumer Loans. The principal types of consumer loans offered by Community are home equity lines of credit, auto loans, home improvement loans, and loans secured by deposit accounts. Home equity lines of credit are predominately made at rates which adjust periodically and are indexed to the prime rate. Some consumer loans are offered on a fixed-rate basis depending upon the borrower’s preference. Community’s home equity lines of credit are generally secured by the borrower’s principal residence and a personal guarantee.

The underwriting standards employed by Community for consumer loans include a determination of the applicant’s credit history and an assessment of the prospective borrower’s ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment and from any verifiable secondary income. The underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount.

Mortgage-Banking Operations. Your Community Bank originates qualified government guaranteed loans and conventional secondary market loans which are generally sold with the servicing released. This arrangement provides necessary liquidity to Your Community Bank while providing additional loan products to Your Community Bank’s customers.

Loan Solicitation and Processing. Loans are originated through a number of sources including loan sales staff, real estate broker referrals, existing customers, borrowers, builders, attorneys and walk-in customers. Processing procedures are affected by the type of loan requested and whether the loan will be funded by the Community or sold into the secondary market.

Mortgage loans that are sold into the secondary market are submitted, when possible, for Automated Underwriting, which allows for faster approval and an expedited closing. Community’s responsibility on these loans is the fulfillment of the loan purchaser’s requirements. These loans often have reduced underwriting features and may be made without an appraisal or credit report at the option of the purchaser. Loans that are reviewed in a more traditional manner, which are mostly loans held for Community’s own portfolio, require credit reports, appraisals and income verification before they are approved or disapproved. Private mortgage insurance is generally required on loans with a ratio of loan to appraised value of greater than eighty percent. Property insurance and flood certifications are required on all real estate loans.

Installment loan documentation varies by the type of collateral offered to secure the loan. In general, an application and credit report is required before a loan is submitted for underwriting. The underwriter determines the necessity of any additional documentation, such as income verification or appraisal of collateral. An authorized loan officer approves or declines the loan after review of all applicable loan documentation collected during the underwriting process.

Commercial loans are underwritten by the commercial loan officer who makes the initial contact with the customer applying for credit. The underwriting of these loans is reviewed after the fact by the Risk Management area for compliance with Community’s general underwriting standards. A loan exceeding the authority of the underwriting loan officer requires the approval of other officers of Your Community Bank based upon individual lending authorities, or the board of directors of Your Community Bank, depending on the loan amount.

Loan Commitments. Community issues standby loan origination commitments to qualified borrowers primarily for the construction and purchase of residential real estate and commercial real estate. Such commitments are made with specified terms and conditions for periods of thirty days for commercial real estate loans and sixty days for residential real estate loans.

Employees

As of December 31, 2005, Community employed 197 employees, 171 full-time and 26 part-time. None of these employees are represented by a collective bargaining group. Neither Community nor any subsidiary has ever experienced a work stoppage.

Competition and Market Area Served

The banking business is highly competitive, and as such Your Community Bank competes not only with other commercial banks, but also with savings and loan associations, trust companies and credit unions for deposits and loans, as well as stock brokerage firms, insurance companies and other entities providing one or more of the services and products offered by Your Community Bank. In addition to competition, Community’s business and operating results are affected by the general economic conditions prevalent in its market.

Your Community Bank’s primary market areas consist of Floyd and Clark counties in Southern Indiana and Jefferson and Nelson counties in Kentucky. These are four of the thirteen counties comprising the Louisville, Kentucky Standard Metropolitan Statistical Area, which has a population in excess of one million. The aggregate population of Floyd and Clark counties is approximately 172,000 and the populations of Jefferson and Nelson Counties are approximately 700,000 and 40,000, respectively. Community’s headquarters are located in New Albany, Indiana, a city of 37,000 located approximately three miles from the center of Louisville.

Nature of Community’s Business

The business of Community is not seasonal. Community’s business does not depend upon a single customer, or a few customers, the loss of any one or more of which would have a material adverse effect on Community. No material portion of Community’s business is subject to renegotiation of profits or termination of contracts or subcontracts at the election of any governmental entity.

Properties

Community conducts its business through its corporate headquarters located in New Albany, Indiana. Your Community Bank operates a main office and ten branch offices in Clark and Floyd counties, Indiana, and six branch offices in Jefferson and Nelson counties, Kentucky. The following table sets forth certain information concerning the main offices and each branch office at December 31, 2005. Community’s aggregate net book value of premises and equipment was $10.9 million at December 31, 2005.

LOCATION	YEAR OPENED	OWNED OR LEASED

101 West Spring St. - Main Office New Albany, IN 47150	1937	Owned

401 East Spring St. - Drive Thru for Main Office New Albany, IN 47150	2001	Owned

2626 Charlestown Road New Albany, IN 47150	1995	Owned

4328 Charlestown Road New Albany, IN 47150	2004	Leased

480 New Albany Plaza New Albany, IN 47130	1974	Leased

901 East Highway 131 Clarksville, IN 47130	1981	Owned

701 Highlander Point Drive Floyds Knobs, IN 47119	1990	Owned

102 Heritage Square Sellersburg, IN 47172	1992	Owned

201 W. Court Ave. Jeffersonville, IN 4710	1996	Owned

5112 Highway 62 Jeffersonville, IN 47130	1997	Owned

2910 Grantline Rd. New Albany, IN 47150	2002	Leased

400 Blankenbaker Parkway, Suite 100 Louisville, KY 40243	2002	Leased

106A West John Rowan Blvd. Bardstown, KY 40004	1997	Leased

119 East Stephen Foster Ave Bardstown, KY 40004	1972	Owned

7101 Cedar Springs Louisville, KY 40291	2002	Leased

4510 Shelbyville Rd. Louisville, KY 40207	2003	Leased

13205 Magisterial Drive Louisville, KY 40223	2006	Leased

Legal Proceedings

In D.F. Crane Construction Corp., et al v. MW Development Services, LLC, filed on July 14, 2005, the plaintiffs sought to foreclose upon a mechanics lien against MW Development Services, LLC. The suit also named Your Community Bank as a defendant as it granted loans to MW Development Services, LLC and has a mortgage on the real property at issue. In response, Your Community Bank filed a cross-claim on the indebtedness against MW Development and asserted claims against MW Development’s guarantors. MW Development cross-claimed in return against Your Community Bank and the guarantors asserted claims against Your Community Bank. These claims alleged that Your Community Bank acted improperly in the administration of the loans, thereby damaging the project funded by the loans. These claims, based on contract and tort theories, sought an undetermined amount of damages from Your Community Bank. On April 28, 2006, Your Community Bank, MW Development and the guarantors entered into a Settlement Agreement and Mutual Release under which all parties released each other from all claims the parties may have had against each other related to the loan and project in question. As part of this agreement, MW Development and the guarantors agreed to transfer all of their right, title and interest in the real property to Your Community Bank and/or consented to entry of judgment upon foreclosure of the property and Your Community Bank paid MW Development and the guarantors $220,000. This lawsuit was recently consolidated with another lawsuit by another lien claimant involving the same property —Jacobi Oil Service, Inc. v. M.W. Development Services, LLC, et al. (Jefferson County Kentucky Circuit Court).

This lawsuit, which is pending in the Jefferson County, Kentucky, Circuit Court, is currently in the discovery stage and no trial date has been set. In addition to the claims noted above, Your Community Bank has now joined all known lien claimants in the action and has asserted an indemnity claim against one lien claimant whom the borrower accuses of diverting certain of the loan funds.

In addition to D.F. Crane Construction Corp, et al v. MW Development Services, LLC, there are various claims and lawsuits in which Community or its subsidiaries are periodically involved.  These lawsuits includes claims to enforce liens, foreclosure or condemnation proceedings on properties in which Your Community Bank holds mortgages or security interests, claims involving the make and servicing of real property loans and other issues incident to Your Community Bank’s business. In the opinion of management, no material loss is expected from any pending claims or lawsuits.

Market Prices of and Dividends Declared on Community Common Stock

Community common stock is traded on The NASDAQ Capital Market under the symbol “CBIN.” The following table sets forth for the periods indicated the high and low sale prices per share of Community common stock as reported on The NASDAQ Capital Market and the quarterly dividends declared for each such period.

Price Range of Common Stock and Quarterly Dividends

	High	Low	Dividend
2006
First Quarter	$ 23.63	$ 22.01	$ 0.160

2005
Fourth Quarter	$ 25.00	$ 22.34	$ 0.145
Third Quarter	25.23	21.28	0.145
Second Quarter	32.00	20.85	0.145
First Quarter	22.04	21.00	0.145
			0.145
2004
Fourth Quarter	$ 22.45	$ 17.95	$ 0.145
Third Quarter	21.36	19.45	0.132
Second Quarter	22.73	20.23	0.132
First Quarter	20.87	18.96	0.132

The holders of Community common stock receive dividends if and when declared by the Community board of directors out of legally available funds. Following the completion of the merger, Community expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon future income, financial position, capital requirements, the discretion and judgment of the board of directors and other considerations. In addition, the payment of dividends is subject to the regulatory restrictions described in Note 12 to Community’s consolidated financial statements included as Appendix C to this proxy statement-prospectus.

Holders of Community Common Stock

As of May 10, 2006, there were 705 record holders of Community common stock. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name.

Effect of Merger Share Ownership of Principal Shareholders, Directors and Management of Community

The following table shows, as of March 10, 2006, the amount of Community common stock that is beneficially owned by the Community directors and the executive officers identified under “Executive Compensation: Summary Compensation Table” below and by the directors and such executive officers as a group. Each table also sets forth the percentage of outstanding common stock held by each person or group disclosed and the effect of the anticipated issuance of shares in the merger on such percentage of outstanding common stock held, assuming 879,272 shares are issued. To Community’s knowledge, no person or entity was the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Community common stock as of March 10, 2006.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock as of March 10, 2006 (1) (2)	Percent of Class (2)	As Adjusted Percent of Outstanding
George M. Ballard	9,400	*	*
R. Wayne Estopinal	8,312(3)	*	*
Gordon L. Huncilman	3,716(4)	*	*
Gary L. Libs	95,403(5)	3.68%	2.75%
Dale L. Orem	10,359(6)	*	*
James D. Rickard	22,599(7)	*	*
Timothy T. Shea	106,289(8)	4.10%	3.06%
Kerry M. Stemler	38,579(9)	1.49%	1.11%
Steven R. Stemler	2,145(10)	*	*
Kevin Cecil	8,391(11)	*	*
Christopher Bottorff	8,211(12)	*	*
Paul A. Chrisco	12,904(13)	*	*

Total of all Directors and
Executive Officers as a
Group	375,925	14.51%	10.83%

________________________

(1)	All entries based on information provided to Community by its directors and executive officers.

(2)
For purposes of this table, a person is considered to beneficially own shares of common stock if he directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he has the right to acquire the shares under options which are exercisable currently or within 60 days of March 10, 2006. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.

Shares of Community common stock attributed to a named person by virtue of options exercisable currently or within sixty days are deemed outstanding for purposes of computing the percentage of outstanding shares of common stock owned by such persons (and for all directors and executive officers as a group) but are not deemed outstanding for purposes of computing the percentage of any other person.

An asterisk indicates that the subject person holds less than 1% of the outstanding shares of Community common stock.

(3)	All of such shares are owned jointly by Mr. Estopinal and his spouse.

(4)	Includes 1,668 shares held in Mrs. Huncilman’s IRA.

(5)	Includes 22,375 shares owned jointly by Mr. Libs and his spouse and 1,011 shares owned by Mr. Libs’ daughter.

(6)
Includes 1,760 shares owned jointly by Mr. Orem and his spouse, 1,998 shares held in Mr. Orem’s IRA, and 6,600 shares Mr. Orem has the right to acquire under vested stock options that Mr. Orem has not exercised.

(7)	Includes 1,438 shares held in Community’s ESOP on behalf of Mr. Rickard, and 19,250 shares Mr. Rickard has the right to acquire under vested stock options that Mr. Rickard has not exercised.

(8)	Includes 16,061 shares owned jointly by Mr. Shea and his spouse, 650 shares held in his spouse’s IRA, and 41,022 shares in the C. Thomas Young Family Trust, of which Mr. Shea serves as a co-trustee.

(9)	Includes 26,589 shares owned jointly by Mr. Kerry M. Stemler and his spouse, 42 shares owned by Mr. Stemler’s daughter, and 3,052 shares held in his spouse’s IRA.

(10)	All of such shares are owned jointly by Mr. Steven R. Stemler and his spouse.

(11)	Includes 1,841 shares owned jointly by Mr. Cecil and his spouse, 500 shares held in Community’s ESOP on behalf of Mr. Cecil and 6,050 shares of vested stock options that Mr. Cecil has not exercised.

(12)
Includes 324 shares held in the Company’s ESOP on behalf of Mr. Bottorff, 221 shares held in Community’s ESOP on behalf of Mr. Bottorff’s spouse, 6,050 shares Mr. Bottorff has the right to acquire under vested stock options that Mr. Bottorff has not exercised, and 1,100 shares Mr. Bottorff’s spouse has the right to acquire under vested stock options that she has not exercised.

(13)	Includes 1,189 shares held in Community’s ESOP on behalf of Mr. Chrisco and 11,550 shares Mr. Chrisco has the right to acquire under vested stock options that Mr. Chrisco has not exercised.

Messrs. Libs, Shea, and Kerry Stemler serve as trustees of the Community Bank Shares of Indiana, Inc. Employee Stock Ownership Plan (the “ESOP”). Under the ESOP, the trustees must vote all shares held in the ESOP which have been allocated to participating employees’ accounts in accordance with the instructions of the participating employees, and allocated shares (42,676) for which employees do not give instructions will be voted on any matter in the same ratio as the case for those shares for which instructions are given.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information regarding Community’s compensation plans under which equity securities of Community are authorized for issuance.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted -average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1) (in thousands)
Equity compensation plans approved by security holders	223(1)	$19.28	575(2)

Equity compensation plans not approved by security holders	-	-	-

Total	223(1)	$19.28	575(2)

(1)	Of the shares reflected, 199,447 shares have been granted under Community’s 2005 Stock Incentive Plan and 24,000 have been granted under Community’s 2003 Performance Units Plan.
(2)
Of the shares reflected, 323,600 shares are available to be awarded under Community’s 2005 Stock Incentive Plan and 251,000 shares are available to be awarded under the Company’s 2003 Performance Units Plan.

Management

Community is managed by its board of directors. The following biographies show the age and principal occupations during the past five years of each of Community’s directors. The biographies also show tenure as a director of Community’s subsidiaries, including Your Community Bank. Ages are shown as of March 10, 2006. Each of the directors, except George M. Ballard, is also a director of Your Community Bank. Mr. Ballard serves as a member of Your Community Bank’s Nelson County Business Development Board.

Directors Whose Terms Expire in 2006

Each of the following directors’ term expires at Community’s 2006 annual meeting of shareholders to be held on May 16, 2006, and each has been nominated to be re-elected for a term expiring in 2009.

Gordon L. Huncilman (Age 49)
➢	Director of Community since 1997.
➢	Director of Your Community Bank since 1994.
➢	Associated with (and partial owner of) Bert R. Huncilman & Son, Inc., a manufacturing company located in New Albany, Indiana, since 1978, most recently as President and CEO.
➢	Partial owner of Huncilman Enterprises, a real estate partnership, and Huncilman, Inc. and Gizmow, Inc., both assembly firms, all of which are located in New Albany, Indiana.
➢	Member of the New Albany Floyd County School Corporation 2004 Foundation Board.

Timothy T. Shea (Age 62)
➢	Director of Community since its formation in 1994.
➢	Director of Your Community Bank since 1986.
➢
Served as a Director of Community Bank of Kentucky, Inc. from 2002 until its merger with Your Community Bank in 2003. Currently serves on the Your Community Bank Nelson County Business Development Board.

➢	Formerly Chief Operating Officer of Vermont American Corp., a manufacturer and marketer of power tool accessories and home storage products located in Louisville, Kentucky (retired May 1, 2001).
➢	Partner in Shea and Young LLC, a real estate investment company located in New Albany, Indiana, since January, 1993.

Steven R. Stemler (Age 45)
➢	Director of Community since 1997.
➢	Director of Your Community Bank since 2002 having previously served as a Director of Heritage Bank of Southern Indiana from its formation in 1996 until its merger with your Community Bank in 2002.
➢	President and owner of The Stemler Corporation, a corporation providing both commercial and residential plumbing and irrigation services in Indiana and northern Kentucky.
➢	Serves as a Commissioner with the State of Indiana Ports of Indiana.
➢	Former President of the River Ridge Development Authority of Jeffersonville, Indiana.

Directors Whose Terms Expire in 2007

Gary L. Libs (Age 54)
➢	Director of Community since its formation in 1994.
➢ Director (since 1989) and Chairman of the Board (since May, 2002) of Your Community Bank.
➢	President, Chief Executive Officer, and owner of Libs Paving Co., Inc., Floyds Knobs, Indiana, since 1972.
➢	President and Chief Executive Officer of Asphalt Supply Co., Jeffersonville, Indiana, since 1992.

Kerry M. Stemler (Age 48)
➢	Director of Community since 1997.
➢	Director of Your Community Bank since 1994.
➢	President and sole owner of KM Stemler Co., Inc., a construction company located in New Albany, Indiana, since 1981.
➢	50% ownership of KM Stemler Trucking, Inc., a commercial carrier located in New Albany, Indiana.
➢	25% ownership of Broadway Properties, LLC, a commercial real estate developer located in southern Indiana.
➢	50% ownership in K&M, LLC, a real estate company located in southern Indiana.
➢	50% ownership in KM Stemler Developers LLC, a commercial property development located in southern Indiana.
➢	25% ownership in Progressive Site LLC, a commercial real estate developer located in southern Indiana.

R. Wayne Estopinal (Age 50)
➢	Director of Community since 2004.
➢	Director of Your Community Bank since 2002, having previously served as a Director of Heritage Bank of Southern Indiana from its formation in 1996 until its merger with Your Community Bank in 2002.
➢	Founder, President, and 100% owner of The Estopinal Group, Inc., an architectural firm, located in Jeffersonville, Indiana.

Directors Whose Terms Expire in 2008

George M. Ballard (Age 58)
➢	Director of Community since 2001.
➢	Served as a director of Community Bank of Kentucky, Inc. until its merger with Your Community Bank in 2003. Currently serves on the Your Community Bank Nelson County Business Development Board.
➢	Vice-President and partial owner of TEBCO, Inc., a farming and real estate partnership, since 1971.
➢	President and partial owner of Ballard Brothers, Inc., a farming and real estate partnership, since 1998.
➢	President and partial owner of Culpepper VII, LLC, a farming and real estate partnership, since April, 2002.
➢	Member of the Bellarmine University Alumni Board since 1998.

Dale L. Orem (Age 67)
➢	Director of Community since 1997.
➢
Served as a Director and Chairman of the Board of Heritage Bank from its formation in 1996 until its merger with Your Community Bank in 2002 and currently serves as a Director and Vice-Chairman of the Board of Your Community Bank.

➢	Former mayor of Jeffersonville, Indiana.
➢	Retired member of an officiating team for the National Football League.
➢	Director, Integrity Capital Corp. of Indiana.

James D. Rickard (Age 52)
➢	Director, President and Chief Executive Officer of Community since 2000.
	➢	Director of Your Community Bank since 2000. Served as President of Your Community Bank from October, 2000 until March, 2002.
➢
Served as a director of Community Bank of Kentucky, Inc. from 2000 until its merger with Your Community Bank in 2003. Currently serves on the Your Community Bank Nelson County Business Development Board.

➢
Formerly President and Chief Executive Officer of the Corbin, Kentucky office of Union Planters Bank from 1997 until 2000 (a successor in interest to First National Bank of Corbin, for which bank and its parent corporation, Southeast Bancorp, Inc., Mr. Rickard served as a Director, President and Chief Executive Officer from 1990 until 1997).

Kerry M. Stemler and Steven R. Stemler are cousins. The foregoing is the only “family relationship” between any directors or executive officers of Community. “Family Relationship” means a relationship by blood, marriage or adoption not more remote than first cousin.

None of the directors is a director of any company (apart from Community) with a class of securities registered with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or any company registered as an investment company under the Investment Company Act of 1940.

Board Meetings and Committees

Regular meetings of the board of directors of Community are held on a monthly basis. The board of directors of Community held a total of 14 meetings during the year ended December 31, 2005. All of the directors attended at least 75% of all the meetings of the board and the committees on which they served during the year ended December

31, 2005, except George M. Ballard, who attended 70% of all the meetings of the board of directors and the committees on which he served during the year ended December 31, 2005.

The board of directors of Community has a standing executive committee (the members of which who are “independent directors” as defined by the National Association of Securities Dealers (“NASD”) rules also serve as Community’s nominations committee), audit committee and compensation committee. The following table shows the full board of directors and the current membership of these Board committees:

	Executive	Audit	Compensation	Nominations

George M. Ballard		X
R. Wayne Estopinal
Gordon L. Huncilman		X
Gary L. Libs	X	X	X	X
Dale L. Orem
James D. Rickard	X
Timothy T. Shea	X	X	X	X
Kerry M. Stemler	X	X	X	X
Steven R. Stemler		X

All Community directors apart from Messrs. Orem and Rickard are “independent directors” as defined by the rules of the NASD.

The executive committee has the authority to exercise the powers of the board of directors of Community in the intervals between meetings of the board and meets as necessary to oversee the business of Community. The executive committee met 24 times in 2005.

The members of the audit committee of Community serve in a dual capacity as the audit committee of Community and of Your Community Bank. Six meetings of this committee were held during 2005, with the committee having met with Crowe Chizek and Company LLC during one of the meetings. The board of directors has adopted a written charter for the audit committee, which describes its functions. All members of the audit committee are “independent directors” as defined by the rules of the NASD. The board of directors has determined that Timothy T. Shea is an “audit committee financial expert” as defined in Item 401(h) of SEC Regulation S-K. In addition to overseeing the accounting and financial reporting processes of Community and the audits of Community’s financial statements, and pre-approving all related party transactions, the audit committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by Community regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of Community of concerns regarding questionable accounting or auditing matters. The audit committee has established a toll-free hotline through which confidential complaints may be made by employees regarding: illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest and dishonest or unethical conduct; disclosures in Community’s SEC reports, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely and understandable; violations of the Community’s Code of Ethics policy; and/or any other violations of laws, rules or regulations. Complaints submitted through this process are presented to the audit committee upon receipt.

The compensation committee is responsible for establishing the compensation and compensation policies for key executive officers. The compensation committee met 3 times in 2005.

The board of directors has determined that the members of the board of directors executive committee who are “independent directors” as defined by NASD rules would constitute Community’s nominations committee. The nominations committee’s purpose is to assist the board of directors in fulfilling the board’s oversight responsibilities by (1) identifying individuals qualified to serve on the board; (2) reviewing the qualifications of the members of the board and recommending nominees to fill vacancies on the board; and (3) recommending a slate of nominees for election or reelection as directors by Community’s stockholders at the annual meeting to fill the seats of directors whose terms are expiring.

Executive Sessions of the Board

Non-management directors meet in executive sessions without management. “Non-management” directors are all those who are not officers of Community or a subsidiary and may include directors who are not “independent directors” as determined under NASD rules by virtue of a material relationship with Community or a family relationship. Executive sessions are led by a “Presiding Director” and are held at least twice annually held in conjunction with regularly scheduled board meetings. Other sessions may be called by the Presiding director in his or her own discretion or at the request of the Board. Timothy T. Shea has been designated as the Presiding Director.

Executive Officers Who Are Not Directors

Set forth below is information about the executive officers of Community who do not serve as directors, including their business experience for at least the past five years and their ages as of March 10, 2006. Officers of Community are elected annually by the board of directors for a term of one year or until their successors are elected and qualify.

•
George (Gray) Ball, age 66, is a Senior Vice-President of Community, a position he has held since 1998. He has been in the financial services industry for 37 years, and joined Community on December 30, 1997. Mr. Ball served as Vice-President, Commercial Loans, Regional Loan Manager for PNC Bank prior to joining Community.

•
Chris Bottorff, age 39, was appointed a Senior Vice-President of Community in August, 2002. He also serves as the President of the Kentucky Market Banking Division of Your Community Bank. Mr. Bottorff served as the President of and was a director of Community Bank of Kentucky, Inc. until its merger with Your Community Bank in 2003. Prior to joining Community, Mr. Bottorff was a commercial banker with Fifth Third Bank from 1996 until 2002.

•
Jeffrey Cash, age 44, was appointed Senior Vice-President, Audit and Risk Management, in January, 2003. He has served as internal auditor for Community since 2000 and served as Vice-President - Retail for Your Community Bank from 1999 until his appointment as Community’s internal auditor, and as Vice-President - Commercial Lending for Your Community Bank from 1997 until 1999.

•
Kevin Cecil, age 51, a Senior Vice-President of Community, was appointed to that position in April, 2002. He is a director of Your Community Bank, having been elected in December, 2001 and also serves as the President of the Indiana Market Banking Division of Your Community Bank, a position that he has held since August, 2003, and Chief Executive Officer, a position that he has held since August, 2001. Mr. Cecil was employed by Your Community Bank - Oldham County from April, 2001 until August, 2001 as Executive Vice-President and Senior Loan Officer, and by PNC Bank from January, 1977 until March, 2001 as Senior Vice-President and Indiana Market Manager.

•
Paul Chrisco, age 37, was appointed Senior Vice-President, Chief Financial Officer in 2001. Previous to that time, he was Vice-President, Chief Financial Officer of Community from 2000 to 2001, Chief Accounting Officer from 1999 to 2000 and Controller from 1997 to 1999. He was employed as Controller at AmBank Indiana before joining Community.

•
Linda Critchfield, age 57, is Senior Vice-President of Operations and Information Technology, a position she held since October 25, 2005. Previous to that time she served as Vice-President of Operations and Information Technology, having been appointed to that position in March of 2005. She has served as Senior Vice-President of Operations and Information Technology and Information Security Officer for Your Community Bank since November, 2005 and was Vice-President of Operations and Information Technology for Your Community Bank previous to that. Ms. Critchfield has been affiliated with Community and Your Community Bank since September 7, 2004. Before coming to Community, she served as Vice President, at First Security Bank of Lexington, Kentucky, for a period of 5 years.

•
Robert McIlvoy, age 45, is a Senior Vice-President of Community, a position he has held since December 2001, having previously served as Vice-President from April 2001 until December 2001. Prior to joining Community, he was employed by Fifth Third Bank as an Assistant Vice-President and Banking Center Manager from January, 2000 until March, 2001. He was employed by Technical Search and Recruiters as an executive recruiter from 1995 through 1999. Mr. McIlvoy served as a Vice-President and Regional Manager at PNC Bank until his departure from there in 1995.

•
M. Diane Murphy, age 56, is a Senior Vice-President of Community, a position she has held since 1996. She served as Vice-President of Your Community Bank from 1989 until November, 1994, and as Senior Vice-President of Your Community Bank from November, 1994 until April, 2000 when she also became the Chief Human Resources Officer. Ms. Murphy has been affiliated with Your Community Bank since 1967.

Executive Compensation

Summary Compensation Table

The following table summarizes compensation information for the President and Chief Executive Officer of Community, two of the Senior Vice-Presidents of Community and the Chief Financial Officer of Community:

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation			All Other Compensation ($)[3]
		Salary ($)	Bonus ($)[1]	Other Annual Compensation ($)	Awards	Payouts
					Restricted Stock Award(s) ($)[2]	Shares Underlying Options (#)	LTIP Payouts ($)
James D. Rickard, President and Chief Executive Officer	2005	237,000	41,764		$157,570	2,500		2,943
	2004	228,800	30,000		0	2,200		543
	2003	220,000	0		0			4,298

Kevin J. Cecil, Senior Vice- President	2005	116,000	23,730		67,530	2,500
	2004	110,000	21,725		0	2,200
	2003	103.000	0		0

Christopher L. Bottorff, Senior Vice- President	2005	122,000	20,730		67,530	2,500
	2004	112,000	24,640		0	2,200
	2003	100,000	10,000	[4]	0

Paul A. Chrisco, Chief Financial Officer	2005	108,000	23,640		67,530	2,500
	2004	100,000	18,250		0	2,200
	2003	92,000	0		0

(1)
The bonus compensation reflected in this column was earned by the subject persons in the years reflected even though such sums were paid in the following year (i.e. 2004 bonus paid in 2005 and 2005 bonus paid in 2006).

(2)
Community in 2003 adopted a Performance Units Plan intended to create incentive for outstanding performance and continued Company employment for Community’s senior executive officers. Under such Plan “units” representing, on a one-for one basis, shares of Community common stock are awarded to executive officers of Community. Rights to Community represented by such units vest no sooner than two years, and not later than four years, following the date of the grant. Upon vesting, based on the extent to which Community has satisfied certain financial performance standards set by the compensation committee of Community’s board of directors in connection with the grant of the subject Plan units, each unit shall represent one share (or a percentage of a share based upon partial satisfaction of the subject Community performance standards) of Community common stock which upon vesting shall be issued to the subject executive officer. The value of the Plan units shown in the table (which vest in 2007) were determined by multiplying the number of Plan units granted each of the named persons by the closing price per share of Company Common Stock on the NASDAQ National Market System on the date the subject units were granted.

(3)
The amount of “All Other Compensation” for Mr. Rickard represents: calendar year 2003 and 2004, annual long-term disability premiums in the amount of $543; 2003 life insurance and long-term disability premiums of $3,755; 2005 annual long-term disability premium in the amount of $343 and life insurance premium in the amount of $2,400.

(4)	Mr. Bottorff received a sign-on bonus paid in January, 2003.

Stock Options

The following table provides information about the unexercised options held at December 31, 2005 by the Executive Officers named in the above summary compensation table.

Option/SAR Grants in Last Fiscal Year

Individual Grants
Name	Number Of Securities Underlying Option/SARs Granted (#)	Percent Of Total Options/ SARs Granted To Employees In Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date	Grant Date Present Value

James D. Rickard	2,500	3.25%	$24.76	6/16/2015	$6,252.05
Kevin J. Cecil	2,500	3.25%	24.76	6/16/2015	6,252.05
Christopher L. Bottorff	2,500	3.25%	24.76	6/16/2015	6,252.05
Paul A. Chrisco	2,500	3.25%	24.76	6/16/2015	6,252.05

Mr. Rickard, Mr. Cecil, Mr. Bottorff, and Mr. Chrisco did not exercise any options during 2005 and they did not hold or exercise stock appreciation rights (“SARS”) during 2005. The value of the unexercised, in-the-money options is calculated based on the difference between the respective exercise prices for the named persons ($13.50 to $24.76 per share) and the price of the Common Stock as of December 31, 2005 as reported by The NASDAQ Capital Market automated quotation system ($22.80).

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/ SARs at December 31, 2005 (#)		Value of Unexercised In-the-Money Options/SARs at December 31, 2005 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable

James D. Rickard			18,700	3,600	$180,147	$2,827
Kevin J. Cecil			5,500	3,600	$41,151	$2,827
Christopher L. Bottorff			5,500	3,600	$38,731	$2,827
Paul A. Chrisco			11,000	3,600	$84,062	$2,827

Employment and Retirement Agreements

James D. Rickard Employment Agreement

Community has an employment agreement, dated July 26, 2000, with James D. Rickard pursuant to which, beginning August 15, 2000, he is employed as President and Chief Executive Officer. The employment agreement had an initial term of two years, and has been (and will continue to be) extended each year for an additional year on each annual anniversary of the date of the employment agreement so that at any time the remaining term of the agreement will be from one to two years, unless either party shall notify the other of its intention to stop such extensions.

During the term of the employment agreement, Mr. Rickard is entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of Community, including life, medical, dental and disability insurance coverage, to the extent commensurate with his then duties and responsibilities, as fixed by the board of directors.

During the term of the agreement, Community is required to obtain and maintain term life insurance for Mr. Rickard with a death benefit of at least two times Mr. Rickard’s base salary, up to a maximum benefit of $500,000, with such beneficiary as may be determined by Mr. Rickard. During the term of the agreement, Community must also provide Mr. Rickard with additional coverage for supplemental long term disability insurance.

Community has the right, at any time upon prior notice of termination, to terminate Mr. Rickard’s employment for any reason, including without limitation termination for cause, disability or retirement, and Mr. Rickard has the right, upon prior notice of termination, to terminate his employment for any reason.

Community may terminate the employment agreement with Mr. Rickard with or without cause. Mr. Rickard will be entitled to the following severance benefits under the employment agreement if, prior to a change in control of Community, Community terminates his employment agreement without cause, or he terminates his employment because Community has materially breached the employment agreement and failed to cure the material breach within fifteen days after Community has received written notice of the breach:

•
In equal monthly installments beginning with the first business day of the month following the date of termination, a cash severance amount equal to the base salary which Mr. Rickard would have earned over the remaining term of his agreement as of his date of termination.

•
Continued participation in Community’s group insurance, life insurance, health and accident and disability plans in which Mr. Rickard was entitled to participate in immediately prior to the date of termination. Should Mr. Rickard be prohibited by the terms of any such plan or by Community for legal or other bona fide reasons, or during such period any such plan, program or agreement is discontinued or the benefits thereunder are materially reduced for all employees, Community will be required to arrange to provide Mr. Rickard with benefits substantially similar to those which Mr. Rickard would have received had his employment continued throughout such period to the extent such benefits can be provided at a commercially reasonable cost; otherwise Community must pay Mr. Rickard that portion of the premiums or other costs of such plans allocable to Mr. Rickard in the year prior to the date of termination for the expiration of the remaining term of his employment contract or the date of his full-time employment by another employer.

A change in control is generally defined in the employment agreement to have occurred if there is (i) a change of control of 25% or more of Community’s outstanding voting securities or (ii) a change in a majority of the directors of Community during any two-year period without the approval of at least two-thirds of the persons who were directors of Community at the beginning of such period.

If a change in control occurs, Community must pay Mr. Rickard in one lump sum payment an amount equal to three (3) times his base salary then in effect, and provide, at no cost to Mr. Rickard, for his continued participation in Community’s group insurance, life insurance, health and accident and disability plans in which Mr. Rickard was entitled to participate immediately prior to the change in control for a period ending on the earlier of 36 months from the date of such change in control or the date Mr. Rickard is employed by another employer on a full-time basis and under such new employment is entitled to substantially the same benefits. Similar arrangements as described above apply in the event Mr. Rickard is prohibited from such continued participation by the terms of the plan or by Community for legal or other bona fide reasons, or during such period any such plan, program or agreement is discontinued or the benefits thereunder are materially reduced for all employees. If any such payment or benefits due Mr. Rickard under the employment agreement upon a change in control, either alone or together with such other payments and benefits that he is entitled to receive, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986 (the “Code”), the payments and benefits upon a change in control provided under the employment agreement shall be reduced, in the manner determined by Mr. Rickard, by an amount, if any, which is necessary so that no portion of the payments and benefits under the employment agreement shall be non-deductible by Community under Section 280G of Code and subject to excise tax under Section 4999 of Code. The employment agreement contains procedures on how the determination will be made as to whether such payments and benefits would result in such consequences under Sections 280G and 4999 of Code as well as how disputes between Community and Mr. Rickard regarding such determination shall be resolved.

Kevin J. Cecil Employment Agreement

Community also has an employment agreement with Kevin J. Cecil, President of Your Community Bank, Indiana Market Banking Division and Senior Vice-President of Community. Mr. Cecil’s salary for calendar year 2005 was $116,000. Mr. Cecil’s employment agreement was executed on the 22nd day of August, 2003. The employment agreement had an initial term of two years, and has been (and will continue to be) extended each year for an additional year on each annual anniversary of the date of the employment agreement so that at any time the remaining term of the agreement will be from one to two years, unless either party shall notify the other of its intention to stop such extensions.

Under his employment agreement, Mr. Cecil will be entitled to the following payments and benefits in the event of a change in control. First, Community will be required to pay Mr. Cecil in one lump sum payment, an amount equal to two (2) times each of (i) his base salary, (ii) his average yearly automobile allowance during the prior two (2) years, and (iii) his average yearly bonus compensation paid during the prior two (2) years, calculated as of the date of the change of control. Second, Community will be required to provide to Mr. Cecil continued participation in all group insurance, life insurance, health and accident, and disability plans in which he was entitled to participate immediately prior to the change in control for a period of 24 months, or, if shorter, until the date Mr. Cecil is employed by another employer on a full time basis and under such new employment is entitled to substantially the same benefits. If during this period Mr. Cecil’s continued participation is prohibited by the terms of any such plan or by Community for legal or other bona fide reasons, or during such period any such plan, program or arrangement is discontinued or benefits are materially reduced for all employees, Community will be required to make other arrangements for Mr. Cecil or, if that cannot be done at a commercially reasonable cost, to pay Mr. Cecil that portion of the premiums or other costs of such plans allocable to him in the year prior to his termination. If these payments and benefits due Mr. Cecil under his employment agreement upon a change in control, either alone or together with other payments and benefits which he has the right to receive from Community, would constitute a “parachute payment” under Section 280G of the Code, they will be reduced in the manner determined by him and by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under the employment agreement being non-deductible by Community pursuant to Section 280G of Code and subject to the excise tax imposed under Section 4999 of Code. The employment agreement contains procedures on how the determination will be made as to whether such payments and benefits would result in consequences under sections 280G and 4999 of the Code as well as how disputes between Community and Mr. Cecil regarding such determination will be resolved.

Christopher L. Bottorff Employment Agreement

Community also has an employment agreement with Christopher Bottorff, President of Your Community Bank’s Kentucky Market Banking Division and Senior Vice-President of Community. Mr. Bottorff’s salary for calendar year 2005 was $122,000. Mr. Bottorff’s employment agreement was executed on the 28th day of August, 2002. The employment agreement had an initial term of two years, and has been (and will continue to be) extended each year for an additional year on each annual anniversary of the date of the employment agreement so that at any time the remaining term of the agreement will be from one to two years, unless either party shall notify the other of its intention to stop such extensions.

Under his employment agreement, Mr. Bottorff will be entitled to the following payments and benefits in the event of a change in control. First, Community will be required to pay Mr. Bottorff in one lump sum payment an amount equal to two (2) times each of (i) his base salary, (ii) his average yearly automobile allowance during the prior two (2) years, and (iii) his average yearly bonus compensation paid during the prior two (2) years, calculated as of the date of the change of control. Second, Community will be required to provide at no cost to Mr. Bottorff continued participation in all group insurance, life insurance, health and accident, and disability plans in which he was entitled to participate immediately prior to the change in control for a period of 24 months, or, if shorter, until the date Mr. Bottorff is employed by another employer on a full time basis and under such new employment is entitled to substantially the same benefits. If during this period Mr. Bottorff’s continued participation is prohibited by the terms of any such plan or by Community for legal or other bona fide reasons, or during such period any such plan, program or arrangement is discontinued or benefits are materially reduced for all employees, Community will be required to make other arrangements for Mr. Bottorff or, if that cannot be done at a commercially reasonable cost, to pay Mr. Bottorff that portion of the premiums or other costs of such plans allocable to him in the year prior to his termination. If these payments and benefits due Mr. Bottorff under his employment agreement upon a change in control, either alone or together with other payments and benefits which he has the right to receive from Community, would constitute a “parachute payment” under Section 280G of the Code, they will be reduced, in the manner determined by him and by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under the employment agreement being nondeductible by Community pursuant to Section 280G of Code and subject to the excise tax imposed under Section 4999 of the Code. The employment agreement contains procedures on how the determination will be made as to whether such payments and benefits would result in consequences under sections 280G and 4999 of the Code as well as how disputes between Community and Mr. Bottorff regarding such determination will be resolved.

Paul A. Chrisco Employment Agreement.

Community also have an employment agreement with Paul A. Chrisco, Chief Financial Officer of Community. Mr. Chrisco’s salary for calendar year 2005 was $108,000. Mr. Chrisco’s employment agreement was executed on July 3, 2003. The employment agreement had an initial term of two years, and has been (and will continue to be) extended each year for an additional year on each annual anniversary of the date of the employment agreement so that at any time the remaining term of the agreement will be from one to two years, unless either party shall notify the other of its intention to stop such extensions.

Under his employment agreement, Mr. Chrisco will be entitled to the following payments and benefits in the event of a Change of Control. First, Community will be required to pay Mr. Chrisco in one lump sum payment an amount equal to two (2) times each of (i) his base salary and (ii) his average yearly bonus compensation paid during the prior two (2) years, which amount shall be calculated as of the date of the change of control. Second, Community will be required to provide to Mr. Chrisco continued participation in all group insurance, life insurance, health and accident, and disability plans in which he was entitled to participate immediately prior to the change in control for a period of 24 months, or, if shorter, until the date Mr. Chrisco is employed by another employer on a full time basis and under such new employment is entitled to substantially the same benefits. If during this period Mr. Chrisco’s continued participation is prohibited by the terms of any such plan or by us for legal or other bona fide reasons, or during such period any such plan, program or arrangement is discontinued or benefits are materially reduced for all employees, Community will be required to make other arrangements for Mr. Chrisco or, if that cannot be done at a commercially reasonable cost, to pay Mr. Chrisco that portion of the premiums or other costs of such plans allocable to him in the year prior to his termination. If these payments and benefits due Mr. Chrisco under his employment agreement upon a change in control, either alone or together with other payments and benefits which he has the right to receive from Community, would constitute a “parachute payment” under Section 280G of the Code, they will be reduced in the manner determined by him and by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under the employment agreement being non-deductible by us pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The employment agreement contains procedures on how the determination will be made as to whether such payments and benefits would result in consequences under sections 280G and 4999 of the Code as well as how disputes between us and Mr. Chrisco regarding such determination will be resolved.

Retirement Agreements

J. Robert Ellnor III, a former Senior Vice-President of Community, retired effective January 1, 1998. Mr. Ellnor entered into a Retirement Agreement with Community pursuant to which he receives compensation in the amount of $666 per month or $7,992 annually for life. Upon Mr. Ellnor’s death, if his wife survives him this monthly payment shall be paid to Mrs. Ellnor until her death.

In 1998 Community entered into a supplemental retirement plan and a directors retirement agreement with Al Bowling, retired CEO of Community Bank of Kentucky, Inc. The supplemental retirement plan has a ten (10) year term and provides Mr. Bowling a monthly benefit in the amount of $822, or $9,864 annually. The director’s retirement agreement has a ten (10) year term and provides Mr. Bowling with a monthly benefit of $700, or $8,400 annually.

A director’s retirement agreement with a ten (10) year term and monthly benefit of $700 or $8,400 annually is paid to the following Community Bank of Kentucky, Inc. retired directors: effective August 1, 1999 to John S. Tharp, effective January, 2000 to Robert C. Hurst, and effective November 1, 2001 to Thomas Paul Barnes. John S. Tharp died in February, 2002 and Thomas Paul Barnes, died in August, 2003. By virtue of their deaths the widows of Messrs. Tharp and Barnes will receive the remaining monthly benefit under such retirement agreements.

Other Transactions

Dale Orem Employment Agreement. Mr. Orem retired from Your Community Bank in June, 2003. He serves in the capacity of Vice Chairman/Director on the Your Community Bank Board of Directors, as a Director on the Company Board of Directors, and as a consultant to each. Mr. Orem’s consulting agreement was renewed on June 19, 2005 for a period of 3 years. Mr. Orem receives $3,200 per month in consulting fees.

Compensation of Directors

Each director of Community, with the exception of James D. Rickard, receives compensation of $600 for attendance at each regularly scheduled meeting of the board of directors and $250 for attendance at any specially called board meeting or any meetings of a committee on which the director serves. Each director who is a Bank director also receives fees in a like amount for attendance at any meetings of the board of directors or committees of Your Community Bank. The Chairman of the Board of Directors of Community receives an additional fee of $1,000 per month and the Vice Chairman of the Board of Directors of Community receives an additional fee of $200 per month.

Timothy T. Shea, the Chairman of the Board of Directors, received chairman fees totaling $12,000 ($1,000 per month), committee fees in the amount of $6,750, and fees totaling $21,000 for service as a director of Community, Your Community Bank and for service on the Your Community Bank Nelson County Business Development Board.

Gary L. Libs, the Vice Chairman of the Board of Directors, received vice chairman fees totaling $1,800 ($200 per month), committee fees in the amount of $7,000, fees totaling $14,400 for service as a director of Community and Your Community Bank and $12,000 for service as the Chairman of the Board of Directors of Your Community Bank.

In 2005, Community directors were also granted options for the purchase of Community common stock for their services as directors. A total of 27,500 options for the purchase of Community common stock were issued in the aggregate to Community’s directors, with 4,000 of such options issued to each of Messrs. Shea, Libs and Kerry Stemler, 3,500 options issued to Mr. Huncilman and 3,000 options issued to each of the other Community directors. The aforesaid options (i) were granted on June 16, 2005 with an exercise price of $24.76, (ii) are exercisable (once vested) on or before June 16, 2015 and (iii) vest in their entirety on June 16, 2008.

Defined Benefit Pension Plan

Community previously made available to all employees of Community and its affiliates who had attained the age of 21 and completed one year of service with Community or one of its affiliates, a defined benefit non-contributory pension plan. The plan was frozen effective August 31, 1997 and it was terminated for purposes of prospective eligibility. James D. Rickard, Kevin J. Cecil, Christopher L. Bottorff and Paul A. Chrisco are not participants in this plan.

The following table sets forth estimated annual benefits payable to a plan participant born in 1940, upon retirement at age 65 under Community’s Pension Plan based upon various levels of compensation and years of service.

Years of Service
Salary	10	15	20	25	30

$20,000	$3,000	$4,500	$5,250	$6,000	$6,750

$30,000	$4,500	$6,750	$7,875	$9,000	$10,125

$50,000	$7,825	$11,738	$13,775	$15,813	$17,850

$75,000	$13,200	$19,800	$23,588	$27,375	$31,163

$100,000	$18,575	$27,863	$33,400	$38,938	$44,475

$150,000	$29,325	$43,988	$53,025	$62,063	$71,100

The indicated amounts in the above table assume that participants elect the normal retirement form of benefit. Such amounts do not reflect the minimum benefit that would affect only those participants who were in the plan before 1994 and whose earnings before 1994 exceeded $150,000.

Benefits are generally payable under the Pension Plan upon retirement at age 65 based upon an average of an employee’s five highest consecutive annual amounts of salary, subject to deduction for social security or other offset amounts. The Pension Plan provides for an early retirement option with reduced benefits for eligible participants who exceed 55 years of age. Employee benefits vest 100% after six years of service. Contributions in the amount of $40,744 were made for calendar year 2005.

At the time of its acquisition by Community, Community Bank of Kentucky, Inc. participated in a multi-employer defined benefit plan which was fully funded, with no future funding to be required by Community Bank of Kentucky, Inc. Future enrollment and benefit accruals under the defined benefit plan were frozen in calendar year 1998. Existing excess funding will be divided among and become a part of benefits to the eligible participants.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

One member of the compensation committee received fees (other than board and committee fees) totaling $60,000 or more during 2005. Community paid KM Stemler Co., Inc. $78,740 in 2005 for snow removal and building maintenance on Community facilities. Kerry M. Stemler, a director of Community and Your Community Bank, is the owner of KM Stemler Co., Inc., a construction firm.

In addition, as discussed in the following paragraph, directors of the Company, including the members of the compensation committee (Timothy T. Shea, Kerry M. Stemler, and Gary L. Libs), have loans from Your Community Bank that were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or presented other unfavorable features.

Indebtedness of Management

Some of the directors and officers of Community, and other persons and entities with which they are affiliated, are customers of, and have in the ordinary course of business banking transactions with, Your Community Bank. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of collectability or presented other unfavorable features. As of December 31, 2005, 17 of the Community or Your Community Bank’s Directors and executive officers and their related parties had a year end outstanding aggregate loan balance that exceeded $60,000 in total, which amounted to $19,129,527 in the aggregate. All such loans were made in the ordinary course of business and were not made with favorable terms nor did they involve more than the normal risk of collectability.

Other Transactions with Management and Related Parties

From time to time in the ordinary course of business, Community and its subsidiaries engage in transactions with or acquire goods or services from directors and companies they control. Community intends that all transactions between Community, its affiliates, and its executive officers, directors, holders of 10% or more of the shares of any class of Community common stock and affiliates thereof, will contain terms no less favorable to Community than could have been obtained by it in arm’s-length negotiations with unaffiliated persons. All transactions between Community, its affiliates, and its executive officers, directors, and their related interests are reviewed by the audit committee of the board of directors prior to the service being performed or the goods being purchased to insure that the aforesaid intention of Community is satisfied.

Report of the Compensation Committee

The compensation committee of the Community board of directors has furnished the following report:

The compensation committee’s goal is to establish compensation packages for executive officers, consisting of salary, bonus, stock options and other employee benefits. The total compensation has been designed to attract the most qualified talent, motivate such persons to reach their highest level of achievement, reward sustained superior performance, and retain those senior managers whose competencies are prerequisite to shareholder value appreciating over the long term. The compensation committee is also responsible for the awarding of stock grants and options under the Community Bank Shares of Indiana, Inc. Stock Award Plan, which was adopted in 2005. The compensation committee is also responsible for the awarding of the performance units under the Performance Units Plan which was approved at the 2003 Annual Stockholder’s meeting.

The compensation committee periodically reviews each component of Community’s executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to Community performance targets such as: income, expenses, asset quality, operating margins, return on assets and return on equity. The committee places significant weight on the recommendations of the Chief Executive Officer, as well as economic conditions and peer group compensation surveys, to provide additional information to support the compensation planning process.

Base salary levels are intended to be consistent with comparable financial institutions in Community’s peer group, subject to Community’s financial performance. The level of any salary increase is based upon an executive’s job performance over the year in conjunction with Community goals of profitability and growth. Discretionary annual performance bonuses have been paid based upon Community’s financial performance in prior years and the executive’s abilities and contributions to Community’s financial success. Bonuses were earned for calendar year 2005.

Mr. Rickard’s salary as Chief Executive Officer was determined and negotiated by the compensation committee at the time of his hiring. Based on overall performance, and not based on any measurement of corporate performance, Mr. Rickard’s salary for calendar year 2005 was $237,000. In 2005, Mr. Rickard received stock options entitling him to purchase 2,500 shares of Common Stock, a Performance Units award of 7,000 units and earned a bonus in the amount of $41,764 which was paid in 2006.

COMPENSATION COMMITTEE

Timothy T. Shea, Chairman        Kerry M. Stemler
Gary L. Libs

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

The following graph sets forth the Company’s cumulative stockholder return (assuming reinvestment of dividends) as compared to the Russell 2000 and the SNL $500,000,000 - $1,000,000,000 Bank Index over a five-year period beginning December 31, 2000.

COMMUNITY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

This section presents an analysis of the consolidated financial condition of Community and its wholly-owned subsidiary, Your Community Bank, at December 31, 2005 and 2004, and the consolidated results of operations for each of the years in the three year period ended December 31, 2005. The information contained in this section should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented in Appendix C to this proxy statement-prospectus.

Community conducts its primary business through Your Community Bank, which is a community-oriented financial institution offering a variety of financial services to its local communities. Your Community Bank is engaged primarily in the business of attracting deposits from the general public and using such funds for the origination of: 1) commercial business and real estate loans and 2) secured consumer loans such as home equity lines of credit, automobile loans, and recreational vehicle loans. Additionally, Your Community Bank originates and sells into the secondary market mortgage loans for the purchase of single-family homes in Floyd and Clark counties, Indiana, and Jefferson and Nelson counties, Kentucky, including surrounding communities. Your Community Bank invests excess liquidity balances in mortgage-backed, U.S. agency, state and municipal and corporate securities.

The operating results of Community depend primarily upon Your Community Bank’s net interest income, which is the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities. Interest-earning assets principally consist of loans, taxable and tax-exempt securities and Federal Home Loan Bank (“FHLB”) stock. Interest-bearing liabilities principally include deposits, retail repurchase agreements, federal funds purchased, and advances from the FHLB Indianapolis and Cincinnati. The net income of Your Community Bank is also affected by (1) provision for loan losses, (2) non-interest income (including gains on sales of loans and securities, deposit account service charges and commission-based income on non-deposit investment products), (3) non-interest expenses (including compensation and benefits, occupancy, equipment, data processing expenses, marketing and advertising, and other expenses, such as audit, postage, printing, and telephone expenses), and (4) income tax expense.

Forward Looking Information

Statements contained within this report that are not statements of historical fact constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. When used in this discussion the words "anticipate," "project," "expect," "believe," and similar expressions are intended to identify forward-looking statements. Community cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from forward-looking statements.

In addition to factors disclosed by Community elsewhere in this proxy statement-prospectus, the following factors, among others, could cause actual results to differ materially from such forward-looking statements: (1) adverse changes in economic conditions affecting the banking industry in general and, more specifically, the market areas in which Community and Your Community Bank operate, (2) adverse changes in the legislative and regulatory environment affecting Community and Your Community Bank, (3) increased competition from other financial and non-financial institutions, (4) the impact of technological advances on the banking industry, and (5) other risks detailed at times in Community’s filings with the SEC. Community does not assume an obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

Application of Critical Accounting Policies

Community’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and follow general practices within the financial services industry. The most significant accounting policies followed by Community are presented in Note 1 to Community’s Consolidated Financial Statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses and deferred tax assets to be the accounting areas that require the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

Allowance For Loan Losses

The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Note 1 to the Consolidated Financial Statements describes the methodology used to determine the allowance for loan losses, and a discussion of the factors driving changes in the amount of the allowance for loan losses is included under "Asset Quality" below.

Loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to Community. Included in the review of individual loans are those that are impaired as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Community evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Historical loss rates are applied to other loans not subject to reserve allocations. These historical loss rates may be adjusted for significant factors that, in management’s judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs and nonaccrual loans), changes in mix, asset quality trends, risk management and loan administration, changes in internal lending policies and credit standards, and examination results from bank regulatory agencies and Community’s internal credit examiners.

Community has not substantively changed any aspect to its overall approach in the determination of the allowance for loan losses. There have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current period allowance.

Based on the procedures discussed above, management is of the opinion that the reserve of $5.9 million provides for probable incurred credit losses associated with the loan portfolio at December 31, 2005.

Deferred Tax Assets

Community has a net deferred tax asset of approximately $2.9 million. Community evaluates this asset on a quarterly basis. To the extent Community believes it is more likely than not that it will not be utilized, Community will establish a valuation allowance to reduce its carrying amount to the amount it expects to be realized. At December 31, 2005, a valuation allowance of $260 thousand has been established against the outstanding deferred tax asset. Note 11 to the Consolidated Financial Statements describes the net deferred tax asset. The deferred tax asset will be utilized as Community is profitable or as Community carries back tax losses to periods in which it paid income taxes. The estimate of the realizable amount of this asset is a critical accounting policy.

Highlights

Community reported net income of $3,749,000 during 2005 compared with $2,588,000 for 2004, an increase of 44.9%. The increase in earnings was driven by the continued growth of Community’s interest earning assets, primarily from net growth in the loan portfolio, and principally supported by a 13.0% increase in total deposits. Net income for 2005 was impacted by a $228,000 gain, net of related tax impacts, on the disposition of an equity stock position held in a company that provides data processing services to the banking industry and by a $656,000 non-taxable gain on life insurance benefit. Community’s book value per common share increased from $16.27 per share at December 31, 2004 to $16.42 per share at December 31, 2005.

The following table summarizes selected financial information regarding Community’s financial performance:

Table 1 - Summary
	For the Year Ended December 31,
(Dollars in thousands, except per share amounts)	2005	2004	2003

Net income	$3,749	$2,588	$2,302
Basic earnings per share	1.43	0.98	0.88
Diluted earnings per share	1.41	0.97	0.87

Return on average assets	0.59%	0.47%	0.47%
Return on average equity	8.68	6.10	5.37

Total assets grew 12.7% during 2005 to $665.0 million from $590.1 million at December 31, 2004. Total net loans grew 13.7% during 2005 to $512.4 million, mostly a result of growth in the commercial real estate, residential real estate and home equity loan portfolios. Total deposits increased $53.5 million during 2005 to $464.8 million as substantive growth occurred in non-interest and money market deposit accounts as well as time deposit accounts. Community will continue to seek loans and deposits by focusing on and developing relationships with commercial and retail customers within its market areas. During the first quarter of 2006, Community opened a new, full service banking office in Louisville, Kentucky. Community expects that the new branch office will enhance its ability to increase its deposit market share within the Jefferson County, Kentucky market.

Results of Operations

Net Interest Income

Community’s principal revenue source is net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and the interest expense on the liabilities used to fund those assets, such as interest-bearing deposits and borrowings. Net interest income is impacted by both changes in the amount and composition of interest-earning assets and interest-bearing liabilities as well as changes in market interest rates.

Net interest income increased $2.7 million, or 18.0%, to $17.7 million for 2005 compared to $15.0 million in 2004. The increase in net interest income is attributable to the growth of Community’s interest earning assets (primarily within the loan portfolio). Community’s net interest rate spread increased to 2.66% for 2005 from 2.61% in 2004, and its net interest margin increased to 2.98% for 2005 from 2.89% in 2004. In addition, net interest income was impacted by the $162,000 of interest expense recognized on Community’s interest rate swaps during 2005, compared to interest income of $777,000 recognized during 2004 (See Note 13 to Community’s Consolidated Financial Statements).

Average interest-earning assets increased 14.8% during 2005 to $595.2 million, compared to a 12.5% increase during 2004. The increase in each of these periods primarily resulted from growth in average loans funded by increases in average deposits. The increase in loans is attributable to Community’s continued focus on commercial business, commercial and residential real estate, and home equity lending. Average loans grew $76.4 million or 18.3% to $493.2 million in 2005, while the loan yield increased to 6.28%, compared to 5.77% for 2004, primarily due to several prime rate increases throughout the year that raised yields on portfolio loans indexed to the prime rate, and also raised market interest rates. Community attributes the growth in commercial loans to its local presence in the markets it serves and its ability to meet the needs of its commercial customers through local decision making and rapid responses to customer inquiries. Additionally, Community continued to benefit from its expanded presence in the Jefferson County, Kentucky market.

Real estate construction loans increased $22.4 million during 2005, or 58.0%, to total $61.0 million at year end 2005. This increase is attributable to consistent strong demand throughout the southern Indiana and Jefferson County, Kentucky market. Community continues to benefit from its expanded presence in the greater Louisville, Kentucky market, and opened a new, full service banking office in Louisville during the first quarter of 2006.

Residential real estate demand continued to be strong throughout 2005. During 2005, residential mortgage loans retained by Community increased $11.4 million, compared to a net increase of $5.6 million during 2004. Currently, Community retains and services substantially all ten year, and some fifteen and thirty year mortgage loans, depending upon specific customer relationships. The demand for home equity loans continued to be high during 2005 as a low introductory rate coupled with an increased emphasis on retail cross-selling stimulated origination of home equity lines of credit, which increased $8.4 million, or 16.9%, from 2004.

Average interest-bearing liabilities grew $71.0 million to $536.9 million, an increase of 15.2% from 2004, while the cost of interest-bearing liabilities increased to 3.23% for 2005 from 2.75% in 2004. The increase in average interest-bearing liabilities was primarily attributable to the growth in average deposits, which increased 16.0% from 2004. Community attributes the growth in average interest-bearing deposits to its experienced commercial sales staff and a focused commitment on improving customer service throughout its retail delivery systems.

While there can be no assurance as to the tangible long-term impact that the current interest rate environment will have on Community’s future levels of net interest income and net interest margin, it is presently anticipated, given the pricing sensitivity and asset/liability mix of Community’s balance sheet, that Community’s net interest margin should remain stable for 2006 when compared with 2005.

For 2004, net interest income increased $1.4 million or 10.4% to $15.0 million compared to $13.6 million in 2003. Community’s net interest rate spread decreased to 2.61% for 2004 from 2.66% in 2003, and its net interest margin decreased to 2.89% for 2004 from 2.95% in 2003. The increase in Community’s net interest income was primarily attributable to the growth of Community’s interest earning assets (primarily within the loan portfolio). In addition, net interest income was positively impacted by $777,000 of interest income recognized on Community’s interest rate swaps.

Table 2 provides detailed information as to average balances, interest income/expense, and rates by major balance sheet category for 2003 through 2005.

Table 2 - Average Balance Sheets and Rates for Years Ended 2005, 2004 and 2003

	2005			2004			2003
	Average		Average	Average		Average	Average		Average
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS

Earning assets:
Interest-bearing deposits with banks	$2,614	$58	2.22%	$3,398	$42	1.24%	$3,018	$39	1.29%
Taxable securities	85,025	3,352	3.94	81,364	2,929	3.60	67,501	2,047	3.03
Tax-exempt securities	5,860	291	4.97	8,742	376	4.30	14,441	630	4.36
Total loans and fees(1)(2)	493,219	30,993	6.28	416,857	24,073	5.77	368,032	22,145	6.02
FHLB stock	8,508	364	4.28	8,196	366	4.47	7,826	391	5.00

Total earning assets	595,226	35,058	5.89	518,557	27,786	5.36	460,818	25,252	5.48

Non-interest earning assets:
Less: Allowance for loan losses	(5,200)			(4,472)			(3,917)
Non-earning assets:
Cash and due from banks	12,917			10,734			8,440
Bank premises and equipment, net	11,284			11,683			11,330
Other assets	17,261			16,185			15,470

Total assets	$631,488			$552,687			$492,141

LIABILITIES AND SHAREHOLDERS’ EQUITY

Interest bearing liabilities:
Savings and other	$209,450	$4,364	2.08%	$172,722	$1,999	1.16%	$145,605	$1,124	0.77%
Time deposits	187,233	6,418	3.43	169,355	5,241	3.09	143,590	5,019	3.50
Short-term borrowings	48,684	1,395	2.87	36,572	409	1.12	36,206	311	0.86
FHLB advances	84,552	4,746	5.61	83,340	4,979	5.97	88,538	5,221	5.90
Subordinated debenture	7,000	421	6.01	3,893	168	4.32	-	-

Total interest bearing liabilities	536,919	17,344	3.23	465,882	12,796	2.75	413,939	11,675	2.82

Non-interest bearing liabilities:
Non-interest bearing deposits	47,197			40,631			32,414
Other liabilities	4,187			3,737			2,900
Shareholders’ equity	43,185			42,437			42,888
Total liabilities and shareholders’ equity	$631,488			$552,687			$492,141

Net interest income		$17,714			$14,990			$13,577
Net interest spread			2.66%			2.61%			2.66%
Net interest margin			2.98%			2.89%			2.95%

(1) The amount of fee income included in interest on loans was $647, $610, and $657 for the years ended December 31, 2005, 2004, and 2003, respectively.
(2) Includes loans held for sale and non-accruing loans in the average loan amounts outstanding.

Table 3 illustrates the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities affected Community’s interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

Table 3 - Volume/Rate Variance Analysis
	Year Ended December 31, 2005 compared to Year Ended December 31, 2004			Year Ended December 31, 2004 compared to Year Ended December 31, 2003
	INCREASE/(DECREASE) Due to			INCREASE/(DECREASE) Due to
	Total Net			Total Net
	Change	Volume	Rate	Change	Volume	Rate
	(Dollars in thousands)
Interest income:
Interest-bearing deposits with banks	$16	$(11)	$27	$3	$5	$(2)
Taxable securities	423	136	287	882	462	420
Tax-exempt securities	(85)	(137)	52	(254)	(245)	(9)
Total loans and fees	6,920	4,672	2,248	1,928	2,847	(919)
FHLB stock	(2)	14	(16)	(25)	18	(43)

Total increase (decrease) in interest income	7,272	4,674	2,598	2,534	3,087	(553)

Interest expense:
Savings and other	2,365	496	1,869	875	238	637
Time deposits	1,177	583	594	222	838	(616)
Short-term borrowings	986	172	814	98	3	95
FHLB advances	(233)	72	(305)	(242)	(310)	68
Subordinated debenture	253	169	84	168	168	-

Total increase (decrease) in interest expense	4,548	1,492	3,056	1,121	937	184

Increase (decrease) in net interest income	$2,724	$3,182	$(458)	$1,413	$2,150	$(737)

Non-interest Income

Non-interest income was $4.9 million for 2005, $3.3 million for 2004, and $3.7 million for 2003. Community had a gain on life insurance benefits and a gain on the disposition of equity stock. Service charges on deposit accounts and gains on the sales of mortgage loans also showed strong increases. Community continues to emphasize the importance of customer service and believes this emphasis facilitated the opening of a significant number of new demand deposit accounts during 2005 and 2004, which helped contribute to a 28.3% and 18.4% increase in service charges on deposit accounts for 2005 and 2004, respectively.

Table 4 provides a breakdown of Community’s non-interest income during the past three years.

Table 4 - Analysis of Non-interest Income

	Year Ended December 31,			Percent Increase/(Decrease)

(Dollars in thousands)	2005	2004	2003	2005/2004	2004/2003

Service charges on deposit accounts	$2,593	$2,021	$1,707	28.3%	18.4%
Commission income	74	64	109	15.6	(41.3)
Gain on sale of mortgage loans	426	322	592	32.3	(45.6)
Loan servicing income, net of amortization	36	49	(53)	(26.5)	192.5
Increase in cash surrender value of life insurance	527	493	543	6.9	(9.2)
Other	185	184	133	0.5	38.3
Subtotal	3,841	3,133	3,031	22.6%	3.4%

Gain on life insurance benefit	656	-	-	NM	NM
Gain on disposition of equity stock	345	-	-	NM	NM
Gain on sale of available for sale securities	23	138	653	(83.3)	(78.9)

Total	$4,865	$3,271	$3,684	48.7%	(11.2)%

The market interest rate environment heavily influences revenue from mortgage banking activities. The increase in net gain on sale of mortgage loans from 2004 to 2005 reflects increased origination activity, even as mortgage interest rates were generally stable throughout 2005. Management expects gains on sales of mortgage loans to continue to increase for 2006, as Community serves a broader range of customers after increasing its number of active loan originators during 2005.

Community had a $228,000 gain during 2005, net of related tax impacts, on the disposition of an equity stock position it held in a company that provides data processing services to the banking industry. The disposition resulted from the acquisition of the data processing provider by a third party organization. In addition, there was a $656,000 non-taxable gain on life insurance benefit.

Gain on sale of available for sale securities decreased $115,000 for 2005 from 2004 and $515,000 for 2004 from 2003. Community sells securities during the year in response to specific cash needs as identified through its liquidity management process. Community purchases securities during the year at times when cash on hand exceeds expected usage over a relatively short time horizon (30-90 days) or as deemed necessary by management.

Non-interest Expense

Total non-interest expense increased 16.2% to $16.2 million in 2005 when compared with 2004 as a result of increases in salaries and employee benefits, and occupancy and equipment expenses. Total non-interest expense increased 6.1% to $13.9 million in 2004 when compared with 2003 as a result of increases in salaries and employee benefits and occupancy and equipment expenses. Community expects that non-interest expense will increase approximately 10% during 2006 as it continues to make infrastructure improvements to support the future growth of Community. Additionally, Community opened a new, full service banking facility during the first quarter of 2006.

Table 5 provides a breakdown of Community’s non-interest expense for the past three years.

Table 5 - Analysis of Non-interest Expense
	Year Ended December 31,			Percent Increase/(Decrease)

(Dollars in thousands)	2005	2004	2003	2005/2004	2004/2003

Salaries and employee benefits	$8,843	$7,679	$7,097	15.2%	8.2%
Occupancy	1,193	1,130	957	5.6	18.1
Equipment	1,142	1,231	989	(7.2)	24.5
Data processing	1,883	1,333	1,407	41.3	(5.3)
Marketing and advertising	503	387	287	30.0	34.8
Other	2,591	2,143	2,367	20.9	(9.5)

Total	$16,155	$13,903	$13,104	16.2%	6.1%

Salaries and benefits, the largest component of non-interest expense, increased 15.2% to $8.8 million in 2005 compared with $7.7 million for 2004 due primarily to the growth in Community’s level of staffing to 182 full-time equivalent employees at December 31, 2005 from 169 full-time equivalent employees at December 31, 2004, primarily in commercial banking, loan operations to support growth in the loan portfolio, and deposit operations to support growth in deposit accounts. Community attributes most of the increase between 2003 and 2004 to the growth in staffing from 154 to 169 full-time equivalent employees.

Occupancy and equipment expenses decreased 1.1% to $2.3 million in 2005 compared with $2.4 million for 2004. Occupancy and equipment expenses increased 21.3% for 2004 compared to 2003 primarily due to increased facilities expenses, primarily rent expense, and increased depreciation expense related to the acquisition of fixed assets needed to support the growth of Community.

Data processing expense increased 41.3% to $1.9 million in 2005 compared with $1.3 million for 2004 due to higher item processing costs associated with increased deposit growth, and higher depreciation costs due to building infrastructure designed to support growth. Data processing expense decreased 5.3% during 2004 compared to 2003 due to the lower costs associated with the change in data processors that took place during 2003.

Marketing and advertising expense increased 30.0% in 2005 compared to 2004, as Community supported its continued growth and expansion into the Jefferson County, Kentucky market. Marketing and advertising expense increased 34.8% to $387,000 in 2004 compared with $287,000 for 2003 due to an expansion in the marketing department undertaken to increase Community’s presence in its primary market areas.

Other operating expenses increased 20.9% to $2.6 million in 2005 compared to 2004 partly due to increased legal and professional expenses associated with the increase in nonperforming loans. Other operating expenses decreased 9.5% to $2.1 million in 2004 compared with $2.4 million for 2003 primarily because of one time expenses recorded in 2003 associated with a $163,000 loss on the sale of other real estate, a $150,000 accrual associated with a lawsuit settlement and expenses of approximately $76,000 related to the restructuring of its Heritage Financial Services division.

Financial Condition

Loan Portfolio

Community experienced loan growth of 13.7% during 2005 as total net loans increased $61.8 million to $512.4 million at December 31, 2005. Real estate construction loans grew 58.0%, or $22.4 million, due primarily to Community’s continued expansion in the Louisville, Kentucky market. At December 31, 2005, real estate construction loans accounted for 11.8% of total gross loans.

Residential real estate loans increased 11.4% from $100.6 million at December 31, 2004 to $112.0 million at December 31, 2005. The increase in residential mortgage loans was the result of management’s decision to retain some fixed rate residential mortgage loans during the fourth quarter of 2004 through the first half of 2005.

Home equity loans increased 16.9% from $49.7 million at December 31, 2004 to $58.1 million at December 31, 2005. Management attributes the increase to continued strong demand in the local market area and an increased emphasis on cross-selling by Community’s retail staff.

At the end of 2005, Community was servicing $24.9 million in mortgage loans for other investors compared to $30.6 million in 2004. Loans serviced for others consist of loans Community has sold to the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation with servicing rights retained by Community.

Community’s lending activities remain primarily concentrated within its existing markets, and are principally comprised of loans secured by single-family residential housing developments, owner occupied manufacturing and retail facilities, general business assets, and single-family residential real estate. Community emphasizes the acquisition of deposit relationships from new and existing commercial business and real estate loan clients.

Table 6 provides a breakdown of Community’s loans by type during the past five years.

Table 6 - Loans by Type
	As of December 31,

(Dollars in thousands)	2005	2004	2003	2002	2001

Real estate:
Residential	$111,969	$100,553	$94,975	$81,618	$81,249
Commercial	186,644	186,175	161,343	119,196	90,291
Construction	61,031	38,638	15,691	13,972	14,506
Commercial	92,640	73,374	72,981	70,234	80,622
Home Equity	58,060	49,677	42,562	29,595	19,818
Consumer	7,295	6,095	5,962	10,488	10,011
Loans secured by deposit accounts	729	687	546	345	563

Total loans	$518,368	$455,199	$394,060	$325,448	$297,060

Table 7 illustrates Community’s fixed rate maturities and repricing frequency for the loan portfolio.

Table 7 - Selected Loan Distribution
		One	Over One	Over
As of December 31, 2005		Year	Through Five	Five
(Dollars in thousands)	Total	Or Less	Years	Years

Fixed rate maturities	$169,901	$13,254	$52,064	$104,583
Variable rate repricing frequency	348,467	239,720	94,432	14,315

Total	$518,368	$252,974	$146,496	$118,898

Allowance and Provision for Loan Losses

Federal regulations require insured institutions to classify their assets on a regular basis. The regulations provide for three categories of classified loans: substandard, doubtful and loss. The regulations also contain a special mention and a specific allowance category. Special mention is defined as loans that do not currently expose an insured institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management’s close attention. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified as loss, the insured institution must either establish specified allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount.

Community maintains the allowance for loan losses at a level that is sufficient to absorb credit losses inherent in its loan portfolio. The allowance is determined based on the application of loss estimates to graded loans by categories. Management determines the level of the allowance for loan losses based on its evaluation of the collectibility of the loan portfolio, including the composition of the portfolio, historical loan loss experience, specific impaired loans, and general economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated future cash flows. The allowance for loan losses is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs of specific loans, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited directly to the provision for loan losses. At December 31, 2005, Community’s allowance for loan losses totaled $5.9 million as compared to $4.5 million and $4.0 million at December 31, 2004 and 2003, respectively.

Provisions for loan losses are charged against earnings to bring the total allowance for loan losses to a level considered adequate by management based on historical experience, the volume and type of lending conducted by Your Community Bank, the status of past due principal and interest payments, general economic conditions, and inherent credit risk related to the collectibility of Your Community Bank’s loan portfolio. The provision for loan losses was $1,750,000 for the year ended December 31, 2005 as compared to $1,105,000 for 2004 and $1,274,000 for 2003. Management attributes the increase in the provision for loan losses for 2005 to an increase in non-performing loan balances from $1.6 million at December 31, 2004 to $5.5 million at December 31, 2005, with the increase primarily attributable to one credit relationship. Net charge-offs were $353,000 during 2005 as compared to $616,000 and $1,054,000 for 2004 and 2003, respectively. Net charge-offs for 2005 decreased substantially from 2004 because of no commercial real estate loan charge-offs as the general improvement in the local economy led to a continuation of generally improved credit quality, excluding the aforementioned problem credit relationship.

Statements made in this section regarding the adequacy of the allowance for loan losses are forward-looking statements that may or may not be accurate due to the impossibility of predicting future events. Because of uncertainties intrinsic in the estimation process, management’s estimate of credit losses inherent in the loan portfolio and the related allowance may differ from actual results.

Table 8 provides Community’s loan charge-off and recovery activity during the past five years.

Table 8 - Summary of Loan Loss Experience
	Year Ended December 31,

(Dollars in thousands)	2005	2004	2003	2002	2001

Allowance for loan losses at beginning of year	$4,523	$4,034	$3,814	$3,030	$2,869

Charge-offs:
Residential real estate	(83)	(22)	(24)	(24)	(10)
Commercial real estate	-	(339)	(815)	(297)	(254)
Construction	-	-	-	-	-
Commercial business	(194)	(245)	(158)	(189)	(45)
Home equity	(198)	(22)	(23)	-	(15)
Consumer	(64)	(52)	(55)	(48)	(48)
Total	(539)	(680)	(1,075)	(558)	(372)
Recoveries:
Residential real estate	-	1	-	-	2
Commercial real estate	7	24	13	192	3
Construction	-	-	-	-	-
Commercial business	34	18	2	-	-
Home equity	3	-	-	-	-
Consumer	142	21	6	6	8
Total	186	64	21	198	13
Net loan charge-offs	(353)	(616)	(1,054)	(360)	(359)
Provision for loan losses	1,750	1,105	1,274	1,144	520
Allowance for loan losses at end of year	$5,920	$4,523	$4,034	$3,814	$3,030

Ratios:
Allowance for loan losses to total loans	1.14%	0.99%	1.02%	1.17%	1.02%
Net loan charge-offs to average loans	0.07	0.15	0.29	0.12	0.13
Allowance for loan losses to non-performing loans	107.58	284.82	222.50	120.28	186.23

The following table depicts management’s allocation of the allowance for loan losses by loan type during the last five years. Allowance funding and allocation is based on management’s assessment of economic conditions, past loss experience, loan volume, past-due history and other factors. Since these factors and management’s assumptions are subject to change, the allocation is not necessarily indicative of future loan portfolio performance. Allocations of the allowance may be made for specific loans or loan categories, but the entire allowance is available for any loan that may be charged off. Loan losses are charged against the allowance when management deems a loan uncollectible.

Table 9 - Management’s Allocation of the Allowance for Loan Losses

	As of December 31,

	2005		2004		2003		2002		2001

(Dollars in thousands)	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans

Residential Real Estate	$336	21.6%	$325	22.1%	$342	24.3%	$319	25.2%	$260	27.5%
Commercial Real Estate	3,544	36.0%	2,162	40.9%	1,769	40.9%	1,321	36.6%	1,138	30.4%
Construction	23	11.8%	17	8.5%	5	4.0%	80	4.3%	55	4.9%
Commercial Business	1,407	17.9%	1,533	16.1%	1,436	18.5%	1,764	21.6%	1,301	27.1%
Home Equity	495	11.2%	389	10.9%	371	10.8%	224	9.1%	150	6.7%
Consumer	115	1.5%	97	1.5%	111	1.5%	106	3.2%	126	3.4%

Total	$5,920	100.0%	$4,523	100.0%	$4,034	100.0%	$3,814	100.0%	$3,030	100.0%

Asset Quality

Loans (including impaired loans under Statements of Financial Accounting Standards 114 and 118) are placed on non-accrual status when they become past due 90 days or more as to principal or interest. When loans are placed on non-accrual status, all unpaid accrued interest is reversed. These loans remain on non-accrual status until the loan becomes current or the loan is deemed uncollectible and is charged off. Community defines impaired loans to be those commercial loans that management has classified as doubtful (collection of total amount due is highly questionable or improbable) or loss (all or a portion of the loan has been written off or a specific allowance for loss has been provided). Loans individually classified as impaired increased from $780,000 at December 31, 2004 to $2,483,000 at December 31, 2005. Non-performing assets also include foreclosed real estate that has been acquired through foreclosure or acceptance of a deed in lieu of foreclosure. Foreclosed real estate is carried at the lower of cost or fair value less estimated selling costs, and is actively marketed for sale.

Total non-performing loans increased from $1.6 million at December 31, 2004 to $5.5 million at December 31, 2005. These non-performing loans are primarily secured by real estate and, historically, Community’s interest in the real estate securing these loans has generally been adequate to limit Community’s exposure to significant loss. Management’s estimate of future credit losses (as evidenced by the current level of Community’s allowance for loan losses) is inherently uncertain and may differ from actual results.

Table 10 provides Community’s non-performing loan experience during the past five years.

Table 10 - Non-Performing Assets

	As of December 31,

(Dollars in thousands)	2005	2004	2003	2002	2001
Loans on non-accrual status (1)	$5,498	$1,588	$1,788	$3,171	$1,588
Loans past due 90 days or more and still accruing	5	-	25	-	39
Total non-performing loans	5,503	1,588	1,813	3,171	1,627
Other real estate owned	106	106	610	630	560
Total non-performing assets	$5,609	$1,694	$2,423	$3,801	$2,187
Percentage of non-performing loans to total loans	1.06%	0.35%	0.46%	0.97%	0.55%
Percentage of non-performing assets to total loans	1.08	0.37	0.61	1.17	0.74

(1) Impaired loans on non-accrual status are included in loans. See Note 3 to the Consolidated Financial Statements for additional discussion on impaired loans.

Investment Securities

Table 11 sets forth the breakdown of Community’s securities portfolio for the past five years.

Table 11 - Securities Portfolio
	December 31,

(Dollars in thousands)	2005	2004	2003	2002	2001

Securities Available for Sale:
U.S. Government and federal agency	$10,921	$4,739	$-	$8,756	$27,089
State and municipal	6,449	6,613	15,246	13,040	10,707
Mortgage-backed	66,752	63,943	52,657	61,295	54,354
Corporate bonds	14,471	14,611	14,990	9,283	6,951
Mutual Funds	242	246	250	-	-
Total securities available for sale	98,835	90,152	83,143	92,374	99,101

Table 12 sets forth the breakdown of Community’s investment securities available for sale by type and maturity as of December 31, 2005.

Table 12 - Investment Securities Available for Sale
	As of December 31, 2005
	Amortized		Weighted Average
(Dollars in thousands)	Cost	Fair Value	Yield

U.S. Government and federal agency
Over one through five years	$11,114	$10,921	3.96%

State and municipal
Over one through five years	2,013	2,064	6.30%
Over five through ten years	1,457	1,505	7.64
Over ten years	2,849	2,880	6.81
Total state and municipal	6,319	6,449	6.84

Corporate Bonds
Within one year	511	500	2.21%
Over one through five years	3,641	3,524	2.83
Over ten years	10,394	10,447	5.76
Total corporate bonds	14,546	14,471	4.93

Total mutual funds	250	242	3.56%

Mortgage-backed securities
Within one year	260	260	5.15%
Over one through five years	17,851	17,173	3.79
Over ten years	50,653	49,319	4.31
Total mortgage-backed securities	68,764	66,752	4.18

Total available for sale securities	$100,993	$98,835	4.43%

Securities available for sale increased from $90.2 million at December 31, 2004 to $98.8 million at December 31, 2005. The increase in available for sale securities was funded primarily by deposit growth. The current strategy for the securities portfolio is to maintain a short to intermediate average life that remains relatively stable in a changing interest rate environment, thus minimizing exposure to sustained increases in interest rates. The investment portfolio primarily consists of mortgage-backed securities, securities issued by the United States government and its agencies, securities issued by states and municipalities, and corporate bonds. Mortgage-backed securities consist primarily of obligations insured or guaranteed by Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, or Government National Mortgage Association.

Deposits

Your Community Bank attracts deposits from the market areas it serves by offering a wide range of deposit accounts with a variety of rate structures and terms. Your Community Bank uses interest rate risk simulations to assist management in monitoring Your Community Bank’s deposit pricing, and periodically may offer special rates on certificates of deposits and money market accounts to maintain sufficient liquidity levels. Your Community Bank relies primarily on its retail and commercial sales staff and current customer relationships to attract and retain deposits. Market interest rates and competitive pressures can significantly affect Your Community Bank’s ability to attract and retain deposits. Your Community Bank’s strategic plan includes continuing to grow non-interest bearing accounts which contribute to higher levels of non-interest income and net interest margin.

Total deposits increased 13.0% to $464.8 million at December 31, 2005 compared to $411.3 million at December 31, 2004, primarily as a result of growth in money market accounts, non-interest bearing deposits, and certificates of deposit. Money market deposits increased 28.3% to $146.7 million and non-interest bearing deposits increased 8.5% to $47.6 million during 2005. Management attributes the growth in transaction accounts to its experienced commercial sales staff and a focused commitment on improving customer service throughout its retail delivery systems.

Community anticipates that it will continue to attract a significant amount of both non-interest and interest-bearing deposits as it expands its banking operations and continues to promote it s retail product offerings.

Table 13 provides a profile of Community’s deposits during the past five years.

Table 13 - Deposits

	December 31,

(Dollars in thousands)	2005	2004	2003	2002	2001

Demand (NOW)	$36,496	$38,243	$35,973	$38,008	$43,378
Money market accounts	146,659	114,332	82,546	74,448	10,782
Savings	22,507	26,159	28,456	30,656	45,897
Individual retirement accounts-savings	-	-	-	338	377
Individual retirement accounts-certificates of deposit	19,674	18,771	17,841	16,173	15,035
Certificates of deposit, $100,000 and over	88,592	65,705	41,028	28,048	39,030
Other certificates of deposit	103,335	104,259	101,085	76,369	81,277

Total interest bearing deposits	417,263	367,469	306,929	264,040	235,776
Total non-interest bearing deposits	47,573	43,837	34,386	25,790	20,116

Total	$464,836	$411,306	$341,315	$289,830	$255,892

Short-Term Borrowings

Community’s short-term borrowings consist of repurchase agreements, lines of credit with other financial institutions and federal funds purchased, which represent overnight liabilities to non-affiliated financial institutions. While repurchase agreements are effectively deposit equivalents, these arrangements consist of securities that are sold to commercial customers under agreements to repurchase. Short-term borrowings increased $4.1 million from $43.6 million at December 31, 2004 to $47.7 million at December 31, 2005 as repurchase agreements balances increased $5.1 million, offset by a $1.0 million decrease in federal funds purchased.

Federal Home Loan Bank Advances

FHLB advances increased from $82.0 million at December 31, 2004 to $98.0 million at December 31, 2005 primarily due to short-term variable rate advances to support strong loan demand during the fourth quarter of 2005. These advances principally consist of putable (or convertible) instruments that give the FHLB the option quarterly to put the advance back to Your Community Bank, at which time Your Community Bank can prepay the advance without penalty or can allow the advance to become variable adjusting to three-month Libor (London Interbank Offer Rate). However, there is a substantial penalty if Your Community Bank prepays the advances prior to the FHLB exercising its option. In calculations provided by the FHLB to Community, three month Libor would have to rise by more than 200 basis points from December 31, 2005 levels before the FHLB would exercise its put option. These advances have various maturities through 2010 (see Note 7 to Community’s Consolidated Financial Statements for additional information). Community does not anticipate that it will enter into putable advances for the foreseeable future, but instead may use fixed or variable rate advances to fund balance sheet growth as needed.

Liquidity

Liquidity levels are adjusted in order to meet funding needs for deposit outflows, repayment of borrowings, and loan commitments and to meet asset/liability objectives. Your Community Bank’s primary sources of funds are deposits; repayment of loans and mortgage-backed securities; Federal Home Loan Bank advances; maturities of investment securities and other short-term investments; and income from operations. While scheduled loan and mortgage-backed security repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed security prepayments are greatly influenced by general interest rates, economic conditions and competition. Liquidity management is both a daily and long term function of business management. If Your Community Bank requires funds beyond those generated internally, as of December 31, 2005 Your Community Bank had $39.9 million in additional capacity under its borrowing agreements with the FHLB and approximately $40.0 million in federal funds purchased lines of credit with other financial institutions. Community anticipates it will have sufficient funds available to meet current loan commitments and other credit commitments.

Capital

Total capital of Community decreased slightly during 2005 to $42.8 million as a decrease in accumulated other comprehensive income, related to the decrease in the fair values of available for sale securities and interest rate swaps, was substantially offset by net income less dividends paid on common stock.

Community has actively been repurchasing shares of its common stock since May 21, 1999. A net total of 395,523 shares at an aggregate cost of $6.0 million have been repurchased since that time under both the current and prior repurchase plans, with 24,700 shares at a cost of $557,000 purchased in 2005. Community’s board of directors authorized a share repurchase plan in May 2001 under which a maximum of $3.0 million of Community’s common stock could be purchased. Through December 31, 2005, a total of $2.8 million had been expended to purchase 181,398 shares under this plan. Subsequently, Community’s board of directors authorized a share repurchase plan in October 2004 under which a maximum of $5.0 million of Community’s common stock may be purchased.

Regulatory agencies measure capital adequacy within a framework that makes capital requirements, in part, dependent on the risk inherent in the balance sheets of individual financial institutions. Community and Your Community Bank continue to exceed the regulatory requirements for Tier I, Tier I leverage and total risk-based capital ratios (see Note 12 to Community’s Consolidated Financial Statements).

Off Balance Sheet Arrangements

Community uses off balance sheet financial instruments, such as commitments to make loans, credit lines and letters of credit to meet customer financing needs. These agreements provide credit or support the credit of others and usually have expiration dates but may expire without being used. In addition to credit risk, Community also has liquidity risk associated with these commitments as funding for these obligations could be required immediately. The contractual amount of these financial instruments with off balance sheet risk was as follows at December 31, 2005:

(Dollars in thousands)
Commitments to make loans	$30,919
Unused lines of credit	140,956
Standby letters of credit	5,646
Total	$177,521

Community also utilizes interest rate swap arrangements with a notional amount of $50 million to exchange variable payments of interest tied to the prime interest rate for receipt of fixed rate payments. The variable rate of the swaps resets daily, with net interest being settled monthly. The notional amount of the swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and other terms of the swaps. The swaps have been designated by management as cash flow hedges of its prime rate-based commercial loans to in effect convert the loans from variable interest to fixed interest rates (See Note 13 to Community’s Consolidated Financial Statements).

Aggregate Contractual Obligations

As of December 31, 2005

(Dollars in thousands)		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years

Deposits	464,836	393,197	55,435	15,916	288
FHLB Borrowings	98,000	26,000	4,000	68,000	-
Lease commitments	4,539	433	848	772	2,486

Total	$567,375	$419,630	$60,283	$84,688	$2,774

Deposits represent non-interest bearing, interest bearing, money market, savings, certificates of deposit and all other deposits held by Community. Deposits that have an undetermined maturity period are included in the less than one-year category above.

FHLB advances represent the amounts that are due the FHLB and consist of $70.0 million in convertible fixed rate advances, $10.0 million in fixed rate advances, and $18.0 million in variable rate advances. With respect to the convertible fixed rate advances, the FHLB has the quarterly right to require Community to choose either conversion of the fixed rate to a variable rate tied to the three month LIBOR index or prepayment of the advance without penalty. There is a substantial penalty if Community prepays the advances before FHLB exercises its right. Management does not expect these advances to be converted in the near term.

Lease commitments represent the total minimum lease payments under noncancelable operating leases, before considering renewal options that generally are present.

Quantitative and Qualitative Disclosures about Market Risk

Asset/liability management is the process of balance sheet control designed to ensure safety and soundness and to maintain liquidity and regulatory capital standards while maintaining acceptable net interest income. Interest rate risk is the exposure to adverse changes in net interest income as a result of market fluctuations in interest rates. Community’s management continually monitors interest rate and liquidity risk so that it can implement appropriate funding, investment, and other balance sheet strategies. Management considers market interest rate risk to be one of Community’s most significant ongoing business risk considerations.

Community currently contracts with an independent third party consulting firm to measure its interest rate risk position. The consulting firm utilizes an earnings simulation model to analyze net interest income sensitivity. Current balance sheet amounts, current yields and costs, corresponding maturity and repricing amounts and rates, other relevant information, and certain assumptions made by management are combined with gradual movements in interest rates of 200 basis points up and 200 basis points down within the model to estimate their combined effects on net interest income over a one-year horizon. Interest rate movements are spread equally over the forecast period of one year. Community feels that using gradual interest rate movements within the model is more representative of future rate changes than instantaneous interest rate shocks. Community does not project growth in amounts for any balance sheet category when constructing the model because of the belief that projected growth can mask current interest rate risk imbalances over the projected horizon. Community believes that the changes made to its interest rate risk measurement process have improved the accuracy of results of the process. Consequently, Community believes that it has better information on which to base asset and liability allocation decisions going forward.

Assumptions based on the historical behavior of Community’s deposit rates and balances in relation to changes in interest rates are incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Community continually monitors and updates the assumptions as new information becomes available. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, and actual variations from the managerial assumptions utilized under the model, as well as changes in market conditions and the application and timing of various management strategies.

The base scenario represents projected net interest income over a one year forecast horizon exclusive of interest rate changes to the simulation model. Given a gradual 200 basis point increase in the projected yield curve used in the simulation model (“Up 200 Scenario”), it is estimated that as of December 31, 2005 Community’s net interest income would decrease by an estimated 3.1%, or $541,000, over the one year forecast horizon. However, considering reasonable growth assumptions, Community expects that net interest income will grow over the forecast horizon. As of December 31, 2004, in the Up 200 Scenario Community estimated that net interest income would decrease 1.0%, or $170,000, over a one year forecast horizon ending December 31, 2005. Given a gradual 200 basis point decrease in the projected yield curve used in the simulation model (“Down 200 Scenario”), it is estimated that as of December 31, 2005 Community’s net interest income would decrease by an estimated 0.8%, or $144,000, over the one year forecast horizon. As of December 31, 2004, given a gradual 100 basis point decrease (prior to June 30, 2005 Community used a gradual decline of 100 basis points because any larger decline in projected interest rates would have resulted in nominal rates below zero) in the projected yield curve used in the simulation model (“Down 100 Scenario”), Community estimated that net interest income would decrease 0.8%, or $123,000, over a one year forecast horizon ending December 31, 2005.

The projected results are within Community’s asset/liability management policy limits, which states that the negative impact to net interest income should not exceed 7% in a 200 basis point decrease or increase in the projected yield curve over a one year forecast horizon (5% for a 100 basis point decrease at December 31, 2004). The forecast results are heavily dependent on the assumptions regarding changes in deposit rates; Community can minimize the reduction in net interest income in a period of rising interest rates to the extent that it can curtail raising deposit rates during this period. Community continues to explore transactions and strategies to both increase its net interest income and minimize its interest rate risk.

The interest sensitivity profile of Community at any point in time will be affected by a number of factors. These factors include the mix of interest sensitive assets and liabilities as well as their relative repricing schedules. Such profile is also influenced by market interest rates, deposit growth, loan growth, and other factors.

The following tables, which are representative only and are not precise measurements of the effect of changing interest rates on Community’s net interest income in the future, illustrate Community’s estimated one year net interest income sensitivity profile based on the above referenced asset/liability model as of December 31, 2005 and 2004, respectively:

Interest Rate Sensitivity For 2005
	Gradual		Gradual
	Decrease		Increase
	In Interest		In Interest
	Rates of 200		Rates of 200
(Dollars in thousands)	Basis Points	BASE	Basis Points

Projected interest income:
Loans	$32,041	$33,870	$35,655
Investments	4,388	4,564	4,705
FHLB stock	360	360	360
Interest-bearing deposits in other
financial institutions	41	61	69
Total interest income	36,830	38,855	40,789

Projected interest expense:
Deposits	12,347	13,510	15,243
Federal funds purchased and repurchase
agreements	1,100	1,592	2,080
FHLB advances	5,386	5,554	5,747
Subordinated debentures	450	508	569
Total interest expense	19,283	21,164	23,639

Net interest income	$17,547	$17,691	$17,150

Change from base	$(144)		$(541)
% Change from base	(0.81)%		(3.06)%

Interest Rate Sensitivity For 2004
	Gradual		Gradual
	Decrease		Increase
	In Interest		In Interest
	Rates of 100		Rates of 200
(Dollars in thousands)	Basis Points	BASE	Basis Points

Projected interest income:
Loans	$25,845	$26,660	$28,361
Investments	3,606	3,681	3,837
FHLB stock	355	355	355
Interest-bearing deposits in other
financial institutions	32	42	62
Total interest income	29,838	30,738	32,615

Projected interest expense:
Deposits	7,990	8,457	9,887
Federal funds purchased and repurchase
agreements	570	811	1,292
FHLB advances	4,598	4,637	4,713
Subordinated debentures	344	374	434
Total interest expense	13,502	14,279	16,326

Net interest income	$16,336	$16,459	$16,289

Change from base	$(123)		$(170)
% Change from base	(0.75)%		(1.03)%

INFORMATION ABOUT TBI

General

TBI is an Indiana corporation and registered bank holding company headquartered in Scottsburg, Indiana. TBI has one wholly-owned subsidiary, Scott County Bank, a traditional full service bank headquartered in Scottsburg, Indiana.

As of December 31, 2005, TBI had consolidated total assets of approximately $136.0 million, consolidated total deposits of approximately $107.5 million and consolidated shareholders’ equity of approximately $14.2 million.

Business and Properties

The Holding Company

TBI’s main office is located at 125 West McClain Avenue, Scottsburg, Indiana. TBI is a holding company and has no operations other than the ownership of Scott County Bank.

Scott County Bank

Scott County Bank is an Indiana corporation and an Indiana chartered commercial bank. The Scott County Bank’s main office is at 125 West McClain Avenue, Scottsburg, Indiana and it operates two branch offices located in the following locations:

•	57 North Michael Drive, Scottsburg, Indiana
•	U.S. Highway 31 and York Road, Scottsburg, Indiana

In addition Scott County Bank operates three automated teller machines located throughout its market area of Scott County, Indiana.

Scott County Bank is a full-service commercial bank. With an emphasis on responsive and customized service, Scott County Bank offers a range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer loans, investment loans, small business loans, commercial lines of credit and letters of credit. Scott County Bank focuses on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As a community bank focused on providing banking services to customers located in Scott County, Indiana, Scott County Bank is familiar with its customers and local banking and financial market. As a result, Scott County Bank believes it responds to its customers’ credit requests more quickly and is more flexible in approving complex loans based on the bank’s personal knowledge of the customer.

Scott County Bank’s principal business is to accept deposits from the public and to make loans and other investments. The principal sources of funds for Scott County Bank’s loans and investments are demand, time, savings and other deposits, repayment of loans and borrowings. The principal source of income for Scott County Bank is interest collected on loans and other investments. The principal expenses of Scott County Bank are interest paid on savings and other deposits, employee compensation, office expenses and other overhead expenses.

Competition

TBI competes with national and state banks, financial institutions, brokerage firms and credit unions for loans and deposits. TBI promotes the economic development of Scott County.

TBI encounters competition in its market area from approximately five other commercial banks with five branches. These competitors offer a full range of banking services and vigorously compete for all types of services, especially deposits. In addition, in certain aspects of its banking business, Scott County Bank also competes with credit unions, small loan companies, consumer finance companies, brokerage firms, insurance companies, money market funds and other financial institutions which have recently been invading traditional banking markets. The competition has increased significantly within the past few years as a result of federal and state legislation deregulating financial institutions. Many of TBI’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Some of the competitors have been in business for a long time and have an established customer base and name recognition. TBI’s competitors include larger national, super-regional and regional banks such as JP Morgan Chase Bank NA. In addition, TBI’s competitors that are not depository institutions are generally not subject to the extensive regulations that apply to TBI and Scott County Bank.

Employees

TBI, through Scott County Bank, currently employs 42 persons on a full-time basis and six persons on a part-time basis, including eighteen officers.

Legal Proceedings

From time to time, TBI and Scott County Bank are involved in litigation relating to claims arising out of operations in the normal course of business. As of the date hereof, neither TBI nor Scott County Bank is engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on TBI.

Market Prices of and Dividends Declared on TBI Common Stock

As of May 5, 2006, there were 238 record holders of TBI common stock. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name.

There is no established public trading market for shares of TBI common stock. As a result, any market in TBI common stock prior to the merger should be characterized as illiquid and irregular. The last known sales price for a share of TBI common stock was $67.90 on November 22, 2005. The following table sets forth the high and low sales prices known to TBI and the dividends declared by TBI with respect to its common stock for the quarterly periods indicated.

	High	Low	Dividend
2006
First Quarter	N/A	N/A	-0-

2005
Fourth Quarter	$67.90	$67.90	$1.20
Third Quarter	67.90	67.50	-0-
Second Quarter	67.50	67.50	0.85
First Quarter	65.22	65.22	-0-

2004
Fourth Quarter	$64.80	$63.00	$1.15
Third Quarter	63.00	62.58	-0-
Second Quarter	N/A	N/A	0.80
First Quarter	60.44	60.44	-0-

TBI’s board of directors may declare dividends on shares of common stock and preferred stock, if applicable, out of funds legally available therefor. The payment of dividends is subject to certain limitations imposed by law. Under Federal Reserve policy, a bank holding company such as TBI generally should not maintain a rate of cash dividends unless the available net income of the bank holding company is sufficient to fully fund the dividends. Further, the prospective rate of earnings retention should appear to be consistent with its capital needs, asset quality and overall financial condition. In addition, TBI may not pay dividends that would render it insolvent.

Share Ownership of Principal Shareholders

To TBI’s knowledge, the following table sets forth information with respect to the beneficial ownership, as of April 25, 2006, of shares of TBI common stock held by each person or entity that was the beneficial owner of more than 5% of the issued and outstanding shares of TBI common stock.

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding
James and Shirley Stewart 11825 East Co. Rd. 600 S. Crothersville, IN 47229	21,060		10.38%
Eric L. Graham c/o The Bancshares, Inc. 125 West McClain Ave. Scottsburg, IN 47170	23,064		11.37%
Ida Mae Stewart 25 N. Hyland St. Scottsburg, IN 47170	12,768		6.29%
Steve A. Hauer c/o The Bancshares, Inc. 125 West McClain Ave. Scottsburg, IN 47170	10,580	(2)	5.21%
William M. Scott c/o Kerry Thompson 49 E. Wardell St. Scottsburg, IN 47170	10,369		5.11%

(1)
“Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which  are exercisable within 60 days of the date hereof. The percentages are based upon 202,908 shares outstanding.

(2)  Includes 7,000 shares which Mr. Hauer has the ability to acquire within sixty (60) days pursuant to stock options, as reflected in the above table.

Share Ownership of Management and Directors of TBI

The following table sets forth information with respect to the beneficial ownership, as of April 25, 2006, of shares of TBI common stock held by (i) each of TBI’s directors and executive officers and (ii) all directors and executive officers as a group. Except as noted below, TBI believes that each person listed below has sole investment and voting power with respect to the shares included in the table.
Name	Amount and Nature of Beneficial Ownership(1)		Number of Options Exercisable within 60 days(2)	Percent of Outstanding
Eric L. Graham	23,064	(2)	-0-	11.37%
Philip L. Stewart	9,178	(3)	-0-	4.52%
Steve A. Hauer	10,580	(4)	7,000	5.21%
Philip T. Lowry	1,250		-0-	*
Paula J. Murray	390		-0-	*
Raymond L. Rigel	1,010		-0-	*
Kathleen Julian	591		-0-	*
Russell Comer	181		-0-	*
Directors and Executive Officers as a group (8 persons)	46,244		7,000	22.79%

* Less than 1%.
(1)  The information set forth in this table with respect to TBI common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within 60 days of the date hereof. The percentages are based upon 202,908 shares outstanding.
(2)  Includes shares held as trustee for the Linza Graham Trust and as co-trustee for the Addie Mae Graham Trust, over which shares Mr. Graham has voting power.
(3)  Includes shares held by L.B. Stewart and Son Co., Inc., over which shares Mr. Stewart has voting power.
(4)  Includes 7,000 shares which Mr. Hauer has the ability to acquire within sixty (60) days pursuant to stock options.

TBI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The information contained in this section should be read in conjunction with the TBI’s consolidated financial statements, notes to consolidated financial statements and other financial data presented in Appendix D to this proxy statement-prospectus.

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on TBI’s current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to TBI’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors in addition to those identified elsewhere in this proxy statement-prospectus that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; risks inherent in originating loans, including prepayment risks, fluctuations in collateral values and changes in customer profiles; the rate of loan charge-offs and the level of the provision for loan losses; and changes in accounting principles.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by TBI or on its behalf by its authorized officers. Except as may be required by applicable law and regulation, TBI assumes no obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

Overview

This section presents management’s discussion and analysis of the consolidated financial condition and results of operations of TBI and its wholly-owned subsidiary, Scott County Bank, a state chartered commercial bank offering a variety of banking services to individuals and business customers through its three offices in Scottsburg, Indiana. TBI has no income other than that generated by Scott County Bank. Scott County Bank’s primary business is attracting deposits from the general public and using those funds to originate loans. Scott County Bank’s lending activity includes one-to-four family and multi-family residential, commercial real estate, commercial business and consumer loans. Scott County Bank invests excess liquidity primarily in U.S. government and agency securities, local municipal obligations, and federal funds sold.

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of TBI and Scott County Bank. The information contained in this section should be read in conjunction with the consolidated financial statements and the accompanying notes to consolidated financial statements included elsewhere herein.

TBI’s results of operations depend primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, consisting of deposits and advances from the FHLB. Scott County Bank’s net income is also affected by, among other things, fee income, provisions for loan losses, operating expenses and income tax provisions. Scott County Bank’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions and the intended actions of the regulatory authorities.

Critical Accounting Policies

The accounting and reporting policies of TBI comply with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions, which are integral to understanding reported results. Critical accounting policies are those policies that require management to make assumptions about matters that are highly uncertain at the time an accounting estimate is made; and different estimates that TBI reasonably could have used in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on TBI’s financial condition, changes in financial condition or results of operations. Most accounting policies are not considered by management to be critical accounting policies. Several factors are considered in determining whether or not a policy is critical in the preparation of financial statements. These factors include, among other things, whether the estimates are significant to the financial statements, the nature of the estimates, the ability to readily validate the estimates with other information including third parties or available prices, and sensitivity of the estimates to changes in economic conditions and whether alternative accounting methods may be utilized under generally accepted accounting principles.

Significant accounting policies, including the impact of recent accounting pronouncements, are discussed in Note 1 to TBI’s Consolidated Financial Statements. Those policies considered to be critical accounting policies are described below.

Allowances for Loan Losses.

Management’s evaluation of the adequacy of the allowance for loan losses is the most critical of accounting estimates for a financial institution. The methodology for determining the allowance for loan losses and the related provision for loan losses is described below in “Allowance for Loan Losses.” This accounting estimate is highly subjective and requires a significant amount of judgment because a multitude of factors can influence the ultimate collection of a loan. The methodology for determining the allowance for loan losses attempts to identify the amount of probable losses in the loan portfolio. However, there can be no assurance that the methodology will successfully identify all probable losses as the factors and conditions that influence the estimate are subject to significant change and management’s judgments. As a result, additional provisions for loan losses may be required that would adversely impact earnings in future periods.

Valuation Methodologies.

 In the ordinary course of business, management applies various valuation methodologies to assets and liabilities that often involve a significant degree of judgment, particularly when active markets do not exist for the items being valued. Generally, in evaluating various assets for potential impairment, management compares the fair value to the carrying value. Quoted market prices are referred to when estimating fair values for certain assets, such as investment securities. However, for those items for which market-based prices do not exist, management utilizes significant estimates and assumptions to value such items. Examples of these items include the estimated present value of impaired loans, valuation allowance for real estate owned, defined benefit plan liabilities, value ascribed to stock-based compensation and certain other financial investments. The use of different assumptions could produce significantly different results, which could have material positive or negative effects on TBI’s results of operations. The assumptions and estimates utilized by management are discussed in detail in the accompanying Notes 1, 9, 15 and 18 to TBI’s Consolidated Financial Statements.

Comparison of Operating Results

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Income.

Net income was $1.4 million ($6.83 per share diluted; weighted average common shares outstanding of 203,829, as adjusted) for the year ended December 31, 2005 compared to $1.3 million ($6.15 per share diluted; weighted average common shares outstanding of 207,862, as adjusted) for the year ended December 31, 2004. The increase was attributable primarily to an increase in net interest income of $467,000 partially offset by an increase in noninterest expense of $259,000.

Net Interest Income.

Net interest income increased $467,000, or 10.1%, from $4.6 million in 2004 to $5.1 million in 2005 due to increases in average interest-earning assets during 2005 and the net interest margin during 2005.

Total interest income increased 11.5% from $6.4 million in 2004 to $7.1 million in 2005. This increase was primarily a result of higher yields due to an increase in market interest rates. Interest on loans increased $389,000 as a result of an increase in the average yield on those loans from 6.74% in 2004 to 6.91 % in 2005 and an increase in the average balance of loans from $86.4 million for 2004 compared to $90.0 million for 2005. Interest on investment securities increased $189,000 during 2005 primarily due to an increase in the average yield earned on those investments during the year. Interest income on federal funds sold increased $147,000 primarily due to an increase in the average yield from 1.26% in 2004 to 3.17% in 2005. The average balance of interest-earning assets increased 6.1% from $110.7 million in 2004 to $117.5 million in 2005. The average tax equivalent yield on interest-earning assets increased from 5.87% in 2004 to 6.13 % in 2005 primarily due to higher market interest rates.

Total interest expense increased from $1.7 million for 2004 to $2.0 million for 2005. This increase resulted from an increase in the average cost of funds from 1.99% in 2004 to 2.27% in 2005 due primarily to higher interest rates on time deposits as time deposits maturing in 2005 were renewed at higher market interest rates. During 2005, Scott County Bank was successful in retaining savings and interest-bearing deposit accounts without significantly increasing the rates paid on these accounts in a rising market rate environment. The average cost of funds for savings and interest-bearing demand deposits was 0.65% for 2005 compared to 0.61% for 2004. The average balances of deposits and advances from the FHLB were $74.8 million and $12.3 million, respectively, for 2005. In 2004, those average balances were $76.5 million and $9.7 million. For further information, see “Average Balance Sheets” below. The changes in interest income and interest expense resulting from changes in volume and changes in rates for 2005 and 2004 are shown in the schedule captioned “Rate/Volume Analysis” included herein.

Provision for Loan Losses.

The provision for loan losses was $68,000 for 2005 compared to $36,000 for 2004. During 2005, the net loan portfolio decreased by $3.2 million primarily due to a decrease in residential mortgage loans. The consistent application of management’s allowance methodology resulted in an increase in the provision for loan losses due to net charge-offs during 2005 of $69,000 compared to $36,000 for 2004. The provisions were recorded to bring the allowance to the level determined in applying the allowance methodology after reduction for net charge-offs during the year. See “Asset Quality” below.

Provisions for loan losses are charges to earnings to maintain the total allowance for loan losses at a level considered reasonable by management to provide for probable known and inherent loan losses based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specified impaired loans and economic conditions. Although management uses the best information available, future adjustments to the allowance may be necessary due to changes in economic, operating, regulatory and other conditions that may be beyond Scott County Bank’s control. While Scott County Bank maintains the allowance for loan losses at a level that it considers adequate to provide for estimated losses, there can be no assurance that further additions will not be made to the allowance for loan losses and that actual losses will not exceed the estimated amounts.

Non-interest income.

Non-interest income increased $22,000, or 3.1%, to $710,000 for 2005 compared to $688,000 in 2004 primarily due to an increase in service charges on deposit accounts. The increase in service charges on deposit accounts resulted from the increase in the number of transaction accounts as there were no fee schedule changes during the year. Other non-interest income increased primarily due to increases in commission income from non-deposit products.

Non-interest expense.

Non-interest expense increased $259,000, or 7.8%, to $3.6 million for 2005 compared to $3.3 million in 2004. The increase resulted primarily from increases in compensation and benefits and losses on foreclosed real estate. Compensation and benefits increased $227,000, or 12.3%, due to normal salary and benefit increases and an increase in pension expense. The net periodic pension benefit cost was $140,000 for 2005 as compared to $87,000 for 2004 and is impacted by various factors and assumptions used in estimating the defined benefit plan obligation. Also during 2005, TBI recognized a pension settlement expense of $124,000 related to the cash settlement of retirement benefit obligations for two retirees who received lump sum distributions from the defined benefit pension plan. See Note 9 to TBI’s Consolidated Financial Statements. Net losses on the sale of foreclosed real estate increased for 2005 compared to the prior year primarily due to a valuation allowance of $50,000 established on one property during the year.

Income tax expense.

Income tax expense for the year ended December 31, 2005 was $777,000 compared to $693,000 for 2004. The effective tax rate for 2005 was 35.8% compared to 35.1% for 2004. See Note 10 to TBI’s Consolidated Financial Statements.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Net Income.

Net income was $1.3 million ($6.15 per share diluted; weighted average common shares outstanding of 207,862, as adjusted) for the year ended December 31, 2004 compared to $1.4 million ($6.37 per share diluted; weighted average common shares outstanding of 212,094, as adjusted) for the year ended December 31, 2003. The decrease was attributable primarily to an increase in non-interest expense of $241,000 partially offset by increases in net interest income of $85,000 and non-interest income of $37,000 and a decrease in the provision for loan losses of $26,000.

Net Interest Income.

Net interest income was relatively unchanged for 2004 compared to 2003.

Total interest income increased slightly from $6.3 million in 2003 to $6.4 million in 2004. This increase was a result of the higher average balances of interest-earning assets offset by lower yields due to lower market interest rates in 2004. Interest on loans increased $143,000 as a result of an increase in the average balance and average yield during the year. Interest on investment securities decreased $103,000 during 2004 due to a decrease in the average yield on those investments during the year. Interest income on federal funds sold increased $21,000 due to increases in both the average balance during the year and the average yield on those earning assets. The average balance of interest-earning assets increased 1.4% from $109.2 million in 2003 to $110.7 million in 2004. The average tax equivalent yield on interest-earning assets decreased from 5.92% in 2003 to 5.87% in 2004. During 2004, loan repayments and investment maturities were replaced by lower-yielding assets.

Total interest expense was $1.7 million for 2004 and 2003 as an increase in the average balance of interest-bearing liabilities was offset by a decrease in the average cost of funds. The average balances of deposits and advances from the Federal Home Loan Bank were $76.5 million and $9.7 million, respectively, for 2004 compared to $78.7 million and $1.5 million, respectively, for 2003. The average cost of funds decreased from 2.18% in 2003 to 1.99% in 2004. This decrease was primarily due to the repricing of time deposits at lower interest rates and a decrease in the average cost of borrowed funds. Management took advantage of lower market interest rates to lock in several long-term advances from the FHLB at those favorable interest rates. For further information, see “Average Balance Sheets” below. The changes in interest income and interest expense resulting from changes in volume and changes in rates for 2004 and 2003 are shown in the schedule captioned “Rate/Volume Analysis” included herein.

Provision for Loan Losses.

The provision for loan losses was $36,000 for 2004 compared to $62,000 for 2003. During 2004, the net loan portfolio growth was $2.1 million, primarily due to increases in residential mortgage loans, commercial business loans and consumer loans. The consistent application of management’s allowance methodology resulted in a decrease in the provision for loan losses due to a decrease in net charge-offs for 2004 compared to 2003. Net charge-offs were $36,000 for 2004 compared to $63,000 for 2003. The provisions were recorded to bring the allowance to the level determined in applying the allowance methodology after reduction for net charge-offs during the year. See “Asset Quality” below.

Non-interest income.

 Non-interest income increased $37,000, or 5.8%, for 2004 compared to 2003 primarily due to increases in service charges on deposits of $21,000 and other non-interest income of $16,000. The increase in service charges on deposit accounts was due to the increased number of transaction accounts as there were no fee schedule changes during the year. The increase in other non-interest income was due primarily to an increase in debit card income and an $11,000 gain on the sale of equipment recorded in 2004.

Non-interest expense.

Non-interest expense increased $241,000, or 7.8%, to $3.3 million for 2004 compared to $3.1 million in 2003. The increase results primarily from a $148,000 increase in compensation and benefits expense, a $31,000 loss on the sale of foreclosed real estate and a $33,000 increase in data processing expense. Compensation and benefits for 2004 varied from 2003 primarily due to normal salary increases and a decline in the deferral of compensation cost related to loan origination in 2004 as compared to 2003. The low interest rates and corresponding large number of mortgage refinancings during 2003 reduced compensation and benefits by $164,000 in that period as a result of compensation cost deferrals resulting from loan originations. During 2004, Scott County Bank recorded deferrals of direct loan origination compensation costs of $94,000 as the pace of loan originations declined due to the upward movement of market interest rates. Data processing expense increased due to conversion and implementation costs related to changes in Scott County Bank’s core processing and networking systems during 2004. Other operating expenses increased $21,000 during 2004 due to increases in office supplies, postage and other expenses related to the core processing system conversion.

Income tax expense.

Income tax expense for the year ended December 31, 2004 was $693,000 compared to $713,000 for 2003. The effective tax rate for 2004 was 35.1% compared to 34.5% for 2003. See Note 10 to TBI’s Consolidated Financial Statements.

AVERAGE BALANCE SHEETS

The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. Such yields and costs for the periods indicated are derived by dividing income or expense by the average historical cost balances of assets or liabilities, respectively, for the periods presented and do not give effect to changes in fair value that are included as a separate component of stockholders' equity. Tax-exempt income on loans and investment securities has been adjusted to a tax equivalent basis using the federal marginal tax rate of 34%.

	Year ended December 31,
		2005			2004			2003
			Average			Average			Average
(Dollars in thousands)	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans (1) (2)	$89,984	$6,217	6.91%	$86,441	$5,823	6.74%	$84,010	$5,676	6.76%
Investment securities:
Taxable	16,274	484	2.97%	13,400	233	1.74%	11,887	290	2.44%
Tax-exempt	3,913	256	6.54%	5,425	352	6.49%	6,327	421	6.65%
Total investment securities	20,187	740	3.67%	18,825	585	3.11%	18,214	711	3.90%

Federal funds sold	6,539	207	3.17%	4,748	60	1.26%	4,308	39	0.91%
FRB and FHLB dividends and other (3)	813	37	4.55%	734	34	4.63%	634	32	5.05%
Total interest-earning assets	117,523	7,201	6.13%	110,748	6,502	5.87%	107,166	6,458	6.03%

Noninterest-earning assets	7,329			10,671			7,408
Total assets	$124,852			$121,419			$114,574

Interest-bearing liabilities:
Savings and interest-bearing demand deposits	$33,743	$218	0.65%	$35,173	$216	0.61%	$36,932	$287	0.78%
Time deposits	41,066	1,321	3.22%	41,323	1,139	2.76%	41,784	1,346	3.22%
Total deposits	74,809	1,539	2.06%	76,496	1,355	1.77%	78,716	1,633	2.07%

FHLB advances	12,299	442	3.59%	9,726	365	3.75%	1,466	111	7.57%
Total interest-bearing liabilities	87,108	1,981	2.27%	86,222	1,720	1.99%	80,182	1,744	2.18%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	22,815			20,902			20,379
Other liabilities	1,204			1,347			1,684
Total liabilities	111,127			108,471			102,245
Stockholders’ equity	13,725			12,948			12,329
Total liabilities and stockholders' equity	$124,852			$121,419			$114,574

Net interest income		$5,220			$4,782			$4,714

Interest rate spread			3.86%			3.88%			3.85%

Net interest margin			4.44%			4.32%			4.40%

Ratio of average interest-earning assets
to average interest-bearing liabilities			134.92%			128.45%			133.65%

(1) Interest income on loans includes fee income of $140,000, $98,000 and $114,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
(2) Average loans includes nonperforming loans.
(3) Includes dividends on FRB and FHLB stock and interest on interest-bearing deposits with banks.

RATE/VOLUME ANALYSIS

The following table sets forth the effects of changing rates and volumes on net interest income and interest expense computed on a tax-equivalent basis. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) effects attributable to changes in rate and volume (change in rate multiplied by changes in volume). Tax exempt income on loans and investment securities has been adjusted to a tax-equivalent basis using the federal marginal tax rate of 34%.

	2005 Compared to 2004				2004 Compared to 2003
	Increase (Decrease) Due to				Increase (Decrease) Due to
			Rate/				Rate/
	Rate	Volume	Volume	Net	Rate	Volume	Volume	Net

	(In thousands)				(In thousands)
Interest-earning assets:
Loans	$149	$239	$6	$394	$26	$120	$1	$147
Investment securities:
Taxable	166	50	35	251	37	(83)	(11)	(57)
Tax-exempt	3	(98)	(1)	(96)	(60)	(10)	1	(69)
Total investment securities	169	(48)	34	155	(23)	(93)	(10)	(126)

Federal funds sold	90	23	34	147	4	15	2	21
Dividends and other	(1)	4	-	3	5	(3)	-	2
Total net change in income
on interest-earning assets	407	218	74	699	12	39	(7)	44

Interest-bearing liabilities:
Interest-bearing deposits	219	(30)	(5)	184	(49)	(236)	7	(278)
FHLB advances	(15)	96	(4)	77	626	(56)	(316)	254
Total net change in expense
on interest-bearing liabilities	204	66	(9)	261	577	(292)	(309)	(24)

Net change in net interest income	$203	$152	$83	$438	$(565)	$331	$302	$68

Comparison of Financial Condition at December 31, 2005 and 2004

Total assets increased 6.3% from $128.0 million at December 31, 2004 to $136.0 million at December 31, 2005 primarily due to an increase in investment securities funded by increases in deposits and advances from the FHLB.

Net loans decreased 3.5% from $90.5 million at December 31, 2004 to $87.3 million at December 31, 2005. Residential mortgage loans decreased $4.8 million during the year, while commercial real estate, commercial business and consumer loans increased $1.4 million, $502,000 and $473,000, respectively. Management began to focus on commercial and consumer lending during 2005 as these loans provide less interest rate risk and higher yields.

Securities available for sale, at fair value, consisting of U.S. Treasury notes, totaled $3.9 million at December 31, 2005 compared to $9.4 million at December 31, 2004. During 2005, Scott County Bank had maturities of $10.5 million which were partially offset by purchases of $4.9 million.

The investment in securities held to maturity, consisting of U. S. agency notes and bonds, U. S. agency mortgage-backed obligations and municipal obligations increased $13.6 million from $10.2 million at December 31, 2004 to $23.8 million at December 31, 2005. Purchases of securities held to maturity totaled $44.0 million in 2005. These purchases were offset by maturities of $30.6 million and principal repayments of $18,000. Scott County Bank invests excess cash in securities that provide safety, liquidity and yield. Accordingly, federal agency notes are purchased for short-term yield and low risk, while municipal obligations are purchased to improve the tax equivalent yield focusing on longer term profitability.

Cash and cash equivalents increased from $12.9 million at December 31, 2004 to $15.9 million at December 31, 2005 due to excess liquidity caused by the deposit growth and a decline in loan demand during the year.

Total deposits increased 5.2% from $102.2 million at December 31, 2004 to $107.5 million at December 31, 2005. Noninterest-bearing demand deposits remained unchanged from 2004 to 2005. Interest-bearing demand deposit accounts, money market accounts and time deposits increased $3.4 million, $452,000 and $2.4 million, respectively, during 2005 while savings accounts decreased $980,000 during the period. As market rates increased during 2005, many customers who had been keeping funds in savings accounts began to move those funds into certificates of deposit and money market accounts. The increase in interest-bearing demand deposit accounts was due to an increase in business account balances.

FHLB borrowings increased $1.6 from $11.9 million at December 31, 2004 to $13.5 million at December 31, 2005. New advances of $3.0 million were drawn during the year to take advantage of lower interest rates. Principal payments on advances totaled $1.4 million during 2005.

Total stockholders’ equity increased from $13.2 million at December 31, 2004 to $14.2 million at December 31, 2005 as a result of retained net income of $977,000. As of December 31, 2005, TBI had repurchased 47,784 shares under the current stock repurchase program. No treasury shares were purchased during 2005.

Loan Portfolio Analysis

The following table sets forth the composition of Scott County Bank’s loan portfolio as of the dates indicated.

	At December 31,
	2005		2004
	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Mortgage Loans:
Residential (1)	$49,787	56.55%	$54,571	59.81%
Residential construction	3,260	3.70%	3,383	3.71%
Commercial real estate	15,475	17.57%	14,098	15.45%
Commercial real estate construction	311	0.35%	939	1.03%
Total mortgage loans	68,833	78.17%	72,991	80.00%

Consumer loans (2)	9,216	10.47%	8,743	9.58%
Commercial business loans	10,005	11.36%	9,503	10.42%

Total loans	88,054	100.00%	91,237	100.00%

Deferred loan fees net of direct costs	(16)		(3)
Allowance for loan losses	(750)		(751)

Total loans, net	$87,288		$90,483

(1) Includes conventional one- to four- family and multi-family residential loans.
(2) Includes secured and unsecured personal loans.

A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

Commercial business loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, or furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment ability and low debt to worth ratios. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower’s business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, sophisticated initial and continuing financial analysis of a borrower’s financial information is required. Commercial business loans comprised 11.4% and 10.4% of Scott County Bank’s loan portfolio at December 31, 2005 and 2004, respectively.

Residential construction loans consist of financing for the construction of 1-4 family dwellings. Usually, loan to cost ratios are limited to 80% and permanent financing commitments are required prior to the advancement of loan proceeds. At December 31, 2005, residential construction loans totaled $3.3 million or 3.7% of total loans. Commercial real estate construction loans consist of financing for the construction and development of land for commercial use. At December 31, 2005, commercial real estate construction loans totaled $311,000 or 0.4% of total loans.

Loans secured by residential real estate mortgages comprised 56.6% and 59.8% of Scott County Bank’s loan portfolio at December 31, 2005 and 2004, respectively. Residential real estate loans are generally secured by first mortgages on single-family homes and some multi-family properties. Loan-to-value ratios for these loans are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 75%. The repayment of both residential and commercial real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Loan Maturity and Repricing

The following table sets forth certain information at December 31, 2005 regarding the dollar amount of loans maturing in Scott County Bank’s portfolio based on their contractual terms to maturity, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Loan balances represent gross outstanding loans and do not reflect undisbursed loan proceeds, deferred loan fees and costs and the allowance for loan losses.

		After
		OneYear
	Within	Through	After
	One Year	Five Years	Five Years	Total
	(In thousands)

Mortgage Loans:
Residential	$3,894	$15,018	$30,875	$49,787
Commercial real estate	4,575	1,880	9,020	15,475
Construction	1,922	353	1,296	3,571
Consumer Loans	4,026	5,003	187	9,216
Commercial business	7,933	2,062	10	10,005
Total gross loans	$22,350	$24,316	$41,388	$88,054

The following table sets forth the dollar amount of all loans after December 31, 2006, which have fixed interest rates and have floating or adjustable interest rates.

		Floating or
	Fixed	Adjustable
	Rates	Rates
	(In thousands)
Mortgage Loans:
Residential	$43,067	$2,826
Commercial real estate	-	10,900
Construction	1,126	523
Consumer Loans	5,040	150
Commercial business	1,513	559
Total gross loans	$50,746	$14,958

Asset Quality

The following table sets forth information with respect to Scott County Bank’s nonperforming assets for the periods indicated. During the periods shown, Scott County Bank had no restructured loans within the meaning of SFAS No. 15.

	At December 31,
	2005	2004
	(In thousands)
Loans accounted for on a nonaccrual basis:
Residential real estate	$30	$-
Commercial real estate	5	118
Commercial business	53	53
Consumer	-	1
Total	88	172

Restructured loans	-	-

Loans past due 90 days and still on accrual:
Residential real estate	442	87
Commercial real estate	-	-
Commercial business	-	-
Consumer	34	54
Total	476	141

Foreclosed real estate, net	384	443

Total nonperforming assets	$948	$756

Total nonperforming loans to net loans	0.65%	0.35%

Total nonperfoming loans to total assets	0.41%	0.24%

Total nonperforming assets to total assets	0.70%	0.59%

The increase in nonperforming loans is primarily due to prevailing economic conditions. When a loan is 90 days past due as to interest or principal or there is doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated value of collateral is sufficient to assure collection of the principal balance and accrued interest. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized only when received. When the collectibility of principal is in doubt, the principal balance is reduced to the estimated fair value of collateral by charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged-off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Classified Loans

Regulations require that Scott County Bank classify its assets on a regular basis. There are three regulatory classifications for problem assets: substandard, doubtful and loss. Management regularly reviews the loan portfolio to determine whether any loans require classification or a change in classification. In addition, in connection with examinations of insured institutions, federal regulators have the authority to identify problem assets and, if appropriate, require them to be classified.

Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, Scott County Bank establishes a specific allowance for loan losses for the full amount of the portion of the asset classified as loss or such amount is charged-off to the allowance for loan losses. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful can be included in determining an institution’s regulatory capital, while specific valuation allowances for loan losses generally do not qualify as a regulatory capital. Assets that do not currently expose Scott County Bank to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated “special mention” or “watch” and monitored by Scott County Bank on a monthly basis.

Statement on Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or if expedient, at the loan’s observable market price or the fair value of collateral if the loan is collateral dependent. A loan is classified as impaired by management when, based on current information and events, it is probable that Scott County Bank will be unable to collect all amounts due in accordance with the terms of the loan agreement. Scott County Bank defines impaired loans as nonaccrual loans and loans over 90 days past due and still accruing interest.

If the fair value, as measured by one of these methods, is less than the recorded investment in the impaired loan, Scott County Bank establishes a valuation allowance with a provision charged to expense. Management reviews the valuation of impaired loans on a quarterly basis to consider changes due to the passage of time or revised estimates. Assets that do not expose Scott County Bank to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated “special mention” or “watch” by management. See Note 4 to TBI’s Consolidated Financial Statements for additional information regarding impaired loans.

An insured institution is required to establish and maintain an allowance for loan losses at a level that is adequate to absorb estimated credit losses associated with the loan portfolio, including binding commitments to lend. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities. When an insured institution classifies problem assets as “loss,” it is required either to establish an allowance for losses equal to 100% of the amount of the assets, or charge off the classified asset. Scott County Bank reviews quarterly the loan portfolio to determine whether any loans require classification in accordance with applicable regulations.

The following is a summary of classified assets at the dates indicated.

Classified Assets
	At December 31,
	2005	2004
	(In thousands)
Classified assets:
Loss	$-	$-
Doubtful	30	87
Substandard	2,797	2,508
Special mention	530	382

General loss allowances:
Impaired loans	108	38
Other	642	713

Loans classified as impaired under SFAS 114, Accounting by Creditors for Impairment of a Loan, included in the above regulatory classifications are summarized below at the dates indicated.

	At December 31,
	2005	2004
	(In thousands)

Impaired loans with related allowance	$530	$87
Impaired loans with no allowance	34	226

Total impaired loans	$564	$313

Allowance for loan losses:
Related to loans specifically identified as impaired	108	38
Related to other loans	642	713

Allowance for Loan Losses

Loans are Scott County Bank’s largest concentration of assets and continue to represent the most significant potential risk. In originating loans, Scott County Bank recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the collateral. Scott County Bank maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance for loan losses represents management’s estimate of probable loan losses based on information available as of the date of the financial statements. The allowance for loan losses is based on management’s evaluation of the loan portfolio, including historical loan loss experience, delinquencies, known and inherent risks in the nature and volume of the loan portfolio, information about specific borrower situations, estimated collateral values, and economic conditions.

The loan portfolio is reviewed quarterly by management to evaluate the adequacy of the allowance for loan losses to determine the amount of any adjustment required after considering the loan charge-offs and recoveries for the quarter. Management applies a systematic methodology that incorporates its current judgments about the credit quality of the loan portfolio. In addition, Scott County Bank’s regulatory examiners periodically review Scott County Bank’s allowance for loan losses and may require Scott County Bank to make additional provisions for estimated losses based on management’s judgments about information available to them at the time of their examination.

The methodology used in determining the allowance for loan losses includes segmenting the loan portfolio by identifying risk characteristics common to pools of loans, determining and measuring impairment of individual loans based on the present value of expected future cash flows or the fair value of collateral, and determining and measuring impairment for pools of loans with similar characteristics by applying loss factors that consider the qualitative factors which may affect the loss rates.

Specific allowances related to impaired loans and other classified loans are established where management has identified significant conditions or circumstances related to a loan that management believes indicate that a loss has been incurred. The identification of these loans results from the loan review process that identifies and monitors credits with weaknesses or conditions which call into question the full collection of the contractual payments due under the terms of the loan agreement. Factors considered by management include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

For loans evaluated on a pool basis, management applies loss factors to pools of loans with common risk characteristics (i.e., residential mortgage loans, home equity loans, credit card loans). The loss factors are derived from Scott County Bank’s historical loss experience or, where Scott County Bank does not have loss experience, the peer group historical loss experience. Peer group historical loss experience is used after evaluating the attributes of Scott County Bank’s loan portfolio as compared to the peer group. Loss factors are adjusted for significant environmental factors that, in management’s judgment, affect the collectibility of the loan portfolio segment. The significant environmental factors include the levels and trends in charge-offs and recoveries, trends in volume and terms of loans, levels and trends in delinquencies, the effects of changes in underwriting standards and other lending practices or procedures, the experience and depth of the lending management and staff, effects of changes in credit concentration, changes in industry and market conditions and national and local economic trends and conditions. Management evaluates these conditions on a quarterly basis and evaluates and modifies the assumptions used in establishing the loss factors.

Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Scott County Bank believes it has established its existing allowance for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing Scott County Bank’s loan portfolio, will not request Scott County Bank to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of that factors discussed above. Any material increase in the allowance for loan losses may adversely affect Scott County Bank’s financial condition and results of operations.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31,
	2005		2004
		Percent of		Percent of
		Loans in		Loans in
		Category		Category
		to Total		to Total
	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Residential real estate	$367	56.55%	$259	59.81%
Commercial real estate	136	17.57%	268	15.45%
Commercial business	74	11.36%	71	10.42%
Construction	2	4.05%	4	4.74%
Consumer	171	10.47%	149	9.58%
Total allowance for loan losses	$750	100.00%	$751	100.00%

The following table sets forth an analysis of Scott County Bank’s allowance for loan losses for the periods indicated.

	Year Ended December 31,
	2005	2004	2003
	(In thousands)

Allowance at beginning of period	$751	$751	$752
Provision for loan losses	68	36	62
	819	787	814

Recoveries:
Residential real estate	-	-	-
Commercial business	-	-	-
Consumer	8	7	34
Total recoveries	8	7	34

Charge-offs:
Residential real estate	22	-	-
Commercial real estate	-	1	75
Consumer	55	42	22
Total charge-offs	77	43	97

Net (charge-offs) recoveries	(69)	(36)	(63)

Balance at end of period	$750	$751	$751

Ratio of allowance to total loans
outstanding at the end of
the period	0.85%	0.82%	0.84%

Ratio of net charge-offs (recoveries)
to average loans outstanding
during the period	0.08%	0.04%	0.07%

Securities

The following table sets forth information regarding the securities portfolio at the dates indicated.

	At December 31,
	2005				2004
				Weighted				Weighted
	Fair	Amortized	Percent of	Average	Fair	Amortized	Percent of	Average
	Value	Cost	Portfolio	Yield (2)	Value	Cost	Portfolio	Yield (2)
	(Dollars in thousands)
SECURITIES HELD TO MATURITY (1)
Debt securities:
U.S. Agency bonds and notes:
Due in one year or less	$16,935	$16,971	61.14%	3.68%	$3,987	$3,993	20.26%	1.23%
Due after one year through five years	2,984	2,989	10.78%	4.59%	1,000	1,000	5.08%	3.00%
Due after five years through ten years	-	-	-	-	-	-	-	-
Due after ten years	-	-	-	-	-	-	-	-

Municipal obligations:
Due in one year or less	1,370	1,366	4.92%	6.67%	1,495	1,489	7.55%	5.53%
Due after one year through five years	2,134	2,104	7.58%	6.90%	3,161	3,031	15.38%	7.04%
Due after five years through ten years	331	328	1.18%	5.67%	690	674	3.42%	5.70%
Due after ten years	-	-	-	-	-	-	-	-

Mortgage-backed securities (3)	34	34	0.12%	6.06%	54	52	0.26%	5.73%

	$23,788	$23,792	85.72%		$10,387	$10,239	51.95%

SECURITIES AVAILABLE FOR SALE
Debt securities:
U.S. Treasury notes:
Due in one year or less	$2,960	$2,974	10.71%	3.81%	$9,443	$9,472	48.05%	1.95%
Due after one year through five years	986	991	3.57%	4.02%	-	-	-	-

	$3,946	$3,965	14.28%		$9,443	$9,472	48.05%

(1) Securities held to maturity are carried at amortized cost.
(2) Yields are calculated on a fully taxable equivalent basis using a marginal federal income tax rate of 34%
(3) The expected maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the obligations may be prepaid without penalty.

Deposits

The following table presents the maturity distributions of time deposits of $100,000 or more as of December 31, 2005.

Maturity Period	Balance
(In thousands)

Three months or less	$2,824
Three through six months	2,458
Six through twelve months	3,447
Over twelve months	6,351
Total	$15,080

Off-Balance-Sheet Arrangements

TBI is a party to financial instruments with off-balance-sheet risk including commitments to extend credit under existing lines of credit and commitments to originate loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

Off-balance-sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

	At December 31,
	2005	2004
	(In thousands)

Commitments to originate new loans	$666	$743
Unused lines of credit on credit cards	1,475	1,568
Undisbursed portion of construction loans	695	929
Unfunded commitments to extend credit under
existing commercial and personal lines of credit	6,211	4,038
Undisbursed portion of revolving lines of credit	1,153	910
Standby letters of credit	268	224

TBI does not have any special purpose entities, derivative financial instruments or other forms of off-balance-sheet financing arrangements.

Commitments to originate new loans or to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally expire within 30 to 45 days. Most equity line commitments are for a term of 5 to 10 years and commercial lines of credit are generally renewable on an annual basis. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. TBI evaluates each customer’s creditworthiness on a case-by-case basis. The amounts of collateral obtained, if deemed necessary by TBI upon extension of credit, are based on management’s credit evaluation of the borrower.

Contractual Obligations

The following table summarizes information regarding TBI’s contractual obligations as of December 31, 2005:

	Payments due by period

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In thousands)

Deposits	$107,474	$91,920	$10,691	$4,859	$4
Federal Home Loan Bank advances	13,500	3,000	5,500	5,000	-

Total contractual obligations	$120,974	$94,920	$16,191	$9,859	$4

Liquidity and Capital Resources

Liquidity refers to the ability of a financial institution to generate sufficient cash flow to fund current loan demand, meet deposit withdrawals and pay operating expenses. Scott County Bank’s primary sources of funds are new deposits and proceeds from loan repayments and prepayments and from the maturity of securities. Scott County Bank may also borrow from the FHLB of Indianapolis. While loan repayments and maturities of securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by market interest rates, general economic conditions and competition. At December 31, 2005, Scott County Bank had cash and cash equivalents of $15.9 million and securities available for sale with a fair value of $3.9 million. If Scott County Bank requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Indianapolis and collateral eligible for repurchase agreements.

Scott County Bank must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. At December 31, 2005, Scott County Bank had total commitments to extend credit of $10.2 million. See Note 11 in the accompanying Notes to TBI’s Consolidated Financial Statements. At December 31, 2005, Scott County Bank had certificates of deposit scheduled to mature within one year of $27.6 million. Historically, Scott County Bank has been able to retain a significant amount of its deposits as they mature.

Scott County Bank is required to maintain specific amounts of capital pursuant to regulations. As of December 31, 2005, Scott County Bank was in compliance with all regulatory capital requirements which were effective as of such date. See Note 16 to TBI’s Consolidated Financial Statements.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this report have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering the changes in relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of Scott County Bank’s operations. Unlike most industrial companies, virtually all the assets and liabilities of the financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the financial institutions performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Market Risk Analysis

Qualitative Aspects of Market Risk.

Scott County Bank’s principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates. Scott County Bank has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. In order to reduce the exposure to interest rate fluctuations, Scott County Bank has developed strategies to manage its liquidity, shorten its effective maturities of certain interest-earning assets and decrease the interest rate sensitivity of its asset base. Management has sought to decrease the average maturity of its assets by emphasizing the origination of short-term commercial and consumer loans, all of which are retained by Scott

County Bank for its portfolio. Scott County Bank relies on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds.

Quantitative Aspects of Market Risk.

Scott County Bank does not maintain a trading account for any class of financial instrument nor does Scott County Bank engage in hedging activities or purchase high-risk derivative instruments. Furthermore, Scott County Bank is not subject to foreign currency exchange rate risk or commodity price risk.

Scott County Bank uses interest rate sensitivity analysis to measure its interest rate risk by computing changes in net portfolio value (NPV) of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the estimated market value of portfolio equity and is equal to the estimated market value of assets minus the estimated market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or decrease in market interest rates with no effect given to any steps that management might take to counter the effect of that interest rate movement.

The following table is provided by management and sets forth the change in Scott County Bank’s NPV at December 31, 2005, that would occur in the event of an immediate change in interest rates, with no effect given to any steps that management might take to counteract that change.

	At December 31, 2005
	Net Portfolio Value			Net Portfolio Value as a Percent of Present Value of Assets
Change In Rates	Dollar Amount	Dollar Change	Percent Change	NPV Ratio	Change
	(Dollars in thousands)

300bp	$9,743	$5,711	37%	8.21%	(481)bp
200bp	11,496	3,958	26	9.69	(333)bp
100bp	13,396	2,058	13	11.29	(173)bp
--bp	15,454	-	-	13.02	--bp
(100)bp	17,687	(2,233)	(14)	14.90	188 bp
(200)bp	20,111	(4,657)	(30)	16.95	392bp
(300)bp	22,746	(7,292)	(47)	19.17	614bp

The preceding tables indicate that Scott County Bank’s NPV would be expected to decrease in the event of a sudden and sustained 100 to 300 basis point increase in prevailing market interest rates, and would be expected to increase in the event of a sudden and sustained 100 to 300 basis point decrease in rates. The expected decrease in Scott County Bank’s NPV given an increase in rates is primarily attributable to the relatively high percentage of fixed-rate loans in Scott County Bank’s loan portfolio. At December 31, 2005, approximately 71% of the loan portfolio consisted of fixed-rate loans.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

Additionally, certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from time deposits could deviate significantly from those assumed in calculating the information presented in the table.

SUPERVISION AND REGULATION

Community, TBI and their subsidiaries are subject to comprehensive supervision and regulation that affect virtually all aspects of their operations. The following summarizes certain of the more important aspects of the relevant statutory and regulatory provisions.

Supervisory Authorities and Activities

Community and its subsidiaries are regulated by a number of federal and state authorities. These authorities routinely examine Community and Your Community Bank to monitor their compliance with laws and regulations, financial condition, adequacy of capital and reserves, quality and documentation of loans, payment of dividends, adequacy of systems and controls, credit underwriting and asset liability management, and the establishment of branches.

Community

Community is a bank holding company, registered with and regulated by the Federal Reserve Board. As a bank holding company, Community is limited to the business of banking, managing or controlling banks and other subsidiaries, performing certain servicing activities for subsidiaries and engaging in such other activities as the Federal Reserve Board may determine to be closely related to banking. In addition, Community generally may not own more than five percent of the voting stock or substantially all the assets of any bank or bank holding company or of any company that is not a bank. Community is permitted, however, to acquire shares of any company, the activities of which the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. A bank holding company may also acquire shares of a company which furnishes or performs services for a bank holding company and acquire shares of the kinds and in the amounts eligible for investment by national banking associations. In addition, the Federal Reserve Act restricts Your Community Bank’s extension of credit to Community.

Among other things, Community is required to file an annual report and such additional information as the Federal Reserve Board may require. The Federal Reserve Board also conducts examinations of Community.

On November 12, 1999, Congress enacted the Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act permits bank holding companies to qualify as “financial holding companies” that may engage in a broad range of financial activities, including underwriting, dealing in and making a market in securities, insurance underwriting and agency activities and merchant banking. The Federal Reserve Board is authorized to expand the list of permissible financial activities. The Gramm-Leach-Bliley Act also authorizes banks to engage through financial subsidiaries in nearly all of the activities permitted for financial holding companies. Community has not elected the status of financial holding company and at this time has no plans for these investments or broader financial activities.

Community’s Subsidiary Bank

Community’s primary subsidiary, Your Community Bank, is an Indiana bank, and as such is subject to supervision, regulation and examination by the FDIC and the Department. Also, its subsidiary bank is a member of and owns stock in the FHLB of Indianapolis, and Cincinnati. The FHLB institutions located in Indianapolis and Cincinnati are two of the twelve regional banks in the FHLB system. The subsidiary bank is also subject to regulation by the Federal Reserve Board, which governs reserves to be maintained against deposits and regulates certain other matters.

The FDIC and the Department regularly examine Community’s subsidiary bank and prepare reports for the consideration of Your Community Bank’s board of directors on any deficiencies that they may find in the bank’s operations. The relationship of Your Community Bank with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in such matters as the form and content of Your Community Bank’s mortgage documents and communication of loan and deposit rates to both existing and prospective customers. Finally, the investment and lending authority of Your Community Bank is prescribed by state and federal laws and regulations, and Your Community Bank is prohibited from engaging in any activities not permitted by such laws and regulations. Your Community Bank may not lend to a single or related group of borrowers on an unsecured basis an amount in excess of the greater of $500,000 or fifteen percent of Your Community Bank’s unimpaired capital and surplus. An additional amount may be lent, equal to ten percent of unimpaired capital and surplus, if such loan is secured by readily marketable collateral, which is defined to include certain securities, but generally does not include real estate.

Capital

The Federal Reserve Board, the FDIC and the Department require Community and its subsidiary bank to meet certain ratios of capital to assets in order to conduct their activities. To be well-capitalized, the institutions must generally maintain a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, and a leverage ratio of 5% or better. For the purposes of these tests, Tier 1 Capital consists of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. Tier 2 Capital consists of non-qualifying preferred stock, certain types of debt and a limited amount of other items. Total Capital is the sum of Tier 1 and Tier 2 Capital.

In measuring the adequacy of capital, assets are generally weighted for risk. Certain assets, such as cash and U.S. government securities, have a zero risk weighting. Others, such as commercial and consumer loans, have a 100% risk weighting. Risk weightings are also assigned for off-balance sheet items such as loan commitments. The various items are multiplied by the appropriate risk-weighting to determine risk-adjusted assets for the capital calculations. For the leverage ratio mentioned above, assets are not risk-weighted.

If the institution fails to remain well-capitalized, it will be subject to a series of restrictions that increase as the capital condition worsens. For instance, federal law generally prohibits a depository institution from making any capital distribution, including the payment of a dividend or paying any management fee to its holding company, if the depository institution would be undercapitalized as a result. Undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations and are required to submit a capital restoration plan for approval, which must be guaranteed by the institution’s parent holding company. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

Both Community and its subsidiary bank exceed the minimum Tier 1, Total Capital and leverage ratios and qualify as “well-capitalized” under current regulatory criteria.

Safety and Soundness

Community and its subsidiary bank must comply with a set of FDIC guidelines that require, among other things, appropriate systems and practices to identify and manage certain risks and exposures to Community and its subsidiaries. In particular, Community’s and its subsidiaries’ internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest-rate-risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards are supervised.

The FDIC generally is authorized to take enforcement action against Community or its subsidiary bank if it fails to meet its capital requirements. Such action may include restrictions on operations and banking activities, the imposition of a capital directive, a cease and desist order, civil money penalties or harsher measures such as the appointment of a receiver or conservator or a forced merger into another institution. In addition, under current regulatory policy, if Community or its subsidiary bank fails to meet its capital requirements, it will be prohibited from paying any dividends.

Expansion Limitations

With prior regulatory approval, Community may acquire other banks or bank holding companies and its subsidiaries may merge with other banks. Acquisitions of banks located in other states may be subject to certain deposit-percentage, age or other restrictions.

Limitations on Acquisitions of Bank Holding Companies

As a general proposition, other companies seeking to acquire control of a bank holding company such as Community would require the approval of the Federal Reserve Board under The Bank Holding Company Act. In addition, individuals or groups of individuals seeking to acquire control of a bank holding company such as Community would need to file a prior notice with the Federal Reserve Board (which the Federal Reserve Board may disapprove under certain circumstances) under the Change in Bank Control Act. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control may exist under the Change in Bank Control Act if the individual or company acquires 10% or more of any class of voting securities of the bank holding company and no shareholder holds a larger percentage of the subject class of voting securities.

Deposit Insurance

Community’s subsidiary bank’s deposits are insured up to $100,000 per insured member and, except for certain deposits assumed by the bank upon the merger of Heritage Bank of Southern Indiana into the bank in 2002, which are insured by the Bank Insurance Fund (“BIF”), are insured by the Savings Association Insurance Fund (“SAIF”). This insurance is backed by the full faith and credit of the United States Government. The SAIF and the BIF are both administered and managed by the FDIC. As insurer, the FDIC is authorized to conduct examinations of and to require reporting by SAIF and BIF insured institutions. It also may prohibit any insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to either fund. The FDIC also has the authority to initiate enforcement actions against financial institutions. The annual assessment for deposit insurance is based on a risk-related premium system. Each insured institution is assigned to one of three capital groups: well-capitalized, adequately-capitalized or undercapitalized. Within each capital group, institutions are assigned to one of three subgroups (A, B, or C) on the basis of supervisory evaluations by the institution's primary federal supervisor and if applicable, state supervisor. Assignment to one of the three capital groups, coupled with assignment to one of three supervisory subgroups, will determine which of the nine risk classifications is appropriate for an institution. Institutions are assessed insurance rates based on their assigned risk classifications. The well-capitalized, subgroup “A” category institutions are assessed the lowest insurance rate, while institutions assigned to the undercapitalized subgroup “C” category are assessed the highest insurance rate. As of December 31, 2005 Your Community Bank was assigned to the well-capitalized, subgroup “A” category and paid an annual insurance rate of 1.32 cents per $100 of deposits.

The FDIC may terminate the deposit insurance of any insured depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC.

Other Statutes and Regulations

Community and its subsidiary bank are subject to a myriad of other statutes and regulations affecting their activities. Some of the more important are:

Anti-Money Laundering. Financial institutions are required to establish anti-money laundering programs that must include the development of internal policies, procedures, and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test the performance of the programs. Community and its subsidiary banks are also subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships in order to guard against money laundering and to report any suspicious transactions. Recent laws provide the law enforcement authorities with increased access to financial information maintained by banks.

Sections 22, 23A and 23B of the Federal Reserve Act. Community and its subsidiary bank is restricted in the loans that it makes to a director, an executive officer or principal stockholder, and certain affiliates. Community must make such loans on terms substantially the same as offered in comparable transactions to other persons and also requires prior board of directors approval for certain loans.

Community’s subsidiary banks are limited in their ability to lend funds or engage in transactions with Community or other non-bank affiliates of Community, and all transactions must be on an arms’-length basis and on terms at least as favorable to the subsidiary bank as prevailing at the time for transactions with unaffiliated companies.

Dividends. Community’s principal source of cash flow, including cash flow to pay dividends to its shareholders, is the dividends that it receives from its subsidiary bank. Statutory and regulatory limitations apply to the subsidiary bank’s payments of dividends to Community as well as to Community’s payment of dividends to its shareholders. A depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal banking agencies may prevent the payment of a dividend if they determine that the payment would be an unsafe and unsound banking practice. Moreover, the federal agencies have issued policy statements that provide that financial holding companies and insured banks should generally only pay dividends out of current operating earnings.

Federal Home Loan Bank System. Community’s subsidiary bank is a member of the FHLB of Indianapolis and Cincinnati. The FHLB of Indianapolis and Cincinnati are two of the 12 regional FHLB's that, prior to the enactment of FIRREA, were regulated by the Federal Home Loan Bank Board. As a member of the FHLB system, Community’s subsidiary bank is required to purchase and maintain stock in the FHLB in an amount equal to the greater of one percent of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, or 1/20 (or such greater fraction as established by the FHLB) of outstanding FHLB advances. At December 31, 2005, $8.6 million of FHLB stock was outstanding for Your Community Bank, which was in compliance with this requirement. In past years, Your Community Bank has received dividends on its FHLB stock.

The Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts and non-personal time deposits. Cash on hand or on deposit with the Federal Reserve Bank of $4.1 million and $3.2 million was required to meet regulatory reserve and clearing requirements at year-end 2005 and 2004, respectively. These balances do not earn interest.

Banks are authorized to borrow from the Federal Reserve Bank “discount window”, but Federal Reserve Board regulations require banks to exhaust other reasonable alternative sources of funds, including FHLB advances, before borrowing from the Federal Reserve Bank.

Community Reinvestment Act. Community’s subsidiary bank is subject to the provisions of the Community Reinvestment Act of 1977, as amended, and the federal banking agencies’ related regulations, stating that all banks have a continuing and affirmative obligation, consistent with safe and sound operations, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution or its evaluation of certain regulatory applications, to assess the institution’s record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public.

Consumer Regulation. The activities of Community and its bank subsidiary are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations:

•	limit the interest and other charges collected or contracted for by all of Community’s subsidiary bank;

•	govern disclosures of credit terms to consumer borrowers;

•
require financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•
require all of Community’s subsidiary banks to safeguard the personal non-public information of its customers, provide annual notices to consumers regarding the usage and sharing of such information and limit disclosure of such information to third parties except under specific circumstances; and

•	govern the manner in which consumer debts may be collected by collection agencies.

The deposit operations of Community’s subsidiary bank is also subject to laws and regulations that:

•	require disclosure of the interest rate and other terms of consumer deposit accounts;

•	impose a duty to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records; and

•	govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Accounting. The investment activities of Community’s subsidiary bank must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with U.S. generally accepted accounting principles. Management must support its classification of and accounting for loans and securities (i.e., whether held to maturity, available for sale or available for trading) with appropriate documentation. The bank is in compliance with these amended rules.

Federal Taxation. For federal income tax purposes, Community and its subsidiaries file a consolidated federal income tax return on a calendar year basis. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur. Community and its subsidiaries are subject to the rules of federal income taxation generally applicable to corporations under the Internal Revenue Code of 1986.

Community has not been audited by the Internal Revenue Service for the past ten years.

Indiana Taxation. Community is subject to a franchise tax imposed by the State of Indiana. The tax is imposed at the rate of 8.5 percent of Community’s adjusted gross income. In computing adjusted gross income, no deductions are allowed for municipal interest, U.S. Government interest and pre-1990 net operating losses. In 2000, the Indiana financial institution tax law was amended to treat resident financial institutions the same as nonresident financial institutions by providing for apportionment of Indiana income based on receipts in Indiana. This revision allowed for the exclusion of receipts from out of state sources and federal government and agency obligations.

Currently, income from the subsidiary bank’s subsidiaries CBSI Holdings, Inc., CBSI Investments, Inc. and CBSI Investment Portfolio Management, LLC is not subject to the Indiana franchise tax.

Community’s state franchise tax returns have not been audited since 1997.

Kentucky Taxation. Community is subject to a franchise tax imposed by the Commonwealth of Kentucky on its operations in Kentucky. The tax is imposed at a rate of 1.1% on taxable net capital, which equals capital stock paid in, surplus, undivided profits and capital reserves, net unrealized holding gains or losses on available for sale securities, and cumulative foreign currency translation adjustments less an amount equal to the same percentage of the total as the book value of United States obligations and Kentucky obligations bears to the book value of the total assets of the financial institution. A financial institution whose business activity is taxable within and without Kentucky must apportion its net capital based on the three factor apportionment formula of receipts, property and payroll unless the Kentucky Revenue Cabinet has granted written permission to use another method.

OTHER MATTERS

TBI’s management is not aware of any other matters to be brought before the 2006 annual shareholders’ meeting. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed forms of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

EXPERTS

The consolidated financial statements of Community Bank Shares of Indiana, Inc. as of and for the years ended December 31, 2005, 2004 and 2003, have been included in the registration statement in reliance upon the report of Crowe Chizek and Company LLC, independent registered public accounting firm, set forth in Appendix C to this proxy statement-prospectus and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of The Bancshares, Inc. as of and for the years ended December 31, 2005, 2004 and 2003, have been included in the registration statement in reliance upon the report of Monroe Shine & Co., Inc., independent public accountants, set forth in Appendix D to this proxy statement-prospectus, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Stoll Keenon Ogden PLLC, counsel to Community, has provided an opinion as to the validity of the shares of common stock that Community will issue in the merger.

The federal tax consequences of the merger have been passed upon by Krieg DeVault LLP, counsel to TBI.

IMPORTANT NOTICE FOR TBI’S SHAREHOLDERS

If you cannot locate your TBI common stock certificate(s), please contact Steve A. Hauer at 125 West McClain Avenue, Scottsburg, Indiana 47170, telephone number (812) 752-4501. If you have misplaced your stock certificates or if you hold certificates in names other than your own and wish to vote in person at the 2006 annual meeting, we encourage you to resolve those matters before the meeting.

Please do not send your TBI stock certificates at this time, unless you are making an election to receive stock consideration for your TBI common stock, in which event you should send the affected stock certificates with your form of election and NOT with your proxy.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Community is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Community. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Community at the SEC’s Public Reference Room at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You may obtain reports, proxy statements and other information we publicly file with the SEC free of charge through Community’s subsidiary’s Internet site at http://www.yourcommunitybank.com.

Community has filed a registration statement on Form S-4 with the SEC that registers the Community common stock to be issued in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Community and a proxy statement of TBI for the annual meeting.

This proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Community and the Community common stock to be issued in the merger. Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

Community has supplied all of the information contained in this proxy statement-prospectus relating to Community and its subsidiaries. TBI has supplied all of the information relating to TBI and its subsidiaries.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

AMONG

COMMUNITY BANK SHARES OF INDIANA, INC.

THE BANCSHARES, INC.

and

CBIN SUBSIDIARY, INC.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of the 15th day of February, 2006, by and among (i) COMMUNITY BANK SHARES OF SOUTHERN INDIANA, INC., an Indiana corporation with its principal executive offices located at 101 West Spring Street, New Albany, Indiana 47150 (“Company”), (ii) CBIN SUBSIDIARY, INC., an Indiana corporation with its principal executive offices located at 101 West Spring Street, New Albany, Indiana 47150 (“Merger Subsidiary”) and (iii) THE BANCSHARES, INC., an Indiana corporation with its principal executive offices located at 125 West McClain Avenue, Scottsburg, Indiana 47170 (“TBI”).

PREAMBLE

The Boards of Directors of the Company, TBI and Merger Subsidiary are of the opinion that the transactions described herein are in the best interests of the Parties and their respective shareholders. This Agreement and the Plan of Merger attached hereto and incorporated by reference at Exhibit A provide for the acquisition of TBI by the Company pursuant to the merger of TBI with and into Merger Subsidiary. At the Effective Time, the outstanding shares of the common stock of TBI shall be converted into the right to receive cash and shares of Company Common Stock (except as otherwise provided herein) and immediately before the Effective Time certain outstanding options respecting the common stock of TBI shall be purchased by TBI for cash. As a result, the shareholders of TBI shall become shareholders of the Company and Merger Subsidiary (as the Surviving Corporation) shall continue to conduct its business and operations as a wholly-owned subsidiary of the Company. The transactions described in this Agreement are subject to the approvals of the FRB, the Department and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties that this Agreement for federal income tax purposes shall constitute a plan of merger and the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

NOW THEREFORE, in consideration of the premises and the mutual and dependent covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Certain Defined Terms. The words listed in this Article 1 when used and capitalized in this Agreement shall have the meanings set forth for each by this Article 1. Certain other capitalized terms when used in this Agreement shall have the meanings ascribed to them when first encountered elsewhere in this Agreement:

(a) “Acquisition Proposal” shall mean with respect to any Party any bona fide written proposal or offer from any Person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the Assets of such Party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of equity securities of such Party (or, in the case of TBI, the Bank) representing 50% or more of the combined voting power of such Party (or, as applicable, the Bank), (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of such Party (or, in the case of TBI, the Bank) representing 50% or more of the combined voting power of such Party (or, as applicable, the Bank), or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Party (or, in the case of TBI, the Bank), other than the transactions contemplated by this Agreement.

(b) “Adverse Consequences” shall mean all Proceedings, charges, claims, demands, injunctions, Orders, damages, dues, assessments, expenditures, outlays, awards, penalties, fines, costs, interest, amounts paid in settlement, liabilities, obligations, payments, premiums, taxes, liens, losses, reduction in value, loss of use, injuries, expenses and fees of whatever nature, including without limitation response, restoration, investigative, removal, remedial, monitoring or inspection costs and court costs and reasonable attorneys’ fees and expenses.

(c) “Affiliate” means, as applied to any Person, (i) any director, executive officer, or general partner of such Person, (ii) any other Person directly or indirectly controlling, controlled by or under common control with or by such Person or (iii) any other Person that directly or indirectly owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the equity capital of such Person; provided, however, that it is the intent of the parties that neither the Company nor Merger Subsidiary shall be deemed or construed to be an Affiliate of TBI and TBI shall not be deemed or construed to be an Affiliate of the Company or Merger Subsidiary. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by Contract or otherwise.

(d) “Affiliate Agreement” shall mean an agreement substantially in the form of Exhibit B hereto to be delivered to the Company prior to the Closing by each TBI and Bank Affiliate other than Kathleen Julian and Russell Comer.

(e) “Agreement” shall mean this Agreement and Plan of Merger and the Schedules, Exhibits and other certificates or documents delivered pursuant hereto.

(f) “Anticipated Closing Date” shall have the meaning assigned such term in Section 2.3 hereof.

(g) “Articles of Merger” shall mean the Articles of Merger to be executed by the Company, Merger Subsidiary and/or TBI and filed with the Secretary of State of the State of Indiana relating to the Merger as contemplated by Section 2.3 hereof.

(h) “Assets” of a Person shall mean all of the assets, properties, businesses,

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and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise, wherever located.

(i) “Bank” shall mean The Scott County State Bank, an Indiana state banking corporation.

(j) “Bank Employment Agreement” shall mean an employment agreement between the Bank and certain Bank employees substantially in the form of Exhibit C hereto.

(k) “Bank Secrecy Act” shall have the meaning assigned such term in Section 6.28 hereof.

(l) “Bankruptcy Event” shall mean, with respect to a Person, if such Person shall (i) discontinue business, or cease doing business for more than ten (10) days; (ii) make a general assignment for the benefit of creditors; (iii) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its assets; (iv) be adjudicated bankrupt or insolvent; (v) file a voluntary petition in bankruptcy or file a petition or an answer seeking a composition, reorganization or an arrangement with creditors or seek to take advantage of any other Law (whether federal or state) relating to relief for debtors, or admit (by answer, default or otherwise) the material allegations of any petition filed against it in any bankruptcy, reorganization, composition, insolvency or other Proceeding (whether federal or state) relating to relief for debtors; (vi) suffer the filing of any involuntary petition in any bankruptcy, reorganization, insolvency or other Proceeding (whether federal or state), if the same is not dismissed within sixty (60) days after the date of such filing; (vii) suffer or permit to continue any judgment, decree or order entered by a court which assumes control of its business or financial affairs or approves a petition seeking a reorganization, composition or arrangement of its business or financial affairs or any other judicial modification of the rights of any of its creditors, or appoints a receiver, trustee or liquidator for it, or for all or a substantial part of any of its businesses or assets or financial affairs; (viii) be enjoined or restrained from conducting all or a material part of any of its businesses as then conducted or as hereafter conducted and the same is not dismissed and dissolved within thirty (30) days after the entry thereof; (ix) not be paying its debts generally as they become due; or (x) admits in writing its inability, or is unable, to pay its debts generally as they become due.

(m) “BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, 12 U.S.C. § 1841, et. seq..

(n) “Cash Consideration” shall have the meaning assigned such term in Section 4.1(c)(i)(A) hereof.

(o) “Cash Consideration Percentage” shall have the meaning assigned such term in Section 4.1(c)(ii) hereof.

(p) “Cash Election Shares” shall have the meaning assigned such term in Section 4.1(c)(iii) hereof.

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(q) “Certificates” shall have the meaning assigned such term in Section 5.1(b) hereof.

(r) “Change in Control” shall mean (i) any merger, consolidation, share exchange or other reorganization or recapitalization to which a Party or any of its Subsidiaries is a party or subject, (ii) the sale, lease or exchange following the date of this Agreement (either in one (1) transaction or a series of transactions) of five percent (5%) or more of the Assets of a Party or any of its Subsidiaries within a one (1) year period, (iii) the issuance of equity interests in a Party or any of its Subsidiaries following the date of this Agreement (either in one (1) transaction or a series of transactions) which increases by five percent (5%) or more the equity of a Party or any of its Subsidiaries or (iv) the issuance of voting interests in a Party or any of its Subsidiaries following the date of this Agreement (either in one (1) transaction or a series of transactions) equal to five percent (5%) or more of the voting interests of a Party or any of its Subsidiaries prior to such issuance.

(s) “Claim Notice” shall have the meaning assigned such term in Section 12.4(a) hereof.

(t) “Closing” shall mean the consummation of the Merger hereunder and the other transactions contemplated hereunder and the satisfaction of all other conditions precedent thereto as set forth hereinafter.

(u) “Closing Date” shall mean the date on which the Closing occurs.

(v) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto and all rulings and regulations issued pursuant thereto or any successor thereto.

(w) “Company” shall mean Community Bank Shares of Indiana, Inc., an Indiana corporation.

(x) “Company Common Stock” shall mean the common stock, $.10 par value per share, of the Company.

(y) “Company Disclosure Memorandum” shall mean the written informational document entitled “Company Disclosure Memorandum” delivered prior to the date of this Agreement to TBI by the Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

(z) “Company Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of the Company as of September 30, 2005, and as of December 31, 2004 and 2003, and the related sta-tements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 2005, and for each of the three years ended December 31, 2004, 2003 and 2002, as filed by Company in SEC Documents, and (ii) the consolidated balance sheets

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of the Company (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 2005.

(aa) “Company Indemnified Persons” shall have the meaning assigned such term in Section 12.2 hereof.

(bb) “Company Stock Price” shall mean the average of the daily closing prices of a share of Company Common Stock as reported on the NASDAQ Capital Market for the fifteen (15) consecutive days when the stock markets are open for trading ending on the Company Stock Price Calculation Date; provided, however, that in the event the aforesaid average of the daily closing prices is (i) below $20.00, then “Company Stock Price” shall mean $20.00 and (ii) above $25.00, then “Company Stock Price” shall mean $25.00.

(cc) “Company Stock Price Calculation Date” shall mean the date which is the fifteenth day prior to the Anticipated Closing Date.

(dd) “Company Subsidiaries” shall mean the Subsidiaries of the Company and any Person acquired as a Subsidiary of the Company in the future and owned by Company at the Effective Time.

(ee) “Confidentiality Agreement” shall mean collectively that Confidentiality Agreement dated November 3, 2005 between TBI and the Company and the related Reciprocal Confidentiality Agreement dated December 14, 2005 between TBI and the Company.

(ff) “Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Governmental Authorization.

(gg) “Continuing Indemnified Person” shall have the meaning assigned such term in Section 9.12(a) hereof.

(hh) “Contract” shall mean any legally binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, order, permit, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its equity capital, assets or business.

(ii) “Covered Claim” shall have the meaning assigned such term in Section 12.4(a) hereof.

(jj) “Current Hauer Employment Agreement” shall mean that Employment Agreement dated January 14, 1994 by and among the Bank, TBI and Steve A. Hauer.

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(kk) “Default” shall mean (i) any breach or violation of or default under any Contract, (ii) any occurrence or event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract or (iii) any occurrence or event that with or without the passage of time or the giving of notice would give rise to a right to terminate, revoke, modify, cancel, amend, change the current terms of, renegotiate, or to accelerate, increase or impose any liability under, any Contract.

(ll) “Department” shall mean the Indiana Department of Financial Institutions.

(mm) “Dissenting Shares” shall mean any shares of TBI Common Stock with respect to which the record or beneficial holder has properly perfected the holder’s rights to dissent under Chapter 44 of the IBCL.

(nn) “Effective Time” shall have the meaning assigned such term in Section 2.3 hereof.

(oo) “Election Date” shall have the meaning assigned such term in Section 5.2(b) hereof.

(pp) “Encumbrance” shall mean any claim, lien, security interest (or other security arrangement), charge, equity, mortgage, pledge, community property interest, condition, equitable interest, option, right of first refusal, conditional sale agreement, default of title, hypothecation, reservation, title retention or encumbrance of any nature whatsoever.

(qq) “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

(rr) “Environmental Laws” means any Laws that require or relate to: (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment; (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials or other potentially harmful substances; (g) cleaning up pollutants that have been released preventing the threat of release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets. “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, §§ 42 U.S.C. 9601 et seq. (“CERCLA”)

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or any successor law, and regulations and rules issued pursuant thereto or any successor, and the Resource Conservation and Recovery Act, as amended §§ 42 U.S.C. 6901 et seq. (“RCRA”) or any successor law, and regulations and rules issued pursuant thereto or any successor.

(ss) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor thereto, and regulations and rules issued pursuant thereto or any successor thereto.

(tt) “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Person under consideration would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

(uu) “Exchange Agent” shall mean Registrar and Transfer Company.

(vv) “Exchange Fund” shall have the meaning assigned such term in Section 5.1(a) hereof.

(ww) “Exhibits” shall mean the exhibits so marked and attached to this Agreement, which Exhibits are hereby incorporated herein by reference and made a part hereof.

(xx) “FDIC” shall mean the Federal Deposit Insurance Corporation.

(yy) “Form of Election” shall have the meaning assigned such term in Section 5.2(b) hereof.

(zz) “FRB” shall mean the Board of Governors of the Federal Reserve System.

(aaa) “Funded Debt” shall mean, at any date, all indebtedness for borrowed money issued, incurred, assumed or guaranteed of or by a Person which would, in accordance with GAAP, be classified as funded indebtedness, but in any event “Funded Debt” shall include all indebtedness for borrowed money, whether secured or unsecured. However, notwithstanding the foregoing, “Funded Debt” shall not include, with respect to the subject Person, any liability or obligation of the subject Person incurred in the Ordinary Course of the subject Person’s banking or trust business with respect to (i) any deposits held by the subject Person or funds collected by the subject Person; (ii) any banker’s acceptance or letter of credit issued by the subject Person; (iii) any check, note, certificate of deposit, money order, traveler’s check, draft or bill of exchange accepted or endorsed by the subject Person; (iv) any lease of real or personal property, purchase money security agreement or similar instrument not involving an obligation of the subject Person for borrowed money other than purchase money indebtedness; (v) any guarantee or similar obligation incurred by the subject Person in such circumstances as are incidental or usual in carrying on the banking or trust business; (vi) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by the subject Person for the account of a third party after the application by the subject Person of the same banking considerations and legal lending limits that would otherwise be applicable if the transaction were a loan to such party; and (vii) any transaction in which the subject Person acts solely in a fiduciary or agency capacity.

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(bbb) “GAAP” shall mean generally accepted accounting principles applicable to banks and bank holding companies as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, in each case which are applicable to the circumstances as of the date of determination.

(ccc) “Governmental Authorization” shall mean any approval, Consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(ddd) “Governmental Body” shall mean any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any self-regulatory organization, governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(eee) “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant or otherwise regulated under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including (without limitation) petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials and polychlorinated biphenyls, substances containing polychlorinated biphenyls, nitrate, perchloroethylene, 1,1,1-trichloroethane, trichloroethylene, tetrachloroethylene, 1,1-dichloroethane, 1, 1-dichloroethene, cis-1, 2-dichloroethene, trans-1, 2-dichloroethene, copper, chromium, zinc, cadmium, lead, mercury, nickel, iron, magnesium, nitrite and aluminum.

(fff) “IBCL” shall mean the Indiana Business Corporation Law, Article 1 of Title 23, et. seq., of the Indiana Code.

(ggg) “IIPI” shall have the meaning assigned such term in Section 6.26 hereof.

(hhh) “Indemnified Person” shall have the meaning assigned such term in Section 12.4(a) hereof.

(iii) “Indication of Interest” shall mean that certain Indication of Interest respecting TBI dated January 4, 2006 from the Company to Gary Kennedy of Alex Sheshunoff & Co. Investment Banking.

(jjj) “Intellectual Property” shall mean any copyrights (in both published and unpublished works), patents, trademarks (registered and unregistered), service marks, service
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names, fictional business names and trade names, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, confidential information, customer lists, technical information, research and development information and records, data processing technology, plans, drawings, blueprints, franchises, know-how, inventions and discoveries (whether or not patentable), any applications for any of the foregoing and any other intellectual property rights of whatever nature.

(kkk) “Knowledge:” a Person who is an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time during the eighteen (18) months prior to the Effective Time served, as a director, officer, partner, management employee, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

(lll) “Law” shall mean any code, law, constitution, ordinance, regulation, principle of common law, reporting or licensing requirement, rule, treaty or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental Body wherever located.

(mmm) “Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

(nnn) “Material Adverse Effect” shall mean that the Adverse Consequences from an event, change, or occurrence, individually or together with any other event, change or occurrence, have had or can reasonably be expected to have a material adverse impact (financial or otherwise) on (i) the financial condition, business, results of operations or properties of the subject Person or (ii) the ability of the subject Person to perform its obligations under this Agreement or to consummate other transactions contemplated by this Agreement in accordance with applicable Law; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Bodies, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Parties pursuant to Section 12.8 hereof or (d) changes in economic conditions or interest rates generally affecting financial institutions.

(ooo) “Merger” shall have the meaning assigned such term in Section 2.1 hereof.

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(ppp) “Merger Consideration” shall mean $30,436,200 (consisting of (i) the aggregate Cash Consideration, (ii) the aggregate Stock Consideration, (iii) any cash payable in lieu of fractional shares as contemplated by Section 5.1(e) hereof payable to the holders of TBI Common Stock and (iv) the amount equal to the number of Disssenting Shares times $150.00).

(qqq) “Merger Subsidiary” shall mean CBIN Subsidiary, Inc., a wholly-owned subsidiary of the Company organized under the Laws of the State of Indiana.

(rrr) “Merger Subsidiary Common Stock” shall mean the common stock, no par value per share, of Merger Subsidiary.

(sss) “NASD” shall mean the National Association of Securities Dealers, Inc.

(ttt) “NASDAQ Capital Market” shall mean the Capital Market of The NASDAQ Stock Market, Inc.

(uuu) “1933 Act” shall mean the Securities Act of 1933, as amended.

(vvv) “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(www) “New Hauer Employment Agreement” shall mean an employment agreement between the Bank and Steve A. Hauer substantially in the form of Exhibit D hereto.

(xxx) “Notice of Adverse Recommendation” shall have the meaning assigned such term in Section 9.8(b) hereof.

(yyy) “Operating Property” shall mean any property owned (or previously owned) by the Party in question or any of its Subsidiaries or in which the Party in question or any of its Subsidiaries holds (or previously held) a security interest and, where required by Contract, such term means the owner or operator of the said property, but only with respect to such property.

(zzz) “Option Spread” shall mean the cash sum, with respect to any TBI Exercisable Stock Option, equal to $150 less the exercise price of the subject TBI Exercisable Stock Option.

(aaaa) “Order” shall mean any administrative decision or award, directive, decree, judgment, order, quasi-judicial decision or award, ruling, subpoena, injunction, decision, verdict or writ of any court, arbitrator, mediator, tribunal or Governmental Body.

(bbbb) “Ordinary Course” or “Ordinary Course of Business” - an action taken by a Person will be deemed to have been taken in the “Ordinary Course” or the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors or the shareholders of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in

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nature and magnitude to actions customarily taken, without any authorization by the board of directors or the shareholders (or by any Person or group of Persons exercising similar authority or shareholders), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(cccc) “Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates (or previously participated) in the management of such facility or property and, where required by the Contract, such term means the owner or operator of said facility or property, but only with respect to said facility or property.

(dddd) “Party” shall mean TBI, Merger Subsidiary or the Company and “Parties” shall mean, collectively, TBI, Merger Subsidiary and the Company.

(eeee) “Permit” shall mean any federal, state, local or foreign Governmental Authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

(ffff) “Person” shall mean any individual, association, corporation (including, without limitation, any non-profit corporation) estate, general partnership, limited liability partnership, limited partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, executor, administrator, nominee or entity in a representative capacity, group acting in concert, Governmental Body, unincorporated association or other legal entity or organization.

(gggg) “Plan of Merger” shall mean the Plan of Merger of even date herewith entered into by the Company, Merger Subsidiary and TBI, in the form of Exhibit A hereto.

(hhhh) “Proceeding” shall mean any action, arbitration, adjudication, case, cause of action, audit claim, litigation, suit, complaint, citation, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, notice of violation, administrative or other proceeding of whatever nature, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting any Person, its business, Assets or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

(iiii) “Real Property” shall have the meaning assigned such term in Section 6.11(b) hereof.

(jjjj) “Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by the Company under the 1933 Act with respect to the shares of Company Common Stock to be issued to the shareholders of TBI in connection with the transactions contemplated by this Agreement.

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(kkkk) “Regulatory Authorities” shall mean, collectively, the FRB, the Department, all state regulatory agencies having jurisdiction over any of the Parties or their respective Subsidiaries, the NASD and the SEC.

(llll) “Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant or other representative of a Person.

(mmmm) “Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, options, purchase rights, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests of whatever nature or other rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or other equity interests of whatever nature, or by which a Person is or may be bound to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

(nnnn) “Schedules” shall mean the schedules so marked and attached to this Agreement, which Schedules are hereby incorporated herein by reference and made a part hereof.

(oooo) “SEC” shall mean the Securities and Exchange Commission.

(pppp) “SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, certifications, exhibits and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC pursuant to the Securities Laws.

(qqqq) “Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

(rrrr) “Significant Subsidiary” shall have the meaning assigned such term in Rule 1-02(w) of Regulation S-X promulgated under the Securities Laws.

(ssss) “Stock Consideration” shall have the meaning assigned such term in Section 4.1(c)(i)(B) hereof.

(tttt) “Stock Consideration Percentage” shall have the meaning assigned such term in Section 4.1(c)(ii) hereof.

(uuuu) “Stock Election” shall have the meaning assigned such term in Section 5.2(b) hereof.

(vvvv) “Stock Election Shares” shall have the meaning assigned such term in Section 4.1(c)(iii) hereof.

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(wwww) “Stock Option Consideration” shall have the meaning assigned such term in Section 4.2.

(xxxx) “Subsidiaries” shall mean all those Persons of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

(yyyy) “Superior Proposal” shall mean an Acquisition Proposal from any Person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of TBI or the Bank then outstanding or all or substantially all of the Assets of TBI or the Bank that the Board of Directors of TBI determines in its good faith judgment, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including, without limitation, any break-up fees, expense reimbursement provisions, required financing and whether conditions to consummation are reasonably capable of being completed), would be more favorable from a financial point of view to the stockholders of TBI than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Company in response to such Acquisition Proposal).

(zzzz) “Surviving Corporation” shall have the meaning assigned such term in Section 2.1 hereof.

(aaaaa) “Taxes” shall mean all taxes, charges, fees, levies, imposts or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, goods and services, ad valorem, transfer, alternative, net worth, value added, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest, fines and penalties, additions to tax or additional amounts imposed by any Governmental Body and whether disputed or not.

(bbbbb) “Tax Returns” shall mean all returns and reports of or with respect to any Tax, which are required to be filed by or with respect to the applicable Person.

(ccccc) “TBI” shall mean The Bancshares, Inc., an Indiana corporation.

(ddddd) “TBI Adverse Recommendation Change” shall have the meaning assigned such term in Section 9.8(b) hereof.

(eeeee) “TBI Benefit Plans” shall have the meaning assigned such term in Section 6.18(a) hereof.

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(fffff) “TBI Common Stock” shall mean the common stock, no par value per share, of TBI.

(ggggg) “TBI Disclosure Memorandum” shall mean the written informational document entitled “TBI Disclosure Memorandum” delivered to the Company by TBI prior to the date of this Agreement describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

(hhhhh) “TBI ERISA Plan” shall mean any TBI Benefit Plan which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

(iiiii) “TBI Exercisable Stock Options” shall mean all of the TBI Stock Options which immediately prior to the Effective Time remain unexercised that, either by their express terms or by virtue of action on the part of the Board of Directors of TBI accelerating the exercisability thereof, are at such time exercisable.

(jjjjj) “TBI Financial Statements” shall have the meaning assigned such term in Section 6.5 hereof.

(kkkkk) “TBI Indemnified Persons” shall have the meaning assigned such term in Section 12.3 hereof.

(lllll) “TBI Proxy Statement” shall mean the proxy statement used by TBI to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of the Company relating to the issuance of shares of Company Common Stock to holders of TBI Common Stock.

(mmmmm) “TBI Shareholders’ Meeting” shall mean the meeting of the shareholders of TBI to be held pursuant to Section 9.1 hereof, including any adjournment or adjournments thereof, at which the Merger and Plan of Merger are approved by the shareholders of TBI.

(nnnnn) “TBI Stock Options” shall mean the outstanding stock options as of the date hereof with respect to the purchase of TBI Common Stock as described in Section 6.3 of the TBI Disclosure Memorandum.

(ooooo) “TBI Subsidiaries” shall mean the Subsidiaries of TBI, which shall include the TBI Subsidiaries described in Section 6.4 hereof and any corporation, bank, or other Person acquired as a Subsidiary of TBI in the future and owned by TBI at the Effective Time.

(ppppp) “Technology Systems” shall have the meaning assigned such term in Section 6.27(a) hereof.

(qqqqq) “Termination Fee” shall mean the cash sum of $1,200,000.

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ARTICLE 2
TRANSACTIONS AND TERMS OF MERGER

2.1 Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, TBI shall be merged with and into Merger Subsidiary in accordance with the provisions of Indiana Code 23-1-40-1 of the IBCL, and with the effect provided in Indiana Code 23-1-40-6 of the IBCL (the “Merger”). Merger Subsidiary shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Indiana. The Merger shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, which have been approved and adopted by the respective Boards of Directors of TBI, the Company and Merger Subsidiary.

2.2 Time and Place of Closing. The Closing will take place at 10:00 A.M., local New Albany, Indiana time, on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 10:00 A.M., local New Albany, Indiana time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

2.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Indiana (the “Effective Time”). Subject to the terms and conditions hereof, including the adjustment of the Anticipated Closing Date pursuant to Section 5.2(b) hereof, unless (i) otherwise mutually agreed upon in writing by the chief executive officers of each Party, (ii) this Agreement is terminated pursuant to Article 11 hereof or (iii) the Company in its discretion chooses a later Closing Date and Effective Time based upon the Company’s evaluation of the application to the Company (if any) of Section 404 of the Sarbanes-Oxley Act of 2002, the Parties shall use their reasonable efforts to cause the Effective Time to occur as soon as is reasonably practicable on the date (the “Anticipated Closing Date”) five (5) days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereto), (ii) the date on which the shareholders of TBI approve this Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party’s obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

2.4 Restructure of Transaction. The Company shall have the right with the consent of TBI (which consent may not be unreasonably withheld, conditioned or delayed) to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which the Company may deem advisable; provided, however, that the Company shall not have the right, without the approval of the Board of Directors of TBI and, if required by the IBCL, the holders of TBI Common Stock, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of TBI Common Stock are entitled to receive (determined in the manner provided in Section 4.1 hereof); (ii) changes the intended tax free effects of the Merger with respect to the Stock Consideration to the

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Company, TBI or the holders of shares of TBI Common Stock; (iii) would permit the Company to pay the Stock Consideration other than by delivery of Company Common Stock registered with the SEC (in the manner described in Section 5.1 of this Agreement); (iv) would be materially adverse to the interests of TBI or adverse to the holders of shares of TBI Common Stock; or (v) would materially impede or delay consummation of the Merger. The Company may exercise this right of revision by giving written notice to TBI in the manner provided in Section 13.6 hereof which notice shall be in the form of an amendment to this Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Plan of Merger.

ARTICLE 3
TERMS OF MERGER

3.1 Articles of Incorporation. The Articles of Incorporation of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

3.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

3.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 4
MANNER OF CONVERTING SHARES

4.1 Conversion of Shares. Subject to the provisions of this Article 4 (and Article 3 of the Plan of Merger), at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Subsidiary, TBI, or the shareholders of any of the foregoing, the shares of the constituent Parties shall be converted as follows:

(a) Each share of Company Common Stock (and any Rights with respect to Company Common Stock) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time;

(b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time;

(c)  (i) Subject to Sections 4.1(c) (ii), (iii) and (iv) and Section 4.1(d) below, each issued and outstanding share of TBI Common Stock outstanding immediately prior to the

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Effective Time shall be converted, subject to the provisions of this Article 4, into one of the following:

(A) cash in the amount of $150, without interest (the “Cash Consideration”); or

(B) that number of shares of Company Common Stock, rounded to the nearest thousandth of a share, equal to the quotient obtained by dividing $150.00 by the Company Stock Price (the “Stock Consideration”).

(ii) Notwithstanding anything herein to the contrary, in all events (excluding the portion of the Merger Consideration attributable to shares cancelled pursuant to Section 4.3 hereof, Dissenting Shares and cash payable in lieu of fractional shares) the aggregate Cash Consideration shall equal thirty-five percent (35%) of the Merger Consideration (the “Cash Consideration Percentage”) and the aggregate Stock Consideration shall equal sixty-five percent (65%) of the Merger Consideration (the “Stock Consideration Percentage”). Notwithstanding the foregoing, the percentages used in the preceding definitions are subject to waiver or modification pursuant to Section 4.1(c)(iv) below.

(iii) If, after the results of the Forms of Election are calculated, the number of shares of TBI Common Stock respecting which a Stock Election is made would result in aggregate Stock Consideration greater than the Stock Consideration Percentage, the Company shall cause the Exchange Agent to determine the number of shares of TBI Common Stock respecting which a Stock Election was made (the “Stock Election Shares”) which must be redesignated as Cash Election Shares (as defined below) in order to reduce the shares converted into Stock Consideration to a number of shares such that the aggregate Stock Consideration equals the Stock Consideration Percentage. In such event, all holders who have Stock Election Shares shall, on a pro rata basis (based on the number of Stock Election Shares they hold), have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Stock Consideration Percentage is achieved. If, after the results of the Forms of Election are calculated, the number of shares of Company Common Stock not making a Stock Election (the “Cash Election Shares”) would result in aggregate Cash Consideration greater than the Cash Consideration Percentage, the Company shall cause the Exchange Agent to determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the shares converted into Cash Consideration to a number of shares such that the aggregate Cash Consideration equals the Stock Consideration Percentage. In such event, all holders who have Cash Election Shares shall, on a pro rata basis (based on the number of Cash Election Shares they hold), have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Cash Consideration Percentage is achieved.

(iv) Notwithstanding the foregoing, the Company may, in its sole discretion, taking into account the actual results of the election process described in Section 5.2, direct at any time prior to the Effective Time that the redesignation procedures provided in Section 4.1(c)(iii) above be waived in whole or in part. In such event, the percentage limits specified in Section 4.1(c)(ii) above for the Cash Consideration Percentage and the Stock

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Consideration Percentage, respectively, shall be disregarded and the procedures provided for in Sections 4.1(c)(ii) and (iii) above shall be applied substituting such percentage limits as the Company shall designate solely for the purpose of causing the Cash Consideration Percentage and the Stock Consideration Percentage to more closely match the results of TBI shareholder elections than as set forth in Section 4.1(c)(ii) above, provided, however, that in no event shall such actions adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

(d)  Dissenting Shares shall not be converted pursuant to Section 4.1(c) above in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Chapter 44 of the IBCL. If a holder of Dissenting Shares becomes ineligible for payment under Chapter 44 of the IBCL, then such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 4.1(c) above effective as of the Effective Time.

4.2 Redemption of TBI Exercisable Stock Options. Immediately before the Effective Time each issued and outstanding TBI Exercisable Stock Option shall be canceled and retired by TBI and shall cease to exist through the payment by TBI to the holders of such options of that cash sum, without interest, equal to the Option Spread (collectively, the “Stock Option Consideration”).

4.3 Exchange Ratio Adjustment. In the event the Company changes the number of shares of Company Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Stock Consideration shall be proportionately adjusted in such fashion as the Company and TBI may agree, such agreement not to be unreasonably withheld, conditioned or delayed.

4.4 Shares Held by TBI or the Company. Each of the shares of TBI Common Stock held by TBI, any TBI Subsidiary, the Company or any Company Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Merger Consideration shall be issued in exchange therefor.

ARTICLE 5
EXCHANGE OF SHARES;
ELECTION OF MERGER CONSIDERATION

5.1 Exchange of Certificates.

(a) Exchange Agent. As soon as practicable following the date of this Agreement and in any event not less than three days prior to dissemination of the TBI Proxy Statement, the Company shall appoint the Exchange Agent to act as exchange agent for payment of the Merger Consideration upon surrender of certificates representing TBI Common Stock. The Exchange

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Agent shall also act as the agent for the TBI shareholders for the purpose of receiving and holding their Forms of Election and Certificates and shall obtain no rights or interests in such shares of TBI Common Stock. Promptly following the Effective Time, Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of TBI Common Stock for exchange in accordance with Article 4 through the Exchange Agent, (i) certificates representing the number of shares of Company Common Stock issuable and (ii) the amount of cash consideration payable pursuant to Section 4.1(c) hereof in exchange for outstanding shares of TBI Common Stock (such shares of Company Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, the Company shall assume that there will not be any fractional shares of Company Common Stock. The Company shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 5.1(f) hereof. The Exchange Agent shall, pursuant to irrevocable instructions, deliver Company Common Stock and cash contemplated to be issued pursuant to Section 4.1(c) hereof out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of TBI Common Stock (such certificates are referred to hereinafter collectively as the “Certificates”) whose shares or options were converted into the right to receive Merger Consideration pursuant to Section 4.1(c) hereof and who did not complete (or have revoked prior to the Effective Time) a Form of Election pursuant to Section 5.2(b) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for such Person’s portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall effect delivery within five (5) business days to the holder of such Certificate, in exchange therefor, the amount of cash, if any, and the number of whole shares of Company Common Stock, if any, into which the aggregate number of shares of TBI Common Stock previously represented by such Certificate shall have been converted pursuant to Section 4.1(c) hereof, and the Certificate so surrendered shall forthwith be canceled. Thereafter, each such holder who received any Company Common Stock shall be treated as a holder of Company Common Stock for all purposes under the IBCL and the Company’s Articles of Incorporation and Bylaws, in each case as amended. In the event of a transfer of ownership of TBI Common Stock that is not registered in the transfer records of TBI, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 5.1(b), each Certificate shall be deemed at any time after the Effective Time to

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represent only the right to receive upon such surrender the portion of the Merger Consideration into which the shares of TBI Common Stock theretofore represented by such Certificate have been converted pursuant to Section 4.1(c) hereof. No interest shall be paid or accrued on any cash payable upon surrender of any Certificate.

(c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Company Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Certificate formerly representing TBI Common Stock with respect to the shares of Company Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 5.1(e) hereof, until the surrender of such Certificate in accordance with this Article 5.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 5.1(e) hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock.

(d)  No Further Ownership Rights in TBI Common Stock. The Merger Consideration paid and/or issued in accordance with the terms of this Article 5 upon conversion of any shares of TBI Common Stock shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such shares of TBI Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by TBI on such shares of TBI Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of TBI Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of TBI Common Stock are presented to the Surviving Corporation or the Exchange Agent (or Option Agreements are presented to the Surviving Corporation or the Company) for any reason, they shall be canceled and exchanged as provided in this Article 5.

(e) No Fractional Shares.

(1) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the conversion of TBI Common Stock pursuant to Section 4.1(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Company Common Stock. For purposes of this Section 5.1(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

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(2) In lieu of any such fractional shares, each holder of TBI Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of TBI Common Stock to which such holder is entitled under Section 4.1(c) (or would be entitled but for this Section 5.1(e)) and (B) the Company Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of TBI Common Stock for three months after the Effective Time shall be delivered to the Company, upon demand, and any holder of TBI Common Stock or TBI Exercisable Stock Options who has not theretofore complied with this Article 5 shall thereafter look only to the Company and the Surviving Corporation for payment of its claim for a portion of the Merger Consideration (including any cash in lieu of fractional shares of Company Common Stock to which such Person is entitled pursuant to Section 5.1(e)) and any applicable dividends or distributions with respect to any Company Common Stock constituting Merger Consideration as provided in Section 5.1(c), in each case, without any interest thereon.

(g) No Liability. None of TBI, the Merger Subsidiary, the Company or the Exchange Agent shall be liable to any Person in respect of any cash or any shares of Company Common Stock (or dividends or distributions with respect thereto) or Stock Option Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, in direct obligations of the U.S. Treasury or otherwise with the consent of TBI (which consent shall not be unreasonably withheld, conditioned or delayed), on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company.

(i) Withholding Rights. The Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of TBI Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Corporation will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of TBI Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

(j) Income Tax Treatment. It is intended by the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to any revision to the

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structure of the transaction as provided under Section 2.4 hereof, the Parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

5.2 Elections.

(a) Each Person who, on or prior to the Election Date referred to in Section 5.2(b) below, is a record holder of shares of TBI Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional Stock Election on or prior to such Election Date, on the basis hereinafter set forth.

(b) The Company shall prepare a form of election, which form shall be subject to the reasonable approval of TBI (the “Form of Election”) and shall be mailed with the TBI Proxy Statement to the record holders of TBI Common Stock as of the record date for the TBI Shareholders’ Meeting, which Form of Election shall be used by each record holder of shares of TBI Common Stock who wishes to elect to receive the Stock Consideration pursuant to Section 4.1(c)(i)(B) hereof for any or all shares of TBI Common Stock held by such holder (a “Stock Election”). TBI shall use all reasonable efforts to make the Form of Election and the Proxy Statement available to all Persons who become record holders of TBI Common Stock during the period between such record date and the Election Date, including using reasonable efforts to mail a Form of Election to all such persons who become record holders prior to the seventh business day prior to the Election Date. Any such holder’s election to receive the Stock Consideration pursuant to Section 4.1(c)(i)(B) hereof shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., EST, on the business day immediately preceding the Closing Date (the “Election Date”), a Form of Election properly completed and signed and accompanied by Certificates for the shares of TBI Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of TBI (or accompanied by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery). Failure to deliver Certificates covered by any guarantee of delivery within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery shall be deemed to invalidate any otherwise properly made Stock Election. TBI will announce the Anticipated Closing Date and Company Stock Price through a letter to its shareholders mailed two weeks before such Anticipated Closing Date. If the Closing is delayed to a subsequent date, the Anticipated Closing Date shall be delayed by a like number of days, the Election Date shall be similarly delayed and the Company will promptly announce such rescheduled Election Date and Closing.

(c) Any Form of Election may be revoked by the stockholder who submitted such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., EST, on the Election Date or (ii) after such time, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be

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revoked if the Exchange Agent is notified in writing by the Company that this Agreement has been terminated. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of TBI Common Stock to which such Form of Election relates shall be promptly returned to the shareholder submitting the same to the Exchange Agent and any such shares shall be treated as Cash Election Shares (unless and until another duly completed Form of Election [accompanied by the Certificate or Certificates, or guarantees of delivery, as applicable, to which such Form of Election relates] has been submitted to the Exchange Agent in accordance with this Agreement).

(d) The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the Stock Consideration pursuant to Section 4.1(c)(i)(B) hereof have been properly made or revoked pursuant to this Section 5.2 with respect to shares of TBI Common Stock and when elections and revocations were received by it. If no Form of Election is received with respect to shares of TBI Common Stock, or if the Exchange Agent determines that any election to receive the Stock Consideration pursuant to Section 4.1(c)(i)(B) hereof was not properly made with respect to shares of TBI Common Stock, such shares shall be treated by the Exchange Agent as Cash Election Shares at the Effective Time, and such shares shall be converted into the right to receive the Cash Consideration in accordance with Section 4.1(c)(i)(A) hereof (subject to any required pro-ration pursuant to Section 4.1(c)(iii) hereof). The Exchange Agent shall also make all computations as to the adjustments contemplated by Section 4.1(c)(iii) hereof, and absent manifest error any such computation shall be conclusive and binding on the holders of shares of TBI Common Stock. The Exchange Agent may, with the mutual agreement of the Company and TBI, make such rules as are consistent with this Section 5.2(d) for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF TBI

TBI hereby represents and warrants to the Company, except as set forth in the TBI Disclosure Memorandum, as follows (which representations and warranties are made as of the date hereof and as of all times throughout the term of this Agreement):

6.1 Organization, Standing and Power. TBI is a corporation duly organized and validly existing under the laws of the State of Indiana and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. TBI is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TBI.

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6.2 Authority; No Conflict.

(a) Subject to the approval of the shareholders of TBI, TBI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and all other agreements, documents or instruments contemplated hereunder and to consummate the transactions contemplated hereby and thereby. Subject to shareholder approval, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by TBI’s duly constituted Board of Directors) in respect thereof on the part of TBI and this Agreement constitutes the legal, valid and binding obligation of TBI, enforceable against TBI in accordance with its terms. TBI has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform its obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement by TBI nor the consummation of the transactions contemplated hereby, nor compliance by TBI with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of TBI, (ii) constitute or result in a Default under, or require any Consent apart from necessary consents from Regulatory Authorities pursuant to, or result in the creation of any Encumbrance on any Asset of TBI or any of the TBI Subsidiaries under, any Contract or Governmental Authorization of or applicable to TBI or any of the TBI Subsidiaries, except for such Defaults and Encumbrances which will not have, and for such Consents which, if not obtained, will not have, individually or in the aggregate, a Material Adverse Effect on TBI, or (iii) subject to receipt of the requisite Consents referred to in Section 10.1(c) hereof, violate any Law or Order applicable to TBI or any of the TBI Subsidiaries or any of its material Assets.

(c) Other than notice and filings with the Regulatory Authorities and the Indiana Secretary of State, no notice to, filing with, or Consent of, any Governmental Body is necessary for the consummation by TBI of the transactions contemplated in this Agreement.

6.3 Capital Stock. The authorized capital stock of TBI consists solely of 252,000 shares, no par value per share common stock, of which 202,908 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of TBI Common Stock are duly and validly issued and outstanding, are fully paid and non-assessable under applicable Law and the Articles of Incorporation and Bylaws of TBI. None of the shares of TBI Common Stock has been issued in violation of any preemptive rights of any current or past shareholder of TBI. There are no outstanding Rights with respect to TBI Common Stock apart from the TBI Stock Options. Since January 1, 2003, TBI has not directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock.

6.4 Subsidiaries. TBI has disclosed in Schedule 6.4 of the TBI Disclosure Memorandum all of the TBI Subsidiaries that are corporations (identifying its jurisdiction of incorporation) and all of the TBI Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of TBI Subsidiaries). TBI or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the TBI Subsidiaries. No capital stock (or other equity

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interest) of any TBI Subsidiary is or may become required to be issued (other than to another TBI Subsidiary) by reason of any Rights, and (apart from the TBI Stock Options) there are no Contracts by which TBI or any of the TBI Subsidiaries is bound to issue (other than to TBI or another of the TBI Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which TBI or any of the TBI Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of TBI or any of the TBI Subsidiaries (other than to TBI or any of the TBI Subsidiaries). There are no Contracts relating to the rights of TBI or any TBI Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of TBI or any TBI Subsidiary. All of the shares of capital stock (or other equity interests) of each TBI Subsidiary held by TBI or any TBI Subsidiary are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by TBI or a TBI Subsidiary free and clear of any Encumbrances. Each TBI Subsidiary is either a bank or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each TBI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the states of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TBI. The only TBI Subsidiary that is a depository institution is the Bank. The Bank is an “insured depository institution” as defined in Section 3(c)(2) of the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits in which are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder and the Bank is a member in good standing with the FDIC. The Bank is a member of the Bank Insurance Fund. The minute books and other organizational documents (and all amendments thereto) for TBI, the Bank and each other TBI Subsidiary that would qualify as a “Significant Subsidiary” (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) of TBI have been or will be made available to the Company for its review, and are true and complete in all material respects as in effect as of the date of this Agreement.

6.5 Financial Statements. TBI has delivered to the Company (or will deliver, when available, with respect to periods ended after the date of this Agreement) complete copies of (i) the audited consolidated balance sheets (including related notes and schedules, if any) of TBI as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity, and cash flows (including related notes and schedules, if any) for the fiscal years ended December 31, 2004, 2003 and 2002, (ii) the unaudited consolidated balance sheets of TBI (including related notes and schedules, if any) as of and for September 30, 2005, and related statements of operations and stockholders’ equity (including related notes and schedules, if any) for the nine months ended September 30, 2005 and 2004, (iii) the consolidated statements of financial position of TBI (including related notes and schedules, if any) and related statements of operations and stockholders’ equity (including related notes and schedules, if any) with respect to any period ending subsequent to September 30, 2005, and prior to the Closing Date (audited if

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for a fiscal year end) and (iv) all Consolidated Reports of Condition and Income (or similar reports, regardless of name), including any amendments thereto, filed with any Regulatory Authorities by TBI and the Bank for the years ended December 31, 2004, 2003, and 2002, and for the period ended September 30, 2005, and with respect to any period ending subsequent to September 30, 2005, together with any correspondence with any Regulatory Authorities concerning any of the aforesaid financial statements and reports (collectively, the “TBI Financial Statements”). Such TBI Financial Statements (i) were (or will be) prepared from the records of TBI and/or each TBI Subsidiary; (ii) were (or will be) prepared in all material respects in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied; (iii) accurately present (or, when prepared, will present), in all material respects, TBI’s and each TBI Subsidiary’s financial condition and the results of its operations, changes in stockholders’ equity and cash flows at the relevant dates thereof and for the periods covered thereby, except that the unaudited interim Financial Statements were or are subject to normal and recurring year-end adjustments which were not expected to be material in amount or effect; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of TBI’s and each TBI Subsidiary’s financial condition and the results of TBI’s and each TBI Subsidiary’s operations and cash flows for the periods covered by such financial statements; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions or allowances, as reasonably determined by TBI management, for loan losses, for OREO reserves, and for all reasonably anticipatable liabilities and Taxes, with respect to the periods then ended; (vi) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions pursuant to SFAS Nos. 106 and 112, (vii) do not (or will not) contain any of items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business and (viii) do not (or, when prepared, will not) contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

6.6 Absence of Undisclosed Liabilities. None of TBI or any of the TBI Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TBI, except Liabilities which are accrued or reserved against in the consolidated balance sheets of TBI as of September 30, 2005, included in the TBI Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. Neither TBI nor any of the TBI Subsidiaries has incurred or paid any Liability since September 30, 2005, except for such Liabilities (i) incurred or paid in the Ordinary Course of Business consistent with past business practice or (ii) which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TBI.

6.7 Regulatory Reports; Corporate Records. TBI has delivered or made available to the Company true and complete copies of (i) any and all material reports which TBI or the Bank has filed with any Governmental Body since January 1, 2000, (ii) the Articles of Incorporation and Bylaws of TBI and the Bank and (iii) stock transfer records and corporate minutes for the past five (5) years of TBI and the Bank. All of the foregoing are current, complete and correct in all material requests.

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6.8 Loans; Allowance for Loan and Lease Losses.

(a) Each of the allowances for possible loan and lease losses and any allowance for real estate owned shown on the TBI Financial Statements is adequate (i) to provide for all known and (to the Knowledge of TBI) potential losses of TBI and/or the Bank as of the respective dates of the TBI Financial Statements, and (ii) under the requirements of GAAP and standard banking practice to provide for possible losses, net of recoveries relating to loans and leases previously charged off, on loans outstanding, lease receivables or real estate owned by TBI and/or the Bank (including, without limitation, accrued interest receivable).

(b) All outstanding TBI or Bank loans, discounts and lease financings (as well as those reflected on the TBI Financial Statements) have been (a) made for good, valuable and adequate consideration in the Ordinary Course of Business and (b) evidenced by notes or other evidences of indebtedness which are true, genuine, what they purport to be and enforceable in accordance with their terms. No Bank loan, discount or lease financing is subject to any defense with respect to the enforceability of same (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The signature of any party appearing on any note or instrument evidencing any Bank loan, discount or lease financing, or on any instrument evidencing any security therefor, is valid and the balances for the Bank loans, discounts or lease financings, as reflected on the books and records of the Bank, are accurate.

(c) The Bank is not a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by the Bank to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by the Bank, the FDIC or the Department, or (iv) an obligation of any director, executive officer or 10% shareholder of TBI or the Bank who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing.

(d) Any Bank loan made under, or in conjunction with, any Governmental Body program (including, without limitation, the Farm Services Administration) was made, and has been serviced and administered, in compliance with any applicable requirements of Law. Any Bank loan which has been assigned by the Bank (including, without limitation, Bank loans assigned to the secondary market) was made in accordance with applicable Law and in accordance with the requirements (including, without limitation, underwriting standards and documentation requirements) of the subject assignee and no such assignment is subject to any defense with respect to the enforceability of same or subject to revocation by the assignee whereby the assignee could require the Bank to repurchase any subject loan.

(e) Except for such secured loans the default of which would not have, individually or in the aggregate, a Material Adverse Effect on the Bank, (i) each of the Bank’s

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secured loans is secured with the collateral and priority indicated on the books and records of the Bank and (ii) each such Encumbrance is evidenced by a security agreement or mortgage that is true, genuine and enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to Bank loans that have been cited in any compliance report to the Bank as a result of examination by any Governmental Body and the loan documentation with respect to all Bank loans, discounts or lease financings, complies in all material respects with applicable Law.

(f) No borrower or obligor under any Bank loan has requested, and the Bank has not allowed, any relief pursuant to the Soldiers and Sailors Civil Relief Act of 1940.

6.9 Repurchase Agreements. With respect to all repurchase agreements to which the Bank is a party, (i) where the Bank has the obligation to sell securities, it has a valid, perfected first Encumbrance in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement, and (ii) where the Bank has the obligation to buy securities, the value of the collateral securing such obligation does not materially exceed the amount of the obligation.

6.10 Absence of Changes. Since December 31, 2004, the business of TBI and each TBI Subsidiary has been conducted in the Ordinary Course and none of TBI or any of the TBI Subsidiaries has otherwise:

(a) experienced or suffered any change constituting a Material Adverse Effect or events or transactions reasonably likely to result in a Material Adverse Effect;

(b) incurred any Funded Debt or incurred, or become subject to, any other absolute or contingent obligation or liability, or guaranteed any liabilities or obligations of any other Person;

(c) created or suffered any Encumbrance with respect to its properties, business or assets;

(d) sold, pledged, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any portion of its assets, properties or rights, except in the Ordinary Course of Business and not exceeding in the aggregate $25,000;

(e) conveyed or agreed to convey any property to any Affiliate or entered into any non-arm’s length transaction with any Affiliate;

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(f) experienced any general work stoppage, labor dispute or other employee disturbance;

(g) incurred or become subject to any claim or liability for any damages which could have a Material Adverse Effect on it, for negligence or any other tort, or for breach of Contract;

(h) entered into any Contract, or otherwise operated its business, other than in the Ordinary Course of Business;

(i) committed any act or omitted to do any act which would cause a Default under any Contract to which it is a party or by which it is bound on the date hereof, which Default is reasonably likely to result in a Material Adverse Effect on the Bank;

(j) issued, sold, purchased or redeemed any stock, bonds, debentures, notes, or other securities of TBI or the Bank, or issued, sold or granted any Right in respect thereof;

(k) waived, released or canceled any debts owed to it, claims, rights of value or suffered any extraordinary loss, or paid any of its non-current obligations or liabilities, or written down the value of any assets or written down or off any receivable except for loan charge-offs and writedowns in other real estate owned in the Ordinary Course of Business;

(l) declared, set aside or paid any dividend or distributions on any shares of TBI Common Stock;

(m) made any capital expenditures or capital additions or betterments (or commitment therefor) in excess of $10,000 for any single item or in excess of $20,000 in the aggregate;

(n) suffered any casualty, damage, destruction or loss to any of its assets not covered by insurance in excess of $5,000 for any one event or in excess of $10,000 in the aggregate;

(o) terminated, placed on probation, disciplined, warned, or experienced any resignation of (other than resignations for retirement) any employee;

(p) paid or obligated itself to pay any bonuses, extra compensation or extraordinary compensation to, pensions or severance pay, or made any increase (except increases in the Ordinary Course of Business) in the compensation payable (or to become payable by it) to, any present or former officer, director or employee, or entered into any contract of employment;

(q) terminated or amended or suffered the termination or amendment of (i) any lease, bids, Contracts, commitments or other agreements, or (ii) any Permits, licenses, concessions, Governmental Authorizations, franchises and similar rights granted to or held by it, which are necessary or related to its operations;

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(r) failed to use reasonable efforts to preserve its business or preserve the goodwill of its customers and others with which it has business relations;

(s) taken (or failed to take) any action which action or failure if taken after the date of this Agreement, would represent or result in a breach or violation of Sections 8.1 or 8.2 hereof;

(t) experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix of interest-bearing versus noninterest-bearing deposits; or

(u) entered into any Contract to do any of the foregoing.

6.11 Assets. (a) Except as disclosed or reserved against in the TBI Financial Statements made available prior to the date of this Agreement, TBI and the TBI Subsidiaries have good, marketable and indefeasible title, free and clear of all Encumbrances, to all of their respective Assets. All tangible properties used in the businesses of TBI and the TBI Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business of TBI and the TBI Subsidiaries, except for instances in which the failure to be in such condition is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TBI. All Assets which are material to TBI’s business on a consolidated basis, held under leases or subleases by TBI or any of the TBI Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms, assuming the enforceability with respect to third parties to such Contracts, of which TBI has no reason to believe that any such Contracts are not enforceable against any such third party thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws (including provisions of the U.S. and Indiana Constitutions) affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b) Schedule 6.11(b) of the TBI Disclosure Memorandum contains a complete list of all real property, leaseholds or other interests in real property (other than mortgage interests held by the Bank with respect to its borrowers) owned by TBI or a TBI Subsidiary (collectively, the “Real Property”). With respect to each lease of any real property or personal property to which TBI or any TBI Subsidiary is a party (whether as lessee or lessor), except for financing leases in which TBI or any TBI Subsidiary is lessor, (i) such lease is in full force and effect in accordance with its terms against TBI or any TBI Subsidiary; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by TBI or any TBI Subsidiary; (iii) there exists no Default under such lease by TBI or any TBI Subsidiary; and (iv) upon receipt of the consents described in Section 6.11(b) of the TBI Disclosure Memorandum, the Merger will not constitute a Default or a cause for termination or modification of such lease.

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(c) Apart from any noncompliances which in the aggregate could have a Material Adverse Effect on TBI, the improvements on the Real Property fully comply with all (and none of TBI or any TBI Subsidiary has received an uncured notice from any Governmental Body respecting any violation of any) Laws including, without limitation, all applicable zoning, building, fire, health, safety, handicapped persons, environmental, pollution, and use laws, codes and ordinances and any and all requirements imposed in connection with the zoning or rezoning of the Real Property (including, without limitation, requirements with respect to on-site storm water detention or retention). Certificates of Occupancy and all other required Governmental Authorizations have been issued for each building or structure constituting a portion of the Real Property improvements and for all leased or leasable areas of such improvements and all fees and other expenses required to be paid in connection with any zoning or rezoning of the Real Property and all obligations to be performed by or on behalf of TBI or any TBI Subsidiary with respect to any such zoning or rezoning have been paid and performed in full. The Real Property is zoned in a manner which permits TBI or any TBI Subsidiary to use the Real Property for the purpose and in the manner as the Real Property is currently being used. There are no Contracts with Governmental Bodies with respect to the Real Property which would bind the Real Property following the Closing.

(d) There are no Proceedings pending or, to the Knowledge of TBI, threatened against or relating to the Real Property (including, without limitation, any Proceeding for the taking or condemnation of all or any portion of the Real Property) which, if successful, would affect TBI or the Real Property or restrict or prevent the continued operation of the Real Property in the same manner as that in which it is being operated and maintained as of the date hereof.

(e) There are no outstanding construction accounts payable or mechanics’ liens or rights to claim a mechanics’ lien in favor of any contractor, materialman or laborer or any other Person in connection with construction on any portion of the Real Property.

(f) The Real Property is not located within an area which has been designated by any Governmental Body as having, or being subject to, special flood hazards or wetlands restrictions.

(g) There are, to the Knowledge of TBI, no encroachments from or upon property adjoining the Real Property or upon any easements located on the Real Property.

(h) The structures on the Real Property and the improvements thereon (including, without limitation, (i) the walls, ceilings and other structural elements of any improvements erected thereon and (ii) the building systems, such as heating, plumbing, ventilation, air conditioning and electrical systems, related thereto) constitute all of the real property currently used in relation to the business of TBI and the aforesaid building systems located on such properties are in good working order, repair and operating condition, ordinary wear and tear expected.

(i) There are no items of maintenance scheduled by TBI or any TBI Subsidiary for completion during the past six months that have been deferred with respect to any

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building system located on the Real Property or with respect to the structural soundness of the improvements comprising part of such premises in excess of $20,000 in the aggregate.

(j) None of TBI or any TBI Subsidiary has received any notice from any insurance company or insurance broker or underwriter of any material defects or inadequacies in respect of the Real Property that could reasonably be expected to affect the insurability of such property.

6.12 Intellectual Property. All of the Intellectual Property rights of TBI and each of the TBI Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of TBI, there currently are not, any material Defaults thereunder by TBI or any TBI Subsidiary. TBI and each TBI Subsidiary (as applicable) owns, is the valid licensee of, or otherwise has the right to use in the manner in which it is or has been used, all such Intellectual Property rights free and clear of all Encumbrances or (to the Knowledge of TBI) claims of infringement. To the Knowledge of TBI, none of TBI or any of the TBI Subsidiaries, nor any of their respective predecessors, has infringed the Intellectual Property rights of others (except to the extent any such infringement will not have a Material Adverse Effect on TBI) and, to the Knowledge of TBI, none of the Intellectual Property rights as used in the business conducted by TBI or the TBI Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. None of TBI or the TBI Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property. TBI or a TBI Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using. To the Knowledge of TBI, no officer, director, or employee of TBI or the TBI Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including TBI or any of the TBI Subsidiaries, except any such Contracts which are not reasonably likely to have, individually, or in the aggregate, a Material Adverse Effect on TBI.

6.13 Insurance. TBI and each TBI Subsidiary currently maintains insurance pursuant to the policies disclosed on Schedule 6.13 of the TBI Disclosure Memorandum in amounts, scope, and coverage which are adequate for the operations of TBI and the TBI Subsidiaries and consistent with the insurance carried by prudent Persons similarly situated. All amounts due and payable under any of such insurance policies have been paid. None of TBI or any of the TBI Subsidiaries is liable for any material, retroactive premium adjustments respecting any of its insurance policies. None of such insurance policies is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated normal rate. None of TBI or any of the TBI Subsidiaries has received notice from any insurance carrier that (i) any of such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be materially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by TBI or any TBI Subsidiary under such policies. To the Knowledge of TBI, none of TBI or any of the TBI Subsidiaries has failed to make a timely claim or file a timely notice with respect to any matter giving rise to a material (or potentially material) claim under its insurance policies

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and bonds. None of TBI or any of the TBI Subsidiaries has, during the past five (5) years, been denied or had revoked or rescinded any policy of insurance.

6.14 Tax Matters. All Tax Returns required to be filed by or on behalf of TBI or any TBI Subsidiary have been timely filed for periods ended on or before the date hereof and all such Tax Returns are true, complete and accurate in all respects. All Taxes shown on each filed Tax Return of TBI or any TBI Subsidiary have been paid. There is no audit examination, deficiency or refund Proceeding respecting TBI or any TBI Subsidiary pending (or, to the Knowledge of TBI, threatened) with respect to any Taxes. No presently pending assessments of deficiencies in respect of Taxes have been made against TBI or any TBI Subsidiary or with respect to the income, receipts or net worth of TBI or any TBI Subsidiary, and no extensions of time are in effect for the assessment of deficiencies against TBI or any TBI Subsidiary. None of TBI or any TBI Subsidiary has executed any extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect. Deferred Taxes of TBI or any TBI Subsidiary have been provided for in accordance with GAAP under the TBI Financial Statements. Each of TBI and each TBI Subsidiary is in material compliance with, and the records of TBI or any TBI Subsidiary contain all information and documents (including, without limitation, properly completed Internal Revenue Service Forms W-9) necessary to comply in all respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. None of TBI or any TBI Subsidiary has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code. There has not been an ownership change, as defined in Code Section 382(g), of TBI or any TBI Subsidiary that occurred during or after any taxable period in which TBI or any TBI Subsidiary incurred a net operating loss that carries over to any taxable period ending after December 31, 2000, except in connection with the transactions contemplated pursuant to this Agreement. None of TBI or any TBI Subsidiary is a party to any tax allocation or sharing agreement nor does TBI or any TBI Subsidiary have any material liability for taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise. None of TBI or any TBI Subsidiary has received notice of any claim by any Governmental Body that TBI or any TBI Subsidiary or the income, receipts or net worth of TBI or any TBI Subsidiary may be subject to Taxes. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Proceedings related to Tax Return and/or Taxes of TBI or any TBI Subsidiary have been paid. There are no Encumbrances with respect to Taxes upon any of the assets of TBI or any TBI Subsidiary.

6.15 Environmental Matters.

(a) Each of TBI and each TBI Subsidiary and their respective Participation Facilities and Operating Properties are, and have been (or, in the case of Operating Properties in which TBI or any TBI Subsidiary holds or has held a security interest, to TBI’s Knowledge are and have been), in compliance with all Environmental Laws, except for violations which could

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not have, individually or in the aggregate, a Material Adverse Effect on TBI or any TBI Subsidiary.

(b) There is no Proceeding pending or threatened before any Governmental Body or other forum in which TBI or any TBI Subsidiary or any of their respective Operating Properties or Participation Facilities has been or, with respect to threatened Proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by TBI or any TBI Subsidiary or any respective Operating Properties or Participation Facilities.

(c) During the period of (i) TBI or any TBI Subsidiary’s ownership or operation of any of their respective current properties, (ii) TBI or any TBI Subsidiary’s participation in the management of any Participation Facility, or (iii) TBI or any TBI Subsidiary’s holding of a security interest in an Operating Property, there have been (or, in the case of an Operating Property in which TBI or any TBI Subsidiary holds or has held a security interest, there have to the Knowledge of TBI been) no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TBI or any TBI Subsidiary. Prior to the period of (i) TBI’s or any TBI Subsidiary’s ownership or operation of any of its current properties, (ii) TBI’s or any TBI Subsidiary’s participation in the management of any Participation Facility or (iii) TBI’s or any TBI Subsidiary’s holding of a security interest in an Operating Property, there were to the Knowledge of TBI no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TBI.

6.16 Compliance With Laws. TBI is duly registered as a bank holding company under the BHC Act. Each of TBI and each of the TBI Subsidiaries has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted. None of TBI or any of the TBI Subsidiaries is (or has been) in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for such violations, which could not have, individually, or in the aggregate, a Material Adverse Effect on TBI. None of TBI or any of the TBI Subsidiaries has received notification or communication from any Governmental Body or the staff thereof (i) asserting that TBI or any TBI Subsidiary is in violation of any of the Laws or Orders which such Governmental Body enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TBI), (ii) threatening to revoke any Permits or (iii) requiring TBI or any TBI Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by TBI or any of the TBI Subsidiaries of, or a failure on the part of TBI or any of the TBI Subsidiaries to comply with, any Laws, Orders

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or Governmental Authorizations, the failure with which to comply could give rise to any obligation on the part of TBI or any of the TBI Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

6.17 Labor Relations. None of TBI or any of the TBI Subsidiaries is the subject of any Proceeding asserting that TBI or any of the TBI Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel TBI or any of the TBI Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving TBI or any of the TBI Subsidiaries pending or, to the Knowledge of TBI, threatened, nor to the Knowledge of TBI, is there any activity involving the employees of TBI or any of the TBI Subsidiaries seeking to certify a collective bargaining unit or engaging in any other collective bargaining organizational activity.

6.18 Employee Benefit Plans.

(a) TBI has disclosed in Schedule 6.18 of the TBI Disclosure Memorandum and has delivered or made available to the Company prior to the execution of this Agreement true and complete copies of all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other material employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by TBI or any of the TBI Subsidiaries or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of TBI or any of the TBI Subsidiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of TBI or any of the TBI Subsidiaries are eligible to participate (collectively, the “TBI Benefit Plans”). No TBI ERISA Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

(b) All TBI Benefit Plans are in compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable Laws, apart from noncompliances not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TBI. Each TBI ERISA Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (and TBI has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor. None of TBI or any of the TBI Subsidiaries is subject to a Tax imposed by Section 4975 of the Code or a civil penalty imposed by Section 502(i) of ERISA. TBI has no Knowledge of any fact which would adversely affect the qualification of any of the TBI Benefit Plans, or of any threatened or pending claim against any of the TBI Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Body.

(c) No “defined benefit plan” (as defined in Section 414(j) of the Code) or any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, maintained at

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any time by TBI or any of the TBI Subsidiaries, or the single-employer plan of any entity which is considered one employer with TBI or any of the TBI Subsidiaries under Section 4001 of ERISA or Section 414 of the Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”), has an “accumulated funding deficiency” within the meaning of Section 412 of the Code or Section 302 of ERISA. With respect to any TBI Benefit Plans which are “employee benefit pension plans,” TBI has timely made or accrued on the TBI Financial Statements all contributions required by Law (including, without limitation, the funding standards described in Section 412 of the Code and Title I, Subtitle B, Part 3 of ERISA) or required under the terms of the subject TBI Benefit Plan. With respect to any defined benefit plan included among the TBI Benefit Plans, the actuarial present value of all vested accrued benefits and unvested accrued benefits are, on a termination basis, using applicable actuarial assumptions and interest rates, not more than the fair market value of the assets of such plan. None of TBI or any of the TBI Subsidiaries has provided, or, to TBI’s Knowledge, is required to provide, security to any single- employer plan of an ERISA Affiliate pursuant to Section 401 (a)(29) of the Code.

(d) Within the six year period preceding the Effective Time, no liability under Subtitle C or D of Title IV of ERISA has been incurred by TBI or any of the TBI Subsidiaries with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. None of TBI or any of the TBI Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived, has been required to be filed for any TBI Benefit Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof.

(e) Each of TBI or any of the TBI Subsidiaries has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and the proposed regulations thereunder, whether proposed or final. All reports, statements, returns and other information required to be furnished or filed with respect to the TBI Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete in all material respects. Records with respect to the TBI Benefit Plans have been maintained in material compliance with Section 107 of ERISA. None of TBI or any of the TBI Subsidiaries nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of the TBI Benefit Plans has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

(f) None of TBI or any of the TBI Subsidiaries has, with respect to any of the TBI Benefit Plans, nor has any administrator of any of the TBI Benefit Plans, the related trusts or any trustee thereof, engaged in any prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975(c) of the Code) which would subject TBI or any of the TBI Subsidiaries, any of the TBI Benefit Plans, any administrator or trustee or any party dealing with any of the TBI Benefit Plans or any such trusts, to a Tax or any Adverse Consequences on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

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(g) None of TBI or any of the TBI Subsidiaries has any liability for retiree health and life benefits under any of the TBI Benefit Plans except as required by Law.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of TBI or any of the TBI Subsidiaries under any TBI Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any TBI Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(i) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of TBI or any of the TBI Subsidiaries and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the TBI Financial Statements to the extent required by and in accordance with GAAP.

(j) TBI has delivered to the Company (i) copies of the most recent Forms 5500 for any TBI Benefit Plan required by Law to file such form and (ii) copies of the latest actuarial report with respect to any TBI Benefit Plan which is a defined benefit or retiree plan.

6.19 Material Contracts. None of TBI, any TBI Subsidiary or any of their respective Assets, businesses or operations is a party to, is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract, (ii) any Contract relating to the borrowing of money by TBI or any of the TBI Subsidiaries or the guarantee by TBI or any of the TBI Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances, trade payables and Contracts relating to borrowings or guarantees made in the Ordinary Course of Business), (iii) any Contracts which prohibit or restrict TBI or any of the TBI Subsidiaries from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract which is a financial derivative Contract (including various combinations thereof), (v) any Contract not made in the Ordinary Course of Business, (vi) any Contract relating to capital expenditures and involving future payments which (either alone or when combined with other like Contracts) exceed $20,000, (vii) apart from this Agreement, any Contract involving an Acquisition Proposal, (viii) any Contract involving Intellectual Property, (ix) any Contract involving the provision of data processing or other technical services, or (x) any Contract which (A) will not be performed within sixty (60) days of the date of this Agreement, (B) involves future payments by TBI or any TBI Subsidiary (whether during the term of any such Contract or in connection with its termination or expiration) in excess of $5,000 or (C) is not cancelable by TBI or any TBI Subsidiary without penalty on no more than 30 days’ notice. With respect to each TBI Contract: (i) the Contract is valid and in full force and effect in accordance with its terms; (ii) none of TBI or any TBI Subsidiary is in

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Default thereunder; (iii) none of TBI or any TBI Subsidiary has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of TBI, in Default in any respect or has repudiated or waived any material provision thereunder; (v) no event or condition has occurred or exists (or is alleged to have occurred or existed) which constitutes (or with the lapse of time might constitute) a Default; and (vi) the Contract may be assigned by TBI or any TBI Subsidiary (or a Change in Control with respect to TBI may occur) without the consent of the other party or parties thereto.

6.20 Legal Proceedings. There is no Proceeding instituted or pending, or, to the Knowledge of TBI, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against TBI or any TBI Subsidiary, or against any asset, employee benefit plan, interest or right of TBI or any TBI Subsidiary nor are there any Orders of any Governmental Body outstanding against TBI or any TBI Subsidiary. There is no Proceeding instituted or pending, or to the Knowledge of TBI, threatened (or unasserted but considered probable of assertion) against any officer, director or employee of TBI or any TBI Subsidiary arising in connection with actions taken (or omitted to be taken) by such officer, director or employee in his capacity as an officer, director or employee. Schedule 6.20 of the TBI Disclosure Memorandum hereto includes a summary report of all Proceedings as of the date of this Agreement to which TBI or any TBI Subsidiary is a party.

6.21 Reports. Since January 1, 2003, TBI and each TBI Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Body. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of such documents so filed contained any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or intentionally omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Copies of all reports, correspondence, notices and other documents relating to any inspection, examination, audit, monitoring or other form of review or enforcement action by a Regulatory Authority has been made available to the Company.

6.22 Deposits. The deposit records of the Bank accurately reflect the Bank’s deposit accounts and are and shall be sufficient to enable the Company to conduct a banking business with respect to the Bank. There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to the Bank deposit liabilities and the terms and conditions and other documentation with respect to the Bank deposit liabilities comply in all material respects with all applicable Laws and have been provided to the Company. Bank deposit liabilities are insured by the FDIC to the full extent provided by Law. The Bank is in material compliance with all terms and conditions and other documentation applicable to Bank deposit liabilities. To the Knowledge of TBI, there are not (and have not been within the past three years) any “kiting” schemes associated with any of the Bank’s deposit liabilities.

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6.23 Books and Records. The books of account, general ledger and records of TBI and each TBI Subsidiary fairly and accurately in all material respects reflect the assets and liabilities of TBI and each TBI Subsidiary in accordance with GAAP consistently applied. The books of account, general ledger and records of TBI and each TBI Subsidiary (i) are maintained by each such Person substantially in accordance with applicable legal and accounting requirements and (ii) reflect only actual transactions. The records and other information provided in accordance with this Agreement by TBI will accurately reflect in all material respects the book value of the assets and liabilities referred to therein as of their respective dates, recorded at their historical cost and depreciated or otherwise adjusted in accordance with the subject Person’s historical accounting policies, all in accordance with GAAP consistently applied.

6.24 Safe Deposit Boxes. The Bank is in compliance in all material respects with the terms and conditions of the applicable leases or other agreements relating to the safe deposit boxes currently offered or maintained in connection with the safe deposit business conducted by the Bank.

6.25 Community Reinvestment Act. The Bank has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

6.26 Privacy of Customer Information. (a) The Bank is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the Company and/or Merger Subsidiary pursuant to this Agreement, the Plan of Merger and the other transactions contemplated hereby. For purposes of this Section 6.26, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b) The collection and use of such IIPI by the Bank, the transfer of such IIPI to the Company and/or Merger Subsidiary and the use of such IIPI by the Company and/or Merger Subsidiary as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Law, and any Contract or industry standard relating to privacy.

6.27 Technology Systems. (a) No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including, without limitation, any outsourced systems and processes, and any Intellectual Property that is used by TBI or the Bank (collectively, the “Technology Systems”), following the Effective Time.

(b) The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free

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from any Encumbrances. Access to business critical parts of the Technology Systems is not shared with any third party.

(c) Details of the Bank’s disaster recovery and business continuity arrangements have been provided or made available to the Company with the TBI Disclosure Memorandum.

(d) Neither TBI nor the Bank has received notice of, nor is either aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any agreements or arrangements relating to the Technology Systems (including maintenance and support).

6.28 Bank Secrecy Act Compliance. The Bank is and has been in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs. The Bank has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. § 326.8.

6.29 Statements True and Correct.

(a) Neither this Agreement, nor any Exhibit, Schedule or document delivered by TBI to the Company in connection with this Agreement or any of the transactions contemplated hereby contains or shall contain an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(b) All of the information supplied or to be supplied by TBI expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete and will comply as to form in all material respects with the provisions of applicable Law.

6.30 Regulatory Matters. TBI has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Governmental Bodies referred to in Section 10.1(c) of this Agreement.

6.31 Brokers’ or Finders’ Fees. No agent, broker or other Person acting on behalf of TBI or under its authority is or shall be entitled to any commission, broker’s or finder’s fee in connection with any of the transactions contemplated by this Agreement.

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ARTICLE 7
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company hereby represents and warrants to TBI, except as set forth in the Company Disclosure Memorandum, as follows (which representations and warranties are made as of the date hereof and as of all times throughout the term of this Agreement):

7.1 Organization, Standing and Power. Each of the Company, the Company Subsidiaries and Merger Subsidiary is a corporation duly organized, validly existing, and in good standing under the Laws of the States of Indiana or Nevada, as applicable, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. Each of the Company and Merger Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

7.2 Authority; No Breach by Agreement.

(a) Each of the Company and Merger Subsidiary has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by each of the Company and Merger Subsidiary and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of the Company and Merger Subsidiary. Subject to the receipt of all Consents required from Governmental Bodies and the expiration of all mandatory waiting periods, assuming the due authorization, execution and delivery of this Agreement by TBI, this Agreement each represents a legal, valid and binding obligation of each of the Company and Merger Subsidiary, enforceable against each in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the Company or Merger Subsidiary, nor the consummation by Company or Merger Subsidiary of the transactions contemplated hereby or thereby, nor compliance by the Company or Merger Subsidiary with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of the Company’s, any Company Subsidiary’s or Merger Subsidiary’s Articles of Incorporation or Bylaws or (as applicable) Articles of Organization or Operating Agreement, (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Encumbrance on any material asset of the Company or any Company Subsidiary under, any Contract or Governmental Authorization of or applicable to the Company, any Company Subsidiary or Merger Subsidiary except for such Defaults and Encumbrances which will not, and for such Consents which, if not obtained, will not have, individually or in the aggregate, a Material Adverse Effect on the Company, any Company Subsidiary or Merger Subsidiary, or (iii) subject to receipt of the requisite Consents referred to in

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Section 10.1(c) hereof, violate any Law or Order applicable to the Company, any Company Subsidiary or Merger Subsidiary or any of their material assets.

(c) Other than (i) Consents required from Governmental Bodies, and (ii) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, no notice to, filing with, or Consent of, any Governmental Body is necessary for the consummation by the Company or Merger Subsidiary of the transactions contemplated in this Agreement.

7.3 Capital Stock. The authorized capital stock of the Company consists solely of (i) 5,000,000 shares of preferred stock, of which none are outstanding, and (ii) 10,000,000 shares of Company Common Stock, of which approximately 2,605,544 shares were issued and outstanding as of December 31, 2005. All of the issued and outstanding shares of Company Common Stock are, and all of the shares of Company Common Stock to be issued in exchange for shares of TBI Common Stock upon consummation of the Merger, when issued in exchange for shares of TBI Common Stock upon consummation of the Merger and in accordance with the terms of this Agreement, will be, duly and validly authorized, issued and outstanding, and fully paid and nonassessable under the IBCL and the Company’s Articles of Incorporation and Bylaws. None of the outstanding shares of Company Common Stock has been, and none of the shares of Company Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of any Person.

7.4 Company Subsidiaries. The Company owns all of the issued and outstanding capital stock of Merger Subsidiary, and the Company or one of the Company Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the other Company Subsidiaries which would qualify as a “Significant Subsidiary” (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) of the Company. No capital stock (or other equity interest) of any Company Subsidiary which would qualify as a Significant Subsidiary of the Company, is or may become required to be issued (other than to another Company Subsidiary) by reason of any Rights, and there are no Contracts by which the Company or any of the Company Subsidiaries which is a Significant Subsidiary of the Company, is bound to issue (other than to the Company or any of the Company Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which the Company or any of the Company Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of the Company or any of the Company Subsidiaries (other than to the Company or any of the Company Subsidiaries). There are no Contracts relating to the rights of the Company or any Company Subsidiary which is wholly-owned by the Company or which would qualify as a Significant Subsidiary of the Company, to vote or to dispose of any shares of the capital stock (or other equity interests) of any of the Company Subsidiaries. All of the shares of capital stock (or other equity interests) of each Company Subsidiary which would qualify as a Significant Subsidiary of the Company and held by the Company or any Company Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company or a Company Subsidiary free and clear of any Liens. None of the issued and outstanding shares of capital stock of Merger Subsidiary, and none of the issued and outstanding

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stock of any other Company Subsidiary which qualifies as a Significant Subsidiary of the Company, has been issued in violation of any preemptive rights of any Person. Each Company Subsidiary is either a bank, partnership, limited liability company or a corporation, and each such Company Subsidiary which qualifies as a Significant Subsidiary of the Company is duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Company Subsidiary which qualifies as a Significant Subsidiary of the Company is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. The minute book and other organizational documents (and all amendments thereto) for each of the Company, Merger Subsidiary and each Company Subsidiary that qualifies as a Significant Subsidiary of the Company, have been made available to TBI for its review, and are true and complete in all material respects as in effect as of the date of this Agreement. A true, accurate and complete list of each Company Subsidiary is included in Section 7.4 of the Company Disclosure Memorandum.

7.5 Financial Statements. Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Documents, including any Company SEC Document filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Regulation S-X promulgated under the Securities Laws), and fairly presented, or will fairly present, in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
7.6 Absence of Certain Changes or Events. Since December 31, 2004, except as disclosed in the Company SEC Documents made available prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

7.7 Compliance With Laws. The Company is duly registered as a bank holding company under the BHC Act. Each of the Company and the Company Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company or any of the Company Subsidiaries:

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(a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

(b) has received any notification or communication from any Governmental Body or the staff thereof (i) asserting that the Company or any Company Subsidiary is in violation of any of the Laws or Orders which such Governmental Body enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company), (ii) threatening to revoke any Permits, or (iii) requiring the Company or any Company Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company or any of the Company Subsidiaries of, or a failure on the part of the Company or any of the Company Subsidiaries to comply with, any Laws, Orders or Governmental Authorizations, the failure with which to comply could give rise to any obligation on the part of the Company or any of the Company Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

7.8 Legal Proceedings. There is no Proceeding instituted or pending, or, to the Knowledge of the Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against the Company or any Company Subsidiary, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against the Company or any Company Subsidiary.

7.9 Brokers’ or Finders’ Fees. No agent, broker or other Person acting on behalf of the Company or under its authority is or shall be entitled to any commission, broker’s or finder’s fee in connection with any of the transactions contemplated by this Agreement.

7.10 No TBI Common Stock Owned. None of the Company or any Company Subsidiary owns any shares of TBI Common Stock.

7.11 Accuracy of SEC Information. None of the information supplied or to be supplied by the Company expressly for inclusion in the Registration Statement to be filed by the Company with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion in the TBI Proxy Statement to be mailed to TBI’s shareholders in connection with the TBI Shareholders’ Meeting, and any other documents to be filed by the Company or any Company Subsidiary with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such

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documents are filed, and with respect to the TBI Proxy Statement, when first mailed to the shareholders of TBI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the TBI Proxy Statement or any amendment thereof or supplement thereto, at the time of the TBI Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement made by the Company in any earlier communication with respect to the solicitation of any proxy for the TBI Shareholders’ Meeting. All documents that the Company or any Company Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

7.12 SEC Documents. The Company has been in compliance in all material respects with the Securities Laws and/or filed all SEC Documents and the Company will be in compliance in all material respects with the Securities Laws and will file all SEC Documents between the date hereof and the Effective Time.

7.13 Statements True and Correct.

(a) Neither this Agreement, nor any Exhibit, Schedule or document delivered by the Company to TBI in connection with this Agreement or any of the transactions contemplated hereby contains or shall contain an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(b) All of the information supplied or to be supplied by the Company expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete and will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 8
CONDUCT OF BUSINESS PENDING CONSUMMATION

8.1 Affirmative Covenants of TBI. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, TBI shall (and shall cause each TBI Subsidiary to) (i) operate its business only in the Ordinary Course, (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

8.2 Negative Covenants of TBI. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, TBI covenants and agrees that it will not permit, do or agree or commit to do (and covenants and agrees that it will not permit any TBI Subsidiary to do) any of the following

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without the prior written consent of the chief executive officer of the Company, which consent may be withheld for any reason or no reason:

(a) amend its Articles of Incorporation, Bylaws or other governing instruments;

(b) (i) incur any Funded Debt, (ii) impose, or suffer the imposition of, on any material Asset (or Assets) any Encumbrances in excess of $50,000 in the aggregate or permit any such Encumbrance to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the Ordinary Course of Business and the satisfaction of legal requirements in the exercise of trust powers), or (iii) guarantee or become a surety or otherwise contingently liable for any obligations of others;

(c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares of TBI Common Stock or declare, set aside or pay any dividend or make any other distribution in respect of TBI Common Stock apart from the following:

(i) with respect to TBI dividends, in the event the Closing Date occurs prior to June 30, 2006, that percentage of $.90 per share of TBI Common Stock equal to the ratio that the number of days that have elapsed from January 1, 2006 through the Closing Date bears to 181;

(ii) with respect to TBI dividends, in the event the Closing Date occurs after June 30, 2006, an amount per share of TBI Common Stock equal to the sum of (i) $.90 and (ii) that percentage of $.90 equal to the ratio that the number of days that have elapsed from July 1, 2006 through the Closing Date bears to 184; and

(iii) with respect to Bank dividends, the sums required to enable TBI to pay the dividends prescribed by clauses (i) and (ii) above.

(d) except for the issuance of shares of TBI Common Stock by virtue of the proper exercise of TBI Stock Options, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue capital stock, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of capital stock, or any other Right to acquire any such stock, or any security convertible into any such stock;

(e) adjust, split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of capital stock, or sell, lease or transfer in any fashion Assets having in the aggregate a book value in excess of $5,000 other than in the Ordinary Course of Business for reasonable and adequate consideration;

(f) except for purchases of investment securities acquired in the Ordinary Course of Business, purchase any securities or make any investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person or otherwise acquire direct or indirect control over any Person, other than in connection with (i)

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foreclosures in the Ordinary Course of Business, or (ii) acquisitions of control in its fiduciary capacity;

(g) grant any increase in compensation or benefits to its employees, directors or officers or pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers; grant any increase in fees or other increases in compensation or other benefits to directors; or voluntarily accelerate the vesting of any employee benefits;

(h) enter into any employment Contract with any Person;

(i) adopt any new employee benefit plan of or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, nor make any distributions from such employee benefit plans, except as required by Law, by the terms of such plans, or in a manner consistent with past practices with respect to the applicable plan;

(j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, regulatory accounting requirements or GAAP;

(k) commence any Proceeding other than in the Ordinary Course of Business or settle any Proceeding involving any Liability for material money damages or restrictions upon its operations;

(l) experience a Change in Control other than in accordance with the provisions of this Agreement;

(m) encourage or solicit any Bank customer or depositor to replace or diminish his relationship with the Bank including, without limitation, through entering into (or enhancing) a relationship with an Affiliate of the Bank or TBI;

(n)  enter into a loan, discount or lease financing in an original principal amount greater than $350,000 or increase a current loan, discount or lease financing by an amount greater than $350,000; or

(o) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

8.3 Covenants of the Company. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company covenants and agrees that it shall (i) continue to conduct its business and the business of the Company Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Company Common Stock and the business prospects of Company and the Company Subsidiaries, (ii) take

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no action which would (a) materially and adversely affect the ability of any Party to obtain any Consent required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 10.1(d) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (b) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement and (iii) cause to be voted all of the shares of Merger Subsidiary Common Stock it owns in favor of the Merger.

8.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) could have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein or which would prevent the satisfaction of any condition precedent set forth in Article 10 of this Agreement, and to use its reasonable efforts to prevent or promptly to remedy the same.

8.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Governmental Bodies between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Parties copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports, such financial statements will fairly present the consolidated financial position of the Person filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of such Person for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year end adjustments that are not material). As of their respective dates, such reports will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. TBI shall deliver to the Company not less than monthly a list of all of the Bank’s paid-off loans, loan reductions, new loans or increases in existing loans to customers setting forth the amounts of such loans, the collateral securing such loans, and any other matters or information concerning such loans as the Company shall reasonably request.

ARTICLE 9
ADDITIONAL AGREEMENTS

9.1 Registration Statement; Proxy Statement; Shareholder Approval. The Company shall prepare and file the Registration Statement, of which the TBI Proxy Statement shall form a part, with the SEC, and use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Company Common Stock constituting the Stock Consideration upon consummation of the Merger. TBI shall furnish all information concerning it and the holders of its capital stock as Company may reasonably request in connection with such action. Subject to Section 9.8 hereof, TBI shall call the TBI Shareholders’ Meeting, to be held as soon as reasonably practicable after the Registration

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Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. In connection with the TBI Shareholders’ Meeting, (i) the Board of Directors of TBI shall recommend (subject to Section 9.8 hereof) to its shareholders the approval of the Merger, and (ii) the Board of Directors and officers of TBI (subject to Section 9.8 hereof) shall use their reasonable efforts to obtain shareholder approval of the Merger.

9.2 Exchange Listing. Company shall use its reasonable efforts to list, prior to the Effective Time, on the NASDAQ Capital Market, subject to official notice of issuance, the shares of Company Common Stock to be issued to the holders of TBI Common Stock pursuant to the Merger, and Company shall give all notices and make all filings with the NASDAQ Capital Market required in connection with the transactions contemplated herein.

9.3 Applications. Company shall prepare and file, and TBI shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least five days prior to each filing, Company shall provide TBI and its counsel with copies of such applications. Each of the Parties shall deliver to each of the other Parties copies of all filings, correspondence and orders sent by such Party to and copies of all filings, correspondence and orders received by such Party from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

9.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, the Company, Merger Subsidiary and TBI each agree to execute if necessary and file Articles of Merger with the Secretary of State of the State of Indiana in connection with the Closing.

9.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without being limited to, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 10 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

9.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party shall keep the other Parties advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as any other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No Party shall be required to provide access to or

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to disclose information where such access or disclosure would violate or prejudice the rights of such Party’s customers, jeopardize any attorney-client privilege or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party or its respective Representatives shall affect the representations and warranties of any other Party.

(b)  Each Party will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents and Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary Consents of Regulatory Authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other Parties gathered from the other Parties, or their respective officers, directors, employees, agents or Representatives, pursuant to this Agreement, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the Party receiving such documents or information, (b) in the public domain through no fault of such receiving Party, or (c) later acquired by the receiving Party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as required by Law, no Party will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to the Party’s auditors, Representatives and other consultants and advisors who need such documents or information in connection with this Agreement and the transactions contemplated hereby, and the Parties agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof. Any such confidential or proprietary information will be used only in connection with an analysis of the transactions contemplated by this Agreement.

9.7 Press Releases. Prior to the Effective Time, TBI and the Company shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 9.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

9.8 Acquisition Proposals. (a) From and after the date of this Agreement, TBI shall, and shall cause the TBI Subsidiaries to, and it shall use its reasonable best efforts to cause any of its and their Representatives to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. From and after the date of this Agreement until the earlier of the Effective Time or the termination hereof and except as permitted by the following provisions, TBI shall not, and it shall cause the TBI Subsidiaries and each of its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of an Acquisition Proposal, (ii) except in accordance with Section 11.1(d), enter into any Contract or letter of intent with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the provisions of this Section 9.8(a)) or (iii) other than informing Persons of the existence of the provisions contained in this Section 9.8,

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participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information with respect to TBI or the Bank in connection with any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; provided, however, that, at any time prior to the TBI Shareholders’ Meeting, in response to an unsolicited Acquisition Proposal that the Board of Directors of TBI determines in good faith is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was made after the date hereof and did not result from a material breach of this Section 9.8, TBI may (i) furnish information with respect to TBI and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided, however, that all such information has previously been, or is, in substance, provided to the Company contemporaneously as it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal, and its officers, directors, employees, Representatives and agents regarding such Acquisition Proposal.

(b) Neither the Board of Directors of TBI nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to the Company), or publicly propose to withdraw (or modify in a manner adverse to the Company), the approval recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “TBI Adverse Recommendation Change”) or (ii) approve or recommend, or allow TBI or any of the TBI Subsidiaries to execute or enter into, any Contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Acquisition Proposal (other than one or more of the confidentiality agreements referred to in Section 9.8(a) hereof). Notwithstanding the foregoing, if, before the TBI Shareholders’ Meeting, (x) TBI receives an Acquisition Proposal, (y) the Board of Directors of TBI shall have determined in good faith after consultation with outside counsel that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, and (z) TBI provides written notice (a “Notice of Adverse Recommendation”) advising the Company that the Board of Directors of TBI has made the determination described in clause (y) above, then the Board of Directors of TBI may take either or both of the following actions: (A) make a TBI Adverse Recommendation Change and (B) upon termination of this Agreement in accordance with Section 11.1(d), approve and enter into a Contract relating to an Acquisition Proposal that constitutes a Superior Proposal.

(c) From and after the date of this Agreement, unless the Board of Directors of TBI shall have determined reasonably and in good faith that taking such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, TBI shall promptly (but in any event within twenty-four hours) advise the Company of the receipt of any inquiries, requests, proposals or offers relating to an Acquisition Proposal, or any request for nonpublic information relating to TBI or any of its Subsidiaries by any Person that informs TBI or any TBI Representative that such Person is considering making, or has made, an Acquisition Proposal. Any such notice shall be made in writing, shall indicate the material terms and conditions thereof

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and the identity of the other party or parties involved, and shall include a copy of any such written inquiry, request, proposal or offer. TBI agrees that it shall keep the Company informed on a current basis of the status and terms of any Acquisition Proposal.

(d) Nothing contained in this Section 9.8 shall prohibit TBI from making any disclosure to the stockholders of TBI if, in the good faith judgment of the Board of Directors, failure so to disclose would be reasonably likely to result in a breach of its fiduciary duties or any other obligations under applicable Law.

9.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

9.10 Agreement of Affiliates. TBI has disclosed in Schedule 9.10 of the TBI Disclosure Memorandum each Person whom it reasonably believes is an Affiliate of TBI or the Bank as of the date of this Agreement for purposes of Rule 145 under the 1933 Act. TBI shall use its reasonable efforts to cause each such Person other than Kathleen Julian and Russell Comer to deliver to Company not later than 30 days after the date hereof, an Affiliate Agreement (provided, however, that the Affiliate Agreement executed by Steve A. Hauer will not include Sections 5 and 6 of the Affiliate Agreement).

9.11 Employee Benefits. (a) Following the Effective Time, the Company shall generally provide to officers and employees of TBI and any TBI Subsidiary, employee benefits under employee benefit and welfare plans of the Company or the Company Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those currently provided and made available by the Company or a Company Subsidiary to their similarly situated officers and employees (it being acknowledged in this regard that (i) the Company’s defined benefit plan has been frozen and participation therein by Persons not currently participating in such plans is not permitted and (ii) the benefits in said defined benefit plan held by employees of the Company or Company Subsidiaries shall not be considered in a determination of “substantially similar” benefits under this Section 9.11). The service of the employees of TBI and any TBI Subsidiary prior to the Effective Time shall be treated as service with the Company or a Company Subsidiary for purposes of participation, vesting and benefit accrual in any such employee benefit plans of the Company or any Company Subsidiary in which officers and employees of TBI or any TBI Subsidiary may be permitted to participate.

(b) At the Closing the Bank shall enter into the New Hauer Employment Agreement.

(c) At the Closing the Bank shall enter into the Bank Employment Agreement with each of Russell Comer, James Moon, Kathleen Julian, Bonnie Walton, Julie Bruce, Pam Kirby and Shelly Lakins.

9.12 Indemnification. (a) For four years after the Effective Time, the Company shall, with respect to the present and former directors, officers, employees, and agents of TBI or any

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TBI Subsidiary (each, a “Continuing Indemnified Person”) (including any person who becomes a director, officer, employee, or agent prior to the Effective Time), (i) honor any indemnification obligation of TBI as of the Effective Time under the Articles of Incorporation or Bylaws of TBI and (ii) indemnify, defend and hold harmless any such Continuing Indemnified Person against all Adverse Consequences based on, or arising out of the fact that such Continuing Indemnified Person is or was a director, officer, employee or agent of TBI or any of its Subsidiaries or is or was serving at the request of TBI or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in each case to the extent that any such Adverse Consequences pertain to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Adverse Consequences are asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by the TBI Articles of Incorporation or Bylaws (though subject to any restrictions or limitations imposed by Law), including provisions relating to advancement of expenses incurred in the defense of any such Adverse Consequences. Without limiting the foregoing, in any case in which approval by the Company is required to effectuate any indemnification, the Company shall direct, at the election of the Continuing Indemnified Person, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Company and the Continuing Indemnified Person.

(b) Any Continuing Indemnified Person wishing to claim indemnification under paragraph (a) of this Section 9.12, upon learning of any such Liability or Proceeding, shall promptly notify Company thereof, provided that the failure so to notify shall not affect the obligations of Company under this Section 9.12 unless and to the extent such failure materially increases Company’s Liability under this Section 9.12. In the event of any such Proceeding (whether arising before or after the Effective Time), (i) Company or the Surviving Corporation shall have the right to assume the defense thereof and Company shall not be liable to such Continuing Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Continuing Indemnified Persons in connection with the defense thereof, except that if Company or the Surviving Corporation elects not to assume such defense or counsel for the Continuing Indemnified Person advises that there are substantive issues which raise conflicts of interest between Company or the Surviving Corporation and the Indemnified Person or between the Continuing Indemnified Person, the Continuing Indemnified Person may retain counsel satisfactory to them, and Company or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Continuing Indemnified Person promptly as statements therefor are received; provided, that Company shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Continuing Indemnified Person in any jurisdiction, (ii) the Continuing Indemnified Person will cooperate in the defense of any such Litigation, and (iii) neither Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent or have any obligation hereunder to any Continuing Indemnified Person when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Continuing Indemnified Person in the manner contemplated hereby is prohibited by applicable Law.

(c) If Company or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or shall transfer all or substantially all of its Assets to any Person, then

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and in each case, proper provision shall be made so that the successors and assigns of Company shall assume the obligations set forth in this Section 9.12.

(d) The Company shall maintain, at no expense to the beneficiaries, in effect for two years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by TBI (provided that the Company may (i) substitute therefor policies of at least the same coverage containing terms and conditions which are, in the aggregate, no less advantageous to any beneficiary thereof or (ii) arrange for “tail” coverage for such two year period under TBI’s current directors’ and officers’ liability insurance policies) with respect to matters existing or occurring at or prior to the Effective Time and the proper subject of indemnification under Section 9.12(a) hereof.

9.13 Bank Directors’ Fees. Upon the Effective Time, the Company shall not effect a decrease in the fees currently payable to individuals serving on the Board of Directors of the Bank for their services in such capacity.

ARTICLE 10
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

10.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 12.8 of this Agreement:

(a) TBI Shareholder Approval. The shareholders of TBI shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

(b) Merger Subsidiary Shareholder Approval. The Company, as the shareholder of Merger Subsidiary, shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

(c) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in any manner deemed to be unreasonable by the Company.

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(d) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 10.1(c)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of the Company would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(e) Legal Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(f) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Company Common Stock issuable pursuant to the Merger shall have been received.

(g) NASDAQ Listing. The shares of Company Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

(h) Tax Matters. The Company and TBI shall have received a written opinion of counsel from Krieg DeVault LLP, in form and substance reasonably satisfactory to the Company and TBI, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the Company, Merger Subsidiary and TBI will each be “a party to a reorganization” within the meaning of Section 368(a) of the Code and (iii) the exchange under the Merger of TBI Common Stock for Company Common Stock will not give rise to gain or loss to the shareholders of TBI with respect to such exchange (except to the extent of any cash received).

10.2 Conditions to Obligations of Company. The obligations of Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Company pursuant to Section 12.8(a) of this Agreement:

(a) Representations and Warranties. For purposes of this Section 10.2(a), the accuracy of the representations and warranties of TBI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective

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Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of TBI set forth herein shall each be true and correct in all material respects as of the date of this Agreement and as of the Effective Time. In addition, as of the Effective Time, there shall not exist inaccuracies in the representations and warranties of TBI set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on TBI, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of TBI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. TBI shall have delivered to Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer or treasurer, to the effect that the conditions of its obligations set forth in Sections 10.2(a) and 10.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by TBI’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Company shall request.

(d) Consents and Approvals. TBI shall have obtained any and all Consents required for consummation of the Merger (other than those set forth in Section 10.1(c) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TBI or the Company.

(e) Legal Opinion. TBI shall have delivered to the Company an opinion of Krieg DeVault LLP, counsel to TBI, dated as of the Closing Date, covering those matters set forth in Exhibit E hereto.

(f) Affiliate Agreements. Each Affiliate of TBI and of the Bank other than Kathleen Julian and Russell Comer shall have executed an Affiliate Agreement.

(g) Bank Deposits. The total deposits of the Bank as of the Closing Date shall not be less than an amount $5,000,000 below the Bank’s total deposits as of September 30, 2005.

(h) Redemption of TBI Exercisable Stock Options. All TBI Exercisable Stock Options shall have been redeemed by TBI in exchange for the Stock Option Consideration.

(i) Hauer Employment Agreements. The Current Hauer Employment Agreement shall have been terminated and the New Hauer Employment Agreement shall have been executed by Hauer, the Company, TBI and the Bank.

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(j) No Material Adverse Effect. Without intending to limit in any manner the provisions of Section 10.2(a) hereof, there shall have been no events, changes or occurrences after the date of this Agreement which have had, individually or in the aggregate, a Material Adverse Effect on TBI.

10.3 Conditions to Obligations of TBI. The obligations of TBI to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by TBI pursuant to Section 12.8(b) of this Agreement:

(a) Representations and Warranties. For purposes of this Section 10.3(a), the accuracy of the representations and warranties of Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of the Company shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time. In addition, as of the Effective Time there shall not exist inaccuracies in the representations and warranties of Company set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on the Company; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company and/or Merger Subsidiary to be performed and complied with by the Company and/or Merger Subsidiary pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. The Company shall have delivered to TBI (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer or treasurer, to the effect that the conditions of its obligations set forth in Sections 10.3(a) and 10.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the Company’s and Merger Subsidiary’s Boards of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including, but not limited to, actions of the Company as sole shareholder of Merger Subsidiary approving the Merger, all in such reasonable detail as TBI shall request.

(d) Consents and Approvals. The Company and/or Merger Subsidiary shall have obtained any and all Consents required for consummation of the Merger (other than those set forth in Section 10.1(c) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

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(e)  Lega1 Opinion. Company and Merger Subsidiary shall have delivered to TBI an opinion of Stoll Keenon Ogden PLLC, counsel to the Company, dated as of the Closing Date, covering those matters set forth in Exhibit F hereto.

(f) Opinion of TBI Financial Advisor. TBI shall have received as of the date of this Agreement an opinion from Alex Sheshunoff & Co. Investment Banking, LP that the Merger Consideration is fair, from a financial viewpoint, to the holders of TBI Common Stock.

(g) Employment Agreements. The Bank Employment Agreements and the New Hauer Employment Agreement shall have been entered into by the Bank and the respective Bank employees.

(h) No Material Adverse Effect. Without intending to limit in any manner the provisions of Section 10.3(a) hereof, there shall have been no events, changes or occurrences after the date of this Agreement which have had individually or in the aggregate, a Material Adverse Effect on the Company.

ARTICLE 11
TERMINATION

11.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of TBI, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of the Company and the Board of Directors of TBI;

(b) By the Board of Directors of the Company or the Board of Directors of TBI (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 10.2(a) of this Agreement in the case of TBI and Section 10.3(a) in the case of the Company or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 10.2(a) of this Agreement in the case of the Company and Section 10.3(a) of this Agreement in the case of TBI;

(c) By the Board of Directors of the Company or the Board of Directors of TBI (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 10.2(a) of this Agreement in the case of TBI and Section 10.3(a) in the case of Company or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material

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breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach;

(d) By the Board of Directors of TBI, prior to the approval of the Merger at the TBI Shareholders’ Meeting, in order to concurrently enter into a Contract respecting an Acquisition Proposal that (i) has been received by TBI and the Board of Directors of TBI in compliance with Section 9.8 hereof and (ii) the Board of Directors of TBI has concluded in good faith, in consultation with its financial and legal advisors, is a Superior Proposal; provided, however, that this Agreement may be terminated by TBI pursuant to this Section 11.1(d) only after the fifteenth calendar day following TBI’s provision of written notice to the Company advising the Company that the Board of Directors is prepared to accept a Superior Proposal and setting forth the material terms and conditions of any such Superior Proposal, including the amount of consideration per share of TBI Common Stock the stockholders of TBI will receive (valuing any non-cash consideration at what the Board of Directors of TBI determines in good faith, after consultation with its independent financial advisor, to be the fair value of the non-cash consideration) and only if (i) during such fifteen-calendar day period, TBI has caused its financial and legal advisors to negotiate with the Company in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) the Board of Directors of TBI has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by the Company and provided further that such termination shall not be effective until TBI pays the Termination Fee in accordance with Section 11.2(b) hereof;

(e) By the Board of Directors of the Company if, prior to the approval of the Merger at the TBI Shareholders’ Meeting, the Board of Directors of TBI shall have failed to make its approval recommendation of this Merger or shall have effected a TBI Adverse Recommendation Change;

(f) By the Board of Directors of TBI if the Company has entered into a Contract with respect to an Acquisition Proposal which would result in a Change of Control of the Company;

(g) By the Board of Directors of Company or the Board of Directors of TBI in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of TBI fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the IBCL and this Agreement at the TBI Shareholders’ Meeting where the transactions were presented to such shareholders for approval and voted upon; or

(h) By the Board of Directors of Company or the Board of Directors of TBI in the event that the Merger shall not have been consummated by December 31, 2006, if the failure

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 to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 11.1(h) (provided, however, that should the failure to consummate by that date be due to or arising out of Proceeding with respect to any Acquisition Proposal to which the Parties, or any of them, are a Party, then such date shall be extended until 45 days after the final termination or resolution of such Proceeding).

11.2 Effect of Termination. (a) In the event of the termination and abandonment of this Agreement pursuant to Section 11.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, and, subject to Section 11.2(b) below, none of the Company, Merger Subsidiary or TBI or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, except that the provisions of this Section 11.2, Section 9.6(b), Section 12.1, Section 12.2, Section 12.3, Section 12.4 and Section 12.5 of this Agreement shall survive any such termination and abandonment.

(b) If (i) an Acquisition Proposal respecting TBI shall have been publicly announced and not withdrawn, (ii) thereafter this Agreement is terminated by either the Company or TBI pursuant to Section 11.1(d) or (e), respectively, and at the time of such termination the Company is not in breach in any material respect of any of its representations, warranties or covenants in this Agreement and (iii) on or before June 30, 2007, TBI or any of its Subsidiaries enters into a Contract with respect to, or consummates, any Acquisition Proposal, then TBI shall pay the Company the Termination Fee in immediately available funds by wire-transfer to an account designated by the Company, on or prior to the earlier of the date on which the Contract with respect to the Acquisition Proposal is executed and the date on which the Acquisition Proposal is consummated. Notwithstanding anything to the contrary contained in this Agreement, any payment of the Termination Fee pursuant to this Section 11.2(b) shall represent the sole remedy for any termination of this Agreement requiring such payment and TBI and its Subsidiaries shall have no further liability under this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1 Survival. Except as expressly provided in this Agreement (including, without limitation, Section 11.2 hereof), all representations, warranties, covenants, agreements and indemnification obligations made and incurred hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall terminate as of the Effective Time.

12.2 Company Indemnification. TBI hereby agrees to indemnify and defend and hold harmless the Company and its Affiliates, directors, officers, employees, managers, members and agents and their successors and assigns (collectively, the “Company Indemnified Persons”) against and in respect of any and all Adverse Consequences incurred, suffered, sustained or required to be paid by a Company Indemnified Person resulting or arising from or incurred in connection with: (i) any intentional non-fulfillment or non-performance of any agreement, covenant or condition on the part of TBI made herein or to be performed, complied with or fulfilled under this Agreement; or (ii) any Proceeding incident to any of the foregoing. This

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indemnity obligation on the part of TBI shall survive the termination, expiration or cancellation of this Agreement for any reason whatsoever for a period of one (1) year after such termination, expiration or cancellation.

12.3 TBI Indemnification. The Company hereby agrees, to indemnify and defend and hold harmless TBI and its Affiliates, directors, officers, employees, managers, members and agents and their successors and assigns (collectively, the “TBI Indemnified Persons”) against and in respect of any and all Adverse Consequences incurred, suffered, sustained or required to be paid by a TBI Indemnified Person resulting or arising from or incurred in connection with: (i) any intentional non-fulfillment or non-performance of any agreement, covenant or condition on the part of the Company made herein or to be performed, complied with or fulfilled under this Agreement; or (ii) any Proceeding incident to any of the foregoing. This indemnity obligation on the part of Company shall survive the termination, expiration or cancellation of this Agreement for any reason whatsoever for a period of one (1) year after such termination, expiration or cancellation.

12.4 Indemnification Procedures.

(a) Whenever a Company Indemnified Person or TBI Indemnified Person (an “Indemnified Person”) becomes aware that it has a claim for indemnity under Section 12.2 or 12.3 hereof or that any claim is threatened or asserted against it that would occasion the indemnification described in Section 12.2 or 12.3 (a “Covered Claim”), such Indemnified Person shall promptly provide the indemnifying Party with a notice (a “Claim Notice”) of such Covered Claim pursuant to the provisions of Section 12.10 hereof. Each Claim Notice shall describe in reasonable detail the Indemnified Person’s understanding of (and basis for) the Covered Claim, the Person threatening or asserting it, the relief sought and the basis for indemnification hereunder with respect thereto.

(b) In connection with any Covered Claim the indemnifying Party, provided that it shall have acknowledged in writing its obligation to provide indemnification in respect of such Covered Claim, shall have the right (without prejudice to the right of any Indemnified Person to participate at its expense through counsel of its own choosing) to defend or prosecute such Covered Claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty days following receipt by it of a Claim Notice or such shorter time period as required so that the interests of the Indemnified Person would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying Party and an Indemnified Person and the Indemnified Person shall have reasonably concluded that counsel selected by the indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Person, the Indemnified Person shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying Party. If the indemnifying Party does not choose to defend or prosecute any such claim asserted by a Person for which any Indemnified Person would be entitled to indemnification hereunder, then the Indemnified Person shall be entitled to recover from the indemnifying Party, on a monthly basis, all of its attorneys’ fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. If the

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indemnifying Party assumes the defense of any such claim, the indemnifying Party will hold the Indemnified Person harmless from and against any and all Adverse Consequences arising out of any settlement approved by indemnifying Party or any Order in connection with such Covered Claim or Proceeding. Notwithstanding the assumption of the defense of any Covered Claim by the Indemnified Person pursuant to this Section 12.4(b) the indemnifying Party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld). The indemnifying party shall be subrogated to the rights that the Indemnified Person has against third parties with respect to any subject Covered Claim.

(c) The indemnifying Party and the Indemnified Person shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The Indemnified Person shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for Adverse Consequences for which indemnification is provided pursuant to this Section 12.4 hereof, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this Section 12.4(c).

(d) It is not a condition precedent to recovery under this Article 12 for an Indemnified Person to first seek a contractual, statutory or common law remedy against any indemnifying Party in order to provide a Claim Notice. No Indemnified Person is under any obligation to pursue any claims against an indemnifying Party.

12.5 Expenses.

(a) Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

(b) Nothing contained in this Section 12.5 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

12.6 Entire Agreement; Benefits of Agreement. This Agreement constitutes the complete and exclusive agreement between the Parties with respect to the transactions contemplated hereunder and concedes and supersedes all prior arrangements or understandings with respect thereto, written or oral, between the Parties (including, without limitation, the Indication of Interest and the Confidentiality Agreement). Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.7 Amendments. To the extent permitted by Law, this Agreement may be amended, only by a subsequent writing signed by each of the Parties, upon the approval of the Board of

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Directors of each of the Parties, whether before or after shareholder approval (if applicable) of this Agreement has been obtained.

12.8 Waivers.

(a) Prior to or at the Effective Time, the Company, acting through its Board of Directors or Chief Executive Officer, shall have the right to waive any Default in the performance of any term of this Agreement by TBI, to waive or extend the time for the compliance or fulfillment by TBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of the Company.

(b) Prior to or at the Effective Time, TBI, acting through its Board of Directors or Chief Executive Officer, shall have the right to waive any Default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of TBI.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

12.9 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

12.10 Notices. Any deliveries, notices or other communications required or permitted hereunder shall be deemed to have been duly made or given (i) if delivered in person, (ii) if sent by registered mail, return receipt requested, postage prepaid, (iii) if sent by a nationally recognized overnight courier or (iv) if sent by facsimile transmission, to the following addresses and numbers:

Company:	Community Bank Shares of Indiana, Inc.
James D. Rickard
President and Chief Executive Officer
101 West Spring Street
New Albany, IN 47150
Facsimile Number: (812) 949-6812

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Merger Subsidiary:	CBIN Subsidiary, Inc.
James D. Rickard
President and Chief Executive Officer
101 West Spring Street
New Albany, IN 47150
Facsimile Number: (812) 949-6812

Copy to Company
And Merger
Subsidiary Counsel:	Stoll Keenon Ogden PLLC
Attn: J. David Smith, Jr.
300 West Vine Street, Suite 2100
Lexington, Kentucky 40507
Facsimile Number: (859) 246-3662

TBI:	The Bancshares, Inc.
Steve Hauer
President and Chief Executive Officer
125 West McClain Avenue
Scottsburg, Indiana 47170
Facsimile Number: (812) 752-4546

Copy to TBI
Counsel:	Krieg DeVault LLP
Attn: John W. Tanselle
One Indiana Square, Suite 2800
Indianapolis, Indiana 46204-2079
Facsimile Number: (317) 636-1507

or, as to each party, at such other address or number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.10. All such notices, requests, demands and other communications shall be deemed to have been given (i) on the date received if personally delivered, (ii) two days following the date deposited in the mail if delivered by mail, (iii) on the date following the date sent by overnight courier if delivered by overnight courier or (iv) the date sent by facsimile if delivered by facsimile transmission on or before 2:30 p.m., local New Albany, Indiana time (if received by facsimile after 2:30 p.m., local New Albany, Indiana time, then the following day).

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12.11 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Indiana, without regard to its principles of conflicts of law or choice of law.

12.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any such counterpart may be delivered through facsimile transmission provided the original thereof is promptly delivered to the Parties hereto.

12.13 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

12.14 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

12.15 Enforcement of Agreement. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

12.16 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

12.17 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude

[signature page follows]

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or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law, Order, or otherwise.

12.18 Investigation of Company. Neither the Company’s nor Merger Subsidiary’s access to documents and information of TBI or the Bank, nor any investigation by the Company or Merger Subsidiary, shall affect the right of Company or Merger Subsidiary to rely on any representations and warranties of TBI made in this Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMMUNITY BANK SHARES OF INDIANA, INC.

By:    /s/ James D. Rickard
James D. Rickard
President and Chief Executive Officer

THE BANCSHARES, INC.

By:    /s/ Steve A. Hauer
Steve A. Hauer
President and Chief Executive Officer

CBIN SUBSIDIARY, INC.

By:    /s/ James D. Rickard
James D. Rickard
President and Chief Executive Officer

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EXHIBIT “A”

PLAN OF MERGER
OF
THE BANCSHARES, INC.
WITH AND INTO
CBIN SUBSIDIARY, INC.

Pursuant to this Plan of Merger (“Plan of Merger”), dated as of February 15, 2006, The Bancshares, Inc. (“TBI”), a corporation organized and existing under the laws of the State of Indiana, shall be merged with and into CBIN Subsidiary, Inc. (“Merger Subsidiary”), a corporation organized and existing under the laws of the State of Indiana and which is a wholly-owned subsidiary of Community Bank Shares of Indiana, Inc. (“the Company”).

Except as otherwise provided herein, the capitalized terms set forth below shall have the meanings ascribed thereto in that certain Agreement and Plan of Merger dated as of February 15, 2006 between the Company, Merger Subsidiary and TBI (the “Agreement”), of which this Plan of Merger is Exhibit A.

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Plan of Merger and the Agreement, at the Effective Time, TBI shall be merged with and into Merger Subsidiary in accordance with the provisions of Indiana Code 23-1-40-1 of the IBCL, and with the effect provided in Indiana Code 23-1-40-6 of the IBCL (the “Merger”). Merger Subsidiary shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Indiana. The Merger shall be consummated pursuant to the terms of this Plan of Merger and the Agreement, which have been approved and adopted by the respective Boards of Directors of TBI, the Company and Merger Subsidiary.

1.2 Time and Place of Closing. The Closing will take place at 10:00 A.M., local New Albany, Indiana time, on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 10:00 A.M., local New Albany, Indiana time), or at such other time as the parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the parties.

1.3 Effective Time. The Merger and other transactions contemplated by this Plan of Merger shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Indiana (the “Effective Time”). Subject to the terms and conditions hereof, including the adjustment of the Anticipated Closing Date pursuant to Section 4.2(b) hereof, unless (i) otherwise mutually agreed upon in writing by the chief executive officers of each party, (ii) this Plan of Merger is terminated pursuant to Article 11 of the Agreement or (iii) the Company in its discretion chooses a later Closing Date and Effective Time, the parties shall use their reasonable efforts to cause the Effective Time to occur as soon as is reasonably practicable on the date (the “Anticipated Closing Date”) five (5) days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereto), (ii) the date on which the shareholders of TBI approve this Plan of Merger, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party’s obligations hereunder shall have been satisfied or waived (to the extent waivable by such party).

1.4 Restructure of Transaction. The Company shall have the right with the consent of TBI (which consent may not be unreasonably withheld, conditioned or delayed) to revise the structure of the Merger contemplated by this Plan of Merger in order to achieve tax benefits or for any other reason which the Company may deem advisable; provided, however, that the Company shall not have the right, without the approval of the Board of Directors of TBI and, if required by the IBCL, the holders of the TBI Common Stock, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of TBI Common Stock are entitled to receive (determined in the manner provided in Section 3.1 hereof); (ii) changes the intended tax free effects of the Merger with respect to the Stock Consideration to the Company, TBI or the holders of shares of TBI Common Stock; (iii) would permit the Company to pay the Stock Consideration other than by delivery of Company Common Stock registered with the SEC (in the manner described in Section 3.1 hereof); (iv) would be materially adverse to the interests of TBI or adverse to the holders of shares of TBI Common Stock; or (v) would materially impede or delay consummation of the Merger. The Company may exercise this right of revision by giving written notice to TBI in the manner provided in Section 13.6 of the Agreement which notice shall be in the form of an amendment to this Plan of Merger or in the form of an Amended and Restated Plan of Merger.

ARTICLE 2
TERMS OF MERGER

2.1 Articles of Incorporation. The Articles of Incorporation of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

2.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Subsidiary, TBI, or the shareholders of any of the foregoing, the shares of the constituent Parties shall be converted as follows:

(a) Each share of Company Common Stock (and any Rights with respect to Company Common Stock) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time;

(b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time;

(c)  (i) Subject to Sections 3.1(c) (ii), (iii) and (iv) and Section 3.1(d) below, each issued and outstanding share of TBI Common Stock outstanding immediately prior to the Effective Time shall be converted, subject to the provisions of this Article 3, into one of the following:

(A) cash in the amount of $150, without interest (the “Cash Consideration”); or

(B) that number of shares of Company Common Stock, rounded to the nearest thousandth of a share, equal to the quotient obtained by dividing the $150.00 by the Company Stock Price (the “Stock Consideration”).

(ii) Notwithstanding anything herein to the contrary, in all events (excluding the portion of the Merger Consideration attributable to shares cancelled pursuant to Section 3.3 hereof, Dissenting Shares and cash payable in lieu of fractional shares) the aggregate Cash Consideration shall equal thirty-five percent (35%) of the Merger Consideration (the “Cash Consideration Percentage”) and the aggregate Stock Consideration shall equal sixty-five percent (65%) of the Merger Consideration (the “Stock Consideration Percentage”). Notwithstanding the

foregoing, the percentages used in the preceding definitions are subject to waiver or modification pursuant to Section 3.1(c)(iv) below.

(iii) If, after the results of the Forms of Election are calculated, the number of shares of TBI Common Stock respecting which a Stock Election is made would result in aggregate Stock Consideration greater than the Stock Consideration Percentage, the Company shall cause the Exchange Agent to determine the number of shares of TBI Common Stock respecting which a Stock Election was made (the “Stock Election Shares”) which must be redesignated as Cash Election Shares (as defined below) in order to reduce the shares converted into Stock Consideration to a number of shares such that the aggregate Stock Consideration equals the Stock Consideration Percentage. In such event, all holders who have Stock Election Shares shall, on a pro rata basis (based on the number of Stock Election Shares they hold), have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Stock Consideration Percentage is achieved. If, after the results of the Forms of Election are calculated, the number of shares of Company Common Stock not making a Stock Election (the “Cash Election Shares”) would result in aggregate Cash Consideration greater than the Cash Consideration Percentage, the Company shall cause the Exchange Agent to determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the shares converted into Cash Consideration to a number of shares such that the aggregate Cash Consideration equals the Stock Consideration Percentage. In such event, all holders who have Cash Election Shares shall, on a pro rata basis (based on the number of Cash Election Shares they hold), have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Cash Consideration Percentage is achieved.

(iv) Notwithstanding the foregoing, the Company may, in its sole discretion, taking into account the actual results of the election process described in Section 5.2, direct at any time prior to the Effective Time that the redesignation procedures provided in Section 3.1(c)(iii) above be waived in whole or in part. In such event, the percentage limits specified in Section 3.1(c)(ii) above for the Cash Consideration Percentage and the Stock Consideration Percentage, respectively, shall be disregarded and the procedures provided for in Sections 3.1(c)(ii) and (iii) above shall be applied substituting such percentage limits as the Company shall designate solely for the purpose of causing the Cash Consideration Percentage and the Stock Consideration Percentage to more closely match the results of TBI shareholder elections than as set forth in Section 3.1(c)(ii) above, provided, however, that such actions would not adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

(d) Dissenting Shares shall not be converted pursuant to Section 3.1(c) above in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Chapter 44 of the IBCL. If a holder of Dissenting Shares becomes ineligible for payment under Chapter 44 of the IBCL, then such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 3.1(c) above effective as of the Effective Time.

3.2 Redemption of TBI Exercisable Stock Options. Immediately before the Effective Time each issued and outstanding TBI Exercisable Stock Option shall be canceled and retired by TBI and shall cease to exist through the payment by TBI to holders of such options of that cash sum, without interest, equal to the Option Spread (collectively, the “Stock Option Consideration”).

3.3 Exchange Ratio Adjustment. In the event the Company changes the number of shares of Company Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Stock Consideration shall be proportionately adjusted in such fashion as the Company and TBI may agree, such agreement not to be unreasonably withheld, conditioned or delayed.

3.4 Shares Held by TBI or the Company. Each of the shares of TBI Common Stock held by TBI, any TBI Subsidiary, the Company or any Company Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Merger Consideration shall be issued in exchange therefor.

ARTICLE 4
EXCHANGE OF SHARES;
ELECTION OF MERGER CONSIDERATION

4.1 Exchange of Certificates.

(a) Exchange Agent. As soon as practicable following the date of this Plan of Merger and in any event not less than three days prior to dissemination of the TBI Proxy Statement, the Company shall appoint the Exchange Agent to act as exchange agent for payment of the Merger Consideration upon surrender of certificates representing TBI Common Stock. The Exchange Agent shall also act as the agent for the TBI shareholders for the purpose of receiving and holding their Forms of Election and Certificates and shall obtain no rights or interests in such shares. Promptly following the Effective Time, Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of TBI Common Stock for exchange in accordance with Article 3 through the Exchange Agent, (i) certificates representing the number of shares of Company Common Stock issuable and (ii) the amount of cash consideration payable, in each case, pursuant to Section 3.1(c) hereof in exchange for outstanding shares of TBI Common Stock (such shares of Company Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, the Company shall assume that there will not be any fractional shares of Company Common Stock. The Company shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 4.1(e) hereof. The Exchange Agent shall, pursuant to irrevocable instructions, deliver Company Common Stock and cash contemplated to be issued pursuant to Sections 3.1(c) hereof out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of TBI Common Stock (such certificates are referred to hereinafter collectively as the “Certificates”) whose shares or options were converted into the right to receive Merger Consideration pursuant to Section 3.1(c) hereof and who did not complete (or have revoked prior to the Effective Time) a Form of Election pursuant to Section 4.2(b) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for such Person’s portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall effect delivery within five (5) business days to the holder of such Certificate, in exchange therefor, the amount of cash, if any, and the number of whole shares of Company Common Stock, if any, into which the aggregate number of shares of TBI Common Stock previously represented by such Certificate shall have been converted pursuant to Section 3.1(c) hereof, and the Certificate so surrendered shall forthwith be canceled. Thereafter, each such holder who received any Company Common Stock shall be treated as a holder of Company Common Stock for all purposes under the IBCL and the Company’s Articles of Incorporation and Bylaws, in each case as amended. In the event of a transfer of ownership of TBI Common Stock that is not registered in the transfer records of TBI, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.1(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the portion of the Merger Consideration into which the shares of TBI Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.1(c) hereof. No interest shall be paid or accrued on any cash payable upon surrender of any Certificate.

(c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Company Common Stock with a record date on or after the Effective Time shall be paid to the holder of any

Certificate formerly representing TBI Common Stock with respect to the shares of Company Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.1(e) hereof, until the surrender of such Certificate in accordance with this Article 4.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 4.1(e) hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock.

(d) No Further Ownership Rights in TBI Common Stock. The Merger Consideration paid and/or issued in accordance with the terms of this Article 4 upon conversion of any shares of TBI Common Stock or TBI Exercisable Stock Options shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such shares of TBI Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by TBI on such shares of TBI Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of TBI Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of TBI Common Stock are presented to the Surviving Corporation or the Exchange Agent (or Option Agreements are presented to the Surviving Corporation or the Company) for any reason, they shall be canceled and exchanged as provided in this Article 4.

(e) No Fractional Shares.

(1) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the conversion of TBI Common Stock pursuant to Section 3.1(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Company Common Stock. For purposes of this Section 4.1(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(2) In lieu of any such fractional shares, each holder of TBI Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of TBI Common Stock to which such holder is entitled under Section 3.1(c) (or would be entitled but for this Section 4.1(e)) and (B) the Company Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of TBI Common Stock for three months after the Effective Time shall be delivered to the Company, upon demand, and any holder of TBI Common Stock or TBI Exercisable Stock Options who has not theretofore complied with this Article 4 shall thereafter look only to the Company and the Surviving Corporation for payment of its claim for a portion of the Merger Consideration (including any cash in lieu of fractional shares of Company Common Stock to which such Person is entitled pursuant to Section 4.1(e)) and any applicable dividends or distributions with respect to any Company Common Stock constituting Merger Consideration as provided in Section 4.1(c), in each case, without any interest thereon.

(g) No Liability. None of TBI, the Merger Subsidiary, the Company or the Exchange Agent shall be liable to any Person in respect of any cash or any shares of Company Common Stock (or dividends or distributions with respect thereto) or Stock Option Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, in direct obligations of the U.S. Treasury or otherwise with the consent of TBI (which consent shall not be unreasonably withheld, conditioned or delayed), on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company.

(i) Withholding Rights. The Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of TBI Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Corporation will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of TBI Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

(j) Income Tax Treatment. It is intended by the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to any revision to the structure of the transaction as provided under Section 1.4 hereof, the Parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

4.2 Elections.

(a) Each Person who, on or prior to the Election Date referred to in Section 5.2(b) below, is a record holder of shares of TBI Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional Stock Election on or prior to such Election Date, on the basis hereinafter set forth.

(b) The Company shall prepare a form of election, which form shall be subject to the reasonable approval of TBI (the “Form of Election”) and shall be mailed with the TBI Proxy Statement to the record holders of TBI Common Stock as of the record date for the TBI Shareholders’ Meeting, which Form of Election shall be used by each record holder of shares of TBI Common Stock who wishes to elect to receive the Stock Consideration pursuant to Section 3.1(c)(i)(B) hereof for any or all shares of TBI Common Stock held by such holder (a “Stock Election”). TBI shall use all reasonable efforts to make the Form of Election and the Proxy Statement available to all Persons who become record holders of TBI Common Stock during the period between such record date and the Election Date, including using reasonable efforts to mail a Form of Election to all such persons who become record holders prior to the seventh business day prior to the Election Date. Any such holder’s election to receive the Stock Consideration pursuant to Section 3.1(c)(i)(B) hereof shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., EST, on the business day immediately preceding the Closing Date (the “Election Date”), a Form of Election properly completed and signed and accompanied by Certificates for the shares of TBI Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of TBI (or accompanied by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery). Failure to deliver Certificates covered by any guarantee of delivery within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery shall be deemed to invalidate any otherwise properly made Stock Election. TBI will announce the Anticipated Closing Date and Company Stock Price through a letter to its shareholders mailed at least two weeks before such Anticipated Closing Date. If the Closing is delayed to a subsequent date, the Anticipated Closing Date shall be delayed by a like number of days, the Election Date shall be similarly delayed and the Company will promptly announce such rescheduled Election Date and Closing.

(c) Any Form of Election may be revoked by the stockholder who submitted such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., EST, on the Election Date or (ii) after such time, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the Company that this

Agreement has been terminated. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of TBI Common Stock to which such Form of Election relates shall be promptly returned to the shareholder submitting the same to the Exchange Agent and any such shares shall be treated as Cash Election Shares (unless and until another duly completed Form of Election [accompanied by the Certificate or Certificates, or guarantees of delivery, as applicable, to which such Form of Election relates] has been submitted to the Exchange Agent in accordance with this Agreement).

(d) The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the Stock Consideration pursuant to Section 3.1(c)(i)(B) hereof have been properly made or revoked pursuant to this Section 5.2 with respect to shares of TBI Common Stock and when elections and revocations were received by it. If no Form of Election is received with respect to shares of TBI Common Stock, or if the Exchange Agent determines that any election to receive the Stock Consideration pursuant to Section 3.1(c)(i)(B) hereof was not properly made with respect to shares of TBI Common Stock, such shares shall be treated by the Exchange Agent as Cash Election Shares at the Effective Time, and such shares shall be converted into the right to receive the Cash Consideration in accordance with Section 3.1(c)(i)(A) hereof (subject to pro-ration pursuant to Section 3.1(c)(iii) hereof). The Exchange Agent shall also make all computations as to the adjustments contemplated by Section 3.1(c)(iii) and absent manifest error any such computation shall be conclusive and binding on the holders of shares of TBI Common Stock. The Exchange Agent may, with the mutual agreement of the Company and TBI, make such rules as are consistent with this Section 4.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

ARTICLE 5
MISCELLANEOUS

5.1 Conditions Precedent. Consummation of the Merger by Merger Subsidiary shall be conditioned on the satisfaction of or waiver by the Company of the conditions precedent to the Merger set forth in Sections 10.1 and 10.2 of the Agreement. Consummation of the Merger by TBI shall be conditioned on the satisfaction of, or waiver by TBI of, of the conditions precedent to the Merger set forth in Sections 10.1 and 10.3 of the Agreement.

5.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto as provided in Article 11 of the Agreement.

5.3 Amendments. To the extent permitted by Law, this Plan of Merger may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after shareholder approval of the Agreement and this Plan of Merger has been obtained; provided, that after any such approval by the holders of TBI Common Stock, there shall be made no amendment that modifies in any material respect the consideration to be received by the TBI shareholders without the approval of TBI Shareholders.

5.4 Assignment. Except as expressly contemplated hereby, neither this Plan of Merger nor the Agreement, nor any of the rights, interests, or obligations hereunder or thereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, the Agreement and this Plan of Merger will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

5.5 Governing. This Plan of Merger shall be governed by and construed in accordance with the Laws of the State of Indiana, without regard to any applicable conflicts of Laws.

5.6 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

5.7 Captions. The captions contained in this Plan of Merger are for reference purposes only and are not part of this Plan of Merger.

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Plan of Merger or has caused this Plan of Merger to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.

COMMUNITY BANK SHARES OF INDIANA, INC.

By: ____________________________________
James D. Rickard
President and Chief Executive Officer

THE BANCSHARES, INC.

By: ____________________________________
Steve A. Hauer
President and Chief Executive Officer

CBIN SUBSIDIARY, INC.

By: ____________________________________
James D. Rickard
President and Chief Executive Officer

EXHIBIT “B”

AFFILIATE AGREEMENT

Community Bank Shares of Indiana, Inc.
Attention: James D. Rickard, President and Chief Executive Officer
101 West Spring Street
New Albany, Indiana 47150

Dear Mr. Rickard:

The undersigned is a shareholder and a director, executive officer and/or ten percent (10%) or greater shareholders of The Bancshares, Inc. (“TBI”), an Indiana corporation which is a bank holding company by virtue of its ownership of The Scott County State Bank (the “Bank”), a state banking corporation organized under the laws of the State of Indiana. The undersigned will receive cash and/or shares of common stock of Community Bank Shares of Indiana, Inc. (the “Company”) pursuant to the transactions described in the Agreement and Plan of Merger, dated as of February 15, 2006 (the “Agreement”), by and between TBI, the Company and CBIN Subsidiary, Inc. (the “Merger Subsidiary”). Under the terms of the Agreement, TBI will be merged into and with the Merger Subsidiary (the “Merger”), and the shares of the no par value common stock of TBI (“TBI Common Stock”) will be converted into and exchanged for cash and shares of the $.10 par value common stock of the Company (“Company Common Stock”). This Affiliate Agreement represents an agreement between the undersigned and the Company regarding certain rights and obligations of the undersigned in connection with the Agreement, the Merger and the shares of Company Common Stock (if any) to be received by the undersigned as a result of the Merger.

In consideration of the benefits the undersigned will receive as a shareholder of TBI under the Merger and the mutual covenants contained herein, the undersigned and the Company hereby agree as follows:

1. Vote on the Merger. The undersigned agrees to vote all shares of TBI Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement and the Plan of Merger, unless the Company is then in Default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of TBI Common Stock over which he has or shares voting power solely in a fiduciary capacity on behalf of any Person other than TBI, if the undersigned determines, in good faith after consultation and receipt of an opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other Person.

2. Restriction on Transfer. The undersigned further agrees that he will not, without the prior written consent of the Company (which consent may be withheld for any reason or no reason), transfer any shares of TBI Common Stock prior to the Effective Date, except by operation of law, by will, or under the laws of descent and distribution.

3. Affiliate Status. The undersigned understands and agrees that as to TBI the undersigned is an “affiliate” (a “TBI Affiliate”) under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the SEC under the 1933 Act, and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Merger.

4. Covenants and Warranties of Undersigned Respecting Company Common Stock. The undersigned represents, warrants and agrees that the Company has informed the undersigned that any distribution by the undersigned of Company Common Stock has not been registered under the 1933 Act and that shares of Company Common Stock received pursuant to the Merger can, for a period of one (1) year after the Effective Time, only be sold by the undersigned (i) following registration under the 1933 Act, (ii) in conformity with the volume and other requirements of Rule 144 (as applicable to the undersigned by virtue of Rule 145(d)) promulgated by the SEC as the same now exist or may hereafter be amended or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that the Company is under no obligation to file a registration statement with the SEC covering the disposition of the shares of Company Common Stock received by the undersigned pursuant to the Merger.

B-1

5. Confidentiality Agreement.

(a) Confidential Information. The undersigned shall not disclose or use or otherwise exploit (for his own benefit or the benefit of any other Person) at any time, any Confidential Information of which the undersigned became aware while a TBI Affiliate, whether or not any such information was developed by him. For purposes of this Agreement, “Confidential Information” shall mean all non-public, proprietary information of or respecting TBI or any Affiliate, including, without limitation, manner of operations, financial information and customer lists, records and relationships.

6. Restrictive Covenants.

(a) Acknowledgments. The undersigned acknowledges that (i) his services as a TBI Affiliate have been of a special, unique and extraordinary character and that his position with TBI and/or the Bank placed him in a position of confidence and trust with the customers of TBI and/or the Bank and allowed him access to Confidential Information, (ii) he will benefit from the consummation of the transactions contemplated under the Agreement, (iii) he would not have had significant contact with any TBI and/or the Bank customers if not for his service as a TBI Affiliate and the name, reputation and goodwill of TBI and/or the Bank, (iv) the nature and periods of restrictions imposed by the covenants contained in this Section 6 are fair, reasonable and necessary to protect and preserve for the Company and the Bank (A) the customer relationships developed by TBI and/or the Bank through significant time and expense and (B) the benefits of the undersigned’s service as a TBI Affiliate, (v) the Company, the Bank and their Affiliates would sustain great and irreparable loss and damage if the undersigned were to breach any of such covenants, (vi) the Company, the Bank and their Affiliates conduct their business actively in and throughout the entire Territory (as herein defined) and (vii) the Territory is reasonably sized.

(b) Covenants. Having acknowledged the foregoing, the undersigned covenants and agrees with the Company that he will not, directly or indirectly, from the date hereof through the date two years following the Effective Time, engage in any of the following:

(i) attempt in any manner to cause or otherwise encourage any employee of the Bank to leave the employ of the Bank;

(ii) (A) engage in or (B) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholder, member, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any Person which is, at the time, directly or indirectly, engaged in, any portion of the Financial Industry within the Territory or in competition within the Territory with any aspect of the business activities of the Company, the Bank or any Affiliate thereof (provided, however, that the undersigned may own, solely as a passive investment, securities of any Person which are traded on a national securities exchange or in the over-the-counter market if the undersigned does not own more than one percent (1%) of any class of securities of such Person);

(iii) solicit, divert, or take away, or attempt to solicit, divert or take away, the Financial Industry business or relationship of any of the customers of the Company, the Bank or any of their Affiliates, or any prospective customers which were solicited by the Bank while the undersigned was a TBI Affiliate, for the purpose of selling to or servicing for any such customer or prospective customer any Financial Industry product or service; or

(iv) cause or attempt to cause any of the foregoing customers or prospective customers of the Company or the Bank to refrain from maintaining or acquiring from or through the Company or the Bank (or any of their Affiliates) any banking product or service, and will not assist any other Person or Persons to do so.

The undersigned covenants further that, without limitation as to time, he will not directly or indirectly disclose or use or otherwise exploit for his own benefit, or the benefit of any other Person, any Confidential Information.

B-2

(c) Definitions. For purposes of this Agreement,

(i) the “Territory” shall mean that area comprised of all points in Scott County, Indiana and in all Indiana counties contiguous to Scott County, Indiana. The undersigned shall be prohibited from maintaining a business address within such Territory if he is engaged in any of the activities enumerated in Subsection 6(b)(ii) hereof at such address, and he shall also be prohibited from engaging in any of the activities enumerated in Subsection 6(b)(ii) hereof within such Territory even if the undersigned maintains a business or residential address outside said Territory; and

(ii)  the “Financial Industry” shall mean the banking, mortgage banking and/or finance business, and any and all activities and enterprises incidental or related thereto.

(d) Injunctive Relief; Invalidity of Any Provision. The undersigned acknowledges that his breach of any covenant contained in this Section 6 will result in irreparable injury to the Company, the Bank and their Affiliates and that the Company’s, the Bank’s and the Affiliates’ remedy at Law for such a breach will be inadequate. Accordingly, the undersigned agrees and consents that the Company, the Bank or any of their Affiliates, in addition to all other remedies available to any of them at Law, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by the undersigned of any covenant contained in this Section 6. If any provision of this Section 6 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

(e) Rights Cumulative. The rights and remedies of the Company, the Bank and their Affiliates under this Section 6 are in addition to, and cumulative of, any other rights and remedies that the Company, the Bank or any of their Affiliates may have by Law with respect to this Agreement. The parties further agree that in the event of a breach by the undersigned of Section 6(b) hereof, the period set forth in Section 6(b) hereof shall not begin until the undersigned permanently ceases his breach thereof.

7.  Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer or otherwise dispose of the shares of Company Common Stock (if any) received by the undersigned in connection with the Merger, or to compete with the Company, the Bank or their Affiliates following the Merger, to the extent he believes necessary, with his counsel or counsel for TBI.

8. Filing of Reports by the Company. The Company agrees, for a period of two years after the Effective Time, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the 1934 Act, so that the public information provisions of Rule 144(c) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Company Common Stock issued to the undersigned pursuant to the Merger.

9. Entire Agreement; Modification; Waiver. This Affiliate Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, whether written or oral. No supplements, modification, or amendment of this Affiliate Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Affiliate Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

10. Successors and Assigns; Assignment. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided, however, that this Agreement is intended to be personal to the undersigned and the rights and obligations of the undersigned hereunder may not be assigned or transferred by him.

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11. Governing Law. Subject to Section 14 hereof, this Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the State of Indiana without taking into account provisions regarding choice of Law or conflicts of Law, except to the extent certain matters may be governed as a matter of law by federal Law.

12. Execution in Counterparts. This Affiliate Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same document.

13. Severability of Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

14. Arbitration. The undersigned agrees, without in any way impairing the rights afforded the Company, the Bank or their Affiliates pursuant to Sections 6(d) and 6(e) hereof, that any issue, dispute, controversy, or claim arising out of, related to or connected in any way with this Agreement which cannot be otherwise resolved, shall be submitted to arbitration in Louisville, Kentucky, in accordance with the Commercial Arbitration Rules of The American Arbitration Association and the ensuing arbitration award may be entered as a final judgment in any court having jurisdiction. Any dispute as to whether an issue is to be resolved by arbitration shall be submitted as part of the arbitration proceeding. As part of the arbitration award, legal costs, attorneys’ fees, and the fees of expert witnesses may be assessed against any Person found to have acted in bad faith.

15. Third Party Beneficiaries. Each Affiliate of the Company and the Bank shall be deemed to be a third party beneficiary of the rights of the Company and the Bank hereunder.

16. Capitalized Terms. All capitalized terms in this Affiliate Agreement shall have the same meaning as given such terms under the Agreement.

This Affiliate Agreement is executed as of the __ day of __________, 2006.

Very truly yours,

____________________________
Signature

____________________________
Printed Name

____________________________
Address

____________________________
Telephone Number

AGREED TO AND ACCEPTED as of

_____________ __, 2006

COMMUNITY BANK SHARES OF INDIANA, INC.

By: ______________________________
James D. Rickard
President and Chief Executive Officer

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EXHIBIT C

EMPLOYMENT, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

THIS EMPLOYMENT AND CONFIDENTIALITY AGREEMENT is entered into on _________ ___, 2006 between (i) THE SCOTT COUNTY STATE BANK, an Indiana banking corporation, with its principal place of business at 125 West McClain Avenue, Scottsburg, Indiana 47170 (the “Bank”) and (ii) ________________________________ an individual residing at __________________________________ (the “Employee”)

WITNESSETH:

WHEREAS, the Employee is an employee of the Bank;

WHEREAS, Employee’s continued employment with the Bank henceforth shall be governed by the terms and conditions set forth hereinafter, and this Agreement shall supplant in its entirety any prior agreements representing the employment of the Employee by the Bank.

NOW, THEREFORE, in consideration of the employment of the Employee hereunder, the confidentiality and noncompetition covenants hereunder and all other premises and mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt, adequacy and mutuality of which being herewith acknowledged, the parties hereto agree as follows:

1. Employment. The Bank agrees to employ Employee and Employee agrees to be employed by the Bank subject to the terms and provisions of this Agreement.

2. Term. Unless sooner terminated as hereinafter provided, the term of this Agreement shall commence on ______________ ___, 2006, and shall continue through _________ ___, 2007 (collectively, the “Term”). The parties hereto agree that, upon the expiration of the Term, the Bank shall be under no obligation whatsoever to renew or continue the employment of the Employee.

3. Duties. Employee shall serve as ____________________ of the Bank and in that regard (i) shall perform such duties as are generally performed by __________ of commercial banking institutions, (ii) shall perform such other duties and services as may be requested orally and in writing by the Bank Board of Directors from time to time and (iii) shall comply with all reasonable employee policies which may be established and/or modified by the Board of Directors of the Bank from time to time. The Employee agrees that during the Term he will render his duties hereunder in a diligent and proper manner with the utmost skill, energy, service, and loyalty and in compliance with all applicable laws and regulations and the Articles of Incorporation, Bylaws and rules and policies of the Bank. In fulfilling his duties hereunder, Employee agrees to conduct himself in a responsible and professional manner, using his best efforts to advance the best interests of the Bank, and shall devote all of his working time to the business of the Bank.

4. Compensation and Benefits.

(a) Base Salary. Employee shall be paid a salary (the “Base Salary”) of $__________ per annum. The Base Salary for any given year shall be payable in accordance with the payroll payment practices from time to time adopted by the Bank.

(b) Participation in Benefit and Insurance Plans. Employee shall (assuming the satisfaction by Employee of all eligibility requirements and other conditions imposed by the relevant program, plan or insurance carrier) be entitled to participate in (i) any medical, dental, accident, life or other insurance program, and (ii) any other employee welfare or benefit plan generally available during the Term to employees of the Bank.

(c) Vacation and Sick Time. Employee shall be entitled to vacation and sick time as may be determined from time to time by the Board of Directors of the Bank.

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(d) Withholding of Taxes. If, upon the payment of any compensation or benefit to Employee under this Agreement, the Board of Directors of the Bank determines in its discretion that the Bank is required to withhold or provide for the payment in any manner of taxes, including but not limited to, federal income or social security taxes, state income taxes, or local income taxes, Employee agrees that the Bank may satisfy such requirement by:

(i) withholding an amount necessary to satisfy such withholding requirement from Employee’s compensation; or

(ii) conditioning the payment or transfer of such compensation or benefit upon Employee’s payment to the Bank of an amount sufficient to satisfy such withholding requirement.

5. Termination. The Employee’s employment hereunder may be terminated under this Agreement as follows:

(a) Death. The Employee’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of one or more physical or mental disabilities (resulting from an illness, disease, accident or otherwise), Employee cannot render or fails to render to the Bank the services required hereunder for the equivalent of sixty (60) full working days, consecutive or otherwise, within any one hundred twenty (120)-day period, the Bank may terminate the Employee’s employment hereunder within five (5) calendar days after written Notice of Termination is given (which may occur at any time after the ninetieth day when services are not rendered by the Employee).

(c) Resignation. The Employee’s employment hereunder shall terminate upon his resignation.

(d) Cause. The Bank may terminate the Employee’s employment hereunder for Cause. For purposes of this Agreement, the Bank shall have “Cause” to terminate the Employee’s employment because of the Employee’s:

(i) willful and knowing dishonesty in communication of any kind on any material subject for any purpose either to the Bank or to any person or entity for or on behalf of the Bank;

(ii) obtaining from any Person, other than from the Bank, anything of value in return for or because of rendering service or advice which, under the circumstances, might reasonably be construed as part of the duties expected of Employee hereunder;

(iii) use of more than an insubstantial and quantitatively small amount of time during normal business hours for activities not calculated and reasonably designated to further the fortunes and best interests of the Bank;

(iv) theft, embezzlement, false entries on records, misapplication of funds or property, misappropriation of any asset, any conduct resulting in conversion of any kind or any actual or constructive fraud;

(v) imparting Confidential Information (as defined below) whether proprietary or non-proprietary, to any Person other than (A) an authorized employee of the Bank, (B) as required by law, or (C) as part of a privileged communication to an attorney;

(vi) gross neglect of duty, including, but not limited to, refusal to attend to the duties of employment hereunder;

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(vii) dishonesty, insubordination, or gross negligence in the performance of his duties hereunder;

(viii) (1) pleading guilty or nolo contendere to, or being convicted of, a felony, or (2) pleading guilty or nolo contendere to, or being convicted of, a crime of theft or conversion or a crime of moral turpitude, or gross or willful misconduct, which materially and adversely affects the Bank’s reputation in the community or which evidences the lack of Employee’s fitness or ability to perform his duties hereunder;

(ix) direct or indirect, individually or in association with any person or entity, diversion of any Corporate Opportunity to any person or entity other than the Bank, except as authorized in a writing executed by the Bank. “Corporate Opportunity” shall mean any business opportunity in the Bank’s lines of business existing at the time such opportunity is discovered by Employee or in a line of business which the Employee knows at the time such opportunity is discovered that the Bank is planning to enter;

(x) counseling, advising, assisting, procuring or aiding any other person in any of the above-recited activities or knowing, or having reason to know, that a Bank employee has or is about to engage in any of the above-recited activities and not revealing said knowledge or belief to the Bank;

(xi) abusive use of alcohol or drugs;

(xii) any sexual harassment (in any form) of Bank customers or employees; or

(xiii) material breach of any provision of this Agreement.

(e) Notice of Termination. Any termination during the Term (other than termination pursuant to Subsection 5(a) above on account of death or Subsection 5(c) above on account of the Employee’s resignation) shall result from a determination of the Bank’s Board of Directors, acting in good faith, after the Employee has been informed of the provisions of this Agreement deemed to have been violated and has been provided an opportunity to appear before the Bank’s Board of Directors in order to respond to such allegations. Any such termination shall be communicated by written Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

(f) Date of Termination. The “Date of Termination” shall, for purposes of this Agreement, mean: (i) if the Employee’s employment is terminated by his death, the date of his death; (ii) if the Employee’s employment is terminated on account of disability pursuant to Subsection 5(b) above, five (5) days after Notice of Termination is given; (iii) if the Employee’s employment is terminated on account of his resignation pursuant to Subsection 5(c), the date of such resignation; and (iv) if the Employee’s employment is terminated by the Bank for Cause pursuant to Subsection 5(d) above, the date specified in the Notice of Termination.

6. Compensation upon Termination or During Disability.

(a) Death. If the Employee’s employment shall be terminated by reason of his death, the Bank shall, within ninety (90) days of the Employee’s death, pay a lump sum death benefit to such person as the Employee shall have designated in a notice filed with the Bank or, if no such person shall be designated, to the Employee’s estate. The amount of such death benefit shall be equal to the portion of the Employee’s Base Salary earned as of the date of his death which is due the Employee and which shall, at the date of death, be unpaid.

(b) Disability. During any period that the Employee is unable, and fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Employee shall continue to receive his Base Salary until the Employee’s employment is terminated due to disability pursuant to Subsection 5(b) hereof. Upon termination due to death prior to a termination as specified in the preceding sentence, Subsection 6(a) above shall apply. For periods of time after termination pursuant to Subsection 5(b) hereof, any disability payments which

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the Employee may be entitled to receive pursuant to Subsection 4(c) hereof shall be paid pursuant to the terms of such plan or arrangement.

(c) Resignation. If the Employee’s employment shall be terminated by reason of the Employee’s resignation pursuant to Subsection 5(c) hereof, the Employee shall be entitled to the portion of the Employee’s Base Salary earned as of the date of his resignation which is due the Employee but unpaid.

(d) Cause. If the Employee’s employment shall be terminated for Cause pursuant to Subsection 5(d) hereof, the Bank shall, through the Date of Termination, continue to pay the Employee his Base Salary at the rate in effect at the time a Notice of Termination is given.

(e) Termination Without Cause. In the event of a termination of the Employee’s employment by the Bank without Cause, the Bank shall pay the Employee the portion of the Base Salary not previously paid the Employee.

7. Duties Upon Termination. Upon the Employee’s termination of employment hereunder for any reason whatsoever, the Employee shall immediately return to the Bank any Confidential Information (as hereinafter defined) and, whether or not constituting Confidential Information, any technical data, loan or deposit information, sales or marketing plans, sales or other records, customer lists, customer records, rolodexes and any manuals, drawings, tape recordings, computer programs, disks, and any other physical representations of any information relating to, the Bank or its affiliates or to the Bank’s business. The Employee hereby acknowledges that any and all of such items, physical representations and information are and shall remain at all times the exclusive property of the Bank. The Employee also agrees that upon termination of employment hereunder for any reason whatsoever he shall immediately remove his property and personal effects from all offices of the Bank.

8. Confidentiality Agreement.

(a) Confidential Information. The Employee shall not disclose or use or otherwise exploit (for his own benefit or the benefit of any other Person) at any time, either during or after his association with the Bank, any Confidential Information of which the Employee becomes aware, whether or not any such information is developed by him, except to the extent such disclosure or use is required in the performance of assigned duties for the Bank. The Employee shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft. For purposes of this Agreement, “Confidential Information” shall mean all non-public, proprietary technical and commercial information of the Bank or any affiliate, including, without limitation, manner of operations, financial information and lists and records of Bank borrowers or depositors.

(b) Intellectual Property. In the event that the Employee as part of his duties on behalf of the Bank generates, authors, or contributes to any invention, design, new development, device, method or process, whether or not patentable or reduced to practice or comprising Confidential Information, any copyright work, whether or not comprising Confidential Information, or any other Confidential Information, relating to the Bank (hereinafter collectively referred to as “Intellectual Property”) the Employee acknowledges that such Intellectual Property is the exclusive property of the Bank and hereby assigns all right, title and interest in and to such Intellectual Property to the Bank. Any copyrightable work prepared in whole or in part by Employee shall be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Bank shall own all of the rights comprised in the copyright therein. The Employee shall promptly and fully disclose all such Intellectual Property to the Bank and shall cooperate with the Bank to protect the Bank’s interests in such Intellectual Property, including, without limitation, providing reasonable assistance in the securing of patent protection and copyright registrations and signing all documents where reasonably requested by the Board of Directors of the Bank, even if such request occurs after the Term.

(c) Assignment of Intellectual Property. The Employee further agrees that:

(i) He will assign to the Bank any Intellectual Property conceived or reduced to practice by him during the Term and related to the Bank or any of its affiliates;

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(ii) He will execute all papers and perform all acts that the Bank deems necessary or advisable for the preparation, prosecution, issuance, procurement or maintenance of patent applications and patents of the United States or foreign countries for said Intellectual Property;

(iii) He will execute any and all papers and documents that shall be required or necessary to vest title in the Bank to said Intellectual Property; and

(iv) All models, drawings, memoranda and other materials or records made or used by the Employee in connection with his duties shall be the property of the Bank and shall be left with the Bank at the expiration or termination of this Agreement.

(d) Injunctive Relief; Invalidity of Any Provision. The Employee acknowledges that his breach of any covenant contained in this Section 8 will result in irreparable injury to the Bank and any of its affiliates and that the Bank’s and the affiliate’s remedy at law for such a breach will be inadequate. Accordingly, the Employee agrees and consents that either the Bank or any of its affiliates, in addition to all other remedies available to any of them at law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by the Bank of any covenant contained in this Section 8. If any provision of this Section 8 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

(e) Rights Cumulative. The rights and remedies of the Bank under this Section 8 are in addition to, and cumulative of, any other rights and remedies that the Bank may have, whether by law or by equity.

9. Restrictive Covenants.

(a) Acknowledgments. The undersigned acknowledges that (i) his services as a Bank Employee have been of a special, unique and extraordinary character and that his position with TBI and/or the Bank placed him in a position of confidence and trust with the customers of TBI and/or the Bank and allowed him access to Confidential Information, (ii) he will benefit from the consummation of the transactions contemplated under the Agreement, (iii) he would not have had significant contact with any TBI and/or the Bank customers if not for his service as a Bank Employee and the name, reputation and goodwill of TBI and/or the Bank, (iv) the nature and periods of restrictions imposed by the covenants contained in this Section 9 are fair, reasonable and necessary to protect and preserve for the Company and the Bank (A) the customer relationships developed by TBI and/or the Bank through significant time and expense and (B) the benefits of the undersigned’s service as a Bank Employee, (v) the Company, the Bank and their Affiliates would sustain great and irreparable loss and damage if the undersigned were to breach any of such covenants, (vi) the Company, the Bank and their Affiliates conduct their business actively in and throughout the entire Territory (as herein defined) and (vii) the Territory is reasonably sized.

(b) Covenants. Having acknowledged the foregoing, the undersigned covenants and agrees with the Company that (except in the event the Employee’s employment hereunder is terminated by the Bank during the Term without Cause) he will not, directly or indirectly, from the date hereof through the date one year following the Effective Time, engage in any of the following:

(i) attempt in any manner to cause or otherwise encourage any employee of the Bank to leave the employ of the Bank;

(ii) (A) engage in or (B) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholder, member, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any Person which is, at the time, directly or indirectly, engaged in, any portion of the Financial Industry within the Territory or in competition within the Territory with any aspect of the business activities of the Company, the Bank or any Affiliate thereof (provided, however, that the

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undersigned may own, solely as a passive investment, securities of any Person which are traded on a national securities exchange or in the over-the-counter market if the undersigned does not own more than one percent (1%) of any class of securities of such Person);

(iii) solicit, divert, or take away, or attempt to solicit, divert or take away, the Financial Industry business or relationship of any of the customers of the Company, the Bank or any of their Affiliates, or any prospective customers which were solicited by the Bank while the undersigned was a Bank Employee, for the purpose of selling to or servicing for any such customer or prospective customer any Financial Industry product or service; or

(iv) cause or attempt to cause any of the foregoing customers or prospective customers of the Company or the Bank to refrain from maintaining or acquiring from or through the Company or the Bank (or any of their Affiliates) any banking product or service, and will not assist any other Person or Persons to do so.

The undersigned covenants further that, without limitation as to time, he will not directly or indirectly disclose or use or otherwise exploit for his own benefit, or the benefit of any other Person, any Confidential Information.

(c) Definitions. For purposes of this Agreement,

(i) the “Territory” shall mean that area comprised of all points in Scott County, Indiana and in all Indiana counties contiguous to Scott County, Indiana. The undersigned shall be prohibited from maintaining a business address within such Territory if he is engaged in any of the activities enumerated in Subsection 9(b)(ii) hereof at such address, and he shall also be prohibited from engaging in any of the activities enumerated in Subsection 9(b)(ii) hereof within such Territory even if the undersigned maintains a business or residential address outside said Territory; and

(ii)  the “Financial Industry” shall mean the banking, mortgage banking and/or finance business, and any and all activities and enterprises incidental or related thereto.

(d) Injunctive Relief; Invalidity of Any Provision. The undersigned acknowledges that his breach of any covenant contained in this Section 9 will result in irreparable injury to the Company, the Bank and their Affiliates and that the Company’s, the Bank’s and the Affiliates’ remedy at Law for such a breach will be inadequate. Accordingly, the undersigned agrees and consents that the Company, the Bank or any of their Affiliates, in addition to all other remedies available to any of them at Law, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by the undersigned of any covenant contained in this Section 9. If any provision of this Section 9 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

(e) Rights Cumulative. The rights and remedies of the Company, the Bank and their Affiliates under this Section 9 are in addition to, and cumulative of, any other rights and remedies that the Company, the Bank or any of their Affiliates may have by Law with respect to this Agreement. The parties further agree that in the event of a breach by the undersigned of Section 6(b) hereof, the period set forth in Section 6(b) hereof shall not begin until the undersigned permanently ceases his breach thereof.

10. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, whether written or oral. No provisions of any employee handbook of the Bank shall be deemed part of this Agreement. No supplements, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not

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similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

11. Successors and Assigns; Assignment. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided, however, that this Agreement is intended to be personal to the Employee and the rights and obligations of the Employee hereunder may not be assigned or transferred by him.

12. Notices. Any deliveries, notices or other communications required or permitted hereunder shall be deemed to have been duly made or given (i) if delivered in person, (ii) if sent by registered mail, return receipt requested, postage prepaid, (iii) if sent by a nationally recognized overnight courier, or (iv) if sent by facsimile transmission, to the addresses or facsimile numbers of the parties as follows:

Bank:	The Scott County State Bank
Attn.: James D. Rickard, Director
101 West Spring Street
New Albany, Indiana 47150
Facsimile No.: (812) 949-6812

With a Copy to:	J. David Smith, Jr.
Stoll Keenon Ogden PLLC
300 West Vine Street, Suite 2100
Lexington, Kentucky 40507
Facsimile No.: (859) 253-1093

Employee:

or to each party, at such other address or facsimile number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given (i) on the date received if personally delivered, (ii) two days following the date deposited in the mail if delivered by mail, (iii) one day following the date sent by overnight courier if delivered by overnight courier or (iv) the date sent by facsimile if delivered by facsimile transmission.

13. Governing Law. Subject to Section 18 hereof, this Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the State of Indiana without taking into account provisions regarding choice of law or conflicts of law, except to the extent certain matters may be governed as a matter of law by federal law.

14. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same document.

15. Severability of Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

16. Survival. The provisions of Section 8 hereof shall survive the termination, for any reason, of this Agreement, in accordance with their terms.

17. Right of Setoff. Upon termination of Employee’s employment, the Bank has the right to set off against and deduct from any amounts payable to Employee hereunder (whether in the form of salary, bonus or otherwise) all and any amounts owing to the Bank by Employee for any reason and in any capacity.

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18. Arbitration. The parties agree, without in any way impairing the rights afforded the Bank pursuant to Section 8(d) or 9(d) hereof, that any issue, dispute, controversy, or claim arising out of, related to or connected in any way with this Agreement which cannot be otherwise resolved, shall be submitted to arbitration in Louisville, Kentucky, in accordance with the Commercial Arbitration Rules of The American Arbitration Association and the ensuing arbitration award may be entered as a final judgment in any court having jurisdiction. Any dispute as to whether an issue is to be resolved by arbitration shall be submitted as part of the arbitration proceeding. As part of the arbitration award, legal costs, attorneys’ fees, and the fees of expert witnesses may be assessed against any person found to have acted in bad faith, but in no event shall any arbitration award include any consequential, incidental, special, punitive, or exemplary damages of any nature whatsoever.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

THE SCOTT COUNTY STATE BANK
(“Bank”)

By:__________________________________
      STEVE HAUER
      PRESIDENT

(“Employee”)

____________________________________
_____________________

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EXHIBIT D

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), entered into this _____ day of ______________, 2006, by and among Community Bank Shares of Indiana, Inc., an Indiana corporation (the “Company”), The Bancshares, Inc., an Indiana corporation (“TBI”), The Scott County State Bank, an Indiana corporation (the “Bank”), and Steve A. Hauer (the “Executive”).

WITNESSETH

WHEREAS, TBI, the Bank’s former parent company, entered into a Definitive Agreement with the Company on February 15, 2006 which outlined a series of transactions which resulted contemporaneously herewith in all of the issued and outstanding stock of TBI being acquired by the Company (the “Merger”) and the payment of certain sums to Hauer by virtue of his status as a TBI shareholder and the holder of certain options with respect to the TBI common stock (the “Merger Consideration”); and
WHEREAS, pursuant to subsection 11(b)(ii) of the Executive’s employment agreement with the Bank and TBI (the “Employment Agreement”), the Executive is entitled to terminate employment for “Good Reason” (as defined in subsection 9(c) of the Employment Agreement) following a “Change of Control” (as defined in subsection 11(b)(ii)) and receive a payment equal to 2.99 times his “annualized includable compensation for the base period;” and

WHEREAS, pursuant to subsection 11(b)(iii) of the Executive’s Employment Agreement, the Executive is entitled to terminate employment for Good Reason following a Change of Control and receive three years of continued participation in each employee welfare benefit plan in which the Executive and his dependents are entitled to participate prior to a Change of Control (payments under this recital and the preceding recital are collectively referred to as the “Severance Benefit”); and

WHEREAS, the Executive, the Bank and the Company agree that the Merger permitted the Executive to terminate employment for Good Reason under his Employment Agreement and to receive a payment of his Severance Benefit; and

WHEREAS, the Company desires to terminate the Executive’s Employment Agreement and to continue Executive’s employment with the Bank under this Agreement for the six-month period following the closing date of the Merger; and

WHEREAS, the Bank, TBI and the Executive agree to the termination of the Employment Agreement (and the acknowledgment of the rights of each party thereunder and the waiver by the Executive of certain rights thereunder) and the payment of the Severance Benefit under this Agreement; and

WHEREAS, the Executive agrees to continue as an employee of the Bank for the six-month period following the closing date of the Merger without terminating employment for Good Reason due to the Merger; and

WHEREAS, Executive desires to be assured of a secure minimum compensation, fair and reasonable benefits from the Bank for his services and payment of the Severance Benefit; and

WHEREAS, the Bank desires reasonable protection of its confidential business and customer information which it shall develop over the years at substantial expense and assurance that Executive shall not compete with the Bank for a reasonable period of time after termination of his employment with the Bank, except as otherwise provided herein;

NOW, THEREFORE, BE IT RESOLVED, in consideration of the foregoing premises, the mutual covenants and undertakings herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, covenant and agree as follows:

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1. Employment. Upon the terms and subject to the conditions set forth in this Agreement, the Bank employs Executive as the Bank’s President and Chief Executive Officer, and Executive accepts such employment.

2. Positions. (a) Executive agrees to serve as President and Chief Executive Officer of the Bank and to perform such duties in that office as may reasonably be assigned to him by the Company’s or the Bank’s board of directors and such duties which are of the character as those generally associated with that office; provided, however, that such duties shall be performed in or from the principal executive offices of the Bank, located in Scottsburg, Indiana. Executive shall not be required to be absent from the location of the principal executive offices of the Bank on travel status or otherwise more than 45 days in any calendar year. Neither the Company nor the Bank shall, without the written consent of Executive, relocate or transfer Executive to any other location other than the principal executive office of the Bank in Scottsburg, Indiana. The Executive shall devote substantially all his business time and efforts to the Company’s and the Bank’s business and shall not engage in other business activities without the Company’s prior consent, whether or not such business activity is pursued for profit, gain or other pecuniary advantage. The Executive may invest his assets in such form or manner as shall not require any services on his part in the operation of the affairs of the enterprises in which the investments are made. The Executive may use his discretion in fixing his hours and schedule of work consistent with the proper discharge of his duties.

(b) During the Term, Company agrees to elect Executive as one of the directors of the Bank.

3. Term. The term of this Agreement shall begin on ______________, 2006 (the “Effective Date”) and shall end on the date which is six months following such date (the “Term”). The parties hereto agree that, upon the expiration of the Term, the Executive’s employment with the Bank shall terminate and the Executive shall be entitled to a termination payment under Section 8, unless the Executive and the Bank agree in writing to extend the Term. The Bank shall be under no obligation whatsoever to renew or continue the employment of the Executive.

4. Salary. Executive shall receive an annual minimum salary of [__________________ Thousand Dollars ($_________)] (“Base Compensation”) payable at regular intervals in accordance with the Bank’s normal payroll practices in effect from time to time. The Executive also shall be entitled to receive any director’s fees for his services as a director of the Bank and any committees of such board of directors which currently is $_______________ per year payable ___________.

5. Benefit Programs. (a) During the Term, Executive shall be entitled to participate in or receive benefits under (i) any life, health, hospitalization, medical, dental, disability or other insurance policy or plan, (ii) pension or retirement plan, (iii) bonus or profit-sharing plan or program, (iv) deferred compensation plan or arrangement, and (v) any other executive benefit plan, program or arrangement, made available by the Bank on the date of this Agreement and from time to time in the future to the Bank’s directors, officers and employees on a basis consistent with the terms, conditions and overall administration of the foregoing plans, programs or arrangements and with respect to which Executive is otherwise eligible to participate or receive benefits.

(b) In addition to the benefits described above, the Bank shall provide to Executive, at no expense to the Executive, health care coverage for the Executive and Executive’s spouse.

6. General Policies. (a) So long as the Executive is employed by the Bank pursuant to this Agreement, Executive shall receive reimbursement from the Bank, as appropriate, for all reasonable business expenses incurred in the course of his employment by the Bank, upon submission to the Bank of written vouchers and statements for reimbursement.

(b) So long as Executive is employed by the Bank pursuant to this Agreement, Executive shall be entitled to office space and working conditions consistent with his position as President and Chief Executive Officer of the Bank.

(c) During the Term, the Executive shall be entitled to two weeks of paid vacation, which shall be utilized at such times when his absence shall not materially impair the Bank’s normal business functions. In

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addition to the vacation described above, Executive also shall be entitled to all paid holidays customarily given by the Bank to its officers.

(d) During the Term, the Bank shall provide the Executive with an automobile, either leased or purchased, at no expense to the Executive, and pay for all maintenance and insurance thereon, for use in connection with Executive’s performance of his duties. The Executive shall account for any personal use of the automobile in the manner prescribed by the Bank from time to time, and acknowledges that the value of that personal use shall be reflected as taxable income on his Form W-2 from the Bank.

(e) All other matters relating to the employment of Executive by the Bank not specifically addressed in this Agreement shall be subject to the general policies regarding employees of the Bank in effect from time to time, so long as such general policies are not inconsistent with any of the provisions of this Agreement (in which event the provisions of this Agreement shall control).

7. Termination of Employment. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in Sections 9 and 10 hereof, Executive’s employment by the Bank may be terminated prior to the expiration of the Term of this Agreement by either the Executive or the Bank by delivering a Notice of Termination (as defined in Section 11) two weeks in advance of such termination.

(b) Nothing contained in this Agreement shall impair, affect or change any requirements otherwise imposed upon the Bank or the Executive by applicable statute, law, rule, regulation or other legal requirement, including, without limitation, the Executive’s COBRA rights upon termination of employment.

8. Termination Payments. (a) In the event of termination of the Executive’s employment pursuant to Section 3 or Section 7 hereof, compensation (including Base Compensation) shall continue to be paid, and the Executive shall continue to participate in the employee benefit, retirement and compensation plans and other perquisites as provided in Sections 5 and 6 hereof, through the Date of Termination specified in the Notice of Termination in a manner consistent with the applicable terms of the governing plan documents. Any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive’s participation in such plans through such date shall be paid when due under those plans. In addition, the Executive shall be entitled to receive a severance payment of _____________ Dollars ($________) in a lump sum within 30 days of the Date of Termination.

(b) In addition to the payments provided for in this Section, the Executive and his dependents shall also be entitled to continue participation in each Employee Welfare Benefit Plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) in which the Executive was a participant as of the Date of Termination for the three-year period following the Date of Termination unless a no less favorable benefit is provided by a subsequent employer of the Executive. If the terms of any Employee Welfare Benefit Plan or applicable laws do not permit continued participation by the Executive, Bank shall, at its sole cost and expense, arrange to provide to the Executive and his dependents a benefit substantially similar to, and no less favorable than, the benefit they were entitled to receive under such Employee Welfare Benefit Plan at the end of the period of coverage.

(c) In the event the Executive is a Key Employee on the Date of Termination, payment of all amounts under subsection 8(a) will be suspended for six months following the Executive’s Separation from Service (as defined below). The Executive will receive payment on the first day following the six-month suspension period. If the Executive incurs a Separation from Service due to death, regardless of whether the Executive meets the definition of a Key Employee, payment of his benefit will not be suspended. For purposes of this subsection, “Key Employee” means the Executive is an officer of the Bank having annual compensation greater than $140,000 (as adjusted in the same manner as under Section 415(d) of the Internal Revenue Code of 1986, as amended (the “Code”)) except that the base period will be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 will be rounded to the next lower multiple of $5,000); a five-percent owner of the Company; or a one-percent owner of the Company having an annual compensation greater than $150,000. For purposes of this subsection, “Separation from Service” means the date on which the Executive dies, retires or otherwise experiences a Termination of Employment with the Bank. Provided, however, a Separation

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from Service does not occur if the Executive is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if the leave is for a longer period, so long as the individual’s right to reemployment with the Bank is provided either by statute or by contract. If the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or contract, there will be a Separation from Service on the first date immediately following such six-month period. An Executive will incur a “Termination of Employment” when a termination of employment is incurred under Proposed Treasury Regulation 1.409A-1(h)(ii) or any final version of such Proposed Regulation.

(d) In no event will any payments made under this Agreement exceed an amount which would be subject to an excise tax as an “excess parachute payment” under Code Section 280G.

9. Confidentiality Covenants. In order to induce the Bank to enter into this Agreement, the Executive hereby agrees as follows:

(a) Confidential Information. The Executive shall not disclose or use or otherwise exploit (for his own benefit or the benefit of any other Person) at any time, either during or after his association with the Bank, any Confidential Information of which the Executive becomes aware, whether or not any such information is developed by him, except to the extent such disclosure or use is required in the performance of assigned duties for the Bank. The Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft. For purposes of this Agreement, “Confidential Information” shall mean all non-public, proprietary technical and commercial information of the Bank or any affiliate, including, without limitation, manner of operations, financial information and lists and records of Bank borrowers or depositors.

(b) Intellectual Property. In the event that the Executive as part of his duties on behalf of the Bank generates, authors, or contributes to any invention, design, new development, device, method or process, whether or not patentable or reduced to practice or comprising Confidential Information, any copyright work, whether or not comprising Confidential Information, or any other Confidential Information, relating to the Bank (hereinafter collectively referred to as “Intellectual Property”) the Executive acknowledges that such Intellectual Property is the exclusive property of the Bank and hereby assigns all right, title and interest in and to such Intellectual Property to the Bank. Any copyrightable work prepared in whole or in part by Executive shall be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Bank shall own all of the rights comprised in the copyright therein. The Executive shall promptly and fully disclose all such Intellectual Property to the Bank and shall cooperate with the Bank to protect the Bank’s interests in such Intellectual Property, including, without limitation, providing reasonable assistance in the securing of patent protection and copyright registrations and signing all documents where reasonably requested by the board of directors of the Bank, even if such request occurs after the Term.

(c) Assignment of Intellectual Property. The Executive further agrees that:

(i) He will assign to the Bank any Intellectual Property conceived or reduced to practice by him during the Term and related to the Bank or any of its affiliates;

(ii) He will execute all papers and perform all acts that the Bank deems necessary or advisable for the preparation, prosecution, issuance, procurement or maintenance of patent applications and patents of the United States or foreign countries for said Intellectual Property;

(iii) He will execute any and all papers and documents that shall be required or necessary to vest title in the Bank to said Intellectual Property; and

(iv) All models, drawings, memoranda and other materials or records made or used by the Executive in connection with his duties shall be the property of the Bank and shall be left with the Bank at the expiration or termination of this Agreement.

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(d) Injunctive Relief; Invalidity of Any Provision. The Executive acknowledges that his breach of any covenant contained in this Section will result in irreparable injury to the Bank and any of its affiliates and that the Bank’s and the affiliate’s remedy at law for such a breach will be inadequate. Accordingly, the Executive agrees and consents that either the Bank or any of its affiliates, in addition to all other remedies available to any of them at law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by the Bank of any covenant contained in this Section. If any provision of this Section is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

(e)  Rights Cumulative. The rights and remedies of the Bank under this Section are in addition to, and cumulative of, any other rights and remedies that the Bank may have, whether by law or by equity.

10.	Non-Compete Covenants.

(a) Acknowledgments. The undersigned acknowledges that (i) his services as a Bank employee have been of a special, unique and extraordinary character and that his position with the Bank placed him in a position of confidence and trust with the customers of the Bank and allowed him access to Confidential Information, (ii) he has benefited from the consummation of the Merger and he will benefit from the consummation of the transactions contemplated under the Agreement, (iii) he would not have had significant contact with any Bank customers if not for his service as a Bank employee and the name, reputation and goodwill of the Bank, (iv) the nature and periods of restrictions imposed by the covenants contained in this Section 10 are fair, reasonable and necessary to protect and preserve for the Bank (A) the customer relationships developed by the Bank through significant time and expense and (B) the benefits of the undersigned’s service as a Bank employee, (v) the Bank and its affiliates (including, without limitation, the Company and its subsidiaries) would sustain great and irreparable loss and damage if the undersigned were to breach any of such covenants, (vi) the Bank and its affiliates (including, without limitation, the Company and its subsidiaries) conduct its business actively in and throughout the entire Territory (as herein defined) and (vii) the Territory is reasonably sized.

(b) Covenants. Having acknowledged the foregoing, the undersigned covenants and agrees with the Bank, in consideration of the Merger Consideration and the benefits to the Executive under this Agreement, that he will not, directly or indirectly, from the date hereof through the date three years following the date the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Indiana, engage in any of the following:

(i) attempt in any manner to cause or otherwise encourage any employee of the Bank to leave the employ of the Bank;

(ii) (A) engage in or (B) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholder, member, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any person or entity which is, at the time, directly or indirectly, engaged in, any portion of the Financial Industry within the Territory or in competition within the Territory with any aspect of the business activities of the Bank or any affiliate thereof (provided, however, that the undersigned may own, solely as a passive investment, securities of any person which are traded on a national securities exchange or in the over-the-counter market if the undersigned does not own more than one percent (1%) of any class of securities of such person or entity);

(iii) solicit, divert, or take away, or attempt to solicit, divert or take away, the Financial Industry business or relationship of any of the customers of the Bank or any of its affiliates, or any prospective customers which were solicited by the Bank while the undersigned was a Bank employee, for the purpose of selling to or servicing for any such customer or prospective customer any Financial Industry product or service; or

(iv) cause or attempt to cause any of the foregoing customers or prospective customers of the Bank to refrain from maintaining or acquiring from or through the Bank (or any of its affiliates) any

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Financial Industry product or service, and will not assist any other person or persons or entity or entities to do so.

The Executive covenants further that, without limitation as to time, he will not directly or indirectly disclose or use or otherwise exploit for his own benefit, or the benefit of any other person, any Confidential Information.

(c) Definitions. For purposes of this Agreement,

(i) the “Territory” shall mean that area comprised of all points in Scott County, Indiana and in all Indiana counties contiguous to Scott County, Indiana. The undersigned shall be prohibited from maintaining a business address within such Territory if he is engaged in any of the activities enumerated in subsection 10(b)(ii) hereof at such address, and he shall also be prohibited from engaging in any of the activities enumerated in subsection 10(b)(ii) hereof within such Territory even if the undersigned maintains a business or residential address outside said Territory; and

(ii) the “Financial Industry” shall mean the banking, mortgage banking and/or finance business, and any and all activities and enterprises incidental or related thereto.

(d) Injunctive Relief; Invalidity of Any Provision. The undersigned acknowledges that his breach of any covenant contained in this Section 10 will result in irreparable injury to the Company, the Bank and their affiliates and that the Company’s and the Bank’s affiliates’ remedy at law for such a breach will be inadequate. Accordingly, the undersigned agrees and consents that the Company, the Bank or any of their respective affiliates, in addition to all other remedies available to any of them at law, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by the undersigned of any covenant contained in this Section 10. If any provision of this Section is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

(e) Rights Cumulative. The rights and remedies of the Company, the Bank and their affiliates under this Section are in addition to, and cumulative of, any other rights and remedies that the Bank or any of its affiliates may have by law with respect to this Agreement. The parties further agree that in the event of a breach by the undersigned of subsection 10(b), the period set forth in subsection 10(b) hereof shall not begin until the undersigned permanently ceases his breach thereof.

11. Notice of Termination. Any termination of the Executive’s employment with the Bank as contemplated by Section 7 hereof, except in the circumstances of the Executive’s death, shall be communicated by a written “Notice of Termination” by the terminating party to the other parties hereto.

12. Suspensions. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s or any affiliates’ affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), the Company’s and Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

13. Removal. If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s or any affiliates’ affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

14. Regulatory Oversight. (a) All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of the Bank by

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order of any state or federal banking regulatory agency with supervision of the Company, the Bank or any of their affiliates, unless stayed by appropriate proceedings, and the Bank shall not be under any obligation to perform any of its obligations hereunder if it is informed in writing by any state or federal banking regulatory agency with supervision of the Company, the Bank or any of their affiliates that performance of such obligations would constitute an unsafe or unsound banking practice.

(b) If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

(c) Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditional upon compliance with 12 USC §1828(k) and any regulation promulgated thereunder.

15. Legal Fees. If a dispute arises regarding the interpretation or enforcement of this Agreement and the Executive obtains a final judgment in his favor in a court of competent jurisdiction, all reasonable legal fees and expenses incurred by the Executive in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or otherwise pursuing his claim shall be paid by the Bank, to the extent permitted by law.

16. Death. Should the Executive die after termination of his employment with Bank while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to his estate.

17. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Steve A. Hauer
___________________
Scottsburg, IN 47170

If to the Company:	Community Bank Shares of Indiana, Inc.
James D. Rickard
President and Chief Executive Officer
101 West Spring Street
New Albany, IN 47150
Facsimile Number: (812) 949-6812

If to the Bank:	The Scott County State Bank
125 West McClain Avenue
Scottsburg, Indiana 47170
Facsimile No.: (812) _______

With a Copy to:	J. David Smith, Jr.
Company Counsel	Stoll Keenon Ogden PLLC
300 West Vine Street, Suite 2100
Lexington, Kentucky 40507
Facsimile No.: (859) 246-3662

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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18. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana, without reference to the choice of law principles or rules thereof, except to the extent that federal law shall be deemed to apply.

19. Successors and Assigns. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank, by agreement in form and in substance satisfactory to the Executive, in the exercise of his reasonable judgment, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a material intentional breach of this Agreement. As used in this Agreement, “Bank” shall mean Bank as hereinbefore defined and any successor to its business or assets as aforesaid.

20. Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Bank and the Executive. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a wavier of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

21. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

23. Assignment. This Agreement is personal in nature and no party hereto shall, without consent of the other parties, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Section 16 and Section 19 above.

24. Enforcement. The Executive acknowledges that the restrictions contained in Section 9 and 10, in view of the nature of the business in which the Company and the Bank is engaged, are reasonable and necessary in order to protect the legitimate business interests of the Bank and that any violation of Section 9 or 10 would result in irreparable injury to the Company and the Bank. In the event of a breach or a threatened breach by the Executive of Section 9 or 10 of this Agreement, the Company and the Bank shall be entitled to an injunction restraining the Executive from the commission of such breach, and to recover their attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing herein contained shall be construed as prohibiting the Company and the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of money damages. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by the Executive against the Company and the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of such covenants and agreements. If any provision of this Agreement, including Section 9 or 10, is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties shall execute all documents necessary to evidence such amendment.

25. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The Bank shall incur the cost of all fees and expenses associated with filing a request for arbitration with the AAA, whether such filing is made on behalf of the Bank or the Executive, and the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA. The Bank shall reimburse the Executive for all costs and expenses, including reasonable attorneys’

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fees, arising from such dispute, proceedings or actions, following the delivery of the decision of the arbitrator finding in favor of the Executive; provided that if such finding is not in favor of the Executive then such the Executive shall reimburse the Bank for the initial filing fee paid by either of them to the AAA. Further, the settlement of the dispute by the parties to be approved by the board of directors of the Bank may include a provision for the reimbursement by the Bank to the Executive for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions. Additionally, the board of directors of the Bank may authorize such reimbursement of such costs and expenses by separate action upon a written action and determination of such board of directors following a final disposition of the matter. Such reimbursement shall be paid within ten days of the Executive furnishing to the Bank evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Executive.

26. Document Review. The Bank and the Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY LEGAL COUNSEL TO THE BANK AND THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM SUCH COUNSEL.

27. Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

28. Termination of Employment Agreement; Waiver of Certain Rights. The parties hereto agree that effective this date the Employment Agreement is terminated in all respects. Executive further agrees that, in exchange for the Merger Consideration and the benefits to Executive hereunder, and in consideration of the fact that any options granted to Executive in 2006 pursuant to Section 6 of the Employment Agreement may have been without value in light of the Merger, he hereby waives any and all rights he may have or had had to receive stock options regarding TBI common stock in 2006 pursuant to Section 6 of the Employment Agreement.

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IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the ___ day of_______________, 2006.

COMMUNITY BANK SHARES OF INDIANA, INC.

By: _________________________________________

THE SCOTT COUNTY STATE BANK
(“Bank”)

By: _________________________________________

THE BANCSHARES, INC.

By: _________________________________________

EXECUTIVE

_______________________________________________
Steve A. Hauer

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EXHIBIT “E”

MATTERS AS TO WHICH
KRIEG DEVAULT LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the respective meanings set forth in the Agreement.

1. TBI is a bank holding company existing and in good standing under the Laws of the State of Indiana with corporate power and authority to conduct its business and to own and use its Assets. The Bank is a state banking corporation existing and in good standing with the FDIC and under the Laws of the State of Indiana with corporate power and authority to conduct its business and to own and use its Assets.

2. TBI’s authorized capital stock consists of 252,000 shares of TBI Common Stock, of which, 202,908 shares were outstanding as of the Closing Date. The outstanding shares of TBI Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. There are no Rights obligating TBI to issue or acquire any of its equity securities.

3. The Bank’s authorized capital stock consists of ___________ shares of Bank common stock, of which, ___ shares were outstanding as of the Closing Date. The outstanding shares of Bank common stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. There are no Rights obligating the Bank to issue or acquire any of its equity securities.

4. The execution and delivery by TBI of the Agreement do not, and if TBI were now to perform its obligations under the Agreement, such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of TBI or, to our Knowledge, result in any material breach of, or default or acceleration under, any Contract or Order to which TBI or any TBI Subsidiary is a party or by which any of such Persons is bound.

5. The Agreement has been duly and validly executed and delivered by TBI and assuming valid authorization, execution and delivery of the Agreement by the Company and Merger Subsidiary, constitutes a valid and binding agreement of TBI, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

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EXHIBIT “F”

MATTERS AS TO WHICH
STOLL KEENON OGDEN PLLC WILL OPINE

Capitalized terms used in this Exhibit shall have the respective meanings set forth in the Agreement.

1. The Company is a bank holding company existing and in good standing under the Laws of the State of Indiana with corporate power and authority to conduct its business and to own and use its Assets. Merger Subsidiary is a company existing and in good standing under the Laws of the State of Indiana with the corporate power and authority to conduct its business and to own and use its Assets.

2. The Company’s authorized capital stock consists of 5,000,000 shares of preferred stock and 10,000,000 shares of Company Common Stock, of which no shares and ____ shares, respectively, were outstanding as of the Closing Date. The outstanding shares of Company Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders and are fully paid and nonassessable.

3. The execution and delivery by the Company and Merger Subsidiary of the Agreement do not, and if the Company and Merger Subsidiary were now to perform their respective obligations under the Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of the Company or Merger Subsidiary or, to our Knowledge, result in any material breach of, or default or acceleration under, any Contract or Order to which Company, Merger Subsidiary or any Company Subsidiary is a party or by any of such Persons is bound.

4. The Agreement has been duly and validly executed and delivered by the Company and Merger Subsidiary, and, assuming valid authorization, execution and delivery of the Agreement by TBI, constitutes a valid and binding agreement of the Company and Merger Subsidiary enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

5. The shares of Company Common Stock to be issued to the shareholders of TBI as contemplated in the Agreement have been registered under the 1933 Act, and when issued and delivered following consummation of the Merger will be fully paid and nonassessable under the IBCL.

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AMENDMENT NO. 1
Dated as of February 20, 2006
to
Agreement and Plan of Merger
By and Among
Community Bank Shares of Indiana, Inc.
CBIN Subsidiary, Inc.
and
The Bancshares, Inc.
Dated February 15, 2006

Community Bank Shares of Indiana, Inc. (“Company”), CBIN Subsidiary, Inc. (“Merger Subsidiary”) and The Bancshares, Inc. (“TBI”) (collectively the “Parties”) agree as follows:

PRELIMINARY STATEMENT

The Parties entered into a certain Agreement and Plan of Merger dated February 15, 2006 (the “Agreement”) in connection with the acquisition of TBI by the Company. The Parties have agreed to amend the Agreement in the manner set forth below.

Section I. Cross-References and Definitions.

(a) Reference is made to the Agreement. Upon and after the effective date of this Amendment all references to the Agreement in that document, or in any related document, shall mean the Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or waiver of any noncompliance with the provisions of, the Agreement, and, except as specifically provided in this Amendment, the Agreement shall remain in full force and effect.

(b) Unless otherwise defined herein, terms used in this Amendment which are defined in the Agreement shall have the same meaning herein as therein.

Section II. Amendments. The Agreement is hereby amended as of the date hereof, as follows:

(1)	by adding to Section 9.11(a) of the Agreement the following:

Each officer of the Bank with a title of Executive Vice-President shall be able, following the Effective Time, to participate in the Company Stock Award Plan on the same terms and conditions as comparably ranked officers of the Company and it Subsidiaries.

(2)          by deleting Section 9.13 of the Agreement and substituting in lieu thereof the following:

The Company shall not for three (3) years following the Effective Time effect a decrease in the fees currently payable to individuals serving on the Board of Directors of the Bank for their services in such capacity.

Section III. Governing Law. This Amendment shall be construed in accordance with, and governed by, the laws of the State of Indiana, without reference to its principles of conflicts of law or choice of law.

Section IV. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties and their respective successors and assigns and all of which taken together shall constitute one and the same agreement.

Section V. Binding Effect; Benefit. This Amendment shall be binding on, and inure to the benefit of, the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns.

* * * *

[Remainder of Page Left Intentionally Blank]

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or have caused this Amendment to be executed by their duly authorized officers or agents, all as of the day and year first above written.

COMMUNITY BANK SHARES OF INDIANA, INC.

By: _/s/ JAMES D. RICKARD________________
James D. Rickard
President and Chief Executive Officer

THE BANCSHARES, INC.

By: _/s/ STEVE A. HAUER__________________
Steve A. Hauer
President and Chief Executive Officer

CBIN SUBSIDIARY, INC.

By: __/s/ JAMES D. RICKARD_______________
James D. Rickard
President and Chief Executive Officer

3

AMENDMENT NO. 2
Dated as of May 11, 2006
to
Agreement and Plan of Merger
By and Among
Community Bank Shares of Indiana, Inc.
CBIN Subsidiary, Inc.
and
The Bancshares, Inc.
Dated February 15, 2006

Community Bank Shares of Indiana, Inc. (“Company”), CBIN Subsidiary, Inc. (“Merger Subsidiary”) and The Bancshares, Inc. (“TBI”) (collectively the “Parties”) agree as follows:

PRELIMINARY STATEMENT

The Parties entered into a certain Agreement and Plan of Merger dated February 15, 2006, as amended by that certain Amendment No. 1 dated February 20, 2006 (as amended, the “Agreement”), in connection with the acquisition of TBI by the Company. The Parties have agreed to amend the Agreement in the manner set forth below.

Section I. Cross-References and Definitions.

(a) Reference is made to the Agreement. Upon and after the effective date of this Amendment all references to the Agreement in that document, or in any related document, shall mean the Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or waiver of any noncompliance with the provisions of, the Agreement, and, except as specifically provided in this Amendment, the Agreement shall remain in full force and effect.

(b) Unless otherwise defined herein, terms used in this Amendment which are defined in the Agreement shall have the same meaning herein as therein.

Section II. Amendments. The Agreement is hereby amended as of the date hereof, as follows:

(1) by deleting Section 1.1 (uu) in its entirety and inserting in lieu thereof the following:

“(uu) “Exchange Agent” shall mean the Bank.”

(2) by deleting the first sentence of Section 5.1(a) in its entirety and inserting in lieu thereof the following:

“The Company shall appoint the Exchange Agent to act as exchange agent for payment of the Merger Consideration upon surrender of certificates representing TBI Common Stock.”

Section III. Governing Law. This Amendment shall be construed in accordance with, and governed by, the laws of the State of Indiana, without reference to its principles of conflicts of law or choice of law.

Section IV. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties and their respective successors and assigns and all of which taken together shall constitute one and the same agreement.

Section V. Binding Effect; Benefit. This Amendment shall be binding on, and inure to the benefit of, the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns.

* * * *

[Remainder of Page Left Intentionally Blank]

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or have caused this Amendment to be executed by their duly authorized officers or agents, all as of the day and year first above written.

COMMUNITY BANK SHARES OF INDIANA, INC.

By: ___/s/ James D. Rickard_____________________
James D. Rickard
President and Chief Executive Officer

THE BANCSHARES, INC.

By: ____/s/ Steve A. Hauer_____________________
Steve A. Hauer
President and Chief Executive Officer

CBIN SUBSIDIARY, INC.

By: ___/s/ James D. Rickard_____________________
James D. Rickard
President and Chief Executive Officer

3

APPENDIX B

CHAPTER 44 OF THE
INDIANA BUSINESS CORPORATION LAW

IC 23-1-44
Chapter 44. Dissenters’ Rights

IC 23-1-44-1
“Corporation” defined
23-1-44-1 Sec. 1. As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-2
“Dissenter” defined
23-1-44-2 Sec. 2. As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-3
“Fair value” defined
23-1-44-3 Sec. 3. As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-4
“Interest” defined
23-1-44-4 Sec. 4. As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-5
“Record shareholder” defined
23-1-44-5 Sec. 5. As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-6
“Beneficial shareholder” defined
23-1-44-6 Sec. 6. As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-7
“Shareholder” defined
23-1-44-7 Sec. 7. As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-8
Right to dissent and obtain payment for shares
23-1-44-8 Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
(1) Consummation of a plan of merger to which the corporation is a party if:
(A)	shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and
(B)	the shareholder is entitled to vote on the merger.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.
(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.
(4) The approval of a control share acquisition under IC 23-1-42.
(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:
(1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or
(2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets — National Market Issues or a similar market.
(c) A shareholder:
(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or
(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);
may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.
As added by P.L.149-1986, SEC.28. Amended by P.L.107-1987, SEC. 19.

IC 23-1-44-9
Dissenters’ rights of beneficial shareholder
23-1-44-9 Sec. 9. (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.
(b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:
(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-10
Proposed action creating dissenters’ rights; notice
23-1-44-10 Sec. 10. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.
(b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.
As added by P.L.149-1986, SEC.28. Amended by P.L.107-1987, SEC.20.

IC 23-1-44-11
Proposed action creating dissenters’ rights; assertion of dissenters’ rights
23-1-44-11 Sec. 11. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:
(1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) must not vote the shareholder’s shares in favor of the proposed action.
(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-12
Dissenters’ notice; contents
23-1-44-12 Sec. 12. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.
(b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:
(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;
(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and
(5) be accompanied by a copy of this chapter.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-13
Demand for payment and deposit of shares by shareholder
23-1-44-13 Sec. 13. (a) A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.
(b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-14
Uncertificated shares; restriction on transfer; dissenters’ rights
23-1-44-14 Sec. 14. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.
(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-15
Payment to dissenter
23-1-44-15 Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.
(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2) a statement of the corporation’s estimate of the fair value of the shares; and
(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.
As added by P.L.149-1986, SEC.28. Amended by P.L.107-1987, SEC.21.

IC 23-1-44-16
Failure to take action; return of certificates; new action by corporation
23-1-44-16 Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release •the transfer restrictions imposed on uncertificated shares.
(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-17
Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares
23-1-44-17 Sec. 17. (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-18
Dissenters’ estimate of fair value; demand for payment; waiver
23-1-44-18 Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:
(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;
(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or
(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
(b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-19
Court proceeding to determine fair value; judicial appraisal
23-1-44-19 Sec. 19. (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(e) Each dissenter made a party to the proceeding is entitled to judgment:
(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or
(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.
As added by P.L.149-1986, SEC.28.

IC 23-1-44-20
Costs; fees; attorney’s fees
23-1-44-20 Sec. 20. (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.
(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or
(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
As added by P.L.149-1986, SEC.28.

APPENDIX C

COMMUNITY BANK SHARES OF INDIANA, INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2005
AND RELATED NOTES

COMMUNITY BANK SHARES OF INDIANA, INC.
New Albany, Indiana

FINANCIAL STATEMENTS
December 31, 2005, 2004, and 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Community Bank Shares of Indiana, Inc.
New Albany, Indiana

We have audited the accompanying consolidated balance sheets of Community Bank Shares of Indiana, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Bank Shares of Indiana, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC

Louisville, Kentucky
January 27, 2006, except for Note 19, as to which the date is February 15, 2006.

CONSOLIDATED BALANCE SHEETS
December 31
(In thousands, except share amounts)

	2005	2004
ASSETS
Cash and due from financial institutions	$11,225	$10,473
Interest-bearing deposits in other financial institutions	1,358	1,859
Securities available for sale	98,835	90,152
Loans held for sale	1,694	1,348
Loans, net of allowance for loan losses of $5,920 and $4,523	512,448	450,676
Federal Home Loan Bank stock	8,572	8,365
Accrued interest receivable	2,500	1,859
Premises and equipment, net	10,933	11,548
Cash surrender value life insurance	13,610	11,550
Other assets	3,833	2,236

	$665,008	$590,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$47,573	$43,837
Interest-bearing	417,263	367,469
Total deposits	464,836	411,306
Short-term borrowings	47,735	43,629
Federal Home Loan Bank advances	98,000	82,000
Subordinated debenture	7,000	7,000
Accrued interest payable	1,066	729
Other liabilities	3,596	2,621
Total liabilities	622,233	547,285

Shareholders’ equity
Preferred stock, without par value;
5,000,000 shares authorized; none issued	-	-
Common stock, $.10 par value per share
10,000,000 shares authorized;
3,001,067 shares issued and 2,605,544
shares outstanding; 3,001,067 issued and
2,629,654 shares outstanding	300	300
Additional paid-in capital	24,971	24,845
Retained earnings	26,329	24,098
Accumulated other comprehensive income (loss)	(2,838)	(1,024)
Unearned ESOP and performance share awards
(2004 - 215 shares)	-	(2)
Treasury stock, at cost (2005 - 395,523 shares,
2004 - 371,198 shares)	(5,987)	(5,436)
Total shareholders’ equity	42,775	42,781

	$665,008	$590,066

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31
(In thousands, except per share amounts)

	2005	2004	2003
Interest and dividend income
Loans, including fees	$30,993	$24,073	$22,145
Taxable securities	3,352	2,929	2,047
Tax-exempt securities	291	376	630
Federal Home Loan Bank dividends	364	366	391
Interest-bearing deposits in other financial institutions	58	42	39
	35,058	27,786	25,252
Interest expense
Deposits	10,782	7,240	6,143
Federal Home Loan Bank advances	4,746	4,979	5,221
Other Short-term borrowings	1,816	577	311
	17,344	12,796	11,675

Net interest income	17,714	14,990	13,577

Provision for loan losses	1,750	1,105	1,274

Net interest income after provision for loan losses	15,964	13,885	12,303

Non-interest income
Service charges on deposit accounts	2,593	2,021	1,707
Commission income	74	64	109
Net gain on sales of available for sale securities	23	138	653
Net gain on sales of mortgage loans	426	322	592
Loan servicing income, net of amortization	36	49	(53)
Increase in cash surrender value of life insurance	527	493	543
Gain on recognition of life insurance benefit	656	-	-
Gain on disposition of equity stock	345	-	-
Other income	185	184	133
	4,865	3,271	3,684

Non-interest expense
Salaries and employee benefits	8,843	7,679	7,097
Occupancy	1,193	1,130	957
Equipment	1,142	1,231	989
Data processing	1,883	1,333	1,407
Marketing and advertising	503	387	287
Legal and professional service fees	836	573	586
Other expense	1,755	1,570	1,781
	16,155	13,903	13,104

Income before income taxes	4,674	3,253	2,883

Income tax expense	925	665	581

Net income	$3,749	$2,588	$2,302

Earnings per share:
Basic	$1.43	$0.98	$0.88
Diluted	$1.41	$0.97	$0.87

Dividends per share	$0.58	$0.54	$0.53

See accompanying notes.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31
(In thousands except share amounts)

	Common Stock
	Shares Outstanding	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned ESOP and Performance Share Awards	Treasury Stock	Total Shareholders’ Equity

Balance at January 1, 2003	2,394,752	$273	$19,533	$27,373	$1,332	$(80)	$(5,134)	$43,297

Comprehensive income:
Net income	-	-	-	2,302	-	-	-	2,302
Change in net unrealized gains (losses),
securities available for sale, net of
reclassification and tax effects	-	-	-	-	(1,041)	-	-	(1,041)
Change in unrealized gains (losses),
interest rate swap net of reclassification
and tax effects	-	-	-	-	(708)	-	-	(708)
Change in minimum pension liability,
net of tax effects	-	-	-	-	17	-	-	17
Total comprehensive income								570

Cash dividends declared ($.53 per share)	-	-	-	(1,376)	-	-	-	(1,376)
Purchase of treasury stock	(29,629)	-	-	-	-	-	(475)	(475)
Stock options exercised	14,750	-	(60)	-	-	-	268	208
Commitment of shares to be released
under ESOP	3,823	-	24	-	-	41	-	65
Balance at December 31, 2003	2,383,696	273	19,497	28,299	(400)	(39)	(5,341)	42,289

Comprehensive income:
Net income	-	-	-	2,588	-	-	-	2,588
Change in net unrealized gains (losses),
securities available for sale, net of
reclassification and tax effects	-	-	-	-	(230)	-	-	(230)

See accompanying notes.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31
(In thousands except share amounts)

	Common Stock
	Shares Outstanding	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned ESOP and Performance Share Awards	Treasury Stock	Total Shareholder’s Equity

Change in unrealized gains (losses),
interest rate swap net of
reclassification and tax effects	-	-	-	-	(361)	-	-	(361)
Change in minimum pension liability,
net of tax effects	-	-	-	-	(33)	-	-	(33)
Total comprehensive income								1,964

Stock dividend on common stock (10%)	238,661	27	5,339	(5,370)	-	-	-	(4)
Cash dividends declared ($.54 per share)	-	-	-	(1,419)	-	-	-	(1,419)
Purchase of treasury stock	(22,864)	-	-	-	-	-	(533)	(533)
Stock options exercised	26,386	-	(31)	-	-	-	438	407
Commitment of shares to be released
under ESOP	3,775	-	40	-	-	37	-	77

Balance at December 31, 2004	2,629,654	$300	$24,845	$24,098	$(1,024)	$(2)	$(5,436)	$42,781

Comprehensive income:
Net income	-	-	-	3,749	-	-	-	3,749
Change in net unrealized gains
(losses), securities available
for sale, net of reclassification and tax effects	-	-	-	-	(1,259)	-	-	(1,259)
Change in unrealized gains (losses),
interest rate swap net of
reclassification and tax effects	-	-	-	-	(534)	-	-	(534)
Change in minimum pension liability,
net of tax effects	-	-	-	-	(21)	-	-	(21)
Total comprehensive income								1,935
See accompanying notes.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31
(In thousands except share amounts)

	Common Stock
	Shares Outstanding	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned ESOP and Performance Share Awards	Treasury Stock	Total Shareholders’ Equity
Cash dividends declared ($.58 per share)	-	-	-	(1,518)	-	-	-	(1,518)
Purchase of treasury stock	(24,700)	-	-	-	-	-	(557)	(557)
Stock award expense	-	-	125	-	-	-	-	125
Stock options exercised	375	-	(1)	-	-	-	6	5
Commitment of shares to be released
under ESOP	215	-	2	-	-	2	-	4
Balance at December 31, 2005	2,605,544	$300	$24,971	$26,329	$(2,838)	$0	$(5,987)	$42,775

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31
(In thousands)

	2005	2004	2003
Cash flows from operating activities
Net income	$3,749	$2,588	$2,302
Adjustments to reconcile net income to
net cash from operating activities
Provision for loan losses	1,750	1,105	1,274
Depreciation	1,231	1,256	1,109
Net amortization of securities	259	387	1,019
Net gain on sales of available for sale securities	(23)	(138)	(653)
Mortgage loans originated for sale	(27,622)	(20,227)	(28,595)
Proceeds from mortgage loan sales	27,702	27,887	37,244
Net gain on sales of mortgage loans	(426)	(322)	(592)
Increase in cash surrender value of life insurance	(527)	(493)	(543)
Gain on life insurance benefit	(656)	-	-
Federal Home Loan Bank stock dividends	(207)	(366)	(299)
ESOP and stock option compensation expense	129	77	65
Gain on disposition of equity stock	(345)	-	-
Net change in
Accrued interest receivable	(641)	(10)	118
Accrued interest payable	337	378	14
Other assets	(1,644)	(280)	727
Other liabilities	1,931	1,081	(139)
Net cash from operating activities	4,997	12,923	13,051

Cash flows from investing activities
Net change in interest-bearing deposits	501	358	(1,267)
Available for sale securities:
Sales	5,127	8,596	26,323
Purchases	(26,608)	(28,455)	(65,318)
Maturities, prepayments and calls	10,655	12,253	46,280
Loan originations and payments, net	(63,993)	(69,443)	(70,694)
Purchase of premises and equipment, net	(616)	(1,473)	(1,116)
Proceeds from life insurance benefit	977	-	-
Investment in cash surrender value of life insurance	(1,854)	-	-
Net cash from investing activities	(75,811)	(78,164)	(65,792)

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31
(In thousands)

	2005	2004	2003
Cash flows from financing activities
Net change in deposits	$53,530	$69,991	$51,485
Net change in short-term borrowings	4,106	(1,696)	8,932
Proceeds from Federal Home Loan Bank advances	86,500	10,000	46,340
Repayment of Federal Home Loan Bank advances	(70,500)	(18,200)	(48,840)
Proceeds from issuance of subordinated debentures	-	7,000	-
Exercise of stock options	5	407	208
Purchase of treasury stock	(557)	(533)	(475)
Cash dividends paid	(1,518)	(1,419)	(1,376)
Net cash from financing activities	71,566	65,550	56,274

Net change in cash and due from banks	752	309	3,533

Cash and due from banks at beginning of year	10,473	10,164	6,631

Cash and due from banks at end of year	$11,225	$10,473	$10,164

Supplemental cash flow information:
Interest paid	$17,007	$12,418	$11,661
Income taxes paid, net of refunds	1,460	368	471

Supplemental noncash disclosures:
Transfers from loans to loans held for sale	-	7,513	-
Transfers from loans to foreclosed real estate	471	175	1,025
Transfers from loans to repossessed assets	-	-	3

See accompanying notes.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Community Bank Shares of Indiana, Inc. and its wholly owned subsidiary, Your Community Bank, collectively referred to as “the Company”. The Bank utilizes three wholly-owned subsidiaries to manage its investment portfolio. CBSI Holdings, Inc. and CBSI Investments, Inc. are Nevada corporations which jointly own CBSI Investment Portfolio Management, LLC, a Nevada limited liability corporation which holds and manages the Bank’s investment securities. The Bank established a new Community Development Entity (CDE) subsidiary in July 2002 named CBSI Development Fund, Inc. The CDE enables the Bank to participate in the federal New Markets Tax Credit (NMTC) Program. The NMTC Program is administered by the Community Development Financial Institutions Fund of the United States Treasury and is designed to promote investment in low-income communities by providing a tax credit over seven years for equity investments in CDE’s. During June 2004, the Company completed a placement of floating rate subordinated debentures through Community Bank Shares (IN) Statutory Trust I (Trust), a trust formed by the Company. Because the Trust is not consolidated with the Company, pursuant to FASB Interpretation No. 46, the financial statements reflect the subordinated debt issued by the Company to the Trust. Intercompany balances and transactions are eliminated in consolidation.

The Company provides financial services through its offices in Floyd and Clark counties in Indiana, and Jefferson and Nelson counties in Kentucky. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area.

Use of Estimates: To prepare financial statements in conformity with the U.S. generally accepted accounting principles. Management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, mortgage servicing rights and fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions with maturities less than 90 days, and federal funds sold. Net cash flows are reported for interest-bearing deposits in other financial institutions, loans, deposits, and short-term borrowings.

Interest-bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method, anticipating prepayments on mortgage backed activities. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Mortgage Banking Activities: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. To deliver closed loans to the secondary market and to control its interest rate risk prior to sale, the Company enters agreements to sell loans. The aggregate market value of mortgage loans held for sale considers the price of the sales contracts. Loan commitments related to the origination of mortgage loans held for sale and the corresponding sales contracts are considered derivative instruments. The Company’s commitments are for fixed rate mortgage loans, generally lasting 60 days and are at market rates when initiated. The Company had commitments to originate $4,307,000 and $350,000 in loans and an equal amount of corresponding sales contracts at December 31, 2005 and 2004. The impact of accounting for these instruments as derivatives was not material and substantially all of the gain on sale generated from mortgage banking activities continues to be recorded when closed loans are delivered into the sales contracts.

The Company sells loans on a servicing retained and also on a released basis. Servicing assets are recorded on loans sold with servicing retained and are capitalized in other assets and expensed into other income against service fee income in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses.

Interest income is accrued on the unpaid principal balance. Mortgage loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Interest income on commercial, mortgage and consumer loans is discontinued at the time the loan is 90 days delinquent. Consumer loans are typically charged-off no later than 120 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard, doubtful, or loss. The

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Smaller balance homogenous loans, such as consumer and residential real estate, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosure.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 7 to 40 years. Furniture, fixtures, and equipment are depreciated using the straight-line method with useful lives ranging from 2 to 10 years.

Federal Home Loan Bank (FHLB) Stock: The Bank is a member of the FHLB system. Members are required to own certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment. Because this stock is viewed as long term investment, impairment is based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Cash Surrender Value of Life Insurance: The Company has purchased life insurance policies on certain key executives. The life insurance is recorded at the amount that can be realized, which is referred to as the cash surrender value.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed. Foreclosed assets amounted to $106,000 at year-end 2005 and 2004 and are included in other assets in the consolidated balance sheets.

Repurchase Agreements: Repurchase agreement liabilities, included in short-term borrowings, represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Equity: Stock dividends of 20% or less are reported by transferring the fair value, as of the ex-dividend date, of the stock issued from retained earnings to common stock and additional paid-in capital. Fractional share amounts are paid in cash with a reduction in retained earnings.

Benefit Plans: Pension expense is the net of service and interest cost, return on plan assets, and amortization of gains and losses not immediately recognized. A minimum pension liability is separately recorded with an offset to other comprehensive income to the extent the plan’s current liability, if in excess of the plan’s assets, is not otherwise recorded. Profit sharing and 401k plan expense is the amount contributed determined by formula.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation: Prior to 2005, employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost was reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. Effective January 1, 2005, the Company adopted the fair value recognition provision of FASB Statement No. 123(r), Accounting for Stock-Based Compensation, and recognizes stock option expense based on fair value at date of grant. The following table illustrates for 2004 and 2003 the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FAS 123(r).

	2005	2004	2003
(In thousands, except per share amounts)

Net income as reported	$3,749	$2,588	$2,302
Add: Stock-based compensation expense
included in reported net income,
net of related tax effects	120
Less: Stock-based compensation expense
determined under fair value based method	(120)	(46)	(57)
Pro forma net income	$3,749	$2,542	$2,245

Basic earnings per share as reported	$1.43	$0.98	$0.88
Pro forma basic earnings per share	1.43	0.97	0.86

Diluted earnings per share as reported	1.41	0.97	0.87
Pro forma diluted earnings per share	1.41	0.96	0.85

The weighted-average assumptions for options granted during the year and the resulting estimated weighted average fair values per share used in computing 2005 recognized compensation expense and 2004 for pro forma disclosures are as follows. There were no stock options granted during 2003.

	2005	2004

Risk-free interest rate	3.66%	3.97%
Expected option life	5.6 years	9.1 years
Expected stock price volatility	15.70%	15.92%
Expected dividend yield	2.58%	2.61%
Weighted-average fair value of options
granted during the year	$2.76	$3.78

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Employee Stock Ownership Plan: The cost of shares issued to the ESOP, but not yet committed to be released or allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Derivatives: All derivative instruments are recorded at their fair values. If derivative instruments are designated as hedges of fair values, both the change in the fair value of the hedge and the hedged item are included in current earnings. Fair value adjustments related to cash flow hedges are recorded in other comprehensive income and reclassified to earnings when the hedged transaction is reflected in earnings. Ineffective portions of hedges are reflected in earnings as they occur.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unallocated. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options. The company paid a 10% stock dividend on December 27, 2004. Earnings and dividends per share are restated for all stock dividends through the date of issue of the financial statements.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income, recognized as separate components of equity, includes changes in the following items: unrealized gains and losses on securities available for sale, unrealized gains and losses on interest rate swaps, and a minimum pension liability.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are currently such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $4.1 million and $3.2 million was required to meet regulatory reserve and clearing requirements at year-end 2005 and 2004. These balances do not earn interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders, as more fully described in a separate note. These restrictions pose no practical limit on the ability of the Bank or Holding Company to pay dividends at historical levels.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Adoption of New Accounting Standards: The Company adopted FASB Statement 123 (revised 2004), Share-Based Payment, on January 1, 2005. The affect of this statement on the Company’s operating results was disclosed earlier in Note 1.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company adopted SOP03-3 effective January 1, 2005. SOP 03-3 requires that acquired loans to be recorded at the amount of the purchaser’s initial investment and prohibits carrying over valuation allowances from the seller for those individually evaluated loans that have evidence of deterioration in credit quality since origination, and it is probable all contractual cash flows on the loan will be unable to be collected. SOP 03-3 also requires the excess of all undiscounted cash flows expected to be collected at acquisitions over the purchaser’s initial investment to be recognized as interest income on a level-yield basis over the life of the loan. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan’s yield over its remaining life, while subsequent decreases are recognized as impairment. The adoption of this standard did not have a material impact on the Company’s operating results or financial condition.

Reclassifications: Some items in the prior years’ financial statements were reclassified to conform to the current presentation.

NOTE 2 - SECURITIES
The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
	(In thousands)
2005
U. S. Government and federal agency	$10,921	$5	$(198)
State and municipal	6,449	147	(17)
Mortgaged-backed	66,752	13	(2,025)
Corporate bonds	14,471	74	(149)
Mutual funds	242	-	(8)
Total	$98,835	$239	$(2,397)

2004
U. S. Government and federal agency	$4,739	$-	$(64)
State and municipal	6,613	256	-
Mortgaged-backed	63,943	256	(661)
Corporate bonds	14,611	57	(91)
Mutual funds	246	-	(4)
Total	$90,152	$569	$(820)

Sales of available for sale securities were as follows.
	2005	2004	2003
	(In thousands)

Proceeds	$5,127	$8,596	$26,323
Gross gains	30	141	653
Gross losses	(7)	(3)	-

The tax provision applicable to these net realized gains amounted to $8,000, $47,000 and $222,000, respectively. Contractual maturities of available for sale securities at year-end 2005 were as follows. Mortgage-backed securities and mutual funds which do not have a single maturity date are shown separately.

NOTE 2 - SECURITIES (Continued)

Fair Value
(In thousands)

Due in one year or less	$500
Due from one to five years	16,509
Due from five to ten years	1,505
Due after ten years	13,327
Mortgage-backed	66,752
Mutual Funds	242

Total	$98,835

Securities pledged at year-end 2005 and 2004 had a carrying amount of $80.8 million and $86.4 million to secure public deposits, repurchase agreements and Federal Home Loan Bank advances.

At year end 2005 and 2004, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at year end 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position are as follows:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2005	Value	Loss	Value	Loss	Value	Loss
U. S. Government and
federal agency	$4,341	$(41)	$4,651	$(157)	$8,992	$(198)
State and municipal	615	(17)	-	-	615	(17)
Mortgage-backed	28,420	(521)	37,479	(1,504)	65,899	(2,025)
Corporate bonds	-	-	5,504	(149)	5,504	(149)
Mutual funds	242	(8)	-	-	242	(8)

Total temporarily impaired	$33,618	$(587)	$47,634	$(1,810)	$81,252	$(2,397)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2004	Value	Loss	Value	Loss	Value	Loss
U. S. Government and
federal agency	$4,739	$(64)	$-	$-	$4,739	$(64)
Mortgage-backed	34,296	(317)	12,845	(344)	47,141	(661)
Corporate bonds	5,167	(77)	500	(14)	5,667	(91)
Mutual funds	246	(4)	-	-	246	(4)

Total temporarily impaired	$44,448	$(462)	$13,345	$(358)	$57,793	$(820)

NOTE 2 - SECURITIES (Continued)

Unrealized losses on securities have not been recognized into income because the issuers’ securities are of high credit quality (rated A- or higher), management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the securities approach their maturity date and/or market rates decline.

NOTE 3 - LOANS

Loans at year-end were as follows.
	2005	2004
	(In thousands)

Commercial	$92,640	$73,374
Real Estate:
Residential	111,969	100,553
Commercial	186,644	186,175
Construction	61,031	38,638
Home equity	58,060	49,677
Loans secured by deposit accounts	729	687
Consumer	7,295	6,095
Subtotal	518,368	455,199
Less: Allowance for loan losses	(5,920)	(4,523)
Loans, net	$512,448	$450,676

During 2005 and 2004, substantially all of the Company’s residential and commercial real estate loans were pledged as collateral to the Federal Home Loan Bank to secure advances.

Activity in the allowance for loan losses was as follows.

	2005	2004	2003
	(In thousands)

Beginning balance	$4,523	$4,034	$3,814
Provision for loan losses	1,750	1,105	1,274
Loans charged-off	(539)	(680)	(1,075)
Recoveries	186	64	21

Ending balance	$5,920	$4,523	$4,034

Information about impaired loans is presented below. There were no impaired loans for the periods presented without an allowance allocation.
	2005	2004	2003
	(In thousands)

Impaired loans at year-end	$2,483	$780	$805
Amount of the allowance for loan losses allocated	1,146	288	276
Average of impaired loans during the year	1,300	1,171	1,691
Interest income recognized during impairment	3	8	30

NOTE 3 - LOANS (Continued)

Nonperforming loans at year-end were as follows.

Loans past due over 90 days still on accrual	$5	$-	$25
Non-accrual loans	5,498	1,588	1,788

Nonperforming loans includes both smaller balance homogenous loans that are collectively evaluated for impairment and individually classified impaired loans.

Related Party Loans: Loans and off-balance-sheet commitments (including commitments to make loans, unused lines of credit, and letters of credit) to principal officers, directors, and their affiliates were as follows.

2005
(In thousands)

Beginning loans	$23,282
New loans	6,909
Effect of changes in related parties	(3,366)
Repayments	(7,696)

Ending loans	$19,129

	2005	2004
	(In thousands)

Off-balance-sheet commitments	$6,615	$8,061

Mortgage Banking Activities: Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were approximately $24.9 million and $30.6 million at year-end 2005 and 2004. Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in non-interest bearing deposits, were approximately $156,000 and $214,000 at year-end 2005 and 2004. Servicing assets related to these loans, included in other assets, were $164,000 and $212,000 at year-end 2005 and 2004. Amortization expense was $48,000 for both 2005 and 2004, and there was no valuation allowance required. The fair value for mortgage servicing rights were $269,000 and $249,000 at year-end 2005 and 2004.

NOTE 4- PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows.
	2005	2004
	(In thousands)
Land and land improvements	$1,294	$1,262
Buildings	9,674	9,878
Furniture, fixtures and equipment	7,025	6,494
Leasehold improvements	737	539
	18,730	18,173

Less: Accumulated depreciation	(7,797)	(6,625)
	$10,933	$11,548

NOTE 4- PREMISES AND EQUIPMENT (Continued)

Rent expense was $329,000, $305,000 and $195,000 for 2005, 2004, and 2003, respectively. Rent commitments under noncancelable operating leases (in thousands) were as follows, before considering renewal options that generally are present.

2006	$433
2007	458
2008	390
2009	392
2010	380
Thereafter	2,486
Total	$4,539

NOTE 5 - DEPOSITS

Time deposits of $100,000 or more were $93.1 million and $70.1 million at year-end 2005 and 2004.

Scheduled maturities of time deposits for the next five years (in thousands) were as follows.

2006	$139,961
2007	49,888
2008	5,547
2009	8,406
2010	7,510
Thereafter	288

Deposits from principal officers, directors and their affiliates at year-end 2005 and 2004 were approximately $8.5 million and $7.7 million.

NOTE 6 - SHORT-TERM BORROWINGS

Short-term borrowings consist of, retail repurchase agreements representing overnight borrowings from deposit customers, effectively deposit equivalents, federal funds purchased representing overnight borrowings from other financial institutions, and lines of credit with other financial institutions. The debt securities sold under the repurchase agreements were under the control of the subsidiary bank during 2005 and 2004.

Information concerning 2005 and 2004 short-term borrowings is summarized as follows.

	2005	2004
	(Dollars in thousands)
Repurchase agreements at year-end
Balance	$47,735	$42,640
Weighted average interest rate	3.72%	1.82%
Repurchase agreements during the year
Average daily balance	$39,905	$27,384
Maximum month-end balance	47,735	42,640
Weighted average interest rate	2.76%	0.86%

Federal funds purchased and lines of credit at year-end
Balance	$-	$989
Weighted average interest rate	-	2.44%
Federal funds purchased and lines of credit during the year
Average daily balance	$8,779	$9,188
Maximum month-end balance	32,772	22,680
Weighted average interest rate	3.35%	1.88%

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

At year-end, advances from the Federal Home Loan Bank (FHLB) were as follows.

	2005		2004
	Weighted		Weighted
	Average		Average
	Rate	Amount	Rate	Amount
	(Dollars in thousands)

Fixed rate	5.72%	$80,000	5.86%	$72,000
Variable rate	4.30	18,000	2.53	10,000
		$98,000		$82,000

The advances were collateralized by first mortgage loans and commercial loans under a blanket lien agreement and available for sale securities which were pledged as security under the agreement.

The contractual maturities of advances outstanding as of December 31, 2005 are as follows.

	Fixed	Variable
	(In thousands)

2006	$8,000	$18,000
2007	-	-
2008	4,000	-
2009	21,000	-
2010	47,000	-

The fixed rate advances consisted of $70.0 million in convertible advances. The FHLB has the quarterly right to require the Company to choose either conversion of the fixed rate to a variable rate tied to the three month LIBOR index or prepayment of the advance without penalty. There is a substantial penalty if the Company prepays the advances before FHLB exercises its right.

NOTE 8 - SUBORDINATED DEBENTURES

On June 17, 2004, a trust formed by the Company, Community Bank Shares (IN) Statutory Trust I (Trust), issued $7.0 million of floating rate trust preferred securities as part of a pooled offering of such securities. The Company issued subordinated debentures to the Trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the Trust. Distributions on the trust preferred securities are payable quarterly in arrears at the annual rate (adjusted quarterly) of three-month LIBOR plus 2.65% (5.15% as of the last adjustment), and are included in interest expense.

The subordinated debentures, which mature June 17, 2034, may be redeemed by the Company, in whole or in part, at any distribution payment date on or after the distribution payment date in June 2009, at the redemption price. In addition, the subordinated debentures are redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust debenture.

NOTE 8 - SUBORDINATED DEBENTURES (Continued)

Trust Preferred Securities are considered as Tier I capital for the Company under current regulatory guidelines.

NOTE 9 - BENEFIT PLANS

Defined Benefit Plans: The Company sponsors a defined benefit pension plan. The benefits are based on years of service and the employees’ highest average of total compensation for five consecutive years of employment. In 1997, the plan was amended such that there can be no new participants or increases in benefits to the participants.

A reconciliation of the projected benefit obligation and the value of plan assets follow.

	2005	2004
(In thousands)
Change in projected benefit obligation
Balance, beginning of year	$870	$775
Interest cost	49	47
Actuarial (gain) loss	52	82
Benefits paid to participants	(20)	(34)

Ending benefit obligation	951	870

Change in plan assets
Fair value, beginning of year	556	516
Actual return on plan assets	21	34
Employer contributions	41	40
Benefits paid to participants	(20)	(34)

Fair value, end of year	598	556

Funded status	(353)	(314)
Unrecognized net actuarial loss	436	402

Prepaid benefit cost	$83	$88

The components of pension expense and related actuarial assumptions were as follows:

	2005	2004	2003
(Dollars in thousands)
Interest cost	$49	$47	$50
Expected return on plan assets	(45)	(42)	(34)
Amortization of unrecognized loss	41	36	82
Pension expense (income)	$45	$41	$98

Discount rate on benefit obligation	5.50%	5.75%	6.25%
Rate of expected return on plan assets	8.00%	8.00%	8.00%

NOTE 9 - BENEFIT PLANS (Continued)

A minimum pension liability is separately recorded with an offset to other comprehensive income to the extent the plan’s current liability, if in excess of the plan’s assets, is not otherwise recorded. As a result of the 1997 amendment discussed previously, the plan’s projected benefit obligation also represents its current liability. At year-end 2005 and 2004, the plan’s current liability exceeded the assets by $353,000 and $314,000. Accordingly, the Company’s 2005 and 2004 balance sheets include a minimum pension liability of $436,000 and $402,000 which is in addition to the prepaid benefit cost otherwise recorded. Among other events, the amount carried in accumulated other comprehensive income will be reclassified to earnings should management elect to terminate the plan.

Plan Assets: The Company’s target allocation for 2006, pension plan asset allocation at year-end 2005 and 2004, and expected long-term rate of return by asset category are as follows:

	Target	Percentage of Plan		Weighted-Average
	Allocation	Assets at Year-end		Expected Long-Term
	2006	2005	2004	Rate of Return 2005
Asset Category
Mutual funds	85%	83%	85%	9.0%
Money market	15	17	15	4.0

Total		100%	100%	8.0%

Estimated Future Payments: The following benefit payments are expected:

Pension Benefits
2006	$26
2007	24
2008	22
2009	20
2010	19
Years 2011-2015	111

The Company expects to contribute $46,000 to its pension plan in 2006.

Employee Stock Ownership Plan: Employees participate in an Employee Stock Ownership Plan (ESOP). The ESOP borrowed from the Company to purchase 62,359 shares of Company stock at $9.16 per share. The Company makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. Dividends on allocated shares increase participant accounts. Participants receive the shares at the end of employment.

Contributions to the ESOP during 2005, 2004 and 2003 were $2,000, $37,000 and $41,000. Expense for 2005, 2004 and 2003 was $4,000, $77,000 and $65,000.

Shares held by the ESOP trust were as follows.
	2005	2004
(In thousands)
Allocated to participants	37	43
Unearned	-	-
Total ESOP shares	37	43

Fair value of unearned shares	$-	$4

NOTE 9 - BENEFIT PLANS (Continued)

Deferred Compensation Arrangements: The Company has entered into deferred compensation arrangements with certain directors and officers. The liability for such arrangements is fully accrued during the service period, with benefits paid monthly upon retirement until death, or date specified by the agreement. The liability was $455,000 and $500,000 at December 31, 2005 and 2004, respectively. Expense related to these arrangements for 2005, 2004 and 2003 was $18,000, $19,000 and $84,000.

Defined Contribution Plans: The 401(k) benefit plan matches employee contributions equal to 100% of the first 3% of the compensation contributed. Expense for 2005, 2004 and 2003 was $133,000, $111,000 and $132,000.

NOTE 10 - STOCK-BASED COMPENSATION PLANS

Stock Options: The Company’s stock option plan provides for the granting of both incentive and nonqualified stock options at exercise prices not less than the fair market value of the common stock on the date of grant and expiration dates of up to ten years. Terms of the options are determined by the Board of Directors at the date of grant and generally vest over periods of three to four years. Payment of the option price may be in cash or shares of common stock at fair market value on the exercise date. Non-employee directors are eligible to receive only nonqualified stock options. As of December 31, 2005, the plan allows for additional option grants of up to 323,600 shares.

A summary of the activity in the plan follows.

	2005		2004		2003
	Shares	Weighted Average Exercise Price	Weighted Average Exercise Shares	Price	Shares	Weighted Average Exercise Shares
	(In thousands, except per share amounts)
Outstanding at beginning of year	126	$16.27	131	$14.86	185	$15.46
Granted	77	24.26	31	20.17	-	-
Exercised	(1)	13.54	(29)	14.08	(17)	12.78
Forfeited	(3)	20.66	(7)	16.23	(37)	18.78

Outstanding at end of year	199	$19.28	126	$16.27	131	$14.86

Options exercisable at year-end	109	$15.65	104	$15.43	125	$14.90

NOTE 10 - STOCK-BASED COMPENSATION PLANS (Continued)

Information pertaining to options (in thousands) outstanding at December 31, 2005 is as follows.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Shares	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price
	(In thousands, except per share amounts)

$12.27 - $14.09	56	4.7	$12.99	56	4.7	$12.99
$14.64 - $16.82	10	4.8	15.14	101	4.8	5.14
$18.96 - $20.45	56	5.1	19.57	43	4.0	19.36
$22.51 - $24.76	77	9.5	24.28	-	-	-

Outstanding at end of year	199	6.6	$19.28	109	4.5	$15.65

The aggregate intrinsic value for options outstanding and options exercisable at December 31, 2005 was $821,000 and $778,000, respectively. There was $211,000 in total compensation cost related to unvested options not recognized at December 31, 2005, with a weighted-average period of 2.1 years over which the cost is expected to be recognized. There were no modifications or cash paid to settle stock options awards during the three year period ending December 31, 2005.

The following table provides further information regarding the Company’s stock options plan during each year.

	2005	2004	2003
(Dollars in thousands)
Compensation expense recognized for stock options	$69	$-	$-
Weighted average grant date fair value
of options granted	2.76	3.78	-
Total intrinsic value of options exercised	3	193	60
Total fair value of options vested	22	48	29
Cash received from options exercises	5	407	208

Performance Units Awards: The Company may grant performance unit awards to employees for up to 275,000 shares of common stock. The level of performance shares eventually distributed is contingent upon the achievement of specific performance criteria within a specified award period set at the grant date. The Company estimates the progress toward achieving these objectives when estimating the number of awards expected to vest and, correspondingly, periodic compensation expense. The Company recognized $86,000 in expense for performance units awards during 2005.

The compensation cost attributable to these restricted performance units awards is based on both the fair market value of the shares at the grant date and the Company’s stock price at the end of a reporting cycle. Thirty-five percent of the total award will be paid in cash and is therefore classified as a liability, with total compensation cost changing as the Company’s stock price changes. The remaining sixty-five percent is classified as an equity award; total compensation cost is based on the fair market value of sixty-five percent of the total award on the date of grant. The compensation expense is recognized over the specified performance period.

NOTE 10 - STOCK-BASED COMPENSATION PLANS (Continued)

A summary of the activity in the plan follows (in thousands, except per share amounts).

	2005
		Weighted Average
		Grant-Date
	Shares	Fair Value
Not vested at beginning
of year	-	$-
Granted	24	22.51
Vested	-	-
Forfeited	-	-

Not vested at end of year	24	$22.51

There was $158,000 in total compensation cost related to unvested performance units not recognized at December 31, 2005, with a weighted-average period of 1.0 year over which the cost is expected to be recognized. There were no modifications or cash paid to settle performance unit awards during the three year period ending December 31, 2005.

NOTE 11 - INCOME TAXES

Income tax expense (benefit) was as follows.

	2005	2004	2003
	(In thousands)

Current	$1,525	$599	$419
Deferred	(597)	3	21
Valuation allowance	(3)	63	141
Total	$925	$665	$581

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

	2005		2004		2003
	(Dollars In thousands)
Federal statutory rate times
financial statement income	$1,589	34.0%	$1,106	34.0%	$980	34.0%
Effect of:
Tax-exempt income	(153)	(3.3)	(156)	(4.8)	(222)	(7.7)
State taxes, net of federal
benefit	3	0.1	(63)	(2.1)	(141)	(4.9)
Change in
valuation allowance	(3)	(0.1)	63	2.1	141	4.9
Nontaxable earnings from
cash surrender value
of life insurance policies	(402)	(8.6)	(168)	(5.2)	(185)	(6.4)
New markets tax credit	(150)	(3.2)	(150)	(4.6)
Incentive stock options expense	17	0.4
Other, net	24	0.5	33	0.8	8	0.3
Total	$925	19.8%	$665	20.2%	$581	20.2%

NOTE 11 - INCOME TAXES (Continued)

Year-end deferred tax assets and liabilities were due to the following.

	2005	2004
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$2,228	$1,716
Employee benefit plans	187	159
Minimum pension liability	170	157
Net unrealized loss on securities available for sale	734	85
Net unrealized loss on interest rate swap	734	392
Net operating loss carryforward	260	263
Unused tax credits	-	37
Other	27	12
	4,340	2,821
Deferred tax liabilities:
Premises and equipment	(428)	(520)
FHLB stock	(507)	(466)
Deferred loan fees and costs	(160)	(149)
Mortgage Servicing Rights	(62)	(80)
Other	(37)	(61)
	(1,194)	(1,276)

Valuation allowance on net deferred tax assets	(260)	(263)

Net deferred tax asset	$2,886	$1,282

The Company incurred net operating losses for state income taxes during 2004, 2003 and 2002 which will be carried forward and applied to future state taxable income. Due to the uncertainty of the Company’s ability to use this benefit, a valuation allowance has been recorded. The cumulative state net operating loss is $3.1 million and can be carried forward for 15 years.

Your Community Bank qualified under provisions of the Internal Revenue Code which through 1987 permitted them to deduct from taxable income a provision for bad debts that exceeded the provision for loan losses charged to income on the financial statements. Retained earnings at December 31, 2005 and 2004 includes this benefit of approximately $3.7 million for which accounting standards do not require a deferred federal income tax liability to be recorded. If the bank was liquidated or otherwise ceased to be a bank or if tax laws were to change, this liability would be recorded with an offset to income tax expense.

NOTE 12 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

NOTE 12 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2005 and 2004, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no considerations or events since December 31, 2005 that management believes have changed the institution’s classification as well capitalized.

Actual and required capital amounts and ratios are presented below at year-end.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in millions)
2005
Total Capital (to Risk Weighted Assets):
Consolidated	$58.3	10.5%	$44.2	8%	N/A	N/A
Your Community Bank	57.9	10.5%	44.2	8	55.3	10%

Tier I Capital (to Risk Weighted Assets):
Consolidated	$52.3	9.5%	$22.1	4%	N/A	N/A
Your Community Bank	52.0	9.4%	22.1	4	33.2	6%

Tier I Capital (to Average Assets):
Consolidated	$52.3	8.0%	$26.3	4%	N/A	N/A
Your Community Bank	52.0	7.9%	26.3	4	32.8	5%

2004
Total Capital (to Risk Weighted Assets):
Consolidated	$55.1	11.3%	$39.0	8%	N/A	N/A
Your Community Bank	54.4	11.2%	39.0	8	48.7	10%

Tier I Capital (to Risk Weighted Assets):
Consolidated	$50.5	10.4%	$19.5	4%	N/A	N/A
Your Community Bank	49.9	10.3%	19.5	4	29.2	6%

Tier I Capital (to Average Assets):
Consolidated	$50.5	8.7%	$23.2	4%	N/A	N/A
Your Community Bank	49.9	8.6%	23.1	4	28.9	5%

Dividend Restrictions: The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s retained net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2006, the Bank could, without prior approval, declare dividends of approximately $2,328,000 plus any 2006 net profits retained to the date of the dividend declaration.

NOTE 13- INTEREST RATE SWAPS

On August 30, 2002, the Company entered into a $25,000,000 notional amount interest rate swap arrangement to exchange variable payments of interest tied to Prime for receipt of fixed rate payments of 6.51%. An additional $25,000,000 notional amount interest rate swap was entered into on June 19, 2003 to exchange variable payments of interest tied to Prime for receipt of fixed rate payments of 5.22%. The variable rate of the swaps resets daily, with net interest being settled monthly. The notional amount of the swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and other terms of the swaps.

The swaps have been designated by management as cash flow hedges of its Prime-based commercial loans to in effect convert the loans from variable interest to weighted average fixed interest rates of 6.76% on the initial swap until the swap’s maturity on August 30, 2007, and 5.58% on the subsequent swap until its maturity on June 19, 2008. The hedge relationships were determined to be highly effective. As such, changes in the fair value of the swaps are reported in other comprehensive income and will be reclassified to earnings over the lives of the hedges. During the 12 months ended December 31, 2005 and 2004, respectively, the Company recognized expense of $162,000 and income of $777,000. Based on current rates, $693,000 is expected to be transferred out of accumulated other comprehensive income as a reduction of interest income during 2006. The fair value of the swaps were liabilities of $1.9 million and $1.0 million as of year-end 2005 and 2004 and are reported in other liabilities in the Company’s consolidated financial statements.

NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as commitments to make loans for the Company’s portfolio, credit lines and letters of credit, are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2005		2004
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
	(In thousands)
Commitments to make loans	$11,150	$19,769	$808	$8,172
Unused lines of credit	-	140,956	-	142,787
Letters of credit	-	5,646	-	4,586
Commitments to make loans are generally made for periods of 30 days or less and are at market rates. The fixed rate loan commitments have interest rates ranging from approximately 6.90% to 7.05% and maturities ranging from 3 years to 14 years.

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end.

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Financial assets
Cash and due from financial institutions	$11,225	$11,225	$10,473	$10,473
Interest-bearing deposits in
other financial institutions	1,358	1,358	1,859	1,859
Securities available for sale	98,835	98,835	90,152	90,152
Loans held for sale	1,694	1,719	1,348	1,366
Loans, net	512,448	513,248	450,676	451,732
Federal Home Loan Bank stock	8,572	8,572	8,365	8,365
Accrued interest receivable	2,500	2,500	1,859	1,859

Financial liabilities
Deposits	464,836	463,613	411,306	411,586
Short-term borrowings	47,735	47,735	43,629	43,629
Advances from Federal Home Loan Bank	98,000	101,117	82,000	88,726
Subordinated debenture	7,000	7,000	7,000	7,000
Accrued interest payable	1,066	1,066	729	729
Interest rate swaps	1,881	1,881	1,005	1,005
The methods and assumptions used to estimate fair value are described as follows.

The estimated fair value equals the carrying amount for cash and due from banks, interest-bearing deposits in other financial institutions, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term borrowings, subordinated debenture, and variable rate loans or deposits that reprice frequently and fully. Security and interest rate swap fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the instrument and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of FHLB advances is based on current rates for similar financing. The fair value of off-balance-sheet items is based on current fees or costs that would be charged to enter into or terminate such arrangements and is not material.

NOTE 16- PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information for Community Bank Shares of Indiana, Inc. is as follows:

CONDENSED BALANCE SHEETS
	December 31
	2005	2004
	(In thousands)
ASSETS
Cash and due from financial institutions	$139	$657
Investment in subsidiaries	49,449	49,145
Other assets	700	516
Total assets	$50,288	$50,318

NOTE 16- PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Subordinated debenture	$7,000	$7,000
Accrued expenses and other liabilities	513	537
Total liabilities	7,513	7,537
Total shareholders’ equity	42,775	42,781
	$50,288	$50,318
CONDENSED STATEMENTS OF INCOME

	Years ended December 31
	2005	2004	2003
	(In thousands)
Income
Dividends from subsidiaries	$2,250	$2,600	$2,700
Management and other fees from subsidiaries	-	1,955	2,409
Interest and dividend income	-	-	2
Total income	2,250	4,555	5,111

Expense
Operating expenses	879	2,724	5,151

Income (loss) before income taxes and equity
in undistributed net income of subsidiaries	1,371	1,831	(40)

Income tax benefit	281	525	982

Income before equity in undistributed net
income of subsidiaries	1,652	2,356	942

Equity in undistributed (distributions in excess) of
net income of subsidiaries	2,097	232	1,360

Net income	$3,749	$2,588	$2,302

NOTE 16 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31
	2005	2004	2003
	(In thousands)

Cash flows from operating activities
Net income	$3,749	$2,588	$2,302
Adjustments to reconcile net income to net cash
from operating activities
Equity (in undistributed) distributions in excess
of net income of subsidiaries	(2,097)	(232)	(1,360)
Depreciation	-	-	395
(Increase) decrease in other assets
and liabilities, net	(100)	(6,753)	295
Net cash from operating activities	1,552	(4,397)	1,632

Cash flows from investing activities
Net change in interest-bearing deposits in other
financial institutions	-	1	-
Purchase of premises and equipment, net	-	802	(259)
Net cash from investing activities	-	803	(259)

Cash flows from financing activities
Net change in short-term borrowings	-	(1,200)	270
Proceeds from issuance of subordinated debenture	-	7,000	-
Exercise of stock options	5	407	208
Purchase of treasury stock	(557)	(533)	(475)
Stock dividend declared (10%)	-	(4)	-
Cash dividends paid	(1,518)	(1,419)	(1,376)
Net cash from financing activities	(2,070)	4,251	(1,373)

Net change in cash	(518)	657	-

Cash at beginning of year	657	-	-

Cash at end of year	$139	$657	$-

NOTE 17 - EARNINGS PER SHARE

The factors used in the earnings per share computation follows.
	2005	2004	2003
	(In thousands, except per share amounts)
Basic
Net income	$3,749	$2,588	$2,302

Average shares:
Common shares issued	3,001	3,001	3,001
Less: Unallocated ESOP shares	-	(2)	(4)
Treasury stock	(382)	(371)	(380)

Average shares outstanding	2,619	2,628	2,617

Net income per common share, basic	$1.43	$0.98	$0.88

Diluted
Net income	$3,749	$2,588	$2,302

Average shares:
Common shares outstanding for basic	2,619	2,628	2,617
Add: Dilutive effects of outstanding options	33	30	17
Average shares and dilutive
potential common shares	2,652	2,658	2,634

Net income per common share, diluted	$1.41	$0.97	$0.87

Stock options of 80,200 and 31,100 common shares were excluded from 2005 and 2003 diluted earnings per share because they were anti-dilutive. There were no anti-dilutive stock options for 2004.

NOTE 18 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.
	2005	2004	2003
	(In thousands)
Unrealized holding gains on
available for sale securities	$(1,884)	$(210)	$(927)
Less reclassification adjustments for gains
recognized in income	(23)	(138)	(653)
Net unrealized gain (loss) on securities
available for sale, net of reclassifications	(1,907)	(348)	(1,580)

Unrealized holding gain on interest
rate swaps	(1,039)	185	(388)
Amounts reclassified to interest income	163	(777)	(771)
Net unrealized gain (loss) on interest rate
swaps, net of reclassifications	(876)	(592)	(1,159)

Change in minimum pension liability	(34)	(54)	28

Other comprehensive income (loss)
before tax effects	(2,817)	(994)	(2,711)
Tax effect	1,003	370	979

Other comprehensive income (loss)	$(1,814)	$(624)	$(1,732)

NOTE 19 - PENDING ACQUISITION

On February 15, 2006, the Company executed a definitive agreement to acquire The Bancshares, Inc. (TBI). TBI has approximately $136 million in assets, and operates a total of three offices in Scottsburg, Indiana. The acquisition is valued at $31.1 million, with 65% of the purchase price to be paid in Company common stock and 35% in cash. The transaction, which is subject to regulatory approval, is expected to close in the third quarter of 2006.

NOTE 20 - QUARTERLY FINANCIAL DATA (UNAUDITED)

				Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Diluted
	(In thousands, except per share amounts)

2005
First quarter	$7,939	$4,269	$782	$0.30	$0.29
Second quarter	8,527	4,445	924	0.35	0.35
Third quarter	9,070	4,516	1,201	0.46	0.45
Fourth quarter	9,522	4,484	842	0.32	0.32

2004
First quarter	$6,522	$3,462	$607	$0.23	$0.23
Second quarter	6,692	3,624	605	0.23	0.23
Third quarter	7,027	3,790	657	0.25	0.25
Fourth quarter	7,545	4,114	719	0.27	0.27

APPENDIX D

THE BANCSHARES, INC. AUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2005 AND RELATED NOTES

Independent Auditor’s Report

Board of Directors and Stockholders
The Bancshares, Inc.
Scottsburg, Indiana

We have audited the accompanying consolidated balance sheets of The Bancshares, Inc. and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Bancshares, Inc. and Subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

New Albany, Indiana
January 6, 2006

THE BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS
Cash and due from banks	$5,222,959	$3,784,926
Federal funds sold	10,650,000	9,100,000
Total cash and cash equivalents	15,872,959	12,884,926

Securities available for sale, at fair value	3,945,782	9,442,658
Securities held to maturity (fair value of $23,787,856;
$10,386,695 in 2004)	23,791,544	10,239,322

Loans	88,038,696	91,233,978
Less allowance for loan losses	750,724	750,812
Net loans	87,287,972	90,483,166

Federal Reserve Bank stock, at cost	144,900	144,900
Federal Home Loan Bank stock, at cost	675,000	608,900
Foreclosed real estate held for sale	383,648	442,669
Premises and equipment	2,195,686	2,330,510
Accrued interest receivable	860,036	570,560
Other assets	878,217	861,374

Total Assets	$136,035,744	$128,008,985

LIABILITIES
Deposits:
Noninterest-bearing	$22,603,595	$22,575,143
Interest-bearing	84,870,851	79,612,714
Total deposits	107,474,446	102,187,857

Advances from Federal Home Loan Bank	13,500,000	11,850,790
Accrued interest payable	232,462	199,564
Other liabilities	612,848	537,682
Total Liabilities	121,819,756	114,775,893

STOCKHOLDERS’ EQUITY
Common stock of no par value per share
Authorized 252,000 shares; issued 250,692 shares	62,673	62,673
Capital surplus	2,096,803	2,096,803
Retained earnings	14,202,713	13,225,963
Accumulated other comprehensive income (loss)	(11,411)	(17,557)
Less treasury stock, at cost - 47,784 shares	(2,134,790)	(2,134,790)
Total Stockholders’ Equity	14,215,988	13,233,092

Total Liabilities and Stockholders’ Equity	$136,035,744	$128,008,985

See notes to consolidated financial statements.

THE BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
INTEREST INCOME
Loans, including fees	$6,189,425	$5,800,314	$5,657,599
Securities:
Taxable	484,467	233,085	289,960
Tax-exempt	169,283	231,854	278,185
Federal funds sold	206,586	59,758	39,152
Dividends and other interest income	37,014	33,824	32,395
Total interest income	7,086,775	6,358,835	6,297,291

INTEREST EXPENSE
Deposits	1,538,524	1,355,401	1,632,519
Advances from Federal Home Loan Bank	442,196	364,403	111,004
Total interest expense	1,980,720	1,719,804	1,743,523

Net interest income	5,106,055	4,639,031	4,553,768

Provision for loan losses	68,000	36,000	62,000
Net interest income after provision for loan losses	5,038,055	4,603,031	4,491,768

NONINTEREST INCOME
Service charges on deposit accounts	485,293	472,121	450,997
Other income	224,593	216,258	199,965
Total noninterest income	709,886	688,379	650,962

NONINTEREST EXPENSE
Compensation and benefits	2,078,573	1,851,780	1,703,664
Occupancy and equipment	426,271	447,365	445,552
Net loss on foreclosed real estate	68,876	31,412	11,347
Data processing	128,958	152,103	119,429
Professional fees	109,472	81,148	73,497
Advertising	53,597	50,454	52,410
Other expenses	712,868	705,665	673,287
Total noninterest expense	3,578,615	3,319,927	3,079,186

Income before income taxes	2,169,326	1,971,483	2,063,544

Income tax expense	776,614	692,783	712,851

Net Income	$1,392,712	$1,278,700	$1,350,693

Net income per common share, basic	$6.86	$6.17	$6.38

Net income per common share, diluted	$6.83	$6.15	$6.37

See notes to consolidated financial statements.

THE BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total

Balances at January 1, 2003	$62,673	$2,096,803	$11,392,714	$-	$(1,557,290)	$11,994,900

COMPREHENSIVE INCOME
Net income	-	-	1,350,693	-	-	1,350,693
Other comprehensive income:
Change in unrealized gain (loss) on securities available for sale, net of deferred income tax expense of $1,181	-	-	-	1,800	-	1,800
Less: Reclassification adjustment	-	-	-	-	-	-
Total comprehensive income						1,352,493

Purchase of 4,872 treasury shares	-	-	-	-	(293,676)	(293,676)
Cash dividends ($1.85 per share)	-	-	(391,933)	-	-	(391,933)

Balances at December 31, 2003	62,673	2,096,803	12,351,474	1,800	(1,850,966)	12,661,784

COMPREHENSIVE INCOME
Net income	-	-	1,278,700	-	-	1,278,700
Other comprehensive income:
Change in unrealized gain (loss) on securities available for sale, net of deferred income tax benefit of $12,696	-	-	-	(19,357)	-	(19,357)

Less: Reclassification adjustment	-	-	-	-	-	-
Total comprehensive income						1,259,343

Purchase of 4,380 treasury shares	-	-	-	-	(283,824)	(283,824)
Cash dividends ($1.95 per share)	-	-	(404,211)	-	-	(404,211)

Balances at December 31, 2004	62,673	2,096,803	13,225,963	(17,557)	(2,134,790)	13,233,092

COMPREHENSIVE INCOME
Net income	-	-	1,392,712	-	-	1,392,712
Other comprehensive income:
Change in unrealized gain (loss) on securities available for sale, net of deferred income tax expense of $4,031	-	-	-	6,146	-	6,146

Less: Reclassification adjustment	-	-	-	-	-	-
Total comprehensive income						1,398,858
Cash dividends ($2.05 per share)	-	-	(415,962)	-	-	(415,962)
Balances at December 31, 2005	$62,673	$2,096,803	$14,202,713	$(11,411)	$(2,134,790)	$14,215,988

See notes to consolidated financial statements.

THE BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,392,712	$1,278,700	$1,350,693
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(7,305)	99,416	133,080
Depreciation of premises and equipment	173,763	181,161	185,950
Amortization of premium and accretion of discount, net	(165,204)	(15,307)	122,273
Provision for loan losses	68,000	36,000	62,000
Net realized and unrealized loss on foreclosed real estate	50,757	14,302	-
Stock dividends from Federal Home Loan Bank	(12,800)	(24,300)	(17,800)
(Increase) decrease in accrued interest receivable	(289,476)	131,865	67,879
Increase (decrease) in accrued interest payable	32,898	20,874	(73,037)
Increase in other assets	(16,843)	(138,126)	(399,599)
Increase (decrease) in other liabilities	73,331	(69,151)	(16,819)
Net Cash Provided By Operating Activities	1,299,833	1,515,434	1,414,620

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(4,941,680)	(9,452,617)	(11,617,227)
Proceeds from maturities of securities available for sale	10,500,000	6,500,000	7,000,000
Purchase of securities held to maturity	(44,020,398)	(8,246,431)	(8,524,334)
Proceeds from maturities of securities held to maturity	30,563,750	10,744,500	11,531,313
Principal repayments on securities held to maturity	18,363	50,339	20,949
Net (increase) decrease in loans	2,993,458	(2,323,296)	(4,763,833)
Net proceeds on sale of foreclosed real estate	142,000	55,000	-
Purchase of Federal Home Loan Bank stock	(53,300)	(99,100)	(81,300)
Purchase of premises and equipment	(38,939)	(275,857)	(109,652)
Net Cash Used In Investing Activities	(4,836,746)	(3,047,462)	(6,544,084)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	5,286,589	2,835,723	(4,653,818)
Advances from Federal Home Loan Bank	3,000,000	10,500,000	5,000,000
Payment on advances from Federal Home Loan Bank	(1,350,790)	(5,070,572)	(64,745)
Purchase of treasury stock	-	(283,824)	(293,676)
Dividends paid	(410,853)	(398,643)	(387,453)
Net Cash Provided By (Used In) Financing Activities	6,524,946	7,582,684	(399,692)

Net Increase (Decrease) in Cash and Cash Equivalents	2,988,033	6,050,656	(5,529,156)

Cash and cash equivalents at beginning of year	12,884,926	6,834,270	12,363,426

Cash and Cash Equivalents at End of Year	$15,872,959	$12,884,926	$6,834,270

See notes to consolidated financial statements.

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Bancshares, Inc. (the Company) is a one-bank holding company of The Scott County State Bank (the Bank), a wholly owned subsidiary. The Company has no operating activities. The Bank is a state chartered commercial bank that provides a variety of commercial banking services to individual and business customers through its three offices in Scottsburg, Indiana. The Bank’s primary source of revenue is real estate mortgage loans.

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of the Company and the Bank, and have been prepared in accordance with generally accepted accounting principles, and conform with general practices in the banking industry. Intercompany balances and transactions have been eliminated. Certain prior year amounts have been reclassified to conform with current year presentation.

Statement of Cash Flows

For purposes of the statements of cash flows, the Company considers all cash and amounts due from depository institutions, and federal funds sold to be cash and cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, as an integral part of their examination process, regulatory agencies periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(1 - continued)

Investment Securities

Securities Available for Sale: Securities available for sale consist of U.S. Treasury debt securities and are reported at fair value. Amortization of premium and accretion of discount are recognized in interest income using methods approximating the interest method over the period to maturity. Unrealized gains and losses, net of tax, on securities available for sale are included in other comprehensive income and the accumulated unrealized holding gains and losses are reported as a separate component of equity until realized. Realized gains and losses on the sale of securities available for sale are determined using the specific identification method and are included in other noninterest income and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income.

Securities Held to Maturity: Federal agency debt securities, including mortgage-backed securities, and municipal securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premium and accretion of discount that are recognized in interest income using methods approximating the interest method over the period to maturity, adjusted for anticipated prepayments. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities or their agents.

Declines in the fair value of individual available for sale and held to maturity securities below their amortized cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than amortized cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans and Allowance for Loan Losses

The Bank grants real estate mortgage, commercial business, consumer and agribusiness loans. A substantial portion of the loan portfolio is represented by mortgage loans to customers in southern Indiana. The ability of the Bank’s customers to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans are stated at unpaid principal balances, less net deferred loan fees and costs and the allowance for loan losses.

Loan origination and commitment fees, as well as, certain direct costs of underwriting and closing loans are deferred and amortized as a yield adjustment to interest income over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(1 - continued)

The accrual of interest income on a loan is discontinued and previously accrued interest is reversed, when interest or principal payments become ninety (90) days past due unless, in the opinion of management, the outstanding interest remains collectible. Past due status is determined based on contractual terms. Generally, by applying the cash receipts method, interest income is subsequently recognized only as received until the loan is returned to accrual status. The cash receipts method is used when the likelihood of further loss on the loan is remote. Otherwise, the Bank applies the cost recovery method and applies all payments as a reduction of the unpaid principal balance until the loan qualifies for return to accrual status. A loan is restored to accrual status when all principal and interest payments are brought current and the borrower has demonstrated the ability to make future payments of principal and interest as scheduled. The Bank’s practice is to charge off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower’s failure to meet repayment terms, the borrower’s deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loans classification as a loss by regulatory examiners, or for other reasons.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(1 - continued)

Foreclosed Real Estate

Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property held for sale. In-substance foreclosed properties are those properties for which the institution has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate is recorded at the lower of fair value less estimated costs to sell or cost, which becomes the property’s new basis. Any write-downs based on the property’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent impairment adjustments to the carrying amount of a property, if any, are included in other noninterest expense.

Premises and Equipment

The Bank uses the straight-line method of computing depreciation at rates adequate to amortize the cost of the applicable assets over their estimated useful lives. Items capitalized as part of premises and equipment are valued at cost. Maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation of assets sold, or otherwise disposed of, are removed from the related accounts and any gain or loss is included in earnings.

Benefit Plans

The Bank has a defined benefit pension plan covering substantially all employees. It is the policy of the Bank to fund the maximum amount that can be deducted for federal income tax purposes but in amounts not less than the minimum amounts required by law. The Bank uses a December 31 measurement date for its defined benefit pension plan. The Bank also provides a qualified defined contribution plan available to all eligible employees.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, the allowance for loan losses, prepaid pension expense, accumulated depreciation, and accrued income and expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Stock-Based Compensation

Under the provisions of SFAS 123, Accounting for Stock-Based Compensation, the Company elects to measure and recognize compensation cost related to stock-based compensation plan using the intrinsic value method. Accordingly, no compensation cost is charged against earnings for stock options granted under the Company’s stock-based compensation plan.

Advertising Costs

Advertising costs are charged to operations when incurred.

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(1 - continued)

Recent Accounting Pronouncements

In December 2004, FASB issued a revision of SFAS 123, Share-Based Payment. This statement requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements based on the grant date fair value of the award. The compensation cost will be recognized over the period that an employee is required to provide service in exchange for the award (the requisite service period), which is usually the vesting period. This statement must be applied as of the first annual reporting period that begins after December 15, 2005. This statement will apply to the Company’s stock option plan awards. Under the statement’s transition provisions, compensation cost is recognized on or after the effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant date fair value of those awards calculated under this statement. The adoption of this statement is not expected to have a material impact on the Company’s financial condition or results of operations.

In December 2004, FASB issued SFAS 153, Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29 (APB 29) is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged with certain exceptions. This statement amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as result of the exchange. The provisions of this statement are to be applied prospectively and the statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to have a material impact on the Company’s financial condition or results of operations.

In June 2005, FASB issued SFAS 154, Accounting Changes and Error Corrections. The statement replaces APB Opinion No. 20 (APB 20), Accounting Changes, and SFAS 3, Reporting Accounting Changes in Interim Financial Statements, and applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement that does not include specific transition provisions. The statement requires retrospective application of most voluntary changes in accounting principle, so that those changes will be reflected in financial statements presented for comparative purposes. The statement carries forward the guidance contained in APB 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005 with earlier application permitted for fiscal years beginning after June 1, 2005. The adoption of this statement is not expected to have a material impact on the Company’s financial condition or results of operations.

(2)          RESTRICTION ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserve balances on hand and with the Federal Reserve Bank which are noninterest bearing and unavailable for investment. The average amount of those reserve balances for the years ended December 31, 2005 and 2004 were approximately $1,576,000 and $1,420,000, respectively.

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(3)          INVESTMENT SECURITIES

Investment securities have been classified according to management’s intent. The amortized cost of securities and their appropriate fair values are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2005:	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Treasury notes	$3,964,677	$-	$18,895	$3,945,782

Securities Held to Maturity:
Federal agency:
Bonds and notes	$19,959,448	$631	$41,331	$19,918,748
Mortgage-backed obligations	33,675	739	54	34,360

Municipal	3,798,421	42,316	5,989	3,834,748

	$23,791,544	$43,686	$47,374	$23,787,856

December 31, 2004:

Securities Available for Sale:
U.S. Treasury notes	$9,471,730	$-	$29,072	$9,442,658

Securities Held to Maturity:
Federal agency:
Bonds and notes	$4,993,203	$-	$6,712	$4,986,491
Mortgage-backed obligations	52,084	1,574	9	53,649

Municipal	5,194,035	152,977	457	5,346,555

	$10,239,322	$154,551	$7,178	$10,386,695

The amortized cost and fair value of debt securities as of December 31, 2005, by contractual maturity, are shown below. Expected maturities of mortgage-backed obligations may differ from contractual maturities because the mortgages underlying the obligations may be prepaid without penalty.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$2,974,026	$2,959,532	$18,336,643	$18,304,695
Due after one year through five years	990,651	986,250	5,093,283	5,117,338
Due after five years through ten years	-	-	327,943	331,463
Due after ten years	-	-	-	-
	3,964,677	3,945,782	23,757,869	23,753,496

Mortgage-backed obligations	-	-	33,675	34,360

	$3,964,677	$3,945,782	$23,791,544	$23,787,856

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(3 - continued)

Information pertaining to securities with gross unrealized losses at December 31, 2005, aggregated by investment category and the length of time that individual securities have been in a continuous loss position, follows:

	Number		Gross
	Of Investment	Fair	Unrealized
	Positions	Value	Losses
Securities available for sale:

Continuous loss position less than twelve months:

U.S. Treasury notes	4	$3,945,782	$18,895

Securities held to maturity:

Continuous loss position less than twelve months:

Federal agency bonds and notes	12	$11,919,851	$41,331
Municipal	4	742,518	5,989

Total less than twelve months	16	12,662,369	47,320

Continuous loss position more than twelve months:

Federal agency mortgage-backed security	1	15,443	54

Total securities held to maturity	17	$12,677,812	$47,374

At December 31, 2005, the four U.S. Treasury debt securities in the available for sale classification in a loss position had depreciated 0.5% from the amortized cost basis. Each of these available for sale securities was purchased at a discount and mature within eighteen months or less. The sixteen debt securities in the held to maturity classification in a continuous loss position less than twelve months at December 31, 2005 had depreciated approximately 0.4% from the amortized cost basis and are fixed rate securities.

All of the debt securities in a loss position at December 31, 2005 are backed by federal or state governments or secured by mortgage loans. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government, its agencies, or other governments, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other-than-temporary.

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(4)          LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Real estate mortgages:
Residential	$49,787,198	$54,570,732
Commercial real estate	15,475,433	14,098,063
Residential construction	3,260,022	3,382,626
Non-residential construction	311,048	939,387
Commercial business loans	10,004,993	9,502,730
Consumer loans	9,216,333	8,743,341
	88,055,027	91,236,879

Deferred loan origination fees and costs, net	(16,331)	(2,901)

Total loans	$88,038,696	$91,233,978

An analysis of the allowance for loan losses is as follows:

	2005	2004	2003

Beginning balances	$750,812	$750,670	$751,715

Provision for loan losses	68,000	36,000	62,000
Recoveries	8,375	6,853	33,833
Loans charged-off	(76,463)	(42,711)	(96,878)

Ending balances	$750,724	$750,812	$750,670

At December 31, 2005 and 2004, the Bank’s total recorded investment in nonaccrual loans amounted to approximately $88,000 and $172,000, respectively. The total recorded investment in loans past due ninety days or more and still accruing interest amounted to approximately $476,000 and $141,000 at December 31, 2005 and 2004, respectively. Information about impaired loans and the related allowance for loan losses is presented below.

	2005	2004	2003
	(In thousands)
At end of year:
Impaired loans with related allowance	$530	$87	$-
Impaired loans with no allowance	34	226	243

Total	$564	$313	$243

Allowance related to impaired loans	$108	$38	$-
Average balance of impaired loans during the year	641	330	448
Interest income recognized in the statements of
income during the periods of impairment	14	7	6
Interest income received during the
periods of impairment - cash method	14	7	6

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(4 - continued)

The Bank has entered into loan transactions with certain directors, officers and their affiliates (related parties). In the opinion of management, such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than normal risk of collectibility or present other unfavorable features.

The following represents the aggregate activity for related party loans:

Balance, January 1, 2005	$2,101,386
New loans	1,105,571
Payments	(1,008,152)

Balance, December 31, 2005	$2,198,805

(5)          FORECLOSED REAL ESTATE

At December 31, 2005 and 2004, the Bank had foreclosed real estate held for sale of $383,648 and $442,669, respectively. During the years ended December 31, 2005 and 2003, foreclosure losses in the amount of $22,273 and $75,000, respectively, were charged off to the allowance for loan losses. No foreclosure losses were charged off to the allowance for loan losses during 2004. Losses on subsequent writedowns of foreclosed real estate amounted to $50,000 in 2005 and are aggregated with realized gains and losses from the sale of foreclosed real estate and other income and expenses of holding foreclosed real estate. No losses on subsequent writedowns of foreclosed real estate were recognized in 2004 or 2003. The net loss on foreclosed real estate is reported in noninterest expense.

(6)          PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	2005	2004

Land and land improvements	$569,168	$569,168
Building and improvements	2,408,573	2,397,255
Equipment	1,789,768	1,762,147
	4,767,509	4,728,570
Less accumulated depreciation	2,571,823	2,398,060

	$2,195,686	$2,330,510

(7)          DEPOSITS

The aggregate amount of time deposit accounts of $100,000 or more amounted to approximately $15,080,000 and $13,254,000 at December 31, 2005 and 2004, respectively.

At December 31, 2005, scheduled maturities of time deposits were as follows:

Year ending December 31:

2006	$27,599,660
2007	7,356,137
2008	3,335,361
2009	4,305,676
2010 and thereafter	556,924

Total	$43,153,758

The Bank held deposits of approximately $4,403,000 and $4,692,000 for related parties at December 31, 2005 and 2004, respectively.

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(8)          ADVANCES FROM FEDERAL HOME LOAN BANK

At December 31, 2005 and 2004, advances from the Federal Home Loan Bank were as follows:

	2005		2004
	Weighted		Weighted
	Average		Average
	Rate	Amount	Rate	Amount

Fixed rate advances	3.55%	$ 13,500,000	3.73%	$ 11,850,790

The following is a schedule of maturities for advances outstanding as of December 31, 2005:

Due in:

2006	$ 3,000,000
2007	3,000,000
2008	2,500,000
2009	2,000,000
2010	3,000,000

Total	$ 13,500,000

The advances are secured under a blanket collateral agreement. At December 31, 2005, eligible collateral included residential mortgage loans with a carrying value of approximately $30,524,000.

(9)         BENEFIT PLANS

Defined Benefit Plan:

The Bank sponsors a defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee’s highest average of total compensation for three consecutive years of employment. The Bank’s funding policy is to contribute the larger of the amount required to fully fund the Plan’s current liability or the amount necessary to meet the funding requirements as defined by the Internal Revenue Code. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Bank uses a December 31 measurement date for all its plans. The following table provides further information about the plan:

	2005	2004	2003

Benefit obligation at December 31	$3,257,919	$3,127,325	$2,477,180
Fair value of plan assets at December 31	2,943,989	2,887,323	2,646,107

Funded status	$313,930	$240,002	$(168,927)

Accumulated benefit obligation	$2,284,412	$2,292,352	$1,818,462

Prepaid asset recognized in the balance sheet	$723,695	$672,514	$542,935

Benefit cost	$139,969	$87,475	$120,378
Recognized loss due to cash settlements	124,462	-	-
Employer contributions	315,612	217,054	446,660
Benefits paid	397,410	157,838	7,587

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(9 - continued)

The following are weighted-average assumptions used to determine benefit obligations at December 31, 2005, 2004 and 2003 and net periodic benefit cost for the years then ended:

	2005	2004	2003

Discount rate	6.0%	7.0%	7.0%
Expected long-term return on plan assets	8.0%	9.0%	9.0%
Rate of compensation increase	4.0%	4.0%	4.0%

The expected long-term return on plan assets assumption is based on a periodic review and modeling of the plan’s asset allocation and liability structure over a long-term horizon. Expectations of returns on each asset class are the most important of the assumptions used in the review and modeling and are based on reviews of historical data. The expected long-term rate of return on assets was selected from within the reasonable range of rates determined by (a) historical real returns, net of inflation, for the asset classes covered by the investment policy, and (b) projections of inflation over the long-term period during which benefits are payable to plan participants.

The Plan’s weighted-average asset allocations at December 31, 2005 and December 31, 2004 by asset category are as follows:

Asset Category	2005	2004

Bank time deposits	90.8%	89.4%
Bank demand deposits	1.0	1.9
Cash value of life insurance contracts	8.2	8.7

Total	100.0%	100.0%

The Company’s target asset allocation as of December 31, 2005, by asset category, is as follows:

Asset Category

Bank deposits	80-90%
Cash value of life insurance contracts	10-20%

The Plan’s investment policy includes guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits earned by participants. The investment guidelines consider a broad range of economic conditions. Central to the policy are target allocation ranges (shown above) by major asset categories. The objectives of the target allocations are to maintain investment portfolios that limit risk through prudent asset allocation parameters, achieve asset returns that meet or exceed the plans’ actuarial assumptions, and achieve asset returns that are competitive with like institutions employing similar investment strategies.

The Bank periodically reviews the investment policy. The policy is established and administered in a manner so as to comply at all times with applicable government regulations.

Bank deposits include time and demand deposit liabilities of the Bank in the amounts of $2,704,905 (91.8% of total plan assets) and $2,633,876 (91.3% of total plan assets) at December 31, 2005 and December 31, 2004, respectively.

The Bank expects to contribute $320,000 to the Plan in 2006.

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(9 - continued)

The following pension benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2006	52,504
2007	55,870
2008	56,241
2009	56,521
2010	76,639
Years 2011-2016	942,278

Defined Contribution Plan:

The Bank has a qualified defined contribution plan to which eligible employees can contribute a portion of their pre-tax compensation. The Bank made no contributions to the plan for 2005, 2004 and 2003.

(10)        INCOME TAXES

The components of income tax expense were as follows:

	2005	2004	2003

Current	$783,919	$593,367	$579,771
Deferred	(7,305)	99,416	133,080

Totals	$776,614	$692,783	$712,851

Significant components of deferred tax assets and liabilities as of December 31, 2005 and 2004 were as follows:

	2005	2004
Deferred tax assets (liabilities):
Allowance for loan losses	$139,614	$139,644
Prepaid pension expense	(282,596)	(264,036)
Deferred loan fees and costs	(5,426)	(7,405)
Depreciation	(111,634)	(118,486)
FHLB stock dividends	(21,438)	(19,081)
Unrealized gain on securities available for sale	7,484	11,516
Valuation allowance for real estate owned	19,525	-
Other	(617)	(513)

Net deferred tax liability	$(255,088)	$(258,361)

The reconciliation of the income tax expense with the amount which would have been provided at the federal statutory rate of 34 percent follows:

	2005	2004	2003

Provision at statutory rate	$737,571	$670,304	$701,605
State income tax-net of federal tax benefit	108,713	109,489	109,200
Tax exempt interest income from securities and loans	(69,643)	(87,717)	(99,151)
Other	(27)	707	1,197

Total income tax expense	$776,614	$692,783	$712,851

Effective tax rate	35.8%	35.1%	34.5%

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(11)       COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit and legal claims, which are not reflected in the balance sheet.

Commitments under outstanding standby letters of credit totaled approximately $268,000 at December 31, 2005.

The following is a summary of the commitments to extend credit at December 31, 2005 and 2004:

	2005
	Weighted
	Average	2005	2004
	Rate	Amount	Amount
Fixed rate loans with terms as
follows:
5 to 10 years	7.00%	$75,000	$23,224
10 to 15 years	7.00%	115,508	40,000

		190,508	63,224

Adjustable rate loans		475,518	680,200
Unused lines of credit on credit cards		1,474,809	1,568,136
Undisbursed portion of commercial
and personal lines of credit		6,210,873	4,038,344
Undisbursed portion of construction
loans in process		695,454	928,759
Undisbursed portion of revolving
lines of credit		1,153,199	909,875

Total commitments to extend credit		$10,200,361	$8,188,538

(12)        CONCENTRATIONS OF CREDIT RISK

At December 31, 2005, the Bank had a concentration of credit risk with its primary correspondent bank as follows:

Due from bank balance in excess of federal deposit
insurance limit	$3,423,595
Federal funds sold	10,650,000

$14,073,595

(13)       FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments (see Note 11). The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(13 - continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The Bank has not been required to perform on any financial guarantees and has not incurred any losses on commitments during the past two years.

(14)       DIVIDENDS

The dividends that the Bank may pay to the Company are restricted by banking regulations. The Bank normally restricts dividends to a lesser amount. At December 31, 2005, retained earnings of approximately $1,221,000 was available for the payment of dividends to the Company without prior regulatory approval.

(15)       STOCK OPTION PLAN

As part of an employment agreement with the chief executive officer, the Company established a nonqualified stock option plan under which options to purchase shares of the Company’s common stock shall be granted annually at a price equal to the fair market value of the stock on the date of the grant. Options may be exercised, in whole or in part, at any time after the date of the grant. The Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based compensation cost is reflected in net income, as all options under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The effect on net income had the Company applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, is not material.

The following is a summary of the outstanding stock options as of December 31, 2005, 2004 and 2003, and the changes for the years then ended:

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price	of Shares	Price

Options outstanding
beginning of year	6,000	$50.84	5,000	$48.80	4,000	$47.06
Granted	1,000	$65.22	1,000	$61.08	1,000	$55.74
Exercised	-	-	-	-	-	-
Options outstanding
end of year	7,000	$52.90	6,000	$50.84	5,000	$48.80

Exercisable at end of year	7,000	$52.90	6,000	$50.84	5,000	$48.80

The exercise prices ranged from $40.00 to $65.22 for options outstanding as of December 31, 2005.

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(16)       REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company and the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to quantitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s categories.

The actual capital amounts and ratios are also presented in the following table. No amounts were deducted from capital for interest-rate risk in either year.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio

(Dollars in thousands)

As of December 31, 2005:

Total Risk-based Capital
(to Risk-weighted Assets)	$14,906	19.2%	$6,198	8.0%	$7,748	10.0%

Tier I Capital (to Risk-
weighted Assets)	$14,155	18.3%	$3,099	4.0%	$4,649	6.0%

Tier I Capital (to Average
Assets)	$14,155	10.9%	$3,889	3.0%	$6,482	5.0%

As of December 31, 2004:

Total Risk-based Capital
(to Risk-weighted Assets)	$13,930	18.7%	$5,940	8.0%	$7,425	10.0%

Tier I Capital (to Risk-
weighted Assets)	$13,179	17.7%	$2,970	4.0%	$4,455	6.0%

Tier I Capital (to Average
Assets)	$13,179	10.3%	$3,842	3.0%	$6,403	5.0%

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(17)       SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	2005	2004	2003
Cash payments for:
Interest	$1,947,822	$1,698,930	$1,816,560
Taxes	776,435	605,574	581,492

Noncash investing activities:
Transfer from loans to foreclosed real estate	$133,735	$181,059	$330,913
Loans originated to facilitate the sale of
foreclosed real estate	-	-	17,556

(18)       DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 (SFAS 107), Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank. The carrying value and estimated fair value of financial instruments are as follows:

	2005		2004
(In thousands)	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$5,223	$5,223	$3,785	$3,785
Federal funds sold	10,650	10,650	9,100	9,100
Securities available for sale	3,946	3,946	9,443	9,443
Securities held to maturity	23,792	23,788	10,239	10,387
Net loans	87,288	88,233	90,483	89,647
Accrued interest receivable	860	860	571	571
Federal Reserve Bank stock	145	145	145	145
Federal Home Loan Bank stock	675	675	609	609

Financial liabilities:
Deposits	107,474	107,350	102,187	102,128
Advances from Federal Home
Loan Bank	13,500	13,292	11,851	11,620
Accrued interest payable	232	232	200	200

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

Cash and Cash Equivalents

For cash and short-term investments, including cash and due from banks and federal funds sold, the carrying amount is a reasonable estimate for fair value.

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(18 - continued)

Debt and Equity Securities

For debt securities, including mortgage-backed securities, the fair values are based on quoted market prices. For restricted equity securities held for investment, the carrying amount is a reasonable estimate of fair value.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of accrued interest receivable approximates its fair value.

Deposits

The fair value of demand deposits, savings accounts, money market deposit accounts and other transaction accounts is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Borrowed Funds

The fair value of the advance from Federal Home Loan Bank is estimated by discounting the future cash flows using current rates at which similar loans with the same remaining maturities could be obtained.

(19)       PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial information follows for The Bancshares, Inc. (parent company only).

Balance Sheets

(In thousands)

	2005	2004
Assets:
Cash on deposit with subsidiary bank	$72	$72
Dividends receivable from subsidiary bank	243	238
Investment in subsidiary bank	14,144	13,161

Total Assets	$14,459	$13,471

Liability:
Dividends payable	$243	$238

Stockholders’ Equity:
Common stock	63	63
Capital surplus	2,097	2,097
Retained earnings	14,202	13,226
Accumulated other comprehensive loss	(11)	(11)
Less treasury stock	(2,135)	(2,135)
Total Stockholders’ Equity	14,216	13,233

Total Liabilities and Stockholders’ Equity	$14,459	$13,471

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(19 - continued)

Statements of Income

(In thousands)

	2005	2004	2003
Income:
Dividends from subsidiary bank	$416	$700	$684

Income before equity in undistributed income of subsidiary	416	700	684
Equity in undistributed income of subsidiary	977	579	667

Net Income	$1,393	$1,279	$1,351

Statements of Cash Flows

(In thousands)

	2005	2004	2003
Cash Flows From Operating Activities:
Net income	$1,393	$1,279	$1,351
Adjustments to reconcile net income to
net cash provided by operating activities:
Increase in other assets and liabilities	(5)	(5)	(5)
Equity in undistributed earnings of subsidiary	(977)	(579)	(667)
Net Cash Provided By Operating Activities	411	695	(679)

Cash Flows From Financing Activities:
Purchase of treasury stock	-	(284)	(294)
Cash dividends paid	(411)	(399)	(387)
Net Cash Used By Financing Activities	(411)	(683)	(681)

Net Increase in Cash and Cash Equivalents	-	12	2

Cash and Cash Equivalents at beginning of year	72	60	62

Cash and Cash Equivalents at End of Year	$72	$72	$60

THE BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(20)       SUPPLEMENTAL DISCLOSURE FOR EARNINGS PER SHARE

	Years Ended December 31,
	2005	2004	2003
Basic:
Earnings:
Net income	$1,392,712	$1,278,700	$1,350,693

Shares:
Weighted average common shares outstanding	202,908	207,156	211,582

Net income per common share, basic	$6.86	$6.17	$6.38

Diluted:
Earnings:
Net income	$1,392,712	$1,278,700	$1,350,693

Shares:
Weighted average common shares outstanding	202,908	207,156	211,582
Add: Dilutive effect of outstanding options	921	706	512

Weighted average common shares
outstanding, as adjusted	203,829	207,862	212,094

Net income per common share, diluted	$6.83	$6.15	$6.37

APPENDIX E
OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

E-1

February 14, 2006

Board of Directors
The Bancshares, Inc.
125 West McClain Avenue
Scottsburg, Indiana 47170

Members of the Board:

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of The Bancshares, Inc. (“TBI”) of the Agreement and Plan of Reorganization, as defined below, in the proposed merger between TBI and Community Bank Shares of Indiana, Inc., an Indiana corporation, New Albany, Indiana (the “Company”).

Pursuant to the Agreement and Plan of Reorganization dated on or about February 14, 2006 (the “Merger Agreement”), the Company has agreed to exchange $31,115,970 consisting of cash in the amount of $10,652,670 and common stock of the Company valued at $19,783,530 for all of TBI’s outstanding shares of common stock and cash of $679,770 for the outstanding options, which amounts to approximately $150 per fully-diluted share (the “Merger Consideration”). The value received by the holders of TBI common stock and the composition of the Merger Consideration may be adjusted pursuant to the terms of the Merger Agreement.

Pursuant to the Merger Agreement, TBI will be merged with and into CBIN Subsidiary, Inc., a wholly owned subsidiary of the Company.

Alex Sheshunoff & Co. Investment Banking, LP (“Sheshunoff”) is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We are experienced in these activities and have performed assignments similar in nature to that requested by TBI on numerous occasions.

In connection with our opinion, we, among other things:

1.    Reviewed a draft of the Merger Agreement;

2.    Evaluated TBI’s consolidated results based upon a review of its regulatory reports for the five-year period ending December 31, 2004 and the interim period through September 30, 2005;

The Bancshares, Inc.
February 14, 2006

3.    Evaluated TBI’s General Ledger statements as of December 31, 2005;

4.    Evaluated TBI’s audited financial statements for the years 2003 and 2004;

5.    Conducted conversations with executive management regarding recent and projected financial performance of TBI;

6.    Compared TBI’s recent operating results with those of certain other banks in the United States that have recently been acquired;

7.    Compared the pricing multiples for TBI in the Merger to those of certain other banks in the United States that have recently been acquired;

8.    Analyzed the present value of the after-tax cash flows TBI could produce through the year 2010 based on projections provided by TBI’s management;

9.    Reviewed the historical stock price data and trading volume of the Company’s common stock and the lack of any active market for the common stock of TBI;

10.  Performed drive-by inspections of each of the branches owned and operated by TBI;

11.  Held various meetings with TBI’s management to discuss the potential sale of TBI; and

12.  Performed such other analyses, as we deemed appropriate.

We assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by TBI for the purposes of this Opinion. In addition, where appropriate, we relied upon publicly available information that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

We did not make an independent evaluation of the assets or liabilities of TBI or the Company, nor were we furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

We assumed that all required regulatory approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger or the Company’s operations following the Merger.

Our Opinion is necessarily based on economic, market, and other conditions as they existed on the Opinion date, and the information made available to us as the date hereof. Events occurring after the date hereof could materially affect the assumptions used in

The Bancshares, Inc.
February 14, 2006

preparing this Opinion. TBI’s management has informed Sheshunoff that it knows of no additional information that would have a material effect on our Opinion. Sheshunoff is not obligated to update (except for the Proxy Statement), revise, or affirm this Opinion.

Our Opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to all holders of TBI common stock. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any stockholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of TBI and may not be used for any other purpose without our prior written consent.

Based on the foregoing and such other matters we have deemed relevant, it is our Opinion, as of the date hereof, that the Merger Consideration to be received by the TBI stockholders pursuant to the Merger is fair, from a financial point of view.

Very truly yours,

ALEX SHESHUNOFF & CO.
INVESTMENT BANKING, LP

APPENDIX F
OPINION OF KEEFE, BRUYETTE & WOODS, INC.

F-1

February 15, 2006

Board of Directors
Company Bank Shares of Indiana, Inc.
101 West Spring Street
New Albany, IN

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Community Bank Shares of Indiana, Inc. (the “Company”), of the consideration to be given to The Bancshares, Inc. (“TBI”) in the merger (the “Merger”) between the Company and TBI. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated as of February 15 2006, by and between the Company and TBI (the “Agreement”), at the effective time of the Merger, the Company will acquire all of TBI’s issued and outstanding shares of common stock. TBI’s shareholders will receive the option to elect cash in the amount of $150, without interest (the “Cash Consideration”) or that number of shares of Company Common Stock, rounded to the nearest thousandth of a share, equal to the quotient obtained by dividing $150.00 by the Company Stock Price (the “Stock Consideration”) subject to the requirement that 65% of the consideration is in the form of Stock Consideration and certain other requirements (collectively the “Consideration”). The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by TBI including (i) Annual Report and Proxy Statement for the years ended December 31, 2003 and 2004 (ii) unaudited financial data for the periods ended June 30, September 30 and December 31, 2005 (iii) and other information we deemed relevant. We discussed with senior management of TBI, the current position and prospective outlook for TBI. We considered historical returns and the prices of recorded transactions in TBI's common stock. We reviewed financial and stock market data of other institutions of similar size, particularly in the Midwestern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of commercial banking institutions or proposed changes of control of comparably situated companies.

Board of Directors
February 15, 2006

For the Company, we reviewed (i) the Agreement, (ii) the audited financial statements, 10-K’s, and Proxy Statements for the years ended December 31, 2003 and 2004, (iii) Form 10-Q for the quarters ended March 31, June 30 and September 31, 2005 (iv) and certain other information deemed relevant. We also discussed with senior management of Company, the current position and prospective outlook for Company.

For purposes of this opinion, we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by the Company and TBI and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from the Company and TBI, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of the Company’s management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of the Company or TBI. We have further relied on the assurances of management of the Company and TBI that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Company or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement by the Company in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the Consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent. It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

Keefe, Bruyette, & Woods, Inc.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification of corporate directors and officers is governed by Indiana Code 23-1-37 (the “Code”). Under the Code, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (included attorneys’ fees) actually incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation (or, if not in his official capacity with the corporation, was not opposed to the corporation’s best interests) and, in criminal actions or proceedings only, in addition, either had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The Registrant’s Bylaws make this indemnification permitted by the Code a mandatory obligation of the Registrant. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers or persons controlling Registrant pursuant to the foregoing provisions, Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Article XI entitled INDEMNIFICATION, of the Registrant’s Bylaws provides as follows:

11.1 Definitions. As used in this Article XI:

(a) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;

(b) "Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a Proceeding;

(c) "Expenses" include counsel fees;

(d) "Officer" means any person serving as Chairman of the Board of Directors, President, Vice-President, Treasurer, Secretary or any other officer of the Company; and

(e) "Director" means an individual who is or was a director of the Company or an individual who, while a director of the Company, is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise. A Director shall be considered serving an employee benefit plan at the request of the Company if his duties to the Company also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

11.2 Indemnification by Company.

(a) The Company shall indemnify any Officer or Director who is made a Party to any Proceeding because the Officer or Director is or was an Officer or Director against liability incurred in the Proceeding if:

(1) Such Officer or Director conducted himself in good faith; and

(2) Such Officer or Director reasonably believed:

(i) In the case of conduct in his official capacity with the Company, that his conduct was in the best interests of the Company; and

(ii) In all other cases, that his conduct was at least not opposed to the best interests of the Company; and

(3) In the case of any criminal Proceeding, such Officer or Director either:

(A) had reasonable cause to believe his conduct was lawful; or

(B) had no reasonable cause to believe his conduct was unlawful.

(b) A Director’s conduct with respect to an employee benefit plan for a purpose he reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of Section 11.2(a)(2)(ii) of these Bylaws.

(c) Indemnification shall be made against judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan), settlements and reasonable Expenses, including legal Expenses, actually incurred by such Officer or Director in connection with the Proceeding. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this Section 11.2(c).

(d) (1) Reasonable Expenses incurred by an Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this Section 11.2 shall be paid or reimbursed by the Company in advance of the final disposition of such Proceeding provided:

(i) The Company receives (I) a written affirmation by the Officer or Director of his good faith belief that he has met the requisite standard of conduct set forth in this Section 11.2, and (II) the Company receives a written undertaking executed personally or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he has not met such standard of conduct; and

(ii) The Company’s Board of Directors (or other appropriate decision-maker for the Company) determines that the facts then known to the Board of Directors (or decision maker) would not preclude indemnification under Chapter 37 of the Act, or any successor statutes.

(2) The undertaking required by Section 11.2(d)(1)(i)(II) shall be an unlimited general obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment.

(3) Determinations and authorizations of payments under this Section 11.2(d) shall be made in the manner specified in Section 11.2(e) of these Bylaws.

(e) (1) The Company shall not indemnify an Officer or Director under this Section 11.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he has met the standard of conduct set forth in this Section 11.2.

(2) Such determination shall be made:

(i) By the Company’s Board of Directors by majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

(ii) If a quorum cannot be obtained under Section 11.2(e)(2)(i) of these Bylaws, by majority vote of a committee duly designated by the Company’s Board of Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

(iii) By special legal counsel:

(I) Selected by the Company’s Board of Directors or its committee in the manner prescribed in Sections 11.2(e)(2)(i) and (ii) of these Bylaws; or

(II) If a quorum of the Board of Directors cannot be obtained under Section 11.2(e)(2)(i) of these Bylaws and a committee cannot be designated under Section 11.2(e)(2)(ii) of these Bylaws, selected by a majority vote of the full Board of Directors (in which selection directors who are Parties may participate); or

(iv) By the shareholders, provided that shares owned by or voted under the control of Directors who are at the time Parties to the Proceeding shall not be voted on the determination.

(3) Authorization of indemnification and evaluation as to reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Section 11.2(e)(2)(iii) of these Bylaws to select counsel.

11.3 Further Indemnification. Notwithstanding any limitation imposed by Section 11.2 of these Bylaws or elsewhere and in addition to the indemnification set forth in Section 11.2 of these Bylaws, the Company, to the full extent permitted by law, may agree by contract, resolution of the Board of Directors or shareholders or otherwise to indemnify any Officer or Director and hold him harmless against any judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan), settlements and reasonable Expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or Director was made a Party to such Proceeding by reason of the fact that he is or was an Officer or Director of the Company or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Company or by or on behalf of the Officer or Director in his capacity as an Officer or Director. This Article XI does not limit the Company’s power to pay or reimburse Expenses incurred by an Officer or Director in connection with such Officer’s or Director’s appearance as a witness in a Proceeding at a time when the Officer or Director has not been made a named defendant or respondent to the Proceeding.

11.4 Insurance. The Company may, in the discretion of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, whether or not the Company would have power to indemnify the individual against the same liability under this Article XI, to the extent such insurance is reasonably available. Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.

In addition, the Registrant maintains directors’ and officers’ liability insurance covering certain liabilities which may be incurred by Directors and Officers of the Registrant in connection with the performance of their duties.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit

2
Agreement and Plan of Merger, dated February 15, 2006, by and among The Bancshares, Inc., CBIN Subsidiary, Inc. and Community Bank Shares of Indiana, Inc., as amended by Amendment No. 1 dated as of February 20, 2006, and Amendment No. 2 dated May 11, 2006 (filed as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement).

3.1	Articles of Incorporation of the Registrant (Amended and Restated as of May 17, 2005)

(incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 filed on September 13, 2005 (File No. 333-128278))

3.2	Bylaws of the Registrant (incorporated herein by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K dated May 17, 2005 (File No. 000-25766))

4.1	Articles of Incorporation of Registrant (incorporated by reference at Exhibit 3.1 above)

4.2	Bylaws of Registrant (incorporated by reference at Exhibit 3.2 above)

4.3	Dividend Reinvestment Plan (incorporated herein by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-3 filed on December 28, 2005) (File No. 333-130721)

5**	Opinion of Stoll Keenon Ogden PLLC regarding the legality of securities being registered

8**	Opinion of Krieg DeVault LLP related to tax matters

10.1	Retirement Agreement with Robert E. Yates (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 000-25766))

10.2	Employment Agreement with James D. Rickard (incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 000-25766))

10.3	Employment Agreement with Christopher L. Bottorff (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 000-25766))

10.4	Data Processing Services Agreement with Jack Henry and Associates, Inc. (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 000-25766))

10.5	Electronic Funds Transfer Agreement with Jack Henry and Associates, Inc. (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 000-25766))

10.6	Employment Agreement with Kevin J. Cecil (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-25766))

10.7	Employment Agreement with Paul A. Chrisco (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-25766))

10.8	Consulting Agreement with Dale L. Orem (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-25766))

10.9
Community Bank Shares of Indiana, Inc. and Affiliates Business Ethics Policy (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-25766))

10.10	Lease Agreement with Al Josam Dixieland, LLC (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-25766))

10.11	Lease Agreement with JWL Properties, LLC (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-25766))

21*	Subsidiaries of Registrant

23.1**	Consent of Independent Registered Public Accounting Firm (Crowe Chizek and Company LLC)

23.2**	Independent Auditors’ Consent (Monroe Shine & Co., Inc.)

23.3	Consent of Stoll Keenon Ogden PLLC (included as part of Exhibit 5)

23.4	Consent of Krieg DeVault LLP (included as part of Exhibit 8)

23.5**	Consent of Alex Sheshunoff & Co.

23.6**	Consent of Keefe, Bruyette & Woods, Inc.

24*	Powers of attorney

99.1*	The Bancshares, Inc. Form of Proxy

99.2**	Form of Election for Stock Consideration

*    Previously filed.
**  Filed herewith.

(b) Financial Statement Schedules.

No financial statements schedules are required to be filed as part of this Registration Statement.

Item 22. Undertakings

(a) Undertaking required by Regulation S-K, Item 512(g):

(1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Undertaking required by Regulation S-K, Item 512(h):

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors,

officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) Undertakings required by Form S-4, Item 22 (b) and (c):

(1) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, Indiana, on May 12, 2006.

Community Bank Shares of Indiana, Inc.

By: /s/ James D. Rickard
James D. Rickard
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Name	Title	Date

/s/ James D. Rickard	President, Chief Executive Officer and Director (principal executive	May 12, 2006
James D. Rickard	officer of the Registrant)

/s/ Paul A. Chrisco	Senior Vice President and CFO (principal financial and accounting	May 12, 2006
Paul A. Chrisco	officer)

*	Chairman of the Board of Directors and Director	May 12, 2006
Timothy T. Shea

*	Director	May 12, 2006
Gary L. Libs

*	Director	May 12, 2006
R. Wayne Estopinal

*	Director	May 12, 2006
George M. Ballard

*	Director	May 12, 2006
Gordon L. Huncilman

*	Director	May 12, 2006
Kerry M. Stemler

*	Director	May 12, 2006
Steven R. Stemler

*	Director	May 12, 2006
Dale L. Orem

*By	/s/ James D. Rickard
(James D. Rickard) Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2
Agreement and Plan of Merger, dated February 15, 2006, by and among The Bancshares, Inc., CBIN Subsidiary, Inc. and Community Bank Shares of Indiana, Inc., as amended by Amendment No. 1 dated as of February 20, 2006, and Amendment No. 2 dated May 11, 2006 (filed as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement).

3.1
Articles of Incorporation of the Registrant (Amended and Restated as of May 17, 2005) (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 filed on September 13, 2005 (File No. 333-128278))

3.2	Bylaws of the Registrant (incorporated herein by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K dated May 17, 2005 (File No. 000-25766))

4.1	Articles of Incorporation of Registrant (incorporated by reference at Exhibit 3.1 above)

4.2	Bylaws of Registrant (incorporated by reference at Exhibit 3.2 above)

4.3	Dividend Reinvestment Plan (incorporated herein by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-3 filed on December 28, 2005) (File No. 333-130721)

5**	Opinion of Stoll Keenon Ogden PLLC regarding the legality of securities being registered

8**	Opinion of Krieg DeVault LLP related to tax matters

10.1	Retirement Agreement with Robert E. Yates (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 000-25766))

10.2	Employment Agreement with James D. Rickard (incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 000-25766))

10.3	Employment Agreement with Christopher L. Bottorff (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 000-25766))

10.4	Data Processing Services Agreement with Jack Henry and Associates, Inc. (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 000-25766))

10.5	Electronic Funds Transfer Agreement with Jack Henry and Associates, Inc. (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 000-25766))

10.6	Employment Agreement with Kevin J. Cecil (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-25766))

10.7	Employment Agreement with Paul A. Chrisco (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-25766))

10.8	Consulting Agreement with Dale L. Orem (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-25766))

10.9
Community Bank Shares of Indiana, Inc. and Affiliates Business Ethics Policy (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-25766))

10.10	Lease Agreement with Al Josam Dixieland, LLC (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-25766))

10.11	Lease Agreement with JWL Properties, LLC (incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-25766))

21*	Subsidiaries of Registrant

23.1**	Consent of Independent Registered Public Accounting Firm (Crowe Chizek and Company LLC)

23.2**	Independent Auditor’s Consent (Monroe Shine & Co., Inc.)

23.3	Consent of Stoll Keenon Ogden PLLC (included as part of Exhibit 5)

23.4	Consent of Krieg DeVault LLP (included as part of Exhibit 8)

23.5**	Consent of Alex Sheshunoff & Co.

23.6**	Consent of Keefe, Bruyette & Woods, Inc.

24*	Powers of attorney

99.1*	The Bancshares, Inc. Form of Proxy

99.2**	Form of Election for Stock Consideration

*    Previously filed.
**  Filed herewith